As filed with the Securities and Exchange Commission on July 3, 2025.

Registration No. 333-285935

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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AMENDMENT NO. 4 TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

__________________________________

Spectral IP, Inc.
(Exact Name of Registrant as Specified in Its Charter)

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Texas	6794	99-1775118
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2515 McKinney Avenue, Suite 1000
Dallas, Texas 75201
(972) 499-4934
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

__________________________________

Erich Spangenberg
Spectral IP, Inc.
2515 McKinney Avenue, Suite 1000
Dallas, Texas 75201
(972) 499-4934
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

__________________________________

Copies to:

Herbert F. Kozlov Lynwood E. Reinhardt Anne G. Peetz Reed Smith LLP 599 Lexington Avenue New York, New York 10022-7650 (212) 521-5400	David Kutcher Sauvegarder Investment Management, Inc. 78 SW 7th Street, Suite 500 Miami, FL 33130 (786) 753-9305	Ross D. Carmel Anna Chaykina Sichenzia Ross Ference Carmel LLP 1185 Avenue of the Americas, 31st floor New York, NY 10036 (212) 930-9700

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Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

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The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Registration Statement contains two prospectuses, as set forth below.

•        Public Offering Prospectus. A prospectus to be used for the public offering of 3,750,000 shares of common stock of the registrant (the “Public Offering Prospectus”) through the underwriter named on the cover page of the Public Offering Prospectus.

•        Resale Prospectus. A prospectus to be used for the resale by the Selling Stockholders (as defined below) set forth therein of an aggregate of 26,788,005 shares of common stock of the registrant (the “Resale Prospectus”).

The Resale Prospectus is substantially identical to the Public Offering Prospectus, except for the following principal items:

•        they contain different front cover pages and back cover pages;

•        all references in the Public Offering Prospectus to “this offering” or “this initial public offering” will be changed to “our initial public offering” and/or “the IPO,” defined as the underwritten initial public offering of our shares of common stock, in the Resale Prospectus;

•        all references in the Public Offering Prospectus to “underwriters” will be changed to “underwriters of the IPO” in the Resale Prospectus;

•        the ownership percentages described in the Public Offering Prospectus will be adjusted in the Resale Prospectus to reflect shares of common stock sold in our initial public offering;

•        they contain different “The Offering” sections;

•        the “Underwriting” section from the Public Offering Prospectus is deleted from the Resale Prospectus and a “Plan of Distribution” section is inserted in its place;

•        the “Capitalization” and “Dilution” sections are deleted from the Resale Prospectus;

•        the “Legal Matters” section in the Resale Prospectus deletes the reference to counsel for the underwriters; and

•        they contain different back pages.

The registrant has included in this registration statement a set of alternate pages after the outside back cover page of the Public Offering Prospectus, which we refer to as the “Alternate Pages”, to reflect the foregoing differences in the Resale Prospectus as compared to the Public Offering Prospectus. The Public Offering Prospectus will exclude the Alternate Pages and will be used for the public offering by the registrant. The Resale Prospectus will be substantially identical to the Public Offering Prospectus except for the addition or substitution of the Alternate Pages and will be used for the resale offering by the Selling Stockholders (it being understood that none of the shares of common stock being registered for resale by the Selling Stockholders in the Resale Prospectus may be sold prior to the closing of our initial public offering under the Public Offering Prospectus, and only then in compliance with applicable laws, rules and regulations).

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED JULY 3, 2025

3,750,000 Shares of
Common Stock

Up to 300,000 Representative Warrants to Purchase up to 300,000 Shares of Common Stock

Spectral IP, Inc.

__________________________________

This is a firm commitment initial public offering of shares of common stock of Spectral IP, Inc., which will change its name to SIM IP Inc. prior to the completion of this offering. We are offering 3,750,000 shares of our common stock to be sold in this offering at an estimated initial public offering price between $4.00 and $5.00 per share.

Prior to this offering, there has been no public market for our common stock. We have applied to list our common stock on the Nasdaq Capital Market (“Nasdaq”) under the symbol “SMIP,” and this offering is contingent upon obtaining such approval. At the same time as the registration set forth in this prospectus (the “Public Offering Prospectus”), we are registering the resale of 26,788,005 shares of common stock held by 72 stockholders (“Selling Stockholders”) under a separate prospectus (the “Resale Prospectus”) to be used in connection with the potential distribution of such shares by such security holders. The shares offered by the Resale Prospectus may be sold by the Selling Stockholders from time to time, in the open market, through privately negotiated transactions or a combination of these methods, at market prices prevailing at the time of sale or at negotiated prices. We will not receive any proceeds from the sale of the shares of common stock to be sold by the Selling Stockholders. No sales of shares of common stock covered by the Resale Prospectus shall occur unless and until the shares of common stock sold in this initial public offering begin trading on Nasdaq.

Upon completion of this offering, the Company will have 26,998,953 shares of Company Common Stock issued and outstanding if the over-allotment option is not exercised. Upon completion of this offering, our management team will beneficially own approximately 55.5% of the outstanding shares of Company Common Stock (or approximately 30.3% assuming the conversion of the preferred stock of the Company and exercise of all outstanding options and warrants). Additionally, upon completion of this offering Valkyrie X LLC, Series V SIM I will beneficially own 94.3% of the outstanding Series A preferred stock of the Company (the “preferred stock”) and such preferred stock is convertible into common stock of the Company at a conversion ratio of one for one; provided, however, that such holder will not be able to convert such preferred stock to the extent such conversion would cause such holder to beneficially own a number of shares of Company Common Stock which would exceed 4.99% of our then outstanding Company Common Stock following such exercise.

We are an “emerging growth company” and a “smaller reporting company” as defined under the federal securities laws and, as such, have elected to comply with certain reduced public company reporting requirements.

Investing in our common stock involves a high degree of risk. See the section titled “Risk factors” beginning on page 17.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per share	Total
Initial public offering price	$	$
Underwriting discounts and commissions(1)(2)	$	$
Proceeds to us before expenses(3)	$	$

____________

(1)      Underwriting discounts and commissions do not include a non-accountable expense allowance equal to 1.0% of the initial public offering price payable to the underwriters. See the section titled “Underwriting” for a description of the compensation payable to the underwriters.

(2)      We have agreed to issue to Pacific Century Securities, LLC, as representative of the underwriters (“Representative”), Representative warrants to purchase shares of common stock equal to 4% of the shares sold in this offering (including any shares sold in the offering to cover over-allotment).

(3)      We estimate the total expenses payable by the Company and Sauvegarder IM, excluding the underwriting discount and non-accountable expense allowance, will be approximately $1,250,000.

We have granted the underwriters an option for a period of 45 days to purchase up to an additional shares of our common stock to cover over-allotments, if any.

The underwriters expect to deliver the shares to purchasers on or about             , 2025.

Pacific Century Securities, LLC	REVERE SECURITIES LLC

The date of this Prospectus is            , 2025.

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You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized anyone to provide you any information or to make any representations other than those contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we nor the underwriters take responsibility for, or provide any assurance as to the reliability of, any other information others may give you. This prospectus is an offer to sell only the shares offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the shares of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside the United States: We have not, and the underwriters have not, done anything that would permit this offering or the possession or distribution of this prospectus or any free writing prospectus in connection with this offering in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus outside the United States. See the section titled “Underwriting.”

Through and including            , 2025 (the 25th day after the date of this prospectus), all dealers that buy, sell or trade shares of our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Commonly Used Defined Terms

As used in this prospectus, unless the context indicates or otherwise requires, the terms listed below have the following meanings:

•        “Company Common Stock” means the shares of common stock, par value $0.001 per share, of the Company.

•        “Legacy SIM Holders” refers to the stockholders of Sauvegarder IM prior to the Reorganization.

•        “Reorganization” means the acquisition of all of the outstanding interests in Sauvegarder IM in exchange for the Reorganization Shares.

•        “Parent Common Stock” means the shares of common stock, par value $0.0001 per share, of Spectral AI.

•        “preferred stock” means the Series A Preferred Stock of the Company, to be issued pursuant to the filing of the Series A Preferred Stock Designation (as defined below) with the Secretary of State of the State of Texas in connection with the Reorganization.

•        “Reorganization Shares” means 21,399,851 shares of common stock of the Company and 22,827,380 shares of preferred stock of the Company.

•        “Sauvegarder Bridge Financing” means the sale of 2,520,090 shares of Sauvegarder IM pursuant to the subscription agreements entered into by and between Sauvegarder IM and certain investors dated March 18, 2025, pursuant to which such investors agreed to purchase an aggregate of 1,680,060 common stock of Sauvegarder IM at a price per share of $4.00, plus an additional one-half (½) of a share of common stock for each share of Sauvegarder IM purchased (such bonus shares totaling an aggregate 840,030 shares), issued in reliance upon the exemption from the registration requirements of the Securities Act, as set forth in Section 4(a)(2) and Rule 506(b) of Regulation D under the Securities Act. The Sauvegarder Bridge Financing closed on March 26, 2025.

•        “Sauvegarder IM” means Sauvegarder Investment Management, Inc. (formerly known as SIM Tech Inc.).

•        “SIM IP,” “SIM,” or “Company” means Spectral IP, Inc., a wholly-owned subsidiary of Spectral AI.

•        “SIM Licensing” means SIM Tech Licensing, LLC, a wholly-owned subsidiary of Sauvegarder IM.

•        “Spectral AI” or “Parent” means Spectral AI, Inc., a publicly traded company listed on Nasdaq under the symbol “MDAI” and “MDAIW” and parent of the Company.

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Trademarks and Tradenames

“SIM IP,” “SIM” and the related logos and other trade names, trademarks or service marks of SIM IP and Sauvegarder IM appearing in this prospectus are the property of Sauvegarder IM or SIM IP, as applicable. Other trade names, trademarks or service marks appearing in this prospectus are the property of their respective holders. Solely for convenience, trade names, trademarks and service marks referred to in this prospectus appear without the ®, ™ and SM symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or that the applicable owner will not assert its rights, to these trade names, trademarks and service marks.

Sauvegarder Bridge Financing and Reorganization

On March 18, 2025, Sauvegarder IM entered into subscription agreements with certain accredited investors for the sale of approximately 2,520,090 shares of Sauvegarder IM, pursuant to which such investors agreed to purchase an aggregate of 1,680,060 common stock of Sauvegarder IM at a price per share of $4.00, plus an additional one-half (½) of a share of common stock for each share of Sauvegarder IM purchased (for an aggregate 840,030). Such Sauvegarder Bridge Financing closed on March 26, 2025 and such shares were issued in reliance upon the exemption from the registration requirements of the Securities Act, as set forth in Section 4(a)(2) and Rule 506(b) of Regulation D under the Securities Act.

As part of the Reorganization, the Company will acquire all of the outstanding interests in Sauvegarder IM in exchange for issuing to Legacy SIM Holders 21,399,851 shares of Company Common Stock and 22,827,380 shares of preferred stock of the Company. Such Reorganization will be completed prior to the effectiveness of this prospectus. In connection with the Reorganization, the Company will also assume Sauvegarder IM’s 2024 Equity Incentive Plan and all outstanding awards in connection with the Reorganization. The shares issued in the Reorganization will be issued pursuant to the exemption from registration provided by Section 4(a)(2) of the Securities Act. The Company will complete the Reorganization prior to the consummation of this offering. The Reorganization is contingent upon the Company satisfying (or being substantially certain to satisfy) all necessary preconditions to list the Company Common Stock on Nasdaq.

We have applied for approval to list our shares on Nasdaq in connection with this offering. A closing condition of this offering is Nasdaq approval to list the Company Common Stock on Nasdaq. Following the Reorganization, we intend to request effectiveness of this prospectus. Following the effectiveness of this prospectus, the shares of the Company will then begin trading on Nasdaq.

The Company is currently a wholly-owned subsidiary of Spectral AI. Spectral AI is focused on medical diagnostics for faster and more accurate treatment decisions in wound care. Spectral IP was originally formed by Spectral AI to advance artificial intelligent intellectual property with a specific emphasis on healthcare. Spectral AI has proposed the Reorganization to maximize stockholder value through the combined company’s focus on a broader IP ecosystem that present significant growth potential outside of Spectral AI’s core focus on medical diagnostics. See “Summary — Corporate History and Reorganization” for additional information.

Following the Reorganization, the Legacy SIM Holders are expected to hold approximately 96% of the outstanding shares of SIM IP. Immediately following this offering, the Legacy SIM Holders are expected to hold approximately 89% of the outstanding shares of SIM IP.

Presentation of Financial and Operating Data

Unless otherwise indicated, the summary historical consolidated financial information presented in this prospectus prior to the Reorganization is that of our accounting predecessor, Sauvegarder Investment Management, Inc., together with its consolidated subsidiaries. The pro forma financial information presented in this prospectus is that of the Company and gives effect to the (i) Reorganization and (ii) this offering.

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Prospectus summary

This summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information that you should consider before deciding to invest in our common stock. You should read this entire prospectus carefully, including the sections titled “Risk factors,” “Special note regarding forward-looking statements,” “Management’s discussion and analysis of financial condition and results of operations” and “Business,” and our financial statements and related notes included elsewhere in this prospectus before making an investment decision. Unless the context requires otherwise, references in this prospectus to “we,” “us,” “our,” and the “Company,” refer to (i) Spectral IP, Inc. and its subsidiaries (including Sauvegarder IM), following the Reorganization and the consummation of this offering, and (ii) Sauvegarder Investment Management, Inc., the accounting predecessor of Spectral IP, Inc., prior to the Reorganization and the consummation of this offering.

Overview

We are focused on intellectual property (“IP”)-related transactions. We are a manager of IP assets focused on IP-based financing, investment and monetization opportunities, including enforcement and licensing, across jurisdictions, primarily focusing on the United States, Europe and Asia.

Our objective is to provide a range of attractive financial solutions for IP owners. Generally, we are agnostic as to industry, which allows us to pursue opportunities across a number of industries and sectors, including medical devices, networking, consumer electronics, software, automotive, semiconductors, apparel, network security, cybersecurity, video technology, communications and industrial processes, data center, artificial intelligence, internet of things, communications, power and other technology areas where IP may be infringed, or an investment opportunity exits based on the value of the IP as collateral. Our focus is largely on technologies that are in their early stages of adoption and have longer replacement cycles that we believe are widely misunderstood and often mispriced, rather than technologies with short replacement cycles in their later stages that are approaching obsolescence and replacement. We believe our flexibility in industry focus and flexible and tailored transaction solutions will help us achieve our goal of creating value for our stockholders and ultimately generating a return for our stockholders. Our ideal transaction is one where both the Company and the IP owner can generate significant returns from what is otherwise an underperforming, undervalued or underutilized asset.

At this time, our primary focus is on the following areas:

•        IP Licensing — monetizing IP owned or acquired directly by a subsidiary or affiliate of Sauvegarder IM, or by third parties with the Company as the licensing agent, typically executed by licensing IP to third parties that would benefit from a license to that technology.

•        IP Litigation Investment — financing litigation, primarily IP focused litigation.

We also intend to expand our operations into the following areas as the opportunities arise:

•        IP Finance — structured investments (both debt and preferred equity) where the realizable value (as determined by Sauvegarder IM) of the target’s IP is a significant factor in the investment decision.

•        IP Royalty Acquisition — the acquisition of royalties to be received by a target company based on prior licensing of IP.

•        IP Tactical Opportunities — IP-related transactions, including copyrights, distressed investments, refinancings, judgment financings, entertainment litigation, life sciences, and other strategic transactions which are opportunistic in nature and require a differentiated and highly tailored solution.

We may also engage in other business activities that we believe present attractive financial alternatives and regularly are approached to evaluate a variety of legal, regulated and alternative investment opportunities that may not fit into any of the above categories.

Since our inception, we have been primarily focused on monetization activities of IP assets, including licensing and enforcement of owned IP assets and through litigation investments. These are areas where our management has the most experience and we believe we have the most current opportunities given our access to capital has been limited to date. As our business grows, and our access to capital increases, we intend to develop our IP finance and IP royalty acquisition businesses.

A key factor in the success of our business is sourcing, evaluating and managing quality opportunities. Although we believe that a number of IP owners will contact us directly, a key part of our success will depend on our ability to recognize IP where the value is not fully recognized, to strategically identify opportunities for monetization of the IP, and to successfully engage with those IP owners to consummate a transaction. Our chairman and chief executive officer, Erich Spangenberg, has over 20 years of experience in IP monetization and global licensing. Mr. Spangenberg has been recognized several times as one of the world’s top 50 IP strategist and has been known to contribute to the way individuals think about and use patents. Mr. Spangenberg and his former teams have generated in excess of $500 million in revenue and as principal, agent, and advisor has generated over $2 billion in patent financing and acquisition transactions. Erich has also served as a chief executive officer in various other companies such as SIM Acquisition Corp. and IPwe, Inc. He has developed a network of companies, brokers, counsel, and experts in this industry. This network supports our team in sourcing and analyzing various opportunities, primarily those focused on monetization and litigation, in an efficient and cost-effective manner. Other members of our executive team, including David Kutcher, director, chief financial officer and senior managing director — credit, has 14+ years’ experience investing across asset classes and security types, and Jennifer Burdman, managing director, has over 20 years of experience in evaluating, licensing, and enforcing the rights associated with IP assets in her capacity as outside counsel and in-house counsel and Colin Bristow, managing director, has 15 years’ experience evaluating and investing in the healthcare space.

Litigation Investment

As of June 15, 2025, Sauvegarder IM has entered into two IP litigation investment agreements.

•        SIM Licensing, a wholly-owned subsidiary, is a party to, and has certain rights to, a transaction pursuant to which a third-party company has acquired 16 patents (and the right to license additional unrelated patents) covering fundamental aspects of geolocation technology. SIM Licensing agreed to fund a maximum of €3.0 million in costs expected to be incurred by the third party in seeking to enforce these patents. SIM Licensing has a security interest in the patents at issue. Litigation has since been initiated in the European Unified Patent Court (“UPC”) and the Regional court of Munich, Germany. Those cases are proceeding but no decisions have been rendered yet and the arrangement has generated no revenues to date. SIM Licensing further agreed to separately fund an additional €1.0 million as required by the UPC and subsequently amended the patent security agreement to reflect this additional funding.

•        GPool IP Protection LLC (“GPool IP”), a wholly-owned subsidiary of Sauvegarder IM, has entered into advisory and litigation related financing agreements related to US and ex-US patents related to hydrocarbon extraction technology. We would not directly, or indirectly, own any IP assets which “touch the leaf.” No litigation has been filed yet under these agreements, but we expect to do so in 2025.

There can be no assurance that either of these arrangements will ever generate any revenues or will generate revenues at an acceptable margin and we may lose all, or a portion, of our investment and any bonds (performance, injunction or otherwise) required to be posted.

Patent Acquisitions

As of June 15, 2025, the following patent acquisitions were closed or were subject to definitive documentation. Ultimately the transactions below will be a part of our IP Licensing and/or IP Litigation Investment strategies.

•        SIM IP HXR LLC (“SIM HXR”), a wholly-owned subsidiary, entered into a Patent Purchase Agreement dated January 29, 2025, pursuant to which SIM HXR agreed to purchase 500+ patents and patent applications related to haptics and extended reality technologies for a purchase price of $30 million. A portion of the proceeds of this offering are expected to be utilized for the purchase of the SIM HXR portfolio. The HXR Patent Purchase Agreement was subsequently amended on May 28, 2025 to extend the closing date to May 30, 2025, and again on May 30, 2025 extending the date to May 31, 2025. On May 31, 2025, the closing date was further extended; provided, that if closing occurs after June 30, 2025, the parties will negotiate in good faith to reduce certain negative tax consequences to the seller. There can be no assurance that we will have adequate funding to complete this purchase in its entirety.

•        Nixu FL IP Protection, LLC (“Nixu FL”), a wholly-owned subsidiary of Sauvegarder IM, owns all right, title and interest to certain patents and related patents that were assigned to it pursuant to a Patent Purchase Agreement dated April 4, 2025, by and between Nixu FL and Fusion Layer, Inc (“Fusion Layer”). This assignment includes 34 patents related to cloud computing, virtual networking, internet protocol address management technologies, with expiration dates in 2029-2037, for a purchase price of $4.0 million. This transaction closed on April 17, 2025. A portion of the proceeds of this offering are expected to be utilized for the payment of the remaining balance of $2 million for the purchase of the Nixu FL portfolio.

•        GL IP Protection, LLC (“GL IP”), a wholly-owned subsidiary of Sauvegarder IM, owns all right, title and interest to certain patents and related patents that were assigned to it pursuant to a Patent Purchase Agreement dated May 2, 2025. This assignment includes 19 granted patents related to decoding, real-time video processing, and secure data transmission technologies, with expiration dates in 2033-2035. The agreement also provides GL IP with the option to acquire another 126 patents and patent applications in related technologies.

•        SIM IP 2 LLC, a wholly-owned subsidiary of Sauvegarder IM (“SIM2”), owns all right, title and interest to certain patents and related patents that were assigned to it pursuant to a Patent Assignment Agreement dated June 20, 2024, by and between SIM2 and AJOU University Industry-Academic Cooperation Foundation. This assignment includes 5 non-US patents, including two granted patents in Europe (validated in Germany) with expiration dates in 2030 and 2031, related to wireless communications, and we anticipate seeking licensing transactions for these assets.

•        SIM IP 6 LLC, a wholly-owned subsidiary of Sauvegarder IM (“SIM6”), also owns all right, title and interest to certain patents and related patents that were assigned to it pursuant to a Patent Assignment Agreement dated November 19, 2024, by and between SIM6 and Friendship Link Protocol, LLC. This assignment includes 11 US patents and 1 US patent application with anticipated expiration dates from 2031-2033, related to social network graph inference technologies, and we anticipate seeking licensing transactions for these assets.

Tactical Opportunities

•        On February 28, 2025, SIM Entertainment Litigation Fund LLC (“SIM Entertainment Litigation”), a wholly-owned subsidiary of Sauvegarder IM and subsidiary, entered into an agreement with Sergei Bespalov & Associates (“Sourcing Agent”) pursuant to which Sourcing Agent will identify and source creative talent with meritorious legal claims against studios, production companies, streaming platforms, networks, and others, including, without limit, content creators, licensors and distributors. Sourcing Agent will also engage approved legal counsel and propose an assessment and budget. SIM Entertainment Litigation’s intention is to provide at least $5.0 million in funding for such monetization activities and enter into at least ten funding agreements in respect of such cases per year.

•        SIM Entertainment Litigation entered into a Funding Agreement dated May 12, 2025, with Sergei Bespalov pursuant to which it agreed to advance $250,000 to Mr. Bespalov against a $14 million legal fee claim. The transaction closed on May 19, 2025.

•        On March 31, 2025, affiliates of Strong Force IP and SIM entered into an agreement regarding the development, sale and licensing of a limited number of patent assets that are technologically primarily focused on industrial technology and are geographically primarily focused on Europe. Leveraging existing patent assets granted in the US and open patent applications in Europe, after a development and patent prosecution stage to obtain additional issued patents in Europe that is expected to last approximately 12 months, SIM will have the ability to monetize these assets under a revenue sharing arrangement with Strong Force. The expectation is that this strategic relationship may expand into other technologies and additional assets, if this initial relationship proves beneficial for both parties.

Other Potential Transactions

We have also entered into two term sheets, and are in the process of negotiating a final agreements regarding: (a) the acquisition of 33 granted US patents and 7 pending US patent applications, with 7 granted patents outside the US related to spinal implant technology, and (b) the acquisition of 9 granted patents in the US and Europe related to power flow measurement and management of electric devices, including electric vehicle charging stations. In addition, Sauvegarder IM has entered into one non-binding letter of intent related to providing advisory services and litigation related financing for copyright infringement claims. See “Business — Our Assets” for more information.

Our Strategy

Our objective is to provide a range of attractive IP monetization solutions for IP owners. We intend to grow our business by acquiring and licensing assets while partnering with constituents across the IP asset value chain. Our ideal transaction is one where both the Company and the IP owner can generate significant returns from what is otherwise an underperforming, infringed or underutilized asset. Ultimately our goal is to generate significant stockholder returns through what we believe is widely misunderstood and often mispriced asset class. Our growth strategy is tailored to the needs of our partners through a variety of structures in line with our IP-focused verticals: IP licensing, IP litigation investment, IP finance, IP royalty acquisitions, and IP tactical opportunities.

A key factor in the success of our business is sourcing, evaluating and managing quality opportunities. A key part of our success depends on our ability to recognize IP where the value is not fully recognized, to strategically identify opportunities for monetization of the IP, and to successfully engage with those IP owners to consummate a transaction. The next critical step is to effectively communicate this value proposition to entities that are utilizing this IP or may benefit from using this IP. In our view, this is a complicated and sometimes lengthy sourcing and sales cycle that requires skill sets that are developed with experience in this field. We believe we are offering a solution for which there is potential significant demand, but where there is also significant misunderstanding and significant competition from alternative providers. For example, many IP owners turn to legal counsel for their IP related needs, sometimes overlooking monetization opportunities. Our view is that while legal counsel may be exceptional at providing key services related to obtaining and maintaining IP, there are often more synergies to be obtained by combining SIM’s expertise with the services of effective IP litigation, prosecution and transactional counsel. Additionally, through our management team’s experience and reputation, we also source opportunities through direct outreach from IP owners.

Our Assets

Litigation Investment

SIM Licensing, a wholly-owned subsidiary, is a party to, and has certain rights to, a transaction pursuant to which a third-party company has acquired 16 patents (and the right to license additional unrelated patents) covering fundamental aspects of geolocation technology. SIM Licensing agreed to fund a maximum of €3.0 million in costs expected to be incurred by the third party in seeking to enforce these patents. SIM Licensing has a security interest in the patents at issue. As of June 15, 2025, the litigation has been initiated in the UPC and the Regional court of Munich, Germany. As of June 15, 2025 we have funded approximately €0.75 million (approximately $0.8 million) in connection with the litigation, and are committed to funding up to an additional €2.25 million (approximately). We also funded an additional €1.0 million (approximately $1.1 million) in performance bonds pursuant to amendments to the Patent Security Agreement and Pay Proceeds Agreement which increased the aggregate commitment to €4.0 million. We hold a security interest in the subject IP. As of March 31, 2025, we determined that an amicable resolution is not likely to be reached in the near term, in part because of the significant value placed on the IP and claims being asserted. As a result, we have established a full credit allowance against that balance and caution investors there can be no assurance this arrangement will ever generate any revenue, generate revenue in excess of our investment or will generate revenues at an acceptable margin.

As of June 15, 2025, GPool IP, a wholly-owned subsidiary of Sauvegarder IM, has entered into advisory and litigation related financing agreements related to US and ex-US patents related to hydrocarbon extraction technology. We would not directly, or indirectly, own any IP assets which “touch the leaf.” No litigation has been filed yet under these agreements. There can be no assurance this arrangement will ever generate any revenues or will generate revenues at an acceptable margin.

Patent Acquisitions

As of June 15, 2025, SIM HXR has entered into a Patent Purchase Agreement dated January 29, 2025, pursuant to which SIM HXR agreed to purchase 500+ patents related to haptics and extended reality technologies for a purchase price of $30 million. A portion of the proceeds of this offering are expected to be utilized for the purchase of the SIM HXR portfolio. The HXR Patent Purchase Agreement was subsequently amended on May 28, 2025 to extend the closing date to May 30, 2025, and again on May 30, 2025 extending the date to May 31, 2025. On May 31, 2025, the closing date was further extended; provided, that if closing occurs after June 30, 2025 the parties will negotiate in good faith to reduce certain negative tax consequences to the seller. There can be no assurance that we will have adequate funding to complete this purchase in its entirety, will ever generate any revenue if completed, generate revenue in excess of our funded amounts, or will generate revenues at an acceptable margin.

As of June 15, 2025, Nixu FL has entered into a Patent Purchase Agreement dated April 4, 2025, pursuant to which Nixu FL has purchased 34 patents including 3 US patents and 31 additional granted patents in Austria, China, Germany, Spain, Finland, India, Italy, and Japan related to cloud computing, virtual networking and internet protocol address management, with anticipated expiration dates in 2029-2037, for a purchase price of $4.0 million ($2.0 million up front and four additional quarterly payments of $500,000) and a specified percentage of net recoveries. This transaction closed on April 17, 2025. There can be no assurance they will ever generate any revenue, generate revenue in excess of our funded amounts, or will generate revenues at an acceptable margin.

As of June 15, 2025, GL IP has entered into a Patent Purchase Agreement dated May 2, 2025, pursuant to which GL IP has purchased right, title and interest to certain patents and related patents. This assignment includes 19 granted patents related to decoding, real-time video processing, and secure data transmission technologies, with anticipated expiration dates in 2033-2035. The agreement also provides GL IP with the option to acquire another 126 patents and patent applications in related technologies. There can be no assurance that we will ever generate any revenue from these creative cases, generate revenue in excess of our funded amounts, or will generate revenues at an acceptable margin.

As of June 15, 2025, SIM2, was assigned 5 non-US patents, including 2 granted patents in Europe (validated in Germany) related to wireless communications, pursuant to that Patent Assignment Agreement dated June 20, 2024, with AJOU University Industry-Academic Cooperation Foundation. Those European patents are anticipated to expire in 2030 and 2031. We anticipate seeking licensing transactions for this IP through consensual negotiations, but we are prepared to launch litigation if necessary to obtain licenses. All of these principal transactions are in their very early stages and have generated no revenues to date. There can be no assurance they will ever generate any revenue, generate revenue in excess of our funded amounts, or will generate revenues at an acceptable margin.

As of June 15, 2025, SIM Tech Licensing LLC entered an IP advisory agreement with Zerify, Inc. on August 25, 2024. Pursuant to this agreement, SIM Licensing shall act as worldwide intellectual property licensing agents for patents owned by Zerify, Inc.

As of June 15, 2025, SIM6, a wholly-owned subsidiary of Sauvegarder IM, also owned all right, title and interest to 11 US patents 1 US patent application related to social network graph interface technologies that were assigned to it pursuant to that Patent Purchase Agreement dated November 19, 2024, with Frank David Serena and Friendship Link Protocol LLC. There can be no assurance they will ever generate any revenue, generate revenue in excess of our funded amounts, or will generate revenues at an acceptable margin.

Tactical Opportunities

As of June 15, 2025, SIM Entertainment Litigation entered into an agreement with Sourcing Agent pursuant to which Sourcing Agent will identify and source creative talent with meritorious legal claims against studios, production companies, streaming platforms, networks, and others, including, without limit, content creators, licensors and distributors. Sourcing Agent will also engage approved legal counsel and propose an assessment and budget. SIM Entertainment Litigation’s intention is to provide at least $5.0 million in funding for such monetization activities and enter into at least ten funding agreements in respect of such cases per year. There can be no assurance that we will ever generate any revenue from these creative cases, generate revenue in excess of our funded amounts, or will generate revenues at an acceptable margin.

As of June 15, 2025, SIM Entertainment Litigation entered into a Funding Agreement dated May 12, 2025, with Sergei Bespalov pursuant to which it agreed to advance $250,000 to Mr. Bespalov against a $14 million legal fee claim. The transaction closed on May 19, 2025.

As of June 15, 2025, affiliates of Strong Force IP and SIM entered into an agreement regarding the development, sale and licensing of a limited number of patent assets that are technologically primarily focused on industrial technology and are geographically primarily focused on Europe on March 31, 2025. Leveraging existing patent assets granted in the US and open patent applications in Europe, after a development and patent prosecution stage to obtain additional issued patents in Europe that is expected to last approximately 12 months, SIM will have the ability to monetize these assets under a revenue sharing arrangement with Strong Force. The expectation is that this strategic relationship may expand into other technologies and additional assets, if this initial relationship proves beneficial for both parties.

SIM IP finalized and entered into an intellectual property license pursuant to which SIM IP received a worldwide, non-exclusive, license to Spectral AI’s 1 patent asset for the purposes of commercializing and monetizing outside the core areas of focus of Spectral AI on market terms and conditions that are to be finalized.

Potential Transactions

As of June 15, 2025, we have also entered into term sheets, and are negotiating final documents related to the following patent acquisitions:

•        33 granted US patents, 7 pending US patent applications and 7 granted patents in Australia, Canada, Germany and Mexico related to spinal implant technology. We expect to acquire these patents for $4.0 million ($2.5 million up front and six additional quarterly payments of $250,000) and a specified percentage of net recoveries. There can be no assurance they will ever generate any revenue, generate revenue in excess of our funded amounts, or will generate revenues at an acceptable margin.

•        9 granted patents in the US and Europe related to power flow measurement and management of electric devices, including electric vehicle charging stations. We expect to acquire these patents for $1.0 million and a specified percentage of net recoveries. There can be no assurance they will ever generate any revenue, generate revenue in excess of our funded amounts, or will generate revenues at an acceptable margin.

As of June 15, 2025, Sauvegarder IM has entered into one non-binding letter of intent related to providing advisory services and litigation related financing for copyright infringement claims. There can be no assurance that we will ever generate any revenue from these creative cases, generate revenue in excess of our funded amounts, or will generate revenues at an acceptable margin.

IP Financing and IP Royalty Acquisitions

As of June 15, 2025, we have not entered into any structured financing agreements outside IP litigation or entered into any agreements to acquire any royalties. There can be no assurance we ever will enter into any such agreements or ever generate any revenues or other returns or will generate revenues or returns at an acceptable margin.

Sourcing, Analysis, Investment and Execution

A key to our business is to source and execute on IP transactional opportunities and this is not a simple undertaking. Although electronic resources such as computerized IP analytic systems and the generative artificial intelligence (“Generative AI”) resources developed by third parties for such purposes are helpful in identifying and analyzing IP opportunities, there is still a significant human interaction and human analytic component required to complete the analysis, complete a business relationship with the IP owner and to executed and consummate a transaction. We use AI resources generally in our day-to-day analysis of opportunities. However, our business model is not reliant on such AI resources. As discussed below, our business is focused on the human interaction and human analytical component.

Sourcing.    A key factor in the success of our business is sourcing quality opportunities. We rely on our reputation, and network of companies, investors, brokers, bankers, counsel and experts that key members of our management have developed over many years. We encourage cooperation through our network by offering compensation — typically in the form of participating in the upside, if any — and making decisions quick to permit our network to shop the opportunity to others if we are not interested in pursuing the opportunity for some reason.

Analysis.    We conduct a review that consists of various steps of analysis which we refer to as “screens.” The steps in the screening process are meant to quickly eliminate opportunities that do not meet our requirements. This process on average typically takes over 30 days to complete and can take longer depending on the nature of the technology at issue, and responsiveness of the IP owner to due diligence inquires. This process requires significant internal and external resources and a financial commitment on our part as the experts and counsel may be expensive and qualified counsel and experts are in tight supply and can demand premium rates. Key members of our management are involved in this analysis which further results in resource constraints. We endeavor to use technology to reduce these costs with tools like Generative AI, but we are not able to rely solely on technology to complete this analysis phase.

Execution.    Executing a transaction is a difficult process and can require the commitment of a substantial amount of human and financial resources. Furthermore, a transaction may never be consummated for a variety of reasons, including due diligence concerns, allocation of capital and resources, and the failure to successfully negotiate a successful agreement for a licensing, credit, financing, royalty or other transaction. Even if a transaction is consummated with the IP owner, this does not guarantee a successful outcome for our investors. In general, all the IP-related transactions we evaluate involve a high degree of risk and may result in significant losses, some of which risks we are able to reduce but not eliminate.

Market Overview

Intellectual Property.    According to the World Intellectual Property Organization, the United Nations agency that serves the world’s innovators and creators, IP broadly refers to creations of the mind, such as inventions, literary and artistic words, designs, and symbols, names and images used in commerce. IP is a subset of a very large asset class known as intangible assets (in contrast to tangible assets). The IP assets that we currently focus on primarily consists of patents, but we regularly evaluate potential opportunities of other IP assets, including copyrights, trademarks, trade secrets and, on occasion, non-IP assets like data rights as well as non-IP related litigation finance opportunities.

Patents, trademarks and copyrights are issued by approximately 193 individual sovereign governments around the world. These government issued rights exist on a country-by-country basis. With respect to patents, the specific rights are issued by these governments through a complex legal process that often requires the applicant and owner not only to present a novel and innovative idea or work that is able to be protected, but also requires significant financial investment and other resources to obtain and maintain.

Monetization and Utilization of IP-Related Assets.    Similar to tangible assets, intangible IP assets can be used as the basis for financing, investment and monetization opportunities, including enforcement and licensing.

IP assets are regularly developed as part of the overall productivity and growth of a company. In fact, many IP owners in industry and academia concentrate efforts (and financial resources) on creating IP and filing for protection of the IP, in our view, without knowing how to effectively monetize it. These IP owners devote a significant amount of money and resources to create novel IP, but often a lack of a fulsome life-cycle IP monetization plan prevents them from getting a reasonable return on their investments.

There are significant potential revenue streams associated with global IP transactions. According to recent reports, studies estimate that intellectual property represents more than a third of the market value of US publicly traded companies. In 2016, the total revenue created by licensing IP accounted for $116 billion; it has grown three folds in 2020 and is subject to increase in the coming decade. In a 2024 analysis by the Richardson Oliver Law Group, the cumulative asking price of patents on the market was estimated to be about $45 billion. Sales represented almost $16 billion in asking prices and projected through to the first quarter of 2025 cumulative total sales to reach over $17 billion.

In our experience, most IP owners do not generate significant returns on their IP and at least some of those IP owners are seeking alternatives to enhance returns on what we view as a critical asset class in a knowledge-based economy. We seek to serve the needs of this sub-class of IP owners who are looking for enhanced financial alternatives for their IP assets.

The Role of IP Licensing.    This IP monetization strategy involves the IP owner licensing the right to use particular IP to other companies pursuant to a licensing agreement. These licensing agreements have various terms, including either fixed lump sum payments or payments based on volumes sold, and can be restricted to industries, lines of business, fields of use, or geographic regions. As of 2023, the market size of intellectual property licensing in the United States was estimated to be approximately $62.18 billion, increasing from $43.5 billion in 2013.

The Role of IP Litigation.    The ability to institute legal proceedings involving the assertion of IP assets, whether infringement actions or contractual disputes related to IP rights, is inherent to the value of IP assets. The collection of damages related to the improper or unauthorized use of IP can be a significant source of revenue to the IP holder. According to the United States Government Accountability Office (“GAO”), commercial TPLF funders typically provide millions of dollars in funding for high-value litigation and arbitration. For example, one trade association estimated its members (commercial funders) invested in litigation with damages worth $10 million or more, and typically invested a minimum of $2 million per transaction. Additionally, three commercial litigation funders GAO collected data from deployed, on average, about $2.3 million per single-case agreement and $4.5 million per portfolio agreement over the last 5 years. Similarly, a TPLF market report found that, in 2021, the average value of new single-case arrangements for the commercial funders that provided data was $3.5 million and the average value of portfolio arrangements was $8.5 million. In 2020, U.S. companies spent total of $22.8 billion on litigation.

See “Business — Market Overview” for more information.

Corporate History and Reorganization

Sauvegarder IM was formed in Delaware on March 25, 2024 and SIM Licensing was formed in Delaware on January 22, 2024. On August 13, 2024, the holders of the outstanding membership interests in SIM Licensing (the “Licensing LLC Interests”) exchanged their Licensing LLC Interests to Sauvegarder IM in exchange for 200,000 shares of Company Common Stock. Effective March 18, 2025, Sauvegarder IM converted from a Delaware corporation to a Texas corporation.

On March 18, 2025, Sauvegarder IM entered into subscription agreements with certain accredited investors for the sale of approximately 2,520,090 shares of Sauvegarder IM, pursuant to which such investors agreed to purchase an aggregate of 1,680,060 common stock of Sauvegarder IM at a price per share of $4.00, plus an additional one-half (½) of a share of common stock for each share of Sauvegarder IM purchased (for an aggregate 840,030). Such Sauvegarder Bridge Financing closed on March 26, 2025 and such shares were issued in reliance upon the exemption from the registration requirements of the Securities Act, as set forth in Section 4(a)(2) and Rule 506(b) of Regulation D under the Securities Act.

SIM IP was formed on March 7, 2024 as a Delaware corporation and wholly-owned subsidiary of Spectral AI to advance artificial intelligent intellectual property with a specific emphasis on healthcare. Effective April 4, 2025, SIM IP converted from a Delaware corporation to a Texas corporation. Prior to this offering, the Company will acquire all of the outstanding equity interests in Sauvegarder IM in exchange for the Reorganization Shares, pursuant to the exemption from registration provided by Section 4(a)(2) of the Securities Act. This transaction, referred to as the Reorganization, will occur prior to the effectiveness of this registration statement of which this prospectus is a part. Spectral AI will remain a shareholder of the Company following the Reorganization and this offering.

In May 2024, Spectral AI appointed its director, Mr. Spangenberg, as the chief executive officer of SIM IP, with the goal to create an IP-focused enterprise that would require limited company management resources due to Mr. Spangenberg’s experience with IP monetization and global network in this space. In November 2024, Spectral AI announced its plan to combine SIM IP with Sauvegarder IM and spin-off the combined company. Spectral AI is focused on medical diagnostics for faster and more accurate treatment decisions in wound care. With the proposed transaction with Sauvegarder IM, Spectral AI seeks to maximize stockholder value through SIM IP’s focus on a broader IP ecosystem that present significant growth potential outside the Company’s core focus on medical diagnostics.

On November 4, 2024, the Company entered into a Purchase Agreement (as amended, the “Purchase Agreement”) with Sauvegarder IM. Pursuant to the Purchase Agreement, the Company will acquire all of the outstanding common stock of Sauvegarder IM, valued at approximately $176.9 million, in exchange for issuing to the Legacy SIM Holders 21,399,851 shares of Company Common Stock and 22,827,380 shares of preferred stock of the Company, subject to certain closing conditions being met including the Company satisfying (or being substantially certain to satisfy) all necessary preconditions to list the Company Common Stock on Nasdaq. The value of the Company Common Stock to be issued to Sauvegarder IM excludes any value attributable to the 12,235,000 equity incentive awards issued and outstanding, or the 100,804 warrants issued to the placement agent on March 26, 2025 and is based on a price of $4.00 per share. Additionally, Spectral AI has agreed to forfeit all shares of Spectral IP it holds other than 1,849,102, which is the value the parties attribute to the intellectual property license agreement held by Spectral IP.

Timing of the Reorganization and Offering

The Reorganization will be completed first. The Reorganization is contingent upon the Company satisfying (or being substantially certain to satisfy) all necessary preconditions to list the Company Common Stock on Nasdaq. Following the Reorganization, we intend to concurrently complete and consummate this offering. In connection with the closing of this offering, the Company will be changing its name to SIM IP, Inc.

This offering is contingent on the listing of our shares on Nasdaq.

Organizational Chart

Set forth below is the current organizational chart displaying the corporate structure of the Company and Sauvegarder IM:

Legacy Spectral AI Public
Spectral AI
100%
Spectral IP
Legacy SIM Holders
100%
Sauvegarder IM
100%
Operating Subsidiaries

Set forth below is the proposed organizational chart displaying the corporate structure of the Company and Sauvegarder IM following the Reorganization.

Set forth below is the proposed organizational chart displaying the corporate structure of the Company and Sauvegarder IM immediately following our initial listing (assuming a public offering of approximately 8% of the outstanding shares of Company Common Stock and the conversion of all outstanding preferred stock of Spectral IP):

Spectral AI
Legacy SIM Holders
New Public
4%
88%
8%
Spectral IP (to be renamed as SIM IP Inc.)
100%
Sauvegarder IM
Operating Subsidiaries

After the Reorganization and offering, we will be an independent, publicly traded company.

Recent Developments

Bridge Financing

On March 18, 2025, Sauvegarder IM entered into subscription agreements with certain accredited investors for the sale of approximately 2,520,090 shares of Sauvegarder IM, pursuant to which such investors agreed to purchase an aggregate of 1,680,060 common stock of Sauvegarder IM at a price per share of $4.00, plus an additional one-half (½) of a share of common stock for each share of Sauvegarder IM purchased (for an aggregate 840,030). Such Sauvegarder Bridge Financing closed on March 26, 2025 and such shares were issued in reliance upon the exemption from the registration requirements of the Securities Act, as set forth in Section 4(a)(2) and Rule 506(b) of Regulation D under the Securities Act.

Corporate information

Our principal executive office is located at 2515 McKinney Avenue, Suite 1000, Dallas, Texas 75201. Upon the Reorganization, our principal executive office will be located at 78 SW 7th Street, Suite 500, Miami, FL 33130. Our telephone number is (972) 499-4934 and upon the Reorganization will be (786) 753-9305.

Our website address is www.simip.io. The information on, or that can be accessed through, our website is not part of this prospectus and is not incorporated by reference herein. We have included our website address as an inactive textual reference only.

Implications of being an emerging growth company and a smaller reporting company

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). We will remain an emerging growth company until the earliest of: (i) the last day of the fiscal year following the fifth anniversary of the consummation of this offering; (ii) the last day of the fiscal year in which we have total annual gross revenue of at least $1.235 billion; (iii) the last day of the fiscal year in which we are deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which would occur if the market value of our Company Common Stock held by non-affiliates exceeded $700.0 million as of the last business day of the second fiscal quarter of such year; or (iv) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period. An emerging growth company may take advantage of specified reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. As an emerging growth company:

•        we will present in this prospectus only two years of audited annual financial statements, plus any required unaudited interim condensed financial statements, and related management’s discussion and analysis of financial condition and results of operations;

•        we will avail ourselves of the exemption from the requirement to obtain an attestation and report from our independent registered public accounting firm on the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

•        we will provide less extensive disclosure about our executive compensation arrangements; and

•        we will not require non-binding, advisory stockholder votes on executive compensation or golden parachute arrangements.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This provision allows an emerging growth company to delay the adoption of some accounting standards until those standards would otherwise apply to private companies. We have elected to use the extended transition period for any other new or revised accounting standards during the period in which we remain an emerging growth company; however, we have and may adopt certain new or revised accounting standards early.

As a result, the information in this prospectus and that we provide to our investors in the future may be different than what you might receive from other public reporting companies.

We are also a “smaller reporting company,” as defined in the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as the market value of our voting and non-voting Company Common Stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100.0 million during the most recently completed fiscal year and the market value of our voting and non-voting Company Common Stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter.

The offering

Common stock offered by us	3,750,000 shares.
Option to purchase additional shares	We have granted the underwriters an option to purchase up to 562,500 additional shares of Company Common Stock from us at any time within 45 days from the date of this prospectus.
Offering Price:	For purposes of this prospectus, the assumed initial public offering price is $4.00 per share (the low end of the price range set forth on the cover page of this prospectus).
Common stock to be outstanding immediately after this offering(1)	26,998,953 shares (or 27,561,453 shares if the underwriters exercise their option to purchase additional shares in full).
Use of proceeds

We estimate that the net proceeds to us from this offering will be approximately $12.2 million (or approximately $14.3 million if the underwriters exercise their option to purchase additional shares in full), assuming an initial public offering price of $4.00 per share (the low end of the price range set forth on the cover page of this prospectus) and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We currently intend to use approximately $4.0 million of the net proceeds from this offering to pay for the remaining obligations related to intellectual property assets that we have acquired or financed, including the Nixu FL purchase and Gene Pool advances. Specifically, these payments will satisfy outstanding balances due under the previously executed agreements related to these assets. The remainder of the net proceeds will be used for general corporate purposes, including the enforcement and monetization of owned and financed portfolios. See the section titled “Use of Proceeds.”

Risk Factors

See the section titled “Risk factors” on page 17 if this prospectus and other information included in this prospectus for a discussion of factors you should carefully consider before deciding whether to invest in our Company Common Stock.

Proposed Nasdaq trading symbol	“SMIP”
Representative’s Warrants:

We have also agreed to issue to the Representative warrants to purchase an aggregate of 8.0% of the shares of Company Common Stock sold in this offering (including any shares sold in the offering to cover over-allotment). The warrants will have an exercise price equal to 125.0% of the offering price of the Company Common Stock sold in this offering and may be exercised on a cashless basis. The warrants are exercisable commencing 181 days from the date of the commencement of the sales of the public securities in this offering and will expire on the sixty (60) months anniversary of the date of effectiveness of this Registration Statement. The warrants will have a cashless exercise provision and provide for customary anti-dilution provisions, one time demand registration at the Company’s expense, and unlimited “piggyback” registration rights with respect to the registration of the shares underlying the warrants for a period of five years after the closing of this offering. The registration statement of which this prospectus forms a part also registers the issuance of the shares of Company Common Stock issuable upon exercise of the Representative’s warrants. See the “Underwriting — Underwriter Warrants” section for more information.

Lock-Ups

We have agreed with the Representative not to offer for sale, issue, sell, contract to sell, pledge or otherwise dispose of any of our Company Common Stock or securities convertible into Company Common Stock for a period of 365 days after the date of this prospectus. Our directors, executive officers and stockholders, except for the Selling Stockholders named in the Resale Prospectus also forming part of this registration statement, have agreed with the Representative not to offer for sale, issue, sell, contract to sell, pledge or otherwise dispose of any of our Company Common Stock or securities convertible into Company Common Stock for a period of 180 days after the date of this prospectus. The underwriters have agreed to waive the lock-up requirement for shares of Company Common Stock being sold by the Selling Stockholders named in the Resale Prospectus also filed as part of this registration statement. See “Underwriting — Lock-Up Agreements.” Furthermore, certain lock-up parties shall enter into a leak out agreement with the Representative ending December 31, 2025 (the “Leak-Out Period”), wherein they shall only be entitled to sell, dispose, transfer, assign, pledge or hypothecate or enter into any such transaction to such effect, directly or indirectly, (including, without limitation, any sales, short sales, swaps or any derivative transactions that would be equivalent to any sales or short positions) (each a “Disposition”), on any day during the Leak-Out Period, shares of unrestricted Company Common Stock equal to no more than twenty (20%) percent of the trading volume of Company Common Stock as reported by Bloomberg, LP for trading day prior to the Disposition. For additional information regarding our arrangement with the underwriters, please see “Underwriting.”

Dividend Policy	We do not anticipate declaring or paying any cash dividends on our Company Common Stock following our public offering.

____________

(1)      Unless we specifically state otherwise or the context otherwise requires, the number of shares of Company Common Stock to be outstanding immediately after this offering is based on 23,248,953 shares of Company Common Stock outstanding as of June 15, 2025 (pro forma for the Reorganization) and excludes:

•        (i) 12,235,000 shares of our Company Common Stock underlying the awards issued under Sauvegarder IM’s 2024 Incentive Award Plan (the “2024 Plan”) and (ii) 2,848,600 shares of Company Common Stock issuable after this offering and reserved for issuance under the 2024 Plan, in each case that will be assumed by Spectral IP as part of the Reorganization, as well as any future increases in the number of shares of Company Common Stock reserved for issuance under the 2024 Plan;

•        the exercise by the underwriters of their option to purchase up to 562,500 additional shares of Company Common Stock from us to cover over-allotments, if any;

•        100,804 shares of our Company Common Stock issuable upon exercise of the placement agent warrant issued by the Company to Dominari Securities LLC (“Dominari”) on March 26, 2025; and

•        the exercise of the Representative’s warrants to be issued upon consummation of this offering, which would be a maximum of 300,000 shares underlying such representative’s warrants assuming a total of 3,750,000 shares are issued in this offering (or a maximum of 345,000 shares if the underwriters exercise the over-allotment option in full), at an exercise price equal to 125% of the initial offering price of the Company Common Stock.

Unless we specifically state otherwise or the context otherwise requires, this prospectus reflects and assumes the following:

•        the adoption, filing and effectiveness of our certificate of formation and the adoption of our bylaws, which were effective on April 4, 2025;

•        the completion of the Reorganization; and

•        no exercise by the underwriters of their option to purchase up to 562,500 additional shares of Company Common Stock in this offering.

Risk factors summary

Our business is subject to a number of risks of which you should be aware before making a decision to invest in our Company Common Stock. These risks are more fully described in the section of this prospectus titled “Risk factors” which begins on page 17 of this prospectus. These risks include, among others, the following:

•        We are an early-stage IP investment company and have incurred significant losses since our inception, and we expect to incur losses for the foreseeable future. We have no revenue to date and may never achieve or maintain profitability, which makes it difficult to evaluate our prospects and likelihood of success.

•        Our limited history makes it difficult to evaluate our business and prospects and may increase the risks associated with your investment.

•        We rely on a few key employees whose absence or loss could adversely affect our business.

•        Our success depends on our ability to source suitable IP assets to finance, to source underutilized IP for monetization campaigns and to develop the market for, and source transactions for IP royalty acquisitions outside pharmaceuticals and music, and our failure to do so could have a material adverse effect on our business, financial position, results of operations and/or liquidity.

•        The estimates of market opportunity and forecasts of market growth included in this prospectus may prove to be smaller than we believe, and even if the markets in which we compete achieve the forecasted growth, our business may not grow at similar rates, or at all.

•        We may become exposed to costly and damaging lawsuits as a result of our IP monetization businesses.

•        Our reliance on a limited number of assets and operations may adversely affect our business, financial condition and results of operation.

•        Our business may be subject to interest rate, foreign exchange and inflation and banking industry risk.

•        We rely on third parties to assist us in identifying, analyzing, and executing our intellectual property-based transactions. If these third parties do not successfully carry out their contractual duties, perform in the manner we expect or meet expected deadlines, our ability to execute on any (or all) of our business strategies may be adversely affected.

•        Intellectual property is subject to evolving legislation, regulations, and rules associated with patent law.

•        Litigation outcomes are risky and difficult to predict, and a loss in a litigation matter may result in the total loss of our capital associated with that matter.

•        Our revenues, earnings and cash flows can vary materially between periods as both the timing of resolution and the outcome of litigation matters are difficult to predict.

•        The successful enforcement of IP we may invest in relies in part upon our ability to retain the best legal counsel in order to achieve favorable outcomes from litigation, and they may become conflicted out of representing us or the plaintiff.

•        We expect IP litigation-related legal expenses to continue to fluctuate from period to period.

•        Once our Company Common Stock is listed on Nasdaq, there can be no assurance that we will be able to comply with Nasdaq’s continued listing standards.

•        Our stock price may be volatile or may decline regardless of our operating performance, resulting in substantial losses for investors.

•        Our principal stockholders and management own a significant percentage of our stock and will be able to exert significant control over matters subject to stockholder approval.

•        We do not currently intend to pay dividends on our common stock, so any returns will be limited to the value of our Company Common Stock.

Before you invest in our Company Common Stock, you should carefully consider all of the information in this prospectus, including matters set forth in the section titled “Risk factors.”

Summary financial data

The following tables contain summary historical financial data for Sauvegarder IM, the Company’s accounting predecessor. Sauvegarder IM was formed on March 25, 2024. Such data as of December 31, 2024 and for the period from March 25, 2024 (inception), through December 31, 2024, has been derived from the audited financial statements of Sauvegarder IM and such data as of March 31, 2025 and for the three month period ended March 31, 2025, has been derived from the unaudited financial statements of Sauvegarder IM, each included elsewhere in this prospectus. The following summary also reflects the unaudited pro forma combined financial data reflects the combined financial statements of the Company following the Reorganization. We derived the summary unaudited pro forma combined statement of operations data for the period from March 25, 2024 (inception) through December 31, 2024 and for the three-month period ended March 31, 2025, as set forth below, from our unaudited pro forma combined financial information included in the “Unaudited Pro Forma Financial Statements” section of this information statement.

The summary unaudited pro forma financial data presented has been prepared to reflect the transactions described in the Unaudited Pro Forma Financial Statements and has been derived from our audited pro forma financial statements included elsewhere in this prospectus. The unaudited pro forma statement of operations data for the period from March 25, 2024 (inception) to December 31, 2024, gives effect to the Reorganization as if it had occurred on March 25, 2024. The unaudited pro forma balance sheet data reflects our financial condition as if the Reorganization had occurred on December 31, 2024 and March 31, 2025, respectively. The assumptions used and pro forma adjustments derived from such assumptions are based on currently available information.

The summary unaudited pro forma financial statements are not necessarily indicative of our results of operations or financial condition had the Reorganization been completed on the dates assumed. Also, they may not reflect the results of operations or financial condition that would have resulted had we been operating as a separate, publicly traded company during such periods. In addition, they are not necessarily indicative of our future results of operations, financial condition or cash flows.

The information below is only a summary and should be read in conjunction with Sauvegarder IM’s audited financial statements, and the notes and schedules related thereto, which are included elsewhere in this prospectus and the section titled “Management’s Discussion and Analysis of Financial Conditions and Results of Operations.” Sauvegarder IM’s historical results are not necessarily indicative of future results. The unaudited pro forma financial information constitutes forward-looking information and is subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. See “Cautionary Note Regarding Forward-Looking Statements” included elsewhere in this information statement.

	Pro Forma		Historical
	Period ended March 25, 2024 (inception) to December 31, 2024	Three Months ended March 31, 2025	Period ended March 25, 2024 (inception) to December 31, 2024	Three Months ended March 31, 2025
	(unaudited)	(unaudited)	(audited)	(unaudited)
Statements of operations and comprehensive loss data:
Operating expenses:
General and administrative	$9,456,105	$4,487,364	$1,488,136	$4,409,491
Transaction costs	117,318	12,683	—	—
Total operating expenses	9,573,422	4,500,047	1,488,136	4,409,491
Loss from operations	(9,573,422)	(4,500,047)	(1,448,136)	(4,409,491)
Net loss	$(11,335,803)	$(4,490,491)	$(2,859,238)	$(4,399,935)
Net loss per share attributable to common stockholders, basic and diluted	$(0.42)	$(0.17)	$(0.22)	$(0.26)

Pro forma weighted-average shares of common stock outstanding, basic and diluted (unaudited)	26,998,953	26,998,953	13,037,367	16,840,005

	December 31, 2024	March 31, 2025	March 31, 2025
	Actual		Pro forma(1)	Pro forma as adjusted(2)(3)
	(audited)	(unaudited)	(unaudited)
Balance sheet data:
Cash	$2,143,997	$6,446,448	$6,803,101	$19,716,007
Total assets	$2,353,997	$7,133,568	$7,558,221	$19,716,007
Mezzanine Equity
Series A convertible preferred stock, $0.001 par value, 40,000,000 authorized; 25,007,141 issued and outstanding as of December 31, 2024 (liquidation preference of $25,007) and March 31, 2025 (liquidation preference of $25,007)	4,651,750	4,651,750	3,888,834	3,888,834
Stockholders’ deficit
Preferred stock, $0.001 par value, 50,000,000 authorized, 40,000,000 designated as Series A Convertible Preferred Stock as of December 31, 2024 and March 31, 2025	—	—	—	—
Common stock, $0.001 par value, 100,000,000 authorized, 16,700,000 and 19,220,000 shares issued and outstanding as of December 31, 2024 and March 31, 2025, respectively	16,700	19,220	2,325	2,700
Additional paid-in capital	7,619	6,732,888	7,843,650	20,409,891
Accumulated deficit	(3,391,932)	(7,791,867)	(7,814,546)	(7,814,546)
Total stockholders’ (deficit) equity	(3,367,613)	(1,039,759)	31,430	12,598,045
Total liabilities, mezzanine equity and stockholders’ (deficit) equity	$2,353,997	$7,133,568	$7,558,221	$19,716,007

____________

(1)      The pro forma balance sheet data gives effect to the Reorganization, which will be effective immediately prior to the completion of this offering.

(2)     The pro forma as adjusted column in the balance sheet data table above gives effect to (i) the pro forma adjustments described in footnote (1) above and (ii) the sale and issuance of 3,750,000 shares of Company Common Stock by us in this offering at the assumed initial public offering price of $4.00 per share, the low end of the expected range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

(3)      Each $1.00 increase or decrease in the assumed initial public offering price of $4.00 per share, the low end of the expected range set forth on the cover page of this prospectus, would increase or decrease, as applicable, the pro forma as adjusted amount of each of our cash and cash equivalents, working capital, total assets, additional paid-in capital and total stockholders’ equity by $3.5 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase or decrease of 1.0 million shares in the number of shares of Company Common Stock offered would increase or decrease, as applicable, each of our cash and cash equivalents, working capital, total assets, additional paid-in capital and total stockholders’ equity by $3.7 million, assuming the initial public offering price remains the same, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. The pro forma as adjusted balance sheet data discussed above is illustrative only and will depend on the actual initial public offering price and other terms of this offering determined at pricing.

Risk factors

Investing in shares of our common stock involves a high degree of risk. You should carefully consider the following risks and uncertainties, together with all of the other information contained in this prospectus, including the section titled “Management’s discussion and analysis of financial condition and results of operations” and our audited financial statements and unaudited interim condensed financial statements and related notes included elsewhere in this prospectus, before making an investment decision. The risks described below are not the only ones facing us. The occurrence of any of the following risks, or of additional risks and uncertainties not presently known to us or that we currently believe to be immaterial, could materially and adversely affect our business, financial condition, reputation or results of operations. In such case, the trading price of shares of our common stock could decline, and you may lose all or part of your investment.

Risks related to our limited operating history, financial condition and need for additional capital

We are an early-stage IP investment company and have incurred significant losses since our inception, and we expect to incur losses for the foreseeable future. We have no revenue to date and may never achieve or maintain profitability, which makes it difficult to evaluate our prospects and likelihood of success.

We are an early-stage IP investment company with a limited operating history. Investment in IP, including IP licensing, IP litigation investing, IP credit and IP royalties are highly speculative undertakings and involve a substantial degree of risk. We have incurred losses since our inception in March 2024, have not generated any revenue, have financed our operations principally through private placements of equity securities and expect to incur losses for the foreseeable future, potentially significant. We expect that it may be several years, if ever, before we generate revenue from our operations. Our net loss was $2,859,238 for the period from March 25, 2024 (inception) to December 31, 2024. As of December 31, 2024, we had an accumulated deficit of $3,391,932. Our net loss was $4,399,935 for the three months ended March 31, 2025. As of March 31, 2025, we had an accumulated deficit of $7,791,867. Our losses have resulted principally from expenses incurred in connection with our sourcing activities and general and administrative expenses associated with our operations and start-up costs.

We have devoted a significant portion of our financial resources and efforts to identifying and analyzing potential opportunities, conducting research and development, organizing and staffing our Company, business planning, establishing, maintaining and protecting our intellectual property portfolio, raising capital and providing general and administrative support for these operations. We are in the early stages of our IP licensing and IP litigation investing businesses and have not yet substantially commenced our IP financing and IP royalty acquisition businesses. In addition, we have not yet successfully completed any IP licensing transactions or monetized any IP under our IP litigation investment business.

We expect our expenses and operating losses will continue to increase for the foreseeable future as we expand our various business lines and operate as a public company. We anticipate that our expenses will continue to increase substantially as we:

•        continue development of our IP-focused verticals: IP licensing, IP litigation investment, IP finance, IP royalty acquisitions and IP tactical opportunities;

•        expand our operational, financial and management systems and increase personnel, including personnel to support our operations;

•        continue to develop, perfect, maintain and protect our intellectual property portfolio and those of our affiliated entities; and

•        incur additional legal, accounting or other expenses in operating our business, including the additional costs associated with operating as a public company.

To become and remain profitable, we must succeed in sourcing potential transactions for each of our business lines, including successfully licensing IP owned/acquired by subsidiaries and affiliates as well as third-party IP, successfully prevailing in enforcement actions on behalf of ourselves and affiliates and third parties, successfully deploying credit to IP-rich companies and monitoring them through exit, successfully acquiring royalties and in identifying, executing and deploying capital in other IP-related opportunities which do not fit squarely in another strategy. This will require us to be successful in a range of challenging activities, including identifying and analyzing potential IP, negotiating licensing and acquisition agreements for additional IP, negotiating and monitoring credit and royalty investments, and protecting and monetizing our owned IP, among other things. We may never succeed in any or all of these activities and, even if we do, we may never generate revenue that is sufficient to achieve profitability. Even if we do achieve profitability, we may not be able to sustain profitability or meet outside expectations for our profitability. If we are unable to achieve or sustain profitability or to meet outside expectations for our profitability, the price of our Company Common Stock could be materially adversely affected.

IP assets are often widely misunderstood and mispriced. Because of the numerous risks and uncertainties associated with IP as an asset class, we are unable to accurately predict the timing or amount of increased expenses or when, or if, we will be able to achieve profitability. If we are unable to settle or win lawsuits enforcing our IP rights in a manner that provides revenue to our operations, raise enough capital or obtain other financing for IP litigation investments, IP financing or IP royalties, or execute licensing transactions on behalf of ourselves or third-parties, we may never achieve profitability.

Our limited history makes it difficult to evaluate our business and prospects and may increase the risks associated with your investment.

We are an early-stage IP investment company with a limited operating history upon which you can evaluate our business and prospects. This limited operating history subjects us to a number of risks and uncertainties, including our ability to plan for and predict future growth. Since our inception in March 2024, we have devoted substantially all of our resources and efforts to building our organization, refining our primary IP-focused strategies, and identifying and analyzing potential IP-related transactions, including licensing for our own account and that of third-parties and litigation finance, raising capital and providing general and administrative support for these operations. Additionally, we expect our financial condition and operating results to continue to fluctuate significantly from period to period due to a variety of factors, many of which are beyond our control. Consequently, any predictions you may make about our future success or viability may not be as accurate as they could be if we had a longer operating history.

We may encounter risks and difficulties experienced by growing companies in developing and changing industries, including challenges related to achieving market acceptance, competing against companies with greater financial, organizational and technical resources, competing against entrenched incumbent competitors that have long-standing reputations in the strategies in which we operate, recruiting and retaining qualified employees, and making use of our limited resources. We cannot ensure that we will be successful in addressing these and other challenges that we may face in the future, and our business may be adversely affected if we do not manage these risks appropriately.

In addition, we may encounter unforeseen expenses, difficulties, complications, delays and other known and unknown factors and risks frequently experienced by litigation in the intellectual property field. If we do not adequately address these risks and difficulties or successfully make such a transition, it could have a material adverse effect on our business. Even if this offering is successful, we will require additional funding in order to finance our business. If we are unable to raise capital when needed, or on acceptable terms, we could be forced to delay, reduce or eliminate certain IP-related strategies.

Our operations have consumed cash since inception, and our expenses will continue to increase in connection with our ongoing activities, particularly as we monetize IP through licensing and enforcement strategies (including litigation investment). Additionally, we will need to continue to finance all IP-related strategies, each of which consume substantial resources, with IP finance, IP royalty acquisitions and IP litigation investment being constant consumers of capital. To date, we have funded our operations principally through private financings. We expect our expenses to increase in connection with our ongoing activities, particularly as we continue to grow each of our business lines.

Furthermore, upon the completion of this offering, we expect to incur additional costs associated with operating as a public company. Accordingly, we will need to obtain substantial additional funding in connection with our continuing operations. If we are unable to raise capital when needed or on attractive terms, we could be forced to delay, reduce or eliminate one or all of our business lines, or grow them in a manner that causes a substantial decrease in the value of our Company Common Stock.

As of March 31, 2025, we had a cash balance of $6,446,448. Without giving effect to the anticipated net proceeds from this offering, based on our current operating plan we expect that our existing cash and cash equivalents will be sufficient to fund our planned operating expenses and capital expenditures beyond one year from the issuance date of our financial statements.

We have based this estimate on assumptions that may prove to be wrong, and we could utilize our available capital resources sooner than we expect. Our operating plans and other demands on our cash resources may change as a result of many factors currently unknown to us, and we may need to seek additional funds sooner than planned, through public or private equity or debt financings or other capital sources, including potential joint-ventures, partnerships, licenses and other similar arrangements. We may also raise additional financing on an opportunistic basis in the future. We expect to continue to expend significant resources for the foreseeable future. In addition, we may seek additional capital due to favorable market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. Attempting to secure additional financing may divert our management from our day-to-day activities, which may adversely affect our ability to develop our product candidates. Our future capital requirements will depend on many factors, including but not limited to:

•        our ability to successfully identify, analyze, negotiate and close IP-related transactions;

•        the costs associated with acquiring, enforcing or licensing additional IP owned by us, or by third parties that we have a contractual relationship with;

•        the timing and funding requirements for our IP financing, IP royalty acquisitions and IP tactical opportunity businesses;

•        the timing and revenue, if any, received from our IP-related businesses;

•        expenses to attract, hire and retain skilled personnel;

•        the costs of operating as a public company;

•        the effect of competition;

•        the extent to which we acquire or invest in IP assets, businesses, products and technologies; and

•        changes in interest rates.

Our ability to raise additional funds will depend on financial, economic, political and market conditions and other factors, over which we may have no or limited control. Our ability to raise additional funds may be adversely impacted by potential worsening global economic conditions and the recent disruptions to, and volatility in, the credit and financial markets in the United States and worldwide. Additional funds may not be available when we need them, on terms that are acceptable to us, or at all. If we fail to obtain necessary capital when needed on acceptable terms, or at all, it could force us to delay, limit, reduce or terminate one or all of our IP-related strategies or other operations. Because of the numerous risks and uncertainties associated with IP investments, we are unable to predict the timing or amount of our working capital requirements or when or if we will be able to achieve or maintain profitability.

Accordingly, we may need to continue to rely on additional financing to achieve our business objectives and adequate additional financing may not be available to us on acceptable terms, or at all.

Raising additional capital may cause dilution to our stockholders, including purchasers of our securities in this offering, restrict our operations or require us to relinquish certain rights.

Until such time, if ever, as we can generate substantial revenue, we expect to finance our operations with our existing cash and cash equivalents, the net proceeds from this offering, any future equity or debt financings and contractual payments, if any, received. We do not have any committed external source of funds. If we raise additional capital through the sale of equity, equity-like or convertible debt securities, your ownership interest will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect your rights as a holder of our Company Common Stock. In addition, the possibility of such issuance may cause the trading price of our Company Common Stock to decline. Debt financing and preferred equity financing, if available, may result in increased fixed payment obligations and involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures, declaring dividends or acquiring, selling or licensing intellectual property rights or assets, which could adversely impact our ability to conduct our business.

If we raise additional funds through joint ventures, partnerships or other similar relationships with third parties, we may have to relinquish valuable rights to our intellectual property, technologies, future revenue streams or agree to terms that may not be favorable to us and/or that may reduce the value of our common stock. In addition, we may be required to give up control as it relates to certain strategic and tactical decisions that would otherwise enhance the value of our common stock. We could also be required to seek funds through joint ventures, partnerships or other similar arrangements at an earlier stage than otherwise would be desirable. Any of these occurrences may have a material adverse effect on our business, operating results and prospects.

Risks related to our business

General

We rely on a few key employees whose absence or loss could adversely affect our business.

Many key responsibilities within our business have been assigned to a small number of employees. The loss of their services could adversely affect our business. In particular, the loss of the services of one or more members of our executive team, including our chief executive officer and chief financial officer, could disrupt our operations. We do not maintain “key person” life insurance policies on any of our employees. As a result, we are not insured against any losses resulting from the death of our key employees.

Our success depends on our ability to source suitable IP assets to finance, to source underutilized IP for monetization campaigns and to develop the market for, and source transactions for IP royalty acquisitions, outside pharmaceuticals and music, and our failure to do so could have a material adverse effect on our business, financial position, results of operations and/or liquidity.

Our success depends on our ability to source IP assets to finance, whether litigation or for traditional investment, source undervalued and underutilized IP for monetization campaigns, to acquire or monetize on behalf of third-parties, and source transactions for IP royalty acquisitions, that will be successful and generate revenue, which in turn depends upon the conclusion by management and realization of suitable opportunities. Our management team, along with their networks, are largely responsible for sourcing these opportunities for us to finance and/or monetize. There can be no assurance that we will be successful in sourcing suitable assets in a timely manner or at all or in sourcing a sufficient number of suitable assets that meet our diversification, underwriting, allocation and other requirements. Our ability to select such assets depends on the availability of desirable opportunities, which is subject to market conditions, demand, pricing, competition and other factors outside our control, including changes in regulations in various jurisdictions in which we operate and limitations on our ability to perform adequate due diligence, among other things. A failure by us to identify and select suitable assets to transact with could have a material adverse effect on our business, financial position, results of operations and/or liquidity.

The estimates of market opportunity and forecasts of market growth included in this prospectus may prove to be smaller than we believe, and even if the markets in which we compete achieve the forecasted growth, our business may not grow at similar rates, or at all.

We intend to initially focus on monetization opportunities, including licensing IP owned/acquired by subsidiaries and affiliates as well as third-party IP, and financing litigation with respect to acquired IP and third-party IP, and expanding into IP financing, royalty acquisitions and tactical opportunities as our balance sheet, cash flows and results from operations allow.

Our projections of addressable market are based on our estimates of third-party researchers. Market opportunity estimates and growth forecasts included in this prospectus are subject to significant uncertainty and are based on assumptions and estimates. These estimates, which have been derived from a variety of sources, including third-party market research, and may prove to be incorrect. Our market opportunity may also be limited by future competitors in this space. If any of our estimates prove to be inaccurate, the market opportunity that we or our strategic partners believe is available could be significantly diminished and have an adverse material impact on our business.

We may become exposed to costly and damaging lawsuits as a result of our IP monetization businesses.

We are exposed to potential lawsuits that are inherent in the ownership, financing and licensing of IP related assets. While we currently have no claims filed against us, our businesses rely heavily on various enforcement techniques — whether seeking to monetize IP owned by subsidiaries and affiliates of ours or third-party IP, defaults as they may relate to financings, and non-payment — all of which may expose us to liability claims. Any claims against us, regardless of their merit, could be difficult and costly to defend and could materially adversely affect our overall profitability.

Even successful defense against such claims could require significant financial and management resources. Regardless of the merits or eventual outcome, such claims may result in: decreased demand for our services; injury to our reputation; costs to defend the related litigation; a diversion of management’s time and our resources; substantial monetary awards; loss of revenue; exhaustion of any available insurance and our capital resources; the inability to monetize such intellectual property; and a decline in our share price.

Additionally, we may be party to costly and timely lawsuits in order to maintain and enforce our rights and related claims. Lawsuits are often costly and time-intensive, and we may not ultimately be successful in protecting our rights.

Our reliance on a limited number of assets and operations may adversely affect our business, financial condition and results of operation.

As we are early in our development as a company, our monetizable asset portfolio comprising IP owned by subsidiaries and affiliates of ours or IP owned by third-party IP, is not, and may never be, diversified by geographic region, technology, or other criteria. Our limited amount of assets and operations may adversely affect our business, financial condition and results of operations. Any significant deterioration in the expected or actual cash flows from our asset portfolio could adversely affect our business, financial condition or results of operations.

Our information technology systems, or those used by our third-party contract research organizations or other contractors or consultants, may fail or suffer security breaches.

We are increasingly dependent upon information technology systems, infrastructure and data to operate our business. In the ordinary course of business, we collect, store and transmit confidential information (including but not limited to intellectual property, proprietary business information and personal information). It is critical that we do so in a secure manner to maintain the confidentiality and integrity of such confidential information. We also have outsourced elements of our operations to third parties, and as a result we rely on the information technology systems of and manage a number of third-party contractors who have access to our confidential information.

Despite the implementation of security measures, our information technology systems and those of our service providers, contractors and consultants are vulnerable to attack and damage or interruption from a variety of threats, including computer viruses and malware (e.g., ransomware), malicious code, natural disasters, terrorism, war, telecommunications and electrical failures, hacking, cyberattacks, phishing attacks and other social engineering schemes, employee theft or misuse, human error, fraud, denial or degradation of service attacks, sophisticated national-state and nation-state-supported actors or unauthorized access or use by persons inside our organization, or persons with access to systems inside our organization.

We and certain of our service providers may be from time to time subject to cyberattacks and security incidents. Although to our knowledge we have not experienced any such material system failure, accident or security breach to date, if such an event were to occur and negatively affect our operations, it could result in a material disruption of our development programs and our business operations. Further, we cannot assure that our data protection efforts and our investment in information technology will prevent significant breakdowns, data leakages, breaches in our systems or other cyber incidents that could have a material adverse effect upon our reputation, business, operations or financial condition. The risk of a security breach or disruption, particularly through cyberattacks or cyber intrusion, including by computer hackers, foreign governments and cyber terrorists, has generally increased as the number, intensity, and sophistication of attempted attacks and intrusions from around the world have increased. Furthermore, because the techniques used to obtain unauthorized access to, or to sabotage, systems change frequently and often are not recognized until launched against a target, we may be unable to anticipate these techniques or implement adequate preventative measures. We may also experience security breaches that may remain undetected for an extended period. Even if identified, we may be unable to adequately investigate or remediate incidents or breaches due to attackers increasingly using tools and techniques that are designed to circumvent controls, to avoid detection, and to remove or obfuscate forensic evidence. To the extent that any disruption or security incident were to result in an actual or perceived loss of, or damage to, our data or applications, or inappropriate disclosure of confidential or proprietary information, we could incur liability and the further development and commercialization of our product candidates could be delayed.

We and the third parties upon which we rely may be subject to a variety of evolving threats, including but not limited to social-engineering attacks (including through deep fakes, which may be increasingly more difficult to identify as fake, and phishing attacks), malicious code (such as viruses and worms), malware (including as a result of advanced persistent threat intrusions), denial-of-service attacks (such as credential stuffing), credential harvesting, personnel misconduct or error, ransomware attacks, supply-chain attacks, software bugs, server malfunctions, software or hardware failures, loss of data or other information technology assets, adware, telecommunications failures, earthquakes, fires, floods, and other similar threats.

Furthermore, significant disruptions of our internal information technology systems or those of our third-party service providers, or security breaches could result in the loss, corruption, misappropriation, and/or unauthorized access, use, or disclosure of, or the prevention of access to, confidential information (including trade secrets or other intellectual property, proprietary business information, and personal information), which could result in financial, legal, business, and reputational harm to us. Further, our insurance coverage may not be sufficient to cover the financial, legal, business or reputational losses that may result from an interruption or breach of our systems.

We rely on third-party service providers and technologies to operate critical business systems to process sensitive information in a variety of contexts, including, without limitation, cloud-based infrastructure, data center facilities, encryption and authentication technology, employee email, and other functions. Our ability to monitor these third parties’ information security practices is limited, and these third parties may not have adequate information security measures in place. If our third-party service providers experience a security incident or other interruption, we could experience adverse consequences. While we may be entitled to damages if our third-party service providers fail to satisfy their privacy or security-related obligations to us, any award may be insufficient to cover our damages, or we may be unable to recover such award.

Our contracts may not contain limitations of liability, and even where they do, there can be no assurance that limitations of liability in our contracts are sufficient to protect us from liabilities, damages, or claims related to our data privacy and security obligations. We cannot be sure that our insurance coverage will be adequate or sufficient to protect us from or to mitigate liabilities arising out of our privacy and security practices, that such coverage will continue to be available on commercially reasonable terms or at all, or that such coverage will pay future claims.

Our business may be subject to interest rate, foreign exchange and inflation and banking industry risk.

To the extent we borrow money under a credit facility in the future or hold our investments in money market accounts and marketable securities with variable interest rates, or obtain licenses or judgments in foreign currencies, we may be subject to interest rate fluctuation exposure through any such borrowings, investments and proceeds. In addition, the discontinuation, modification or other reform of any reference rate, such as the Secured Overnight Financing Rate (“SOFR”), could create uncertainty or increase our interest expense. To the extent that interest rates generally increase, our borrowing costs may increase and our leverage strategy will become more costly, leading to diminished net profits.

Certain licensed products (products that require a license to one or more patents in order to be made, used, sold, or offered for sale) may pay royalties in currencies other than U.S. dollars, which creates foreign currency risk primarily with respect to the Euro, Canadian dollar, British pound, Swiss franc and Japanese yen, among others, as our functional and reporting currency is the U.S. dollar. In addition, our results of monetization related to the underlying licensed patents may be subject to foreign currency exchange risk through transactional exposure resulting from movements in exchange rates between the time we recognize any royalty income or royalty revenue and the time at which a transaction settles, or we receive any royalty payment.

We rely on third parties to assist us in identifying, analyzing, and executing our intellectual property-based transactions. If these third parties do not successfully carry out their contractual duties, perform in the manner we expect or meet expected deadlines, our ability to execute on any (or all) of our business strategies may be adversely affected.

We may rely upon third parties to assist in identifying, analyzing, and executing our intellectual property-based transactions. Specifically, we rely on, and will continue to rely on, companies, bankers, brokers, counsel, consultants, accountants and experts, among others. These third parties play a significant and important role in our operations. Though we expect to carefully manage our relationships with these third parties, there can be no assurance that we will not encounter challenges or delays in the future, or that these delays or challenges will not have a material adverse impact on our business, financial condition and prospects. Further, while we have and will have agreements governing the activities of our third-party contractors, we have limited influence over their actual performance.

There is no guarantee that any of our third parties will devote adequate time and resources to our operations or perform as contractually required. If any of these third parties fails to meet expected deadlines or otherwise perform in a substandard manner, our ability to successfully execute and deliver the expected returns for us, and our stockholders, may be delayed, diminished or lost completely.

In addition, our third parties may have the right to terminate their agreements with us under certain circumstances. If any of our relationships with these third parties terminate, we may not be able to enter into arrangements with alternative third parties on commercially reasonable terms or at all. Switching or adding additional third parties involves additional cost and requires our management’s time and focus, and such new third parties may not be equally competent as the party replaced. As a result, delays occur, which can materially impact our ability to meet our desired timelines and transactional initiatives. Though we work to carefully manage our relationships with our third parties, there can be no assurance that we will not encounter challenges or delays in the future or that these delays or challenges will not have a material adverse impact on our business, financial condition and prospects.

Data security and integrity are critically important to our business, and cybersecurity incidents-including cyberattacks, breaches of security, unauthorized access to or disclosure of confidential information, business disruption, or the perception that confidential information is not secure-could result in a material loss of business, regulatory enforcement, substantial legal liability and/or significant harm to our reputation, which could have a material adverse effect on our business, financial condition and results of operations.

Improper access to, misappropriation, destruction or disclosure of confidential, personal or proprietary data could result in significant harm to our reputation or the reputation of any of our businesses.

The security and protection of our and our partners’ data is one of our top priorities. We have devoted significant resources to maintain and regularly upgrade the wide array of physical, technical and contractual safeguards that we and they employ to provide security around the collection, storage, use, access and delivery of information we and they possess. We have implemented various measures to manage the risks related to system and network security and disruptions, but an actual or perceived security breach, a failure to make adequate disclosures to the public or relevant agencies following any such event or a significant and extended disruption in the functioning of information technology systems could damage our reputation and cause us to lose opportunities or clients, adversely impact our operations, sales or results of operations and require us to incur significant expense to address and remediate or otherwise resolve such issues.

Although we have not incurred material losses or liabilities to date as a result of any breaches, unauthorized disclosure, loss or corruption of our data, such events could result in proprietary, confidential or otherwise protected information being lost or stolen, including client, employee or business data, disrupt our operations, subject us to substantial regulatory and legal proceedings and potential liability and fines, result in a material loss of business and/or significantly harm our reputation. If we are unable to efficiently manage the vulnerability of our systems and effectively maintain and upgrade system safeguards, we may incur unexpected costs and certain of our systems may become more vulnerable to unauthorized access.

Due to concerns regarding data privacy and security, a growing number of legislative and regulatory bodies have adopted breach notification and other requirements in the event that information subject to such laws is accessed by unauthorized persons and additional regulations regarding the use, access, accuracy and security of such data are possible. Complying with such numerous and complex regulations can be expensive and difficult, and failure to comply with these regulations could subject us to regulatory scrutiny and liability. In many jurisdictions, including North America and the European Union, we may in the future be subject to laws and regulations relating to the collection, use, retention, security and transfer of this information including the European Union and United Kingdom General Data Protection Regulation regimes. California also enacted legislation, the California Consumer Privacy Act of 2018 (“CCPA”) and the related California Privacy Rights Act (“CPRA”) that afford California residents expanded privacy protections and a private right of action for security breaches affecting their personal information. Since then, many other U.S. states have passed comprehensive data privacy laws and this number will likely continue to grow. These and other similar laws and regulations are frequently changing and are becoming increasingly complex and sometimes conflict among the various jurisdictions and countries in which certain of our operating companies provide services both in terms of substance and in terms of enforceability. This makes compliance challenging and expensive. If we are unable to protect our computer systems, software, networks, data and other technology assets it could have a material adverse effect on our or their business, financial condition and results of operations, and ultimately the value of our business.

We are restricted on disclosing privileged information.

In order to make our investment decisions and conduct our ongoing asset monitoring, we may receive privileged information from our partners and clients. Such privileged information can lose its protection and become accessible to a litigation opponent if it is disclosed (a concept called “waiver” in the United States), which could have detrimental consequences for the litigant. We are entitled to receive such privileged information but are under a strict obligation to protect it to minimize the risk of waiver. Among other things, this obligation requires us to tightly restrict access to the privileged information itself and conclusions drawn from it. As a result, we do not release asset valuations of ongoing matters underlying our assets, including partially concluded matters, and we are similarly unable to provide other asset-specific information about our portfolio unless such information becomes publicly available through other means.

Intellectual Property

Intellectual property is subject to evolving legislation, regulations, and rules associated with patent law.

Investments and acquisitions related to IP and the enforcement and monetization activities related thereto are costly, time-consuming and inherently uncertain. Patent rights may be affected by developments or uncertainty in U.S. or foreign statutes, case law, U.S. Patent and Trademark Office (“USPTO”) rules and regulations and the rules and regulations of foreign patent offices.

Potential changes to certain U.S. and international laws, rules and regulations may occur in the future, some or all of which may affect our investments, and may require us to reevaluate and modify our asset identification and investment activities. For example, the European Commission (“EC”) has initiated a review of the EU’s IP policies as they relate to standard essential patent (“SEPs”) and fair, reasonable and non-discriminatory licensing terms (“FRAND”). This review is currently being discussed and debated inside the European Parliament and the European Council and any change to the legal or regulatory landscape as a result of this review could impact our ability to negotiate license agreements on favorable terms or at all, while also limiting the potential legal remedies and materially impacting our business. Further, legislation designed to reduce the value of SEPs and alter the U.S. patent system, including legislation designed to reduce the jurisdiction and remedial authority of the United States International Trade Commission (the “USITC”), has periodically been introduced in Congress.

Any potential changes in the law, IP rights policies of standards bodies or other developments that reduce the available forums or the types of relief available in such forums (such as injunctive relief), restrict permissible licensing practices (such as our ability to license on a worldwide portfolio basis) or that otherwise cause us to seek alternative forums (such as arbitration or state court), would make it more difficult for us to grow our licensing and enforcement financing businesses.

Rulings in IP legal proceedings that we engage in, as well as those of third parties, may affect our strategies for enforcement, licensing and royalty rate setting and enforcement. For example, in the past, the USITC and U.S. courts, including the U.S. Supreme Court, have taken actions that have been viewed as unfavorable to patentees. Decisions that occur in the U.S. or in international forums may change the law applicable to various patent law issues, such as, for example, patentability, validity, claim construction, patent exhaustion, patent misuse, permissible licensing practices, available forums, and remedies such as damages and injunctive relief, in ways that are detrimental to the ability of patentees to enforce patents and obtain suitable relief.

In addition, U.S. Supreme Court rulings have narrowed the scope of patent protection available in certain circumstances and weakened the rights of patent owners in certain situations. In addition to increasing uncertainty with regard to our ability to obtain patents in the future, these rulings have created uncertainty with respect to the value of patents once obtained. Depending on decisions by Congress, the federal courts, the USPTO and the relevant law-making bodies in other countries, the laws and regulations governing patents could change in unpredictable ways that would weaken our ability to obtain new patents or to enforce our existing patents and patents that we might obtain in the future. We cannot predict how any patent portfolios that we invest in will be interpreted by the courts and future decisions by Congress, the federal courts or the USPTO may impact the value of such patents.

Similarly, changes in patent laws and regulations in other countries or jurisdictions or changes in the governmental bodies that enforce them or changes in how the relevant governmental authority enforces patent laws or regulations may weaken our ability to enforce patents that we may invest in or that our subsidiaries and affiliates may acquire. For example, the complexity and uncertainty of European patent laws have increased in recent years. In Europe, a new unitary patent system took effect June 1, 2023, which will significantly impact European patents, including those granted before the introduction of such a system. Under the unitary patent system, European applications have the option, upon grant of a patent, of becoming a Unitary Patent which will be subject to the jurisdiction of the Unitary Patent Court (the “UPC”). As the UPC is a new court system, there is little precedent for the court, increasing the uncertainty of any litigation. Patents granted before the implementation of the UPC have the option of opting out of the jurisdiction of the UPC over the first seven years of the court’s existence and remaining as national patents in the UPC countries. Patents that remain under the jurisdiction of the UPC will be potentially vulnerable to a single UPC-based revocation challenge that, if successful, could invalidate the patent in all countries who are signatories to the UPC. We cannot predict with certainty the long-term effects of any potential changes.

Finally, it is difficult to predict the outcome of patent enforcement litigation at the trial level and outcomes can be unfavorable. It can be difficult to understand complex patented technologies, and as a result, this may lead to a higher rate of unfavorable litigation outcomes. Moreover, in the event of a favorable outcome, there is often a higher rate of successful appeals in patent enforcement litigation than more standard business litigation. Such appeals are expensive and time-consuming, resulting in increased costs and a potential for delayed or foregone revenue opportunities in the event of modification or reversal of favorable outcomes. We cannot predict with reliability the decisions made by juries and trial courts.

Obtaining and maintaining patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

Periodic maintenance fees on any issued patent are due to be paid to the USPTO and foreign patent agencies in several stages over the lifetime of the patent. The USPTO and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. Noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. Noncompliance events that could result in abandonment or lapse of a patent or patent application include failure to respond to official actions within prescribed time limits, non-payment of fees and failure to properly legalize and submit formal documents.

The lives of the patents we invest in may not be sufficient to effectively protect our investments.

Patents have a limited lifespan. In the United States, if all maintenance fees are paid timely, the natural expiration of a patent is generally 20 years after its first effective filing date. Although various extensions may be available, the life of a patent, and the protection it affords, is limited. As a result, a patent portfolio may not provide us with sufficient time to fully monetize. In addition, although upon issuance in the United States a patent’s life can be increased based on certain delays caused by the USPTO, this increase can be reduced or eliminated based on certain delays caused by the patent applicant during patent prosecution.

A patent term extension for patents covering pharmaceuticals based on regulatory delay may be available in the United States. However, only a single patent can be extended for each regulatory approval, and any patent can be extended only once, for a single pharmaceutical product. Patent term extension cannot extend the remaining term of a patent beyond a total of 14 years from the date of product approval, or 5 years from the expiration date of the patent to be extended. Moreover, the scope of protection during the period of the patent term extension does not extend to the full scope of the claim, but instead only to the scope of the product as approved. Laws governing analogous patent term extensions in foreign jurisdictions vary widely, as do laws governing the ability to obtain multiple patents from a single patent family. Additionally, if an IP owner does not obtain patent term extension and data exclusivity for any of our current or future pharma-related IP asset investments, our business may be materially harmed. Pharma IP owners may not receive an extension if they fail to exercise due diligence during the testing phase or regulatory review process, apply within applicable deadlines, fail to apply prior to expiration of relevant patents or otherwise fail to satisfy applicable requirements. If our investment assets do not have sufficient patent life the relevant products, our business, and results of investment strategies may be adversely affected.

The patent portfolios we invest in may be subject to claims challenging the inventorship or ownership.

The patentees that we partner with may be subject to claims that former employees, collaborators or other third parties have an interest in the patents or other intellectual property as an inventor or co-inventor. The failure to name the proper inventors on a patent application can result in the patents issuing thereon being unenforceable. Inventorship disputes may arise from conflicting views regarding the contributions of different individuals named as inventors, the effects of foreign laws where foreign nationals are involved in the development of the subject matter of the patent or as a result of questions regarding co-ownership of potential joint inventions. Alternatively, or additionally, patentees may enter into agreements to clarify the scope of their rights in such intellectual property. We may engage in the financing of litigation to defend against these and other claims challenging inventorship. If those litigations are not successful, in addition to paying monetary damages, the patent owner may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, valuable intellectual property. Such an outcome could have a material adverse effect on our business.

We or our licensors may have relied on third-party consultants or collaborators or on funds from third parties, such as the U.S. government, such that our subsidiaries and affiliates or our licensors are not the sole and exclusive owners of the patents we are investing in. If other third parties have ownership rights or other rights to the patents that we invest in, they may be able to license such patents to competitors. This could have a material adverse effect on our competitive investment position, business, financial conditions, results of operations and prospects.

IP Litigation Investment

Litigation outcomes are risky and difficult to predict, and a loss in a litigation matter may result in the total loss of our capital associated with that matter.

It is difficult to predict the outcome of litigation, particularly complex commercial litigation of the type in which we focus. We typically advance capital to the IP owner (which, in some cases, may be us or an entity affiliated with us) and/or on behalf of the IP owner (which, in some cases, may be us or an entity affiliated with us), with only the underlying IP as security and are therefore highly dependent on a positive, cash-generative outcome in the underlying litigation matter in order to recover our principal and earn a return. If the IP owner is unsuccessful in the underlying litigation matter, if the damages awarded are less than we expect or if it is not possible to successfully enforce a favorable judgment, we could suffer a variety of adverse consequences, including the total loss of our deployed capital and, in some jurisdictions, liability for the adverse costs of the successful party to the litigation. In addition, to the extent we have provided insurance coverage in respect of adverse cost risk in the matter, a loss resulting from an adverse outcome would be compounded with additional adverse cost loss. Unfavorable outcomes in litigation matters we have financed could, individually or in the aggregate, have a material adverse effect on our business, financial position, results of operations and/or liquidity.

Our revenues, earnings and cash flows can vary materially between periods as both the timing of resolution and the outcome of litigation matters are difficult to predict.

Our revenues, earnings and cash flows can vary materially from period to period due to the nature of our IP litigation investment business, including the fact that litigation matters often take several years to resolve (depending on jurisdiction) and the processes involved are subject to change and uncertainty. We are unable to control the progress of such assets because the timing depends upon parties working through the legal systems in various jurisdictions. As a result, the timelines for our receipt of any potential return on our deployed capital and the related cash inflows can be long and may be difficult to predict. Events or conditions that have not been anticipated may occur and may have a significant effect on the outcome or process of a litigation matter, which may reduce the actual return on deployed capital. Moreover, the substantive or procedural law relevant to the litigation matters may change after we have committed capital. The time, complexity and expense involved in the enforcement of judgments and the release of funds held in escrow pending the resolution of a litigation matter, also affect our cash flows. All of these factors contribute to potentially significant volatility in our financial performance and could impact the future trading price of our securities. In addition, we cannot assure you that we will generate cash flows from deployed capital in litigation finance in an amount sufficient to enable us to meet all of our obligations or to fund our working capital, asset and other business needs.

Patent litigation is inherently risky because courts may find our patents invalid, not infringed, or unenforceable, and the USPTO, or other relevant patent office, may either invalidate our patents or materially narrow the scope of their claims during the course of a reexamination, opposition or other such proceeding.

Patent litigation is inherently risky and may result in the invalidation of the patents at issue. It is difficult to predict the outcome of patent enforcement litigation at any level. Although we diligently evaluate any litigation financing opportunity before we engage, we cannot predict with significant reliability the decisions made by juries and trial courts. At the trial level, it is often difficult for juries and trial judges to understand complex, patented technologies, and as a result, there is a higher rate of successful appeals in patent enforcement litigation than more standard business litigation.

In the U.S., the defendant to any case we finance may file as many appeals as allowed by right, including to District Court, the Federal Circuit and the Supreme Court. Such appeals are expensive and time-consuming, and the outcomes of such appeals are sometimes unpredictable, resulting in increased costs and reduced or delayed revenue which could have a material adverse effect on our results of operations and financial condition. These appeals may also result in the invalidation of the patents, which may have an adverse impact on our financial performance.

Additionally, new rules regarding the burden of proof in patent enforcement actions could significantly increase the cost of our enforcement actions and capital requirements, and new standards or limitations on liability for patent infringement could negatively impact our revenue derived from such enforcement actions and the return profile of our IP-related investments. In addition, recent federal court decisions have lowered the threshold for obtaining attorneys’ fees in patent infringement cases and increased the level of deference given to a district court’s fee-shifting determination. These decisions may make it easier for district courts to shift a prevailing party’s attorneys’ fees to a non-prevailing party if the district court believes that the case was weak or conducted in an abusive manner. As a result, defendants in patent infringement actions brought by non-practicing entities may elect not to settle because these decisions make it much easier for defendants to get attorneys’ fees.

In addition, counterparties in patent litigation matters may devote a substantial amount of resources to avoid or limit a finding that they are liable for infringing on our patents or, in the event liability is found, to avoid or limit the amount of associated damages. There is a risk these counterparties may file inter-partes reviews, reexaminations or other proceedings with the USPTO or other government agencies in the United States or abroad in an attempt to invalidate, narrow the scope or render unenforceable the patents. If this were to occur, it may have a significant negative impact on our business.

We continue to monitor and evaluate our strategies for licensing and enforcement investments with regard to these developments; however, any resulting change in such strategies may have an adverse impact on our business and financial condition.

The successful enforcement of IP we may invest in relies in part upon our ability to retain the best legal counsel in order to achieve favorable outcomes from litigation, and they may become conflicted out of representing us or the plaintiff.

The success of our litigation investment business depends in part upon our ability to retain the best legal counsel to coordinate the patent infringement litigation matters. As our IP investment business evolves, we expect it will become more difficult to find the best legal counsel to handle all of our IP matters due in part to potential conflicts of interest. This is because, from time to time, the counterparties to our litigation matters have previously engaged world class law firms that are specialized to the industries of the patents at issue in such matters. These previous engagements may have, or may in the future, result in these firms being conflicted out of representing us or engaging in litigation matters financed by us.

The inability to retain the best legal counsel to represent owners of the IP we invest in may result in unfavorable or adverse outcomes, which may result in losses, exhaustion of financial resources or other adverse effects which could encumber our ability to effectively operate our business or execute our business strategy. We cannot ensure that any of our current or prospective IP litigation matters will result in a favorable outcome for us.

We expect IP litigation-related legal expenses to continue to fluctuate from period to period.

Our IP litigation-related legal expenses may fluctuate based on the factors summarized herein, in connection with future trial dates, international enforcement, strategic patent portfolio investment, licensing and enforcement activities. The pursuit of enforcement actions in connection with our licensing and enforcement programs can involve certain risks and uncertainties, including the following:

•        Increases in IP litigation-related legal expenses associated with infringement litigation, including, but not limited to, increases in costs billed by outside legal counsel for discovery, depositions, economic analyses, damages assessments, expert witnesses and other consultants, re-exam and inter partes review costs, case-related audio/video presentations and other litigation support and administrative costs could increase our operating costs and decrease our profit generating opportunities;

•        IP litigation-related actions are complex and, as a result, we may be required to appeal adverse decisions by trial courts in order to successfully enforce our patents. Moreover, such appeals may not be successful;

•        New legislation, regulations or rules related to enforcement actions, including any fee or cost shifting provisions, could significantly increase our operating costs and decrease our profit generating opportunities. Increased focus on the growing number of patent-related lawsuits may result in legislative changes which increase our costs and related risks of asserting patent enforcement actions;

•        Courts may rule that the IP owners have violated certain statutory, regulatory, federal, local or governing rules or standards by pursuing such enforcement actions, which may expose us to material liabilities, which could harm our operating results and our financial position;

•        The complexity of negotiations and potential magnitude of exposure for potential IP infringers associated with higher quality IP portfolios may lead to increased intervals of time between the filing of litigation and potential revenue events (i.e., Markman dates, trial dates), which may lead to increased legal expenses, consistent with the higher revenue potential of such portfolios; and

•        Fluctuations in overall IP portfolio-related enforcement activities, which are impacted by the portfolio intake challenges discussed above that could harm our operating results and our financial position.

IP Credit Opportunities

Changes in interest rates may affect our cost of capital and net investment income.

General interest rate fluctuations and changes in credit spreads on floating rate loans may have a substantial negative impact on our investments and investment opportunities and, accordingly, may have a material adverse effect on our rate of return on invested capital, our net investment income, our net asset value and the market price of our Company Common Stock. Our IP Credit and IP financing business will include structured investments (as both debt and preferred equity); however, we are prohibited from also owning common equity or derivative securities.

Such investments are expected to have variable interest rates that reset periodically based on benchmarks such as the Secured Overnight Financing Rate, or SOFR, the federal funds rate or prime rate. Rising interest rates could cause borrowers to shift cash from other productive uses to the payment of interest, which may have a material adverse effect on their business and operations and could, over time, lead to increased defaults. Additionally, as interest rates increase and the corresponding risk of a default by borrowers increases, the liquidity of higher interest rate loans may decrease as fewer investors may be willing to purchase such loans in the secondary market in light of the increased risk of a default by the borrower and the heightened risk of a loss of an investment in such loans. All of these risks may be exacerbated when interest rates rise rapidly and/or significantly. Decreases in credit spreads on debt that pays a floating rate of return would have an impact on the income generation of our floating rate assets. Trading prices for debt that pays a fixed rate of return tend to fall as interest rates rise. Trading prices tend to fluctuate more for fixed rate securities that have longer maturities.

Conversely, if interest rates were to decline, borrowers may refinance their loans at lower interest rates, which could shorten the average life of the loans and reduce the associated returns on the investment, as well as require us to incur management time and expense to re-deploy such proceeds, including on terms that may not be as favorable as the initial loans.

In addition, we may borrow to fund our investments, a portion of our net investment income may be dependent upon the difference between the interest rate at which we borrow funds and the interest rate at which we invest these funds. Portions of our investment portfolio and our borrowings may have floating rate components. As a result, significant changes in market interest rates and the incurrence of additional fixed rate borrowings may increase our interest expense. In periods of rising interest rates, such as in the current market, our cost of funds would increase, which would reduce net investment income. We may hedge against interest rate fluctuations by using standard hedging instruments such as interest rate swap agreements, futures, options and forward contracts, subject to applicable legal requirements, including all necessary registrations (or exemptions from registration) with the Commodity Futures Trading Commission. In addition, our interest expense may not decrease at the same rate as overall interest rates because of our fixed rate borrowings, which could lead to greater declines in our net investment income. These activities may limit our ability to participate in the benefits of lower interest rates with respect to the hedged borrowings. Adverse developments resulting from changes in interest rates or hedging transactions could have a material adverse effect on our business, financial condition and results of operations.

Most U.S. dollar, London Interbank Offered Rate, or LIBOR, loans are no longer published after June 30, 2023 although certain synthetic rates will be published through December 31, 2024. The U.S. Federal Reserve, in conjunction with the Alternative Reference Rates Committee, a steering committee comprised of large U.S. financial institutions, supports replacing U.S.-dollar LIBOR with SOR. The transition away from LIBOR to alternative reference rates has been complex and the transition of our remaining loan agreements with portfolio companies to a LIBOR replacement could have a material adverse effect on our business, financial condition and results of operations, including as a result of any changes in the pricing of our investments, changes to the documentation for certain of our investments and the pace of such changes, disputes and other actions regarding the interpretation of current and prospective loan documentation or modifications to processes and systems.

We may be exposed to higher risks with respect to our investments that include OID or PIK interest.

Our investments may include original issue discount (“OID”) and contractual payment in kind (“PIK”) interest, which typically represents contractual interest added to a loan balance and due at the end of such loan’s term. To the extent OID or PIK interest constitute a portion of our income, we are exposed to typical risks associated with such income being required to be included in taxable and accounting income prior to receipt of cash, including the following:

•        OID and PIK instruments may have higher yields, which reflect the payment deferral and credit risk associated with these instruments;

•        OID and PIK accruals may create uncertainty about the source of our distributions to stockholders;

•        OID and PIK instruments may have unreliable valuations because their continuing accruals require continuing judgments about the collectability of the deferred payments and the value of the collateral; and

•        OID and PIK instruments may represent a higher credit risk than coupon loans.

If we make unsecured debt investments, we may lack adequate protection in the event the debtor become distressed or insolvent and will likely experience a lower recovery than more senior debtholders in the event the debtor defaults on its indebtedness.

We may in the future make unsecured debt investments in companies. Unsecured debt investments are unsecured and junior to other indebtedness. As a consequence, the holder of an unsecured debt investment may lack adequate protection in the event the debtor becomes distressed or insolvent and will likely experience a lower recovery than more senior debtholders in the event the debtor defaults on its indebtedness. In addition, unsecured debt investments of small and mid-sized companies are often highly illiquid and in adverse market conditions may experience steep declines in valuation even if they are fully performing.

Our investments may include “covenant-lite” loans, which may give us fewer rights and subject us to greater risk of loss than loans with financial maintenance covenants.

Although the loans in which we expect to invest will generally have financial maintenance covenants, which are used to proactively address materially adverse changes in a portfolio company’s financial performance, we may invest to a lesser extent in “covenant-lite” loans. We use the term covenant-lite to refer generally to loans that do not have financial maintenance covenants. Generally, covenant-lite loans provide borrower companies more freedom to negatively impact lenders because their covenants are incurrence-based, which means they are only tested and can only be breached following an affirmative action of the borrower, rather than by a deterioration in the borrower’s financial condition or operating results. Accordingly, to the extent we invest in covenant-lite loans, we may have fewer rights against a borrower and may have a greater risk of loss on such investments as compared to investments in or exposure to loans with financial maintenance covenants.

IP Royalty Opportunities

The royalty market may not grow at the same rate as it has in the past, or at all, and we may not be able to acquire sufficient royalties to sustain the growth of our royalty vertical.

We anticipate growing our business over time by acquiring royalties. However, we may not be able to identify and acquire a sufficient number of royalties, or royalties of sufficient scale, to invest the full amount of capital that may be available to us in the future, or at our targeted amount and rate of deployment, which could prevent us from executing our growth strategy and negatively impact our business. Changes in the royalty market, including its structure, participants and growth rate, changes in preferred methods of financing and capital raising in the different industries could lead to diminished opportunities for us to acquire royalties, fewer royalties (or fewer royalties of significant scale) being available, or increased competition for royalties. Even if we continue to acquire royalties, they generally will not generate a meaningful return for a period of several years, if at all, due to transaction structures, circumstances relating to the underlying products or other factors. As a result, we may not be able to continue to acquire royalties or otherwise grow our business as we have in the past, or at all.

Acquisitions of royalties from our investments are subject to additional risks and uncertainties.

We are seeking to create a new market for the acquisition of existing IP royalties that we will purchase at a discount from the royalty owner. The royalty acquisition market is well developed in the pharmaceutical and music areas with many large players, but is far less developed (in the patent space) in other areas. There can be no assurance that our assumptions around the value of the royalties we acquire will prove correct, or that such products underlying the royalties will achieve commercial success or result in royalties consistent with our estimates.

Information available to us about the products underlying the royalties we intend to buy may be limited and therefore our ability to analyze the products and their potential future cash flow may be similarly limited.

We may have limited information concerning the products generating the royalties we are evaluating for acquisition. The information we have regarding the products following our acquisition of a royalty may be limited to the information that is available in the public domain. Therefore, there may be material information that relates to such products that we would like to know but do not have and may not be able to obtain. For example, we do not always know the results of studies conducted by marketers of the products from which the royalties stem or studies performed by others, or the nature or amount of any complaints from users of such products. In addition, the market data that we obtain independently may also prove to be incomplete or incorrect. Due to these and other factors, the actual cash flow from a royalty may be significantly lower than our estimates.

Our future income from royalty acquisitions is dependent upon numerous royalty-specific assumptions and, if these assumptions prove not to be accurate, we may not achieve our expected rates of returns.

Our royalty acquisition business model will be based on multiple-year internal and external forecasts regarding sales and numerous asset-specific assumptions in connection with each royalty acquisition, including where we have limited information regarding the products. There can be no assurance that the assumptions underlying our financial models, including those regarding sales or competition, patent expirations, exclusivity terms, license terms or license terminations for the products being evaluated, are accurate. These assumptions involve a significant element of subjective judgment and may be, and in the past have been, adversely affected by post-acquisition changes in market conditions and other factors affecting the underlying product. The risks relating to these assumptions may be exacerbated for development-stage candidates due to the uncertainties around their development, labeling, commercialization timing, manufacturing and supply, competing products or related factors. Our assumptions regarding the financial stability or operational or marketing capabilities of the partner obligated to pay us royalties may also prove to be incorrect. Due to these and other factors, the future products may not generate expected returns or returns in line with our historical financial performance or in the time periods we expect or at all, which could adversely affect our business, financial condition or results of operation.

We may make assumptions regarding the royalty duration for terms that are not contractually fixed, and a shortened royalty term could result in a reduction in the effective interest rate, a decline in income from royalties, significant reductions in royalty payments compared to expectations, or a permanent impairment.

In accordance with generally accepted accounting principles in the United States (“GAAP”), we will classify most royalty assets that we acquire as financial assets that are measured at amortized cost using the prospective effective interest method described in ASC 835-30. The effective interest rate is calculated by forecasting the expected cash flows to be received over the life of the asset relative to the initial invested amount, net of any purchased receivables. A critical component of such forecast will be our assumptions regarding duration of the royalty.

The royalty duration is important for purposes of accurately measuring interest income over the life of a royalty. In making assumptions around the royalty duration for terms that are not contractually fixed, we consider the strength of existing patent protection, geographical exclusivity periods and potential patent term extensions tied to the underlying product.

The duration of a royalty usually varies on a country-by-country basis and can be based on a number of factors, such as patent expiration dates, whether the product is sold singly or in combination, regulatory exclusivity, years from first commercial sale of the patent-protected product, or other terms set out in the contracts governing the royalty. It is common for royalty durations to expire earlier or later than anticipated due to unforeseen positive or negative developments over time, including with respect to the granting of patents and patent term extensions, the invalidation of patents, claims of patent misuse, litigation between the party controlling the patents and third party challengers of the patents, the ability of third parties to design around or circumvent valid patents, the granting of regulatory exclusivity periods or extensions, timing for the arrival of competitor products, changes to legal or regulatory regimes, product life cycles, and industry consolidations.

If an unexpected shortening of a royalty term were to occur, it could result in a reduction in the effective interest rate for the asset, a decline in income from royalties, and a significant reduction in royalty payments compared to expectations, or a permanent impairment.

Our future royalties may be classified as financial assets that are measured at amortized cost using the effective interest method as a result of which our GAAP results of operations can be volatile and unpredictable.

In accordance with GAAP, most of the royalties we acquire may be treated as investments in cash flow streams and are thus classified as financial assets. Under this classification, our financial royalty assets are treated as having a yield component that resembles loans measured at amortized cost under the effective interest accounting methodology. Under this accounting methodology, we calculate the effective interest rate on each financial royalty asset using a forecast of the expected cash flows to be received over the life of the financial royalty asset relative to the initial acquisition price. The yield, which is calculated at the end of each reporting period and applied prospectively, is then recognized via accretion into our income at the effective rate of return over the expected life of the financial royalty asset.

As a result of the non-cash charges associated with the application of the effective interest method accounting methodology, our income statement activity in respect of many of our royalties can be volatile and unpredictable. Small declines in sell-side equity research analysts’ consensus sales forecasts over a long time horizon can result in an immediate non-cash income statement expense recognition, even though the applicable cash inflows will not be realized for many years into the future.

We face competition in acquiring royalties and locating suitable royalties to acquire.

There are a limited number of suitable and attractive opportunities to acquire high-quality royalties. Therefore, competition to acquire such royalties is intense and may increase. We compete with other potential acquirers for these opportunities, including companies that market the products on which royalties are paid, investment vehicles and other pools of capital, financial institutions, institutional investors (including sovereign wealth and pension funds) and others. These competitors may be able to access lower cost capital, may be larger than us, may have relationships that provide them access to opportunities before us, or may be willing to acquire royalties for lower projected returns than we are.

Products on which we may acquire royalty streams may also be subject to substantial competition.

The length of any product’s commercial life cannot be predicted with certainty. The products on which we may acquire a royalty stream may be rendered obsolete or non-competitive by new or alternate products or improvements made to existing products on which we are not entitled to a royalty, either by the current marketer of such products or by another marketer. Current marketers of products may undertake these development efforts in order to improve their products or to avoid paying our royalty. Adverse competition, obsolescence or governmental and regulatory action could significantly affect the revenues, including royalty-related revenues, of the products which generate our royalties.

Competitive factors affecting the market position and success of each product include:

•        price, including third-party insurance reimbursement policies;

•        timing, introduction and marketer support of the product;

•        efficacy and execution of marketing and commercialization strategy;

•        market acceptance;

•        manufacturing, supply and distribution;

•        governmental regulation, including price caps;

•        intellectual property protection and exclusivity; and

•        product liability claims.

Products on which we may acquire a royalty stream, or other interest, may be rendered obsolete or non-competitive by new or alternate products, improvements on existing products, marketing or commercialization strategies, or governmental or regulatory action. In addition, as companies increasingly devote significant resources to innovate next-generation products, products on which we may have a royalty may become unattractive to commercialize or obsolete. If a product’s market acceptance is diminished or it is withdrawn from the market, continuing payments with respect to those products may not be made on time or at all, which may affect our ability to realize the benefits of the royalty receivable or other interest in such product and may result in us incurring asset impairment charges. Further, any product for which we acquire a royalty receivable or other interest that competes with a similar product must demonstrate compelling advantages in efficacy, convenience, tolerability and safety in order to overcome price competition and to be commercially successful. Any of these developments could adversely affect products on which we may acquire a royalty, and consequently could adversely affect our business, financial condition or results of operations.

Sellers of products that generate our future royalties may be outside of our control.

In the case of our royalty receivables, our cash flow will consists primarily of payments supported by royalties paid by sellers. These sellers may have interests that are different from our interests. For example, these sellers may be motivated to maximize their overall income by allocating resources to other products and, in the future, may decide to focus less attention on the products generating our royalties or by allocating resources to develop products that do not generate royalties to us. There can be no assurance that any seller or person with whom the seller has a working relationship has adequate resources or motivation to continue to produce, market and sell the products generating our royalties. Aside from any limited audit rights relating to the activities of the sellers that we may have in certain circumstances pursuant to the terms of our arrangements with the licensor, we may not have oversight rights with respect to the sellers’ operations and do not have rights allowing us to direct their operations or strategy nor do our agreements contain performance standards for their operations. The calculation of the royalty payments is subject to and dependent upon the adequacy and accuracy of our counterparties’ sales and accounting functions.

While we may be able to receive certain information relating to sales of products through the exercise of audit rights and review of royalty reports we receive from the licensor, such information may be received many months following our recognition of the royalty revenue, may require us to adjust our royalty revenues in later periods and may require expense on our part.

We may have limited information on the sellers’ operations. We may not have the right to review or receive certain information relating to products that the sellers may have, including the results of any studies conducted by the marketers or others, or complaints from users of products. The market performance of the products generating our royalties may therefore be diminished by any number of factors relating to the sellers that are outside of our control.

License agreements relating to royalty-bearing products may, in some instances, be unilaterally terminated or disputes may arise which may affect our royalties.

License agreements relating to the products generating the royalties we acquire may be terminated, which may adversely affect sales of such products and therefore the payments we receive. For example, under certain license agreements, marketers retain the right to unilaterally terminate the agreements with the licensors. When the last patent covering a product expires or is otherwise invalidated in a country, a marketer may be economically motivated to terminate its license agreement, either in whole or with respect to such country, in order to terminate its payment and other obligations. In the event of any such termination, a licensor may no longer receive all of the payments it expected to receive from the licensee and may also be unable to find another company to continue developing and commercializing the product on the same or similar terms as those under the license agreement that has been terminated.

In addition, license agreements may fail to provide significant protection for the licensor in case of the licensee’s failure to perform or in the event of disputes. License agreements which relate to the products underlying our future royalties may be complex, and certain provisions in such agreements may be susceptible to multiple interpretations. The resolution of any contract interpretation disagreement that may arise could narrow what the licensor believes to be the scope of its rights to the relevant intellectual property or technology, or decrease the licensee’s financial or other obligations under the relevant agreement, any of which could in turn impact the value of our future royalties and adversely affect our royalty acquisition business, financial condition or results of operations. If a marketer were to default on its obligations under a license agreement, the licensor’s remedy may be limited either to terminating certain licenses related to certain countries or to generally terminate the license agreement with respect to such country. In such cases, we may not have the right to seek to enforce the rights of the licensor and we may be required to rely on the resources and willingness of the licensor to enforce its rights against the licensee.

In any of these situations, if the expected payments under the license agreements do not materialize, this could result in a significant loss to us and adversely affect our business, financial condition or results of operations.

The insolvency of a marketer or seller could adversely affect our receipt of cash flows on the related royalties that we hold.

If a marketer or seller of products for which we have acquired a royalty stream were to become insolvent and seek to reorganize under Chapter 11 of Title 11 of the U.S. Code, as amended, or the Bankruptcy Code, or liquidate under Chapter 7 of the Bankruptcy Code (or foreign equivalent), such event could delay or impede the payment of the amounts due under a license agreement, pending a resolution of the insolvency proceeding. Any unpaid royalty payments due for the period prior to the filing of the bankruptcy proceeding would be unsecured claims against the marketer, which might not be paid in full or at all. While royalty payments due for periods after the filing may qualify as administrative expenses entitled to a higher priority, the actual payment of such post-filing royalty payments could be delayed for a substantial period of time and might not be in the full amount due under the license agreement. The licensor would be prevented by the automatic stay in the bankruptcy proceeding from taking any action to enforce its rights without the permission of the bankruptcy court. In addition, the marketer could elect to reject the license agreement, which would require the licensor to undertake a new effort to market the applicable product with another distributor. Such proceedings could adversely affect the ability of a payor to make payments with respect to a royalty, and could consequently adversely affect our business, financial condition or results of operations.

Unsuccessful attempts to acquire new royalties could result in significant costs and negatively impact subsequent attempts to locate and acquire other assets.

The investigation of each specific target royalty and the negotiation, drafting and execution of relevant agreements requires substantial management time and attention and results in substantial costs for accountants, attorneys and others. If a decision is made not to complete a specific acquisition, the costs incurred for the proposed transaction would not be recoverable from a third party. Furthermore, even if an agreement is reached relating to a specific target asset, we may fail to consummate the acquisition for any number of reasons, including, in the case of an acquisition of a royalty through a business combination with a public company, approval by the target company’s public stockholders. Multiple unsuccessful attempts to acquire new royalties could hurt our reputation and result in significant costs. The opportunity cost of diverting management and financial resources could negatively impact our ability to locate and acquire other assets.

We will typically not be involved in maintaining, enforcing and defending patent rights on products that generate our royalties.

Our right to receive royalties generally depends on the existence of valid and enforceable claims of registered or issued patents in the United States and elsewhere in the world. The products on which we receive payments are dependent on patent protection and on the fact that the manufacturing, marketing and selling of such products do not infringe, misappropriate or otherwise violate intellectual property rights of third parties. Typically, we have no ability to control the prosecution, maintenance, enforcement or defense of patent rights, but must rely on the willingness and ability of our partners or their marketers to do so. There can be no assurance that these third parties will vigorously prosecute, maintain, enforce or defend such rights. Even if such third parties seek to prosecute, maintain, enforce or defend such rights, they may not be successful.

The patent position of IP investment companies generally is highly uncertain, involves complex legal and factual questions and has been the subject of much litigation. Furthermore, changes in patent laws or interpretation of patent laws in the United States and in other jurisdictions could increase the uncertainties surrounding the successful prosecution of patent applications and the successful enforcement or defense of issued patents by our partners, all of which could diminish the value of patent protection relating to the intellectual property assets. As a result, the issuance, scope, validity, enforceability and commercial value of the patent rights of our partners and their marketers are highly uncertain. In addition, such third parties’ pending and future patent applications may not result in patents being issued which protect their products and technologies or which effectively prevent others from commercializing competitive products and technologies. Moreover, the coverage claimed in a patent application can be significantly reduced before the patent is issued, and its scope can be reinterpreted after issuance.

Even if the patent applications our partners and their marketers license or own do issue as patents, they may not issue in a form that will provide them with any meaningful protection, prevent competitors or other third parties from competing with them or otherwise provide them with any competitive advantage. Competitors or other third parties may be able to circumvent patents of our partners and their marketers by developing similar or alternative products in a non-infringing manner. The issuance of a patent is not conclusive as to its inventorship, scope, validity or enforceability, and may be challenged in the courts or patent offices in the United States and abroad. Such challenges may result in loss of exclusivity or in patent claims being narrowed, invalidated or held unenforceable, which could limit the ability of our partners and their marketers from preventing others from using or commercializing similar or identical technology and products, or limit the duration of the patent protection of their products and technologies.

Any loss or reduction in the scope or duration of patent protection for any product that generates our royalties, or any failure to successfully prosecute, maintain, enforce or defend any patents that protect any such product may result in a decrease in the sales of such product and any associated royalties payable to us. Any such event would adversely affect the ability of the payor to make payments of royalties to us or may otherwise reduce the value of our royalties, and could consequently adversely affect our business, financial condition or results of operations. In cases where our contractual arrangements with our partner permit us to do so, we could participate in patent suits brought by third parties but this could result in substantial litigation costs, divert management’s attention from our core business and there can be no assurance that such suits would be successful.

The existence of third-party patents in relation to royalty-bearing products may result in additional costs for the marketer and reduce the amount of royalties paid to us.

The commercial success of a product depends, in part, on avoiding infringement, misappropriation or other violations of the intellectual property rights and proprietary technologies of others. Third-party issued patents or patent applications claiming subject matter necessary or useful to manufacture and market a product could exist or issue in the future. Such third-party patents or patent applications may include claims directed to the composition, manufacturing, mechanism of action or other unique features of a product. There can be no assurance that a license would be available to marketers for such subject matter if such infringement were to exist or, if offered, would be offered on reasonable or commercially feasible terms. Without such a license, it may be possible for third parties to assert infringement or other intellectual property claims against the marketer of such product based on such patents or other intellectual property rights.

Even if the marketer was able to obtain a license, it could be non-exclusive, thereby giving its competitors and other third parties access to the same technologies. In addition, if a marketer of a product that generates our royalties is required to obtain a license from a third party, the marketer may, in some instances, have the right to offset the licensing and royalty payments to such third party against royalties that would be owed to our partner, which may ultimately reduce the value of our royalty interest. An adverse outcome in infringement or other intellectual property-related proceedings could subject a marketer to significant liabilities to third parties, require disputed rights to be licensed from third parties or require the marketer to cease or modify its manufacturing, marketing and distribution of any affected product, any of which could reduce the amount of cash flow generated by the affected products and any associated royalties payable to us and therefore adversely affect our business, financial condition or results of operations.

Disclosure of trade secrets of marketers of products could negatively affect the competitive position of the products underlying our royalty assets.

The marketers of the products that generate our royalties depend, in part, on trade secrets, know-how and technology, which are not protected by patents, to maintain the products’ competitive position. This information is typically protected through confidentiality agreements with parties that have access to such information, such as collaborative partners, licensors, employees and consultants. Any of these parties may breach the agreements and disclose the confidential information or competitors might independently develop or learn of the information in some other way, which could harm the competitive position of the products and therefore reduce the amount of cash flow generated by our royalties.

We may use leverage in connection with our capital deployment, which magnifies the potential for loss if the royalties acquired do not generate sufficient income to us.

We may use borrowed funds to finance a significant portion of our deployed capital. The use of leverage creates an opportunity for an increased return but also increases the risk of loss if our assets do not generate sufficient cash flows to us. The interest expense and other costs incurred in connection with such borrowings may not be covered by our cash flow. In addition, leverage may inhibit our operating flexibility and reduce cash flow available for dividends or to make share repurchases.

The level of our indebtedness could limit our ability to respond to changing business conditions. The various agreements relating to our borrowings may impose operating and financial restrictions on us which could affect the number and size of the royalties that we may pursue. Therefore, no assurance can be given that we will be able to take advantage of favorable conditions or opportunities as a result of any restrictive covenants under our indebtedness. There can also be no assurance that additional debt financing, either to replace or increase existing debt financing, will be available when needed or, if available, will be obtainable on terms that are commercially reasonable.

Additional risks related to our leverage include:

•        to the extent that interest rates at which we borrow increase, our borrowing costs will increase and our leveraging strategy will become more costly, which could lead to diminished net profits;

•        we have to comply with various financial covenants in the agreements that govern our debt, including requirements to maintain certain leverage ratios and coverage ratios, which may affect our ability to achieve our business objectives;

•        our ability to pay dividends or make share repurchases may be restricted;

•        our royalties may be used as collateral for our borrowings; and

•        in the event of a default under secured borrowings, if any, one or more of our creditors or their assignees could obtain control of our royalties and, in the event of a distressed sale, these creditors could dispose of these royalties for significantly less value than we could realize for them.

In addition, while it is our policy to require our employees and contractors who may be involved in the conception or development of intellectual property to execute agreements assigning such intellectual property to us, we may be unsuccessful in executing such an agreement with each party who, in fact, conceives or develops intellectual property that we regard as our own.

The assignment of IP rights may not be self-executing, or the assignment agreements may be breached, and we may be forced to bring claims against third parties, or defend claims that they may bring against us, to determine the ownership of what we regard as our intellectual property. Such claims could have a material adverse effect on our business, financial condition, results of operations and prospects.

If our trademarks and trade names are not adequately protected, then we may not be able to build name recognition in our markets of interest and our business may be adversely affected.

Our current or future trademarks or trade names may be challenged, infringed, circumvented or declared generic or descriptive, or determined to be infringing on other marks. We may not be able to protect our rights to these trademarks and trade names or may be forced to stop using these names, which we need for name recognition by potential partners or customers in our markets of interest. During trademark registration proceedings, we may receive rejections of our applications by the USPTO or in other foreign jurisdictions.

Although we would be given an opportunity to respond to those rejections, we may be unable to overcome such rejections. In addition, in the USPTO and in comparable agencies in many foreign jurisdictions, third parties are given an opportunity to oppose pending trademark applications and to seek to cancel registered trademarks. Opposition or cancellation proceedings may be filed against our trademarks, and our trademarks may not survive such proceedings.

IP Tactical Opportunities

We may seek to acquire and/or finance additional intellectual property assets, including infringed IP, judgments, entertainment-based litigation, distressed IP and equity and/or debt in companies focused on life sciences (historically an IP-rich industry) which may not occur, and any such acquisitions, financings and/or investments that we complete may be costly and could negatively affect our results of operations, and dilute our stockholders’ ownership, or cause us to incur significant expense.

Subsidiaries and affiliates of ours may acquire additional IP assets for our own account and our success in such acquisitions will be dependent on identifying and acquiring monetizable IP at attractive prices to generate returns. However, there can be no assurance that we will identify attractive IP assets, that the IP assets we identify will be available on acceptable terms or at attractive prices, or that we will be able to obtain necessary financing or regulatory approvals to complete any IP acquisitions.

Investing in intellectual property litigation-related and other IP-focused opportunities, including judgment financing, entertainment litigation, distressed IP and life sciences, involves material risks due to legal, regulatory, and geopolitical uncertainties.

Changes in intellectual property laws, regulations, or enforcement practices, domestically or internationally, could materially diminish the value or enforceability of intellectual property assets. For example, shifts in patent eligibility standards, copyright frameworks, or trade secret protections may invalidate claims or reduce recoveries. Enforcement disparities across jurisdictions, including delays or inconsistent rulings, may impact litigation outcomes. Additionally, export controls, import restrictions, tariffs, and foreign ownership rules may limit the ability to monetize IP assets through cross-border licensing, enforcement, or transfers. These factors could increase litigation costs, delay returns, or render certain strategies nonviable, adversely affecting investment performance and operational results.

Certain IP litigation investments and related strategic opportunities, including, without limit, judgment financing, entertainment litigation, distressed IP and life sciences, may involve material terms, contractual arrangements, or litigation strategies that cannot be fully disclosed due to confidentiality obligations, competitive considerations, or legal restrictions. For example, non-disclosure agreements (NDAs) with plaintiffs, licensors, or co-investors may prevent the disclosure of settlement terms, licensing structures, or revenue-sharing arrangements. Similarly, jurisdictions may restrict public disclosure of ongoing litigation details or settlement negotiations. This lack of transparency could inhibit investors’ ability to assess risks, including unforeseen liabilities, disputes over profit allocations, or reduced recoveries due to undisclosed third-party claims. Additionally, undisclosed interests of counterparties (e.g., law firms, co-investors, or licensors) may conflict with our objectives, potentially compromising returns or strategic outcomes. Such opacity may materially impair investment performance and investor confidence.

The due diligence process we undertake in connection with acquisitions of intellectual property assets and/or investment in IP-related litigation and other strategic and/or tactical opportunities may not reveal all material facts.

Before making acquisitions and/or investing in IP-related litigation and other strategic and/or tactical opportunities, we conduct due diligence that we deem reasonable and appropriate based on the facts and applicable circumstances. When conducting due diligence, we may be required to evaluate important and complex business, financial, tax, accounting, environmental and legal issues. Outside consultants, legal advisers, accountants and investment banks may be involved in the due diligence process in varying degrees depending on the type of business and transaction. Nevertheless, when conducting due diligence and making an assessment regarding an acquisition, we rely on the resources available to us, including information provided by the target of the transaction and, in some circumstances, third party investigations. The due diligence investigation that we carry out with respect to any opportunity may not reveal or highlight all relevant facts (including fraud) that may be necessary or helpful in evaluating such opportunity. Moreover, such an investigation will not necessarily result in the acquisition being successful. If we do not discover all material facts during due diligence, we may fail to execute our strategic goals, which may impact our financial performance.

We face risks from strategic transactions, such as acquisitions, divestitures, joint ventures and other similar arrangements that we may pursue or undertake.

We may periodically evaluate potential strategic acquisition or investment opportunities and consider divestitures of non-strategic and/or tactical IP. Acquisitions, joint ventures and strategic investments could negatively impact our profitability and financial condition due to the incurrence of debt, contingent liabilities and amortization of expenses related to intangible assets. There are also a number of other risks inherent to acquisitions, including the inability to identify all issues or potential liabilities during diligence, and the diversion of management’s time and attention away from other business matters, which may prevent us from realizing the anticipated return on our investment. Additionally, we may require substantial additional capital, which could be raised pursuant to debt or equity financings, to pursue acquisitions, investments, financings and other business ventures, if any, in the future. We cannot assure you that we will be able to raise such additional capital on commercially reasonable terms, or at all. Divestitures may also result in ongoing financial or legal proceedings which could have an adverse impact on our results of operations, financial condition and cash flows. Additionally, because acquisitions, tactical investments, joint ventures, strategic partnerships and other similar arrangements are inherently risky, particularly, such transactions related to distressed companies or assets, any such transaction may not be successful and may, in some cases, harm our business, financial condition or results of operations. Failure to complete any such planned transaction may adversely impact our business, financial condition or results of operations.

We may not realize the benefits of technologies or intellectual property that we have acquired, or will acquire in the future, or other strategic transactions that we have or will consummate.

We actively evaluate various IP-related opportunities that do not fall under one of our primary strategies on a regular basis, including strategic transactions, equity and quasi-equity investments, distressed financings, judgment financings, entertainment-related litigation and other transactions. We may pursue joint ventures, partnerships or investments in complementary businesses, with other financing parties, and similar. The success of such strategic transactions depend on the risks and uncertainties involved including:

•        unanticipated liabilities related to acquired intellectual property, joint ventures, investments and partnerships;

•        difficulties maintaining or enforcing intellectual property rights;

•        retention of key employees;

•        diversion of management time and focus from operating our business to management of acquisition and integration efforts, strategic alliances, partnerships, investments (including distressed investments) or joint ventures challenges;

•        increases in our expenses and reductions in our cash available for operations and other uses;

•        disruption in our relationships with IP owners, service providers, and others within our network; and

•        possible write-offs or impairment charges.

Additionally, we may have limited information concerning any transaction we are evaluating. In addition, the market data we obtain independently to evaluate such transaction may prove to be incorrect or incomplete. Due to these and other factors, the actual cash flow we expect may be significantly lower than our estimates.

If any of these risks or uncertainties occur, we may not realize the anticipated benefit of any acquisition or strategic transaction. Additionally, foreign acquisitions and strategic transactions are subject to additional risks, including those related to integration of operations across different cultures and languages, currency risks, potentially adverse tax consequences of overseas operations and the particular economic, political and regulatory risks associated with specific countries.

Future acquisitions or dispositions could result in potentially dilutive issuances of our equity securities, the incurrence of debt, contingent liabilities or amortization expenses, impairments or write-offs of assets, any of which could harm our financial condition.

Risks related to this offering and ownership of our Company Common Stock

Once our Company Common Stock is listed on Nasdaq, there can be no assurance that we will be able to comply with Nasdaq’s continued listing standards.

Prior to this offering, there has been no public market for shares of our Company Common Stock. As a condition to consummating this offering, our Company Common Stock offered in this prospectus must be listed on Nasdaq or another national securities exchange. Accordingly, in connection with the filing of the registration statement of which this prospectus forms a part, we have applied to list our Company Common Stock on Nasdaq under the symbol “SMIP.” Assuming that our Company Common Stock is listed and after the consummation of this offering, there can be no assurance any broker will be interested in trading our Company Common Stock. Therefore, it may be difficult to sell your shares of Company Common Stock if you desire or need to sell them. Our underwriters are not obligated to make a market in our Company Common Stock, and even if it makes a market, it can discontinue market making at any time without notice. Neither we nor the underwriters can provide any assurance that an active and liquid trading market in our Company Common Stock will develop or, if developed, that such market will continue.

Once our Company Common Stock is approved for listing on Nasdaq, there is no guarantee that we will be able to maintain such listing for any period of time by perpetually satisfying Nasdaq’s continued listing requirements. Our failure to continue to meet these requirements may result in our Company Common Stock being delisted from Nasdaq.

Our stock price may be volatile or may decline regardless of our operating performance, resulting in substantial losses for investors.

The trading price of our Company Common Stock may be highly volatile and may fluctuate substantially as a result of a variety of factors, some of which are related in complex ways. As a result of this volatility, investors may not be able to sell their Company Common Stock at or above the initial public offering price. The trading price of our Company Common Stock may fluctuate significantly in response to numerous factors, many of which are beyond our control, including the factors listed below and other factors described in this “Risk factors” section:

•        additions or departures of key personnel;

•        disputes or other developments relating to proprietary rights, including patents, litigation matters and our ability to obtain patent protection for our assets;

•        unfavorable outcomes in our litigation matters regarding protecting our intellectual property rights;

•        variations in our results of operations or those of companies that are perceived to be similar to us;

•        our cash position;

•        an inability to obtain additional funding;

•        our failure to meet the estimates and projections of the investment community or that we may otherwise provide to the public;

•        announcements made by us or our competitors;

•        our ability to effectively manage our growth;

•        changes in the market valuations of similar companies;

•        press reports, whether or not true, about our business;

•        sales or perceived potential sales of our Company Common Stock by us or our stockholders in the future;

•        overall fluctuations in the equity markets;

•        ineffectiveness of our internal controls;

•        changes or developments in the global regulatory environment;

•        litigation involving us, our industry or both, or investigations by regulators into our operations or those of our competitors;

•        fluctuations in the valuation of companies perceived by investors to be comparable to us;

•        announcement or expectation of additional financing efforts;

•        expiration of market stand-off or lock-up agreements;

•        general political and economic conditions;

•        competition in this industry;

•        share price and volume fluctuations attributable to inconsistent trading volume levels of our shares; and

•        other events or factors, many of which are beyond our control.

In addition, the stock market in general has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies. Broad market factors may negatively affect the trading price of our Company Common Stock, regardless of our actual operating performance. If the trading price of our Company Common Stock after this offering does not exceed the initial public offering price, you may not realize any return on, and may lose some or all of, your investment.

There has been no prior public market for our Company Common Stock, and an active trading market may not develop or be sustained.

There has been no public market for our Company Common Stock prior to this offering. The initial public offering price for our Company Common Stock was determined through negotiations among the underwriters and us and may vary from the trading price of our Company Common Stock following this offering. If you purchase shares of our Company Common Stock, you may not be able to sell those shares at or above the initial public offering price. An active or liquid market in our Company Common Stock may not develop upon closing of this offering or, if it does develop, it may not be sustainable. The lack of an active market may impair the value of your shares, and it may be difficult for you to sell your shares of Company Common Stock at a price that is attractive to you, or at all. We cannot predict the extent to which investor interest in us will lead to the development of an active trading market on or otherwise or how liquid that market might become. An inactive market may also impair our ability to raise capital by selling our Company Common Stock and our ability to acquire other companies, products or technologies by using our Company Common Stock as consideration.

We are an emerging growth company and a smaller reporting company, and any decision on our part to comply only with certain reduced reporting and disclosure requirements applicable to emerging growth companies and smaller reporting companies could make our Company Common Stock less attractive to investors.

We are an “emerging growth company” as defined in the JOBS Act and, for as long as we continue to be an emerging growth company, we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to emerging growth companies, including:

•        not being required to have our independent registered public accounting firm audit our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act;

•        reduced disclosure obligations regarding executive compensation in our periodic reports and annual report on Form 10-K; and

•        exemptions from the requirements of holding non-binding advisory votes on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We could be an emerging growth company for up to five years following the completion of our initial public offering. Our status as an emerging growth company will end as soon as any of the following takes place:

•        the last day of the fiscal year in which we have more than $1.235 billion in annual revenue;

•        the date we qualify as a “large accelerated filer,” with at least $700 million of equity securities held by non-affiliates;

•        the date on which we have issued, in any three-year period, more than $1.0 billion in non-convertible debt securities; or

•        the last day of the fiscal year ending after the fifth anniversary of the completion of our initial public offering.

Even after we no longer qualify as an emerging growth company, we may continue to qualify as a smaller reporting company, which would allow us to take advantage of many of the same exemptions from disclosure requirements, including reduced disclosure obligations regarding executive compensation. In addition, if we are a smaller reporting company with less than $100 million in annual revenue, we would not be required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act (Section 404).

We cannot predict if investors will find our Company Common Stock less attractive if we choose to rely on any of the exemptions afforded to emerging growth companies and smaller reporting companies. If some investors find our Company Common Stock less attractive because we rely on any of these exemptions, there may be a less active trading market for our Company Common Stock and the trading price of our Company Common Stock may be more volatile.

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to use this extended transition period for any new or revised accounting standards during the period in which we remain an emerging growth company; however, we may adopt certain new or revised accounting standards early. As a result, these financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.

Risks Related to Concurrent Resale and Potential Dilution of Stockholders’ Ownership

In addition to being used as a prospectus for the public offering of our shares of Company Common Stock, this prospectus is also being used as a prospectus for the resale of 26,788,005 shares by the Selling Stockholders following the listing on Nasdaq and the closing of this offering. There are currently no agreements or understandings in place with the Selling Stockholders to restrict the resale of our shares once our shares of Company Common Stock are listed on Nasdaq and begin trading, and once this prospectus is declared effective. The resale of shares by the Selling Stockholders could adversely impact the market price, liquidity, and demand for our Company Common Stock. As these shares are introduced into the market, there may be a significant increase in the number of shares available for sale, which could result in downward pressure on our stock price and affect liquidity. Furthermore, as the resale shares are sold, the ownership percentage of existing stockholders will be diluted, potentially reducing the value of their holding. The extent of this dilution may vary depending on the timing and volume of resale transactions by the Selling Stockholders.

Our quarterly operating results may fluctuate significantly or may fall below the expectations of investors or securities analysts, each of which may cause our stock price to fluctuate or decline.

We expect our operating results to be subject to quarterly fluctuations. Our net loss and other operating results will be affected by numerous factors, including:

•        the timing and variations in the level of expense related to (i) compensation, (ii) current or future litigation we have financed, (iii) the default rate and value of investments in intellectual property and businesses with significant intellectual property, and (iv) our ability to license intellectual property on behalf of ourselves and others;

•        stock-based compensation estimates;

•        additional competition for intellectual property investments;

•        any intellectual property infringement, misappropriation or violation lawsuit or opposition, interference or cancellation proceeding in which we may become involved;

•        additions and departures of key personnel;

•        our ability to adequately support future growth;

•        potential unforeseen business disruptions that increase our costs or expenses;

•        future accounting pronouncements or changes in our accounting policies;

•        regulatory developments affecting current or future product candidates or those of our competitors; and

•        changes in general global market, political and economic conditions.

If our quarterly operating results fall below the expectations of investors or securities analysts, the price of our Company Common Stock could decline substantially. Such a stock price decline could occur even when we have met any previously publicly stated revenue or earnings guidance we may provide. Furthermore, any quarterly fluctuations in our operating results may, in turn, cause the price of our stock to fluctuate substantially. We believe that quarterly comparisons of our financial results are not necessarily meaningful and should not be relied upon as an indication of our future performance.

Our principal stockholders and management own a significant percentage of our stock and will be able to exert significant control over matters subject to stockholder approval.

Following the closing of this offering, our executive officers, directors, holders of 5% or more of our capital stock and their respective affiliates will own approximately 55.5% of our outstanding voting stock (assuming no exercise of the underwriters’ option to purchase additional shares). Therefore, even after this offering, these stockholders will have the ability to influence us through this ownership position. These stockholders may be able to determine all matters requiring stockholder approval. For example, these stockholders may be able to control elections of directors, amendments of our organizational documents or approval of any merger, sale of assets or other major corporate transaction. This may prevent or discourage unsolicited acquisition proposals or offers for our Company Common Stock that you may feel are in your best interest as one of our stockholders.

Future sales of our Company Common Stock in the public market could cause our Company Common Stock price to fall.

Our common stock price could decline as a result of sales of a large number of shares of Company Common Stock after this offering or the perception that these sales could occur. These sales, or the possibility that these sales may occur, might also make it more difficult for us to sell equity securities in the future at a time and price that we deem appropriate.

Upon the completion of this offering, 26,998,953 shares of Company Common Stock will be outstanding (27,561,453 shares if the underwriters exercise their option to purchase additional shares from us in full), based on the number of shares outstanding as of March 31, 2025 pro forma to include the Reorganization and this offering.

All shares of Company Common Stock expected to be sold in this offering will be freely tradable without restriction or further registration under the Securities Act unless held by our “affiliates” as defined in Rule 144 under the Securities Act. 26,788,005 shares of Company Common Stock are registered for resale on the registration statement forming a part of the Resale Prospectus, of which (i) 22,827,380 shares are issuable upon the conversion of preferred stock, are subject to lock-up restrictions and have certain contractual limitations on conversions in accordance with the certificate of designation, (ii) 100,804 include Company Common Stock issuable upon exercise of the placement agent warrant issued by the Company to Dominari on March 26, 2025 and (iii) 3,859,821 shares of Company Common Stock are freely tradeable upon the effectiveness of the resale registration statement. The resale of the remaining 19,389,132 shares, or 71.3% of our outstanding shares of Company Common Stock (or approximately 38.9% of our outstanding shares of Company Common Stock following this offering and assuming the conversion of all of the preferred stock outstanding into Company Common Stock), is currently prohibited or otherwise restricted, subject to certain limited exceptions, as a result of securities law provisions, market standoff agreements entered into by certain of our stockholders with us or lock-up agreements entered into by our stockholders with the underwriters in connection with this offering. However, subject to applicable securities law restrictions, the shares subject to a lock-up at the commencement of this offering will be able to be sold in the public market beginning on the 181st day after the date of this prospectus. Shares issued upon the exercise of stock options outstanding under our equity incentive plans or pursuant to future awards granted under those plans will become available for sale in the public market to the extent permitted by the provisions of applicable vesting schedules, market stand-off agreements and/or lock-up agreements, as well as Rules 144 and 701 under the Securities Act of 1933, as amended (the “Securities Act”). For more information, see the section titled “Shares Eligible for Future Sale.”

Upon the completion of this offering and the effectiveness of the registration statement forming a part of the Resale Prospectus, the holders of approximately 16.7 million shares (including affiliates of the Company), or 26.6% of our outstanding shares following this offering on a fully diluted basis, of our Company Common Stock will have rights, subject to some conditions, to require us to file registration statements covering the sale of their shares or to include their shares in registration statements that we may file for ourselves or our other stockholders. We also intend to register the offer and sale of all shares of Company Common Stock that we may issue under our equity compensation plans or that have been assumed under the 2024 Plan. Once we register the offer and sale of shares for the holders of registration rights and shares that may be issued under our equity incentive plans, these shares will be able to be sold in the public market upon issuance, subject to the lock-up agreements described under “Underwriting.”

In addition, in the future, we may issue additional shares of Company Common Stock, or other equity or convertible debt securities convertible into Company Common Stock, in connection with a financing, acquisition, employee arrangement or otherwise. Any such issuance could result in substantial dilution to our existing stockholders and could cause the price of our Company Common Stock to decline.

Our management team has broad discretion to use the net proceeds from this offering and its investment of these proceeds may not yield a favorable return. They may invest the net proceeds from this offering in ways with which investors disagree.

Our management will have broad discretion over the use of net proceeds from this offering, and could spend the net proceeds in ways our stockholders may not agree with or that do not yield a favorable return, if at all. If we do not invest or apply the net proceeds from this offering in ways that improve our operating results, we may fail to achieve expected financial results, which could cause our stock price to decline. For additional details see the section titled “Use of Proceeds.”

Because our assumed public offering price is substantially higher than our net tangible book value per share, if you purchase shares of Company Common Stock in this offering, you will experience substantial and immediate dilution.

The assumed public offering price of our Company Common Stock is substantially higher than the net tangible book value per share of our outstanding Company Common Stock immediately following the completion of this offering. If you purchase shares of Company Common Stock in this offering, you will experience substantial and immediate dilution in the pro forma net tangible book value per share of $3.39 per share as of March 31, 2025, assuming an initial public offering price of $4.00 per share, the low end of the expected range set forth on the cover page of this prospectus. That is because the price that you pay will be substantially greater than the pro forma net tangible book value per share of the Company Common Stock that you acquire. This dilution is due in large part to the fact that our earlier investors paid substantially less than the assumed initial public offering price when they purchased their shares of our capital stock. You will experience additional dilution when those holding stock options exercise their right to purchase Company Common Stock under our equity incentive plans or when we otherwise issue additional shares of Company Common Stock. For additional details see the section titled “Dilution.”

We do not currently intend to pay dividends on our Company Common Stock, so any returns will be limited to the value of our Company Common Stock.

We have never declared or paid cash dividends on our Company Common Stock. We currently intend to retain all available funds and any future earnings to support operations and to finance the growth and development of our business. We do not intend to declare or pay any cash dividends on our Company Common Stock in the foreseeable future. As a result, any investment return on our Company Common Stock will depend upon increases in the value for our Company Common Stock. There is no guarantee that shares of our Company Common Stock will appreciate in value or even maintain the price at which stockholders have purchased their shares.

Our Charter provides that the Business Court of the State of Texas will be the sole and exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, or employees.

Our charter provides that unless we consent in writing to the selection of an alternative forum, the Business Court in the Third Business Court Division (the “Business Court”) of the State of Texas (provided that if the Business Court is not then accepting filings or determines that it lacks jurisdiction, the United States District Court for the Western District of Texas, Austin Division (the “Federal Court”) or, if the Federal Court lacks jurisdiction, the state district court of Travis County, Texas) shall, to the fullest extent permitted by law, be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee, agent or stockholder of the Company to the Company or to the Company’s stockholders, (iii) any action asserting a claim against the corporation or any current or former director or officer or other employee of the corporation arising pursuant to any provision of the Texas Business Organizations Code (“TBOC”) or the certificate of formation or these bylaws (in each case, as they may be amended from time to time), (iv) any action asserting a claim related to or involving the corporation that is governed by the internal affairs doctrine, or (v) any action asserting an “internal entity claim” as that term is defined in Section 2.115 of the TBOC.

The exclusive forum provision set forth above does not apply to, and does not preclude or contract the scope of, either (i) exclusive federal jurisdiction pursuant to Section 27 of the Exchange Act for claims seeking to enforce any liability or duty created by the Exchange Act or the rules and regulations thereunder, or any other claim for which the U.S. federal courts have exclusive jurisdiction, or (ii) concurrent jurisdiction under Section 22 of the Securities Act for federal and state courts over all claims seeking to enforce any liability or duty created by the Securities Act or the rules and regulations thereunder. Our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.

The choice of forum provision may limit a stockholder’s ability to bring, and increase the cost of, a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage such lawsuits against us and our directors, officers, and other employees. Alternatively, if a court were to find the choice of forum provision contained in the charter to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, results of operations, and financial condition.

Our Board of Directors may authorize and issue shares of new classes of stock that could be superior to or adversely affect current holders of our Company Common Stock.

Our Board of Directors has the power to authorize and issue shares of classes of stock, including preferred stock that have voting powers, designations, preferences, limitations and special rights, including preferred distribution rights, conversion rights, redemption rights and liquidation rights without further stockholder approval which could adversely affect the rights of the holders of our Company Common Stock. In addition, our Board could authorize the issuance of a series of preferred stock that has greater voting power than our Company Common Stock or that is convertible into our Company Common Stock, which could decrease the relative voting power of our Company Common Stock or result in dilution to our existing common stockholders.

Any of these actions could significantly adversely affect the investment made by holders of our Company Common Stock. Holders of Company Common Stock could potentially not receive dividends that they might otherwise have received. In addition, holders of our Company Common Stock could receive less proceeds in connection with any future sale of the Company, in liquidation or on any other basis.

Provisions in our certificate of formation and our bylaws and Texas law might discourage, delay or prevent a change in control of our Company or changes in our management and, therefore, depress the trading price of our Company Common Stock.

Our certificate of formation and bylaws, each to be in effect at the time of this offering, contain provisions that could depress the trading price of our Company Common Stock by acting to discourage, delay or prevent a change in control of our company or changes in our management that the stockholders of our Company may deem advantageous. These provisions, among other things:

•        authorize our board of directors (the “Board”) to issue new series of preferred stock without stockholder approval and create, subject to applicable law, a series of preferred stock with preferential rights to dividends or our assets upon liquidation, or with superior voting rights to our existing Company Common Stock;

•        eliminate the ability of our stockholders holding less than 50% (or the highest percentage of ownership that may be set under the TBOC) to call special meetings of stockholders;

•        eliminate the ability of our stockholders to fill vacancies on the Board;

•        establish advance notice requirements for nominations for election to the Board or for proposing matters that can be acted upon by stockholders at our annual stockholder meetings;

•        permit the Board to establish the number of directors;

•        provide that the Board is expressly authorized to make, alter or repeal our amended bylaws;

•        provide that stockholders can remove directors only for cause;

•        require the approval of not less than 66-2/3% of all outstanding shares of our voting stock to amend our bylaws and specific provisions of our certificate of formation; and

•        the jurisdictions in which certain stockholder litigation may be brought.

As a Texas corporation, we will be subject to the anti-takeover provisions of Section 21.606 of the TBOC, which prohibits a Texas corporation from engaging in a business combination specified in the statute with an interested stockholder (as defined in the statute) for a period of three years after the date of the transaction in which the person first becomes an interested stockholder, unless the business combination is approved in advance by a majority of the independent directors or by the holders of at least two-thirds of the outstanding disinterested shares. The application of Section 21.606 of the TBOC could also have the effect of delaying or preventing a change of control of our Company.

If securities or industry analysts either do not publish research about us or publish inaccurate or unfavorable research about us, our business or our market, or if they change their recommendations regarding our Company Common Stock adversely, the trading price or trading volume of our Company Common Stock could decline.

The trading market for our Company Common Stock will be influenced in part by the research and reports that securities or industry analysts may publish about us, our business, our market or our competitors. If one or more of these analysts initiate research with an unfavorable rating or downgrade our Company Common Stock, provide a more favorable recommendation about our competitors or publish inaccurate or unfavorable research about our business, our Company Common Stock price would likely decline. If any analyst who may cover us were to cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the trading price or trading volume of our Company Common Stock to decline.

We have never paid dividends and we do not expect to pay dividends for the foreseeable future.

We intend to retain earnings, if any, to finance the growth and development of our business and do not intend to pay cash dividends on shares of our Company Common Stock in the foreseeable future. The payment of future cash dividends, if any, depend upon, among other things, conditions then existing including earnings, financial condition and capital requirements, restrictions in financing agreements, business opportunities and other factors. As a result, capital appreciation, if any, of our Company Common Stock, will be your sole source of gain for the foreseeable future.

General risk factors

Global economic, political and market conditions, including those caused by inflation, tariffs and a rising interest rate environment have (and in the future, could further) adversely affect our business, results of operations and financial condition.

Any disruptions in the capital markets, as a result of inflation, tariffs and a rising interest environment or otherwise, may increase the spread between the yields realized on risk-free and higher risk securities and can result in illiquidity in parts of the capital markets, significant write-offs in the financial sector and re-pricing of credit risk in the broadly syndicated market. These and any other unfavorable economic conditions could increase our funding costs, limit our access to the capital markets or result in a decision by lenders not to extend credit to us.

We will incur significant additional costs as a result of being a public company, and our management will be required to devote substantial time to compliance with our public company responsibilities and corporate governance practices. The requirements of being a public company may strain our resources, result in more litigation and divert management’s attention.

As a public company, we will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act (the Dodd-Frank Act), the listing requirements of Nasdaq and other applicable securities rules and regulations. Complying with these rules and regulations has increased and will increase our legal, accounting, and financial compliance costs, make some activities more difficult, time consuming or costly and increase demand on our systems and resources. The Exchange Act requires, among other things, that we file annual, quarterly and current reports with respect to our business and operating results. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. We are required to disclose changes made in our internal control and procedures on a quarterly basis. In order to maintain and, if required, improve our disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight may be required. As a result, management’s attention may be diverted from other business concerns, which could adversely affect our business and operating results. We may also need to hire additional employees or engage outside consultants to comply with these requirements, which will increase our costs and expenses.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us and our business may be adversely affected.

These new rules and regulations may make it more expensive for us to obtain director and officer liability insurance and, in the future, we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of the Board, particularly to serve on our audit committee and compensation committee, and qualified executive officers.

By disclosing information in this prospectus and in future filings required of a public company, our business and financial condition will become more visible, which we believe may result in threatened or actual litigation, including by competitors and other third parties. If those claims are successful, our business could be seriously harmed. Even if the claims do not result in litigation or are resolved in our favor, the time and resources needed to resolve them could divert our management’s resources and seriously harm our business.

Unstable market and economic conditions may have serious adverse consequences on our business, financial condition and stock price.

From time to time, the global credit and financial markets have experienced extreme volatility and disruptions, including severely diminished liquidity and credit availability, declines in consumer confidence, declines in economic growth, increases in unemployment rates and uncertainty about economic stability. There can be no assurance that future deterioration in credit and financial markets and confidence in economic conditions will not occur. Our general business strategy may be adversely affected by any such economic downturn, volatile business environment or continued unpredictable and unstable market conditions. If the current equity and credit markets deteriorate, it may make any necessary debt or equity financing more difficult, more costly and more dilutive. Failure to secure any necessary financing in a timely manner and on favorable terms could have a material adverse effect on our growth strategy, financial performance and stock price and could require us to delay or abandon acquisitions and other operating activity. In addition, there is a risk that one or more of our current service providers, manufacturers and other partners may not survive an economic downturn, which could directly affect our ability to attain our operating goals on schedule and on budget.

Fiscal challenges facing the U.S. government could negatively impact financial markets which, in turn, could have an adverse effect on our financial position or results of operations.

Recent federal budget deficit concerns and political conflict over legislation to raise the U.S. government’s debt limit have increased the possibility of a default by the U.S. government on its debt obligations, related credit-rating downgrades, or an economic recession in the United States. As a result of uncertain domestic political conditions, including the possibility of the federal government defaulting on its obligations for a period of time due to debt ceiling limitations, investments in financial instruments issued or guaranteed by the federal government pose liquidity risks. A possible sovereign credit rating downgrade in response to current political dynamics, as well as sovereign debt issues facing the governments of other countries, could have a material adverse impact on financial markets and economic conditions in the U.S. and worldwide.

If we fail to maintain proper and effective internal controls over financial reporting, our ability to produce accurate and timely financial statements could be impaired.

After this offering, we will be subject to Section 404 and the related rules of the SEC, which, subject to certain exceptions, generally require our management and independent registered public accounting firm to report on the effectiveness of our internal control over financial reporting. Beginning with the second annual report that we will be required to file with the SEC, Section 404 requires an annual management assessment of the effectiveness of our internal control over financial reporting. In addition, once we are no longer an emerging growth company or, if prior to such date, we opt to no longer take advantage of the applicable exemption, we will be required to include an opinion from our independent registered public accounting firm on the effectiveness of our internal control over financial reporting. The rules governing the standards that must be met for management to assess our internal control over financial reporting are complex, judgmental and require significant documentation, testing and possible remediation. To comply with the requirements of being a reporting company under the Exchange Act, we will need to implement additional financial and management controls, reporting systems and procedures and hire additional accounting and finance staff. If we or, if required, our auditors are unable to conclude that our internal control over financial reporting is effective, investors may lose confidence in our financial reporting and the trading price of our Company Common Stock may decline.

We cannot assure you that there will not be material weaknesses or significant deficiencies in our internal control over financial reporting in the future. Any failure to maintain internal control over financial reporting could severely inhibit our ability to accurately report our financial condition, results of operations or cash flows. If we are unable to conclude that our internal control over financial reporting is effective, or if we and/or our independent registered public accounting firm determines we have a material weakness or significant deficiency in our internal control over financial reporting, investors may lose confidence in the accuracy and completeness of our financial statements, the trading price of our Company Common Stock could decline, and we could be subject to sanctions or investigations by Nasdaq, the SEC or other regulatory authorities. Failure to remedy any material weakness in our internal control over financial reporting, or to implement or maintain other effective control systems required of public companies, could also restrict our future access to the capital markets.

Our disclosure controls and procedures may not prevent or detect all errors or acts of fraud.

Upon the completion of this offering, we will become subject to the periodic reporting requirements of the Exchange Act. We must design our disclosure controls and procedures to reasonably assure that information we must disclose in reports we file or submit under the Exchange Act is accumulated and communicated to management, and recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC. We believe that any disclosure controls and procedures or internal controls and procedures, no matter how well-conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. For example, our directors or executive officers could inadvertently fail to disclose a new relationship or arrangement causing us to fail to make a required related party transaction disclosure. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people or by an unauthorized override of the controls. Accordingly, because of the inherent limitations in our control system, misstatements due to error or fraud may occur and not be detected.

If our estimates or judgments relating to our critical accounting policies prove to be incorrect or financial reporting standards or interpretations change, our results of operations could be adversely affected.

The preparation of financial statements in conformity with generally accepted accounting principles in the United States (U.S. GAAP), requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. We base our estimates on historical experience, known trends and events and various other factors that we believe to be reasonable under the circumstances, as provided in “Management’s discussion and analysis of financial condition and results of operations — Critical accounting policies and estimates.” The results of these estimates form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Significant assumptions and estimates used in preparing our financial statements include but are not limited to stock-based compensation and evaluation of acquisitions of assets and other similar transactions. Our results of operations may be adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions, which could cause our results of operations to fall below the expectations of securities analysts and investors, resulting in a decline in the trading price of our Company Common Stock.

Additionally, we regularly monitor our compliance with applicable financial reporting standards and review new pronouncements and drafts thereof that are relevant to us. As a result of new standards, changes to existing standards and changes in their interpretation, we might be required to change our accounting policies, alter our operational policies and implement new or enhance existing systems so that they reflect new or amended financial reporting standards, or we may be required to restate our audited or unaudited financial statements and related notes. Such changes to existing standards or changes in their interpretation may also have an adverse effect on our reputation, business, financial position and profit.

We could be subject to changes in tax rates, the adoption of new tax legislation or could otherwise have exposure to additional tax liabilities, which could harm our business.

Changes to tax laws or regulations in the jurisdictions in which we operate, or in the interpretation of such laws or regulations, could significantly increase our effective tax rate, and otherwise have a material adverse effect on our financial condition. In addition, other factors or events, including business combinations and investment transactions, changes in stock-based compensation, changes in the valuation of our deferred tax assets and liabilities, adjustments to taxes upon finalization of various tax returns or as a result of deficiencies asserted by taxing authorities, increases in expenses not deductible for tax purposes, changes in available tax credits, changes in transfer pricing methodologies, other changes in the apportionment of our income and other activities among tax jurisdictions and changes in tax rates, could also increase our effective tax rate. Our tax filings are subject to review or audit by the U.S. Internal Revenue Service (the “IRS”) and state, local and foreign taxing authorities. We may also be liable for taxes in connection with businesses we acquire. Our determinations are not binding on the IRS or any other taxing authorities, and accordingly the final determination in an audit or other proceeding may be materially different than the treatment reflected in our tax provisions, accruals and returns. An assessment of additional taxes because of an audit could harm our business.

We could be subject to securities class action litigation.

In the past, securities class action litigation has often been instituted against companies following periods of volatility in the trading price of a company’s securities. This type of litigation, if instituted, could result in substantial costs and a diversion of management’s attention and resources, which would harm our business, operating results or financial condition. Additionally, the dramatic increase in the cost of directors’ and officers’ liability insurance may cause us to opt for lower overall policy limits or to forgo insurance that we may otherwise rely on to cover significant defense costs, settlements and damages awarded to plaintiffs.

Changes in laws and regulations related to intellectual property rights could negatively impact our business and financial performance.

Our business model is highly dependent on the ability to enforce intellectual property rights through litigation and licensing strategies. Existing laws, regulations, and judicial precedents regarding intellectual property rights, particularly patents, significantly influence our ability to pursue enforcement actions and negotiate licensing agreements. Regulatory changes, including new legislation, judicial decisions, administrative rulings, or interpretations of patent laws by the United States Patent and Trademark Office (USPTO), Congress, courts, or other governmental entities, could adversely affect our ability to effectively protect, license, or litigate our intellectual property assets.

For example, changes could include restrictions on patentability, modifications to patent enforcement rules, limitations on remedies available to patent holders, heightened requirements for patent validity, increased burdens for proving infringement, or the introduction of mandatory licensing or arbitration provisions. Any of these regulatory or judicial developments could significantly reduce the value of our intellectual property portfolio, diminish our ability to negotiate favorable license agreements, or impair our capacity to successfully litigate patent infringement claims.

Additionally, regulatory reforms aimed at curbing abusive or frivolous litigation practices, especially those related to the financing of litigation by third-parties, could inadvertently impose procedural barriers or financial burdens that restrict our operational effectiveness. Increased scrutiny from regulatory bodies, lawmakers, or public sentiment against certain patent enforcement practices could further result in restrictive legislation or enforcement policies. These changes could materially and adversely impact our business operations, revenues, profitability, and overall financial condition.

We cannot predict the timing or outcome of future regulatory actions or judicial decisions, and such uncertainty may result in volatility in our business operations and financial results. Investors should carefully consider these risks in evaluating our business.

We are subject to U.S. and certain foreign export and import controls, sanctions, embargoes, anti-corruption laws and anti-money laundering laws and regulations. Compliance with these legal standards could impair our ability to compete in domestic and international markets. We can face criminal liability and other serious consequences for violations, which can harm our business.

We are subject to export control and import laws and regulations, including the U.S. Export Administration Regulations, U.S. Customs regulations, various economic and trade sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Controls, the U.S. Foreign Corrupt Practices Act of 1977, as amended (FCPA), the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, the USA PATRIOT Act and other state and national anti-bribery and anti-money laundering laws in the countries in which we conduct activities. Anti-corruption laws are interpreted broadly and prohibit companies and their employees, agents, contractors and other collaborators from authorizing, promising, offering or providing, directly or indirectly, improper payments or anything else of value to recipients in the public or private sector. We may engage third parties to obtain necessary permits, licenses, patent registrations and other regulatory approvals. We have direct or indirect interactions with officials and employees of government agencies or government-affiliated hospitals, universities and other organizations. We can be held liable for the corrupt or other illegal activities of our employees, agents, contractors and other collaborators, even if we do not explicitly authorize or have actual knowledge of such activities. Any violations of the laws and regulations described above may result in substantial civil and criminal fines and penalties, imprisonment, the loss of export or import privileges, debarment, tax reassessments, breach of contract and fraud litigation, reputational harm and other consequences.

Public health threats, pandemics and outbreaks of communicable diseases could have a material adverse effect on our operations, the operations of our business partners, and the global economy as a whole.

Public health threats, pandemics and outbreaks of communicable diseases could adversely impact our operations, as well as the operations of our licensees and other business partners. We have taken precautions in the operation of our own business and maintain an up-to-date disaster recovery and business continuity policy as well as have the systems and support to have our workforce work remotely for an indefinite period of time. However, future public health threats, pandemics or outbreaks of communicable diseases, similar to the COVID-19 outbreak, could have a material adverse effect on our business, operations and financial results.

Special note regarding forward-looking statements

This prospectus contains forward-looking statements, particularly in the sections titled “Prospectus summary,” “Risk factors,” “Management’s discussion and analysis of financial condition and results of operations” and “Business.” In some cases, you can identify these statements by forward-looking words such as “aim,” “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “should,” “would” or “will,” the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, include, but are not limited to, statements about:

•        our business strategy;

•        our financial strategy, liquidity and capital required for our operations;

•        the assumptions underlying our business model;

•        our ability to raise capital to fund business growth;

•        any inability to acquire additional operating businesses and intellectual property assets;

•        our ability to leverage our strategic relationships and secure new patent license agreements on acceptable terms;

•        costs related to acquiring additional operating businesses and intellectual property;

•        our ability to leverage our competitive strengths;

•        our ability to retain key personnel and attract and retain additional personnel;

•        developments and changes in laws and regulations;

•        fluctuations in patent-related legal expenses;

•        findings by any relevant patent office that our patents are invalid or unenforceable;

•        our ability to retain legal counsel in connection with enforcement of our intellectual property;

•        delays in successful prosecution, enforcement, and licensing of our patent portfolio;

•        changes or inaccuracies in our expectations with respect to royalty payments by our customers;

•        adverse litigation outcomes and timing of resolution of litigation matters;

•        our ability to identify and select suitable legal finance assets;

•        inadequacies in our due diligence process or unforeseen developments;

•        credit risk and concentration risk relating to our legal finance assets;

•        improper use or disclosure of, or access to, privileged information under our control due to cybersecurity breaches, unauthorized use or theft;

•        general economic conditions;

•        our future plans, objectives, expectations and intentions;

•        the scope of protection we are able to establish and maintain for intellectual property rights, including the projected terms of patent protection;

•        potential claims relating to our intellectual property and third-party intellectual property;

•        estimates of our expenses, future revenue, capital requirements, our needs for additional financing and our ability to obtain additional capital;

•        our future financial performance;

•        our expectations regarding the time during which we will be an emerging growth company under the JOBS Act and a smaller reporting company as defined in Rule 12b-2 of the Exchange Act;

•        our expectations regarding the use of proceeds from this offering and our existing cash and cash equivalents; and

•        other risks and uncertainties, including those listed under the caption “Risk factors” in this prospectus.

We have based these forward-looking statements largely on our current expectations, estimates, forecasts and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. In light of the significant uncertainties in these forward-looking statements, you should not rely upon forward-looking statements as predictions of future events. Although we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur at all. You should refer to the section titled “Risk factors” for a discussion of important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. Except as required by law, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. The Private Securities Litigation Reform Act of 1995 and Section 27A of the Securities Act do not protect any forward-looking statements that we make in connection with this offering.

You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in this prospectus by these cautionary statements.

Industry and market data

Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity and market size, is based on information from various sources, on assumptions that we have made based on such information and other, similar sources and on our knowledge of, and expectations about, the markets for our products. In some cases, we do not expressly refer to the sources from which this data is derived. This information involves a number of assumptions and limitations. Projections, assumptions and estimates of our future performance and the future performance of the industry in which we operate is necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including but not limited to those described in the section titled “Risk factors” and elsewhere in this prospectus. These and other factors could cause results to differ materially from those expressed in the estimates made by independent third parties and by us.

Use of proceeds

We estimate that the net proceeds from this offering will be approximately $12.2 million (or approximately $14.3 million if the underwriters exercise their option to purchase additional shares in full), assuming an initial public offering price of $4.00 per share, the low end of the price range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

Each $1.00 increase or decrease in the initial public offering price per share would increase or decrease, as applicable, our net proceeds, after deducting estimated underwriting discounts and commissions, by approximately $3.5 million (assuming no exercise of the underwriters’ option to purchase additional shares). Similarly, each increase or decrease of 1.0 million shares in the number of shares offered by us would increase or decrease, as applicable, our net proceeds by approximately $3.7 million, assuming an initial public offering price of $4.00 per share, the low end of the expected range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We currently intend to use approximately $4.0 million of the net proceeds from this offering to pay for the remaining obligations related to intellectual property assets that we have acquired or financed, including the Nixu FL purchase and Gene Pool advances. Specifically, these payments will satisfy outstanding balances due under the previously executed agreements related to these assets. The remainder of the net proceeds will be used for general corporate purposes, including the enforcement and monetization of owned and financed portfolios.

Based on our current operating plan, we believe that, pro forma for the Reorganization and this offering, our existing cash and cash equivalents, will be sufficient to meet our working capital and capital expenditure needs through 2025. Our expected use of net proceeds from this offering represents our current intentions based upon present plans and business conditions.

As of the date of this prospectus, we cannot predict with certainty all of the particular uses for the net proceeds to be received upon the completion of this offering, or the amounts that we will actually spend on the uses set forth above. The amounts and timing of any expenditures will vary depending on numerous factors, including the progress of our ongoing operations, the amount of cash used by our operations, the rate of growth, if any, of our business, and other factors described in the section titled “Risk factors.” Accordingly, our management will have significant discretion and flexibility in applying the net proceeds from this offering, and investors will be relying on the judgment of our management regarding the application of these net proceeds. Due to the many inherent uncertainties in our operations, the amounts and timing of our actual expenditures may vary significantly depending on numerous factors, including our ability to obtain additional financing, the cost and results of our existing activities, any collaborations that we may enter into with third parties for our strategic opportunities that become available to us, and any unforeseen cash needs.

Pending the uses described above, we intend to invest the net proceeds from this offering in interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government.

Dividend policy

We have never declared or paid any cash dividends on our capital stock and do not anticipate paying any cash dividends in the foreseeable future. We currently anticipate that we will retain all available funds for use in the operation and expansion of our business. Any future determination as to the declaration or payment of dividends on our Company Common Stock will be made at the discretion of the Board and will depend upon, among other factors, our financial condition, results from operations, current and anticipated cash needs, plans for expansion and other factors that the Board may deem relevant.

Capitalization

The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2025:

•        on an actual basis;

•        on a pro forma basis to reflect the corporate Reorganization immediately prior to the completion of this offering; and

•        on a pro forma as adjusted basis to reflect: (i) the pro forma adjustments set forth above and (ii) the sale and issuance of 3,750,000 shares of Company Common Stock by us in this offering at the assumed initial public offering price of $4.00 per share, the low end of the expected range set forth on the cover page of this prospectus, resulting in net proceeds to us of $12.2 million, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The pro forma as adjusted information discussed below is illustrative only and will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing. This table should be read in conjunction with the section titled “Management’s discussion and analysis of financial condition and results of operations” and our unaudited interim condensed financial statements and related notes included elsewhere in this prospectus.

	As of March 31, 2025
	Actual	Pro forma	Pro forma as adjusted(1)
		(unaudited)	(unaudited)
Cash and cash equivalents	$6,446,448	$6,803,101	$19,716,007
Long-term debt	—	—	—
Series A Convertible Preferred Stock, $0.001 par value, 40,000,000 authorized; 25,007,141 shares issued and outstanding as of March 31, 2025 (Liquidation preference of $25,007)	$4,651,750	$3,888,834	$3,888,834
Stockholders’ (deficit) equity:
Preferred stock, $0.001 par value, 50,000,000 authorized, 40,000,000 designated as of March 31, 2025	—	—	—
Common stock, $0.001 par value, 100,000,000 authorized, 19,220,000 shares issued and outstanding as of March 31, 2025	19,220	2,325	2,700
Additional Paid-in Capital	6,732,888	7,843,650	20,409,891
Accumulated deficit	(7,791,867)	(7,814,546)	(7,814,546)
Total stockholders’ (deficit) equity	(1,039,759)	31,430	12,598,045
Total capitalization	$3,611,911	$3,920,264	$16,486,880

____________

(1)      Each $1.00 increase or decrease in the assumed initial public offering price of $4.00 per share, the low end of the expected range set forth on the cover page of this prospectus, would increase or decrease, as applicable, each of our pro forma as adjusted cash and cash equivalents, additional paid-in capital, total stockholders’ equity and total capitalization by approximately $3.5 million, assuming that the number of shares of Company Common Stock offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase or decrease of 1.0 million shares of Company Common Stock offered by us would increase or decrease, as applicable, each of our pro forma as adjusted cash and cash equivalents, additional paid-in capital, total stockholders’ equity and total capitalization by approximately $3.7 million, assuming that the assumed initial public offering price of $4.00 per share, the low end of the expected range set forth on the cover page of this prospectus, remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The number of shares of our Company Common Stock to be outstanding after this offering on a pro forma and pro forma as adjusted basis is based on 23,248,953 and 26,998,953 shares (including the shares to be offered and sold in this offering), respectively, of Company Common Stock outstanding as of March 31, 2025, and excludes:

•        (i) 12,235,000 shares of our Company Common Stock underlying the awards issued under Sauvegarder IM’s 2024 Incentive Award Plan (the “2024 Plan”) and (ii) 2,848,600 shares of our Company Common Stock after this offering reserved for issuance under the 2024 Plan, in each case that will be assumed by Spectral IP as part of the Reorganization, as well as any future increases in the number of shares of Company Common Stock reserved for issuance under the 2024 Plan;

•        the exercise by the underwriters of their option to purchase up to 562,500 additional shares of our Company Common Stock from us to cover over-allotments, if any;

•        100,804 shares of our Company Common Stock issuable upon exercise of the placement agent warrant issued by the Company to Dominari on March 26, 2025; and

•        the exercise of the Representative’s warrants to be issued upon consummation of this offering, which would be a maximum of 300,000 shares underlying such representative’s warrants assuming a total of 3,750,000 shares are issued in this offering (or a maximum of 345,000 shares if the underwriters exercise the over-allotment option in full), at an exercise price equal to 125% of the initial offering price of the Company Common Stock.

Dilution

Purchasers of Company Common Stock in this offering will experience immediate and substantial dilution in the net tangible book value per share of the Company Common Stock for accounting purposes. Our net tangible book value as of March 31, 2025, after giving pro forma effect to the transactions described under “Business — Corporate History and Reorganization,” was approximately $3.9 million, or $0.17 per share of Company Common Stock. Pro forma net tangible book value per share is determined by dividing our pro forma tangible net worth (tangible assets less total liabilities) by the total number of outstanding shares of Company Common Stock that will be outstanding immediately prior to the closing of this offering including giving effect to our Reorganization. After giving effect to the sale of the 3,750,000 shares in this offering and further assuming the receipt of the estimated net proceeds of $12.2 million (after deducting estimated underwriting discounts and commissions and estimated offering expenses and the application of such proceeds as described in “Use of Proceeds”), our adjusted pro forma net tangible book value as of March 31, 2025 would have been approximately $16.3 million, or $0.60 per share. This represents an immediate increase in the net tangible book value of $0.44 per share to the existing stockholders of the Company (pro forma to reflect the Reorganization) and an immediate dilution (i.e., the difference between the offering price and the adjusted pro forma net tangible book value after this offering) to new investors purchasing shares in this offering of $3.40 per share. The following table illustrates the per share dilution to new investors purchasing shares in this offering (assuming that 100% of our preferred stock has been exchanged for Company Common Stock).

The following table illustrates this dilution on a per share basis:

Assumed initial public offering price per share		4.00
Historical net tangible book value (deficit) per share as of March 31, 2025	$0.09
Pro forma increase in historical net tangible book value (deficit) per share as of March 31, 2025 attributable to the pro forma adjustments described above	0.08
Pro forma net tangible book value per share as of March 31, 2025
Increase in pro forma net tangible book value per share attributable to new investors participating in this offering	0.44
Pro forma as adjusted net tangible book value per share after this offering		0.61
Dilution per share to new investors participating in this offering		(3.39)

The dilution information discussed above is illustrative only and will change based on the actual initial public offering price and other terms of this offering determined at pricing. Each $1.00 increase or decrease in the assumed initial public offering price of $4.00 per share, the low end of the price range set forth on the cover page of this prospectus, would increase or decrease, as applicable, our pro forma as adjusted net tangible book value per share to new investors by $0.13, and would increase or decrease, as applicable, the dilution per share to new investors in this offering by $0.87, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase or decrease of 1.0 million shares in the number of shares offered by us would increase or decrease, as applicable, our pro forma as adjusted net tangible book value by approximately $0.12 per share and increase or decrease, as applicable, the dilution to new investors by $0.12 per share, assuming the assumed initial public offering price remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

If the underwriters’ option to purchase additional shares is exercised in full, the pro forma as adjusted net tangible book value per share of Company Common Stock would be $0.06 per share, and the dilution in pro forma net tangible book value per share to new investors in this offering would be $0.06 per share, in each case assuming an initial public offering price of $4.00 per share, the low end of the price range set forth on the cover page of this prospectus.

The following table summarizes, as of March 31, 2025, on a pro forma as adjusted basis, the number of shares of Company Common Stock purchased from us, the total consideration paid, or to be paid, and the weighted-average price per share paid, or to be paid, by existing stockholders and by the new investors, at the assumed initial public offering price of $4.00 per share, the low end of the expected range set forth on the cover page of this prospectus, before deducting estimated underwriting discounts and commissions and offering expenses payable by us:

(in thousands, except share, per share and percent data)	Shares purchased		Total consideration		Weighted- average price per share
	Number	Percent	Amount	Percent
Existing stockholders	46,076,333	92.5%	$9,992,488	40.0%	$0.22
New investors	3,750,000	7.5%	$15,000,000	60.0%	$4.00
Total	49,826,333	100.0%	$24,992,488	100.0%

Each $1.00 increase or decrease in the assumed initial public offering price of $4.00 per share, the low end of the expected range set forth on the cover page of this prospectus, would increase or decrease, as applicable, the total consideration paid by new investors and total consideration paid by all stockholders by approximately $3.5 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase or decrease of 1.0 million shares in the number of shares offered by us would increase or decrease, as applicable, the total consideration paid by new investors and total consideration paid by all stockholders by approximately $3.7 million, assuming the assumed initial public offering price remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The above table assumes no exercise of the underwriters’ option to purchase additional shares. If the underwriters’ option to purchase additional shares were exercised in full, our existing stockholders would own 91.4% and our new investors would own 8.6% of the total number of shares of our Company Common Stock outstanding upon completion of this offering.

To the extent that stock options are exercised, new stock options are issued under our equity incentive plan or we issue additional shares of Company Common Stock in the future, there will be further dilution to investors participating in this offering. In addition, we may choose to raise additional capital because of market conditions or strategic considerations, even if we believe that we have sufficient funds for our current or future operating plans. If we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

The foregoing tables and calculations (other than historical net tangible book value) are based on 26,998,953 shares of Company Common Stock outstanding as of March 31, 2025 (after giving effect to the issuance and sale of 3,750,000 shares of Company Common Stock in this offering), and excludes:

•        (i) 12,235,000 shares of our common stock underlying the awards issued under Sauvegarder IM’s 2024 Incentive Award Plan (the “2024 Plan”) and (ii) 2,848,600 shares of Company Common Stock after this offering reserved for issuance under the 2024 Plan, in each case that will be assumed by Spectral IP as part of the Reorganization, as well as any future increases in the number of shares of Company Common Stock reserved for issuance under the 2024 Plan;

•        the exercise by the underwriters of their option to purchase up to 562,500 additional shares of Company Common Stock from us to cover over-allotments, if any; and

•        100,804 shares of our Company Common Stock issuable upon exercise of the placement agent warrant issued by the Company to Dominari on March 26, 2025; and

•        the exercise of the Representative’s warrants to be issued upon consummation of this offering, which would be a maximum of 300,000 shares underlying such representative’s warrants assuming a total of 3,750,000 shares are issued in this offering (or a maximum of 345,000 shares if the underwriters exercise the over-allotment option in full), at an exercise price equal to 125% of the initial offering price of the Company Common Stock.

To the extent any outstanding options or other rights are exercised, or we issue additional equity or convertible securities in the future, there will be further dilution to new investors.

SAUVEGARDER IM Management’s discussion and analysis of financial condition and results of operations

The following should be read in conjunction with our financial statements and related notes appearing elsewhere in this prospectus. The following discussion contains “forward-looking statements” that reflect our future plans, estimates, beliefs and expectations. We caution that assumptions, expectations, projections, intentions or beliefs about future events may vary materially from actual results. Some of the key factors which could cause actual results to vary from our expectations include the factors discussed elsewhere in this prospectus, all of which are difficult to predict. In light of these risks, uncertainties and assumptions, the forward-looking events discussed may not occur. “Cautionary Statement Regarding Forward-Looking Statements” and “Risk factors” (included elsewhere in this prospectus) contain important information. We do not undertake any obligation to publicly update any forward-looking statements except as otherwise required by applicable law.

Basis of Presentation

Sauvegarder IM was formed in Delaware on March 25, 2024 and SIM Tech Licensing was formed on January 22, 2024. Effective March 18, 2025, Sauvegarder IM converted from a Delaware corporation to a Texas corporation. On August 13, 2024, the holders of the outstanding Licensing LLC Interests exchanged their Licensing LLC Interests with Sauvegarder IM in exchange for 200,000 shares of Company Common Stock. SIM IP was formed on March 7, 2024 as a Delaware corporation and wholly-owned subsidiary of Spectral AI to advance artificial intelligent intellectual property with a specific emphasis on healthcare. Effective April 4, 2025, SIM IP converted from a Delaware corporation to a Texas corporation. Prior to this offering and the Reorganization, the Company will acquire all of the outstanding equity interests in Sauvegarder IM in exchange for the Reorganization Shares, pursuant to the exemption from registration provided by Section 4(a)(2) of the Securities Act. The Reorganization will occur prior to the effectiveness of this registration statement of which this prospectus is a part.

The financial statements and results of operations in this section are presented for Sauvegarder IM as of December 31, 2024 and for the period from March 25, 2024 (inception) to December 31, 2024, and as of March 31, 2025 and for the three-month period ended March 31, 2025. Unless otherwise indicated, the historical financial information presented in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” does not give pro forma effect to the Reorganization.

Overview

Sauvegarder IM is focused on IP-related transactions. Sauvegarder IM is a manager of IP assets focused on IP-based financing, investment and monetization opportunities, including enforcement and licensing, across jurisdictions, primarily focusing on the United States, Europe and Asia.

Our objective is to provide a range of attractive financial solutions for IP owners. Generally, we are agnostic as to industry, which allows us to pursue opportunities across a number of industries and sectors, including medical devices, networking, consumer electronics, software, automotive, semiconductors, apparel, network security, cybersecurity, video technology, communications and industrial processes, data center, artificial intelligence, internet of things, communications, power and other technology areas where IP may be infringed, or an investment opportunity exits based on the value of the IP as collateral. Our focus is largely on technologies that are in their early stages of adoption and have longer replacement cycles that we believe are widely misunderstood and often mispriced, rather than technologies with short replacement cycles in their later stages that are approaching obsolescence and replacement. We believe our flexibility in industry focus and flexible and tailored transaction solutions will help us achieve our goal of creating value for our stockholders and ultimately generating a return for our stockholders. Our ideal transaction is one where both the Company and the IP owner can generate significant returns from what is otherwise an underperforming, undervalued or underutilized asset.

At this time, our primary focus is on the following areas:

•        IP Licensing — monetizing IP owned or acquired directly by a subsidiary or affiliate of Sauvegarder IM, or by third parties with the Company as the licensing agent, typically executed by licensing IP to third parties that would benefit from a license to that technology.

•        IP Litigation Investment — financing litigation, primarily IP focused litigation.

We also intend to expand our operations into the following areas as the opportunity arises:

•        IP Finance — structured investments (both debt and preferred equity) where the realizable value (as determined by Sauvegarder IM) of the target’s IP is a significant factor in the investment decision.

•        IP Royalty Acquisition — the acquisition of royalties to be received by a target company based on prior licensing of IP.

•        IP Tactical Opportunities — IP-related transactions, including copyrights, distressed investments, refinancings, judgment financings, entertainment litigation, life sciences, and other strategic transactions which are opportunistic in nature and require a differentiated and highly tailored solution.

We may also engage in other business activities that we believe present attractive financial alternatives and regularly are approached to evaluate a variety of legal, regulated and alternative investment opportunities that may not fit into any of the above categories.

Since our inception, we have been primarily focused on monetization activities focused on IP assets, including licensing and enforcement and litigation investment. These are areas where our management has the most experience and we believe we have the most current opportunities given our access to capital has been limited to date. As our business grows, and our access to capital increases, we intend to develop our IP finance and IP royalty acquisition businesses.

As indicated in the accompanying financial statements, at March 31, 2025, we had a cash and cash equivalents balance of $6,446,448 and deferred offering costs of $687,120.

Recent Developments

Termination Agreement

On July 2, 2025, Sauvegarder IM entered into a termination agreement with Dominari Securities, LLC. In consideration for the termination of Dominari Securities, LLC, acting as lead agent, advisor, and underwriter in connection with this offering, Sauvegarder IM and Dominari Securities, LLC agreed that all advance payment of fees and expenses previously made by Sauvegarder IM to Dominari Securities, LLC will not be refunded.

Bridge Financing

On March 18, 2025, Sauvegarder IM entered into subscription agreements with certain accredited investors for the sale of approximately 2,520,090 shares of Sauvegarder IM, pursuant to which such investors agreed to purchase an aggregate 1,680,060 of common stock of Sauvegarder IM at a price per share of $4.00, plus an additional one-half (½) of a share of common stock for each share of Sauvegarder IM purchased (for an aggregate 840,030). Such Sauvegarder Bridge Financing closed on March 26, 2025 and such shares were issued in reliance upon the exemption from the registration requirements of the Securities Act, as set forth in Section 4(a)(2) and Rule 506(b) of Regulation D under the Securities Act. Dominari Securities LLC acted as a placement agent in Sauvegarder Bridge Financing. In addition to payment of a cash fee of $388,214.28, or 6% of the total purchase price of the shares sold in the financing to the investors introduced by the placement agent, and $2,500, or 1% of the total purchase price of the shares sold to all other investors in the financing, Sauvegarder IM issued Dominari Securities LLC a five-year warrant to purchase up to 100,804 shares of common stock, exercisable on a cashless basis, with an exercise price of $4.60 per share, subject to adjustment. Dominari also received 50% of the escrow account interest earned in this financing in the amount of $13,964.98.

Transactions with SIM Licensing prior to common control acquisition of SIM Licensing

SIM Licensing Promissory Note

On April 21, 2024, Sauvegarder IM entered into a short-term promissory note (the “SIM Licensing Promissory Note”) with SIM Licensing, a related party under common ownership, where SIM Licensing loaned up to $50,000, to Sauvegarder IM in exchange for the SIM Licensing Promissory Note. The SIM Licensing Promissory Note bears no interest. The SIM Licensing Promissory Note has a maturity date of the earlier of:

(i)     December 31, 2024; or

(ii)    three (3) business days after the date on which Sauvegarder IM consummates a financing of no less than Two Million Dollars ($2,000,000).

On August 6, 2024 the SIM Licensing Promissory Note between SIM Licensing and Sauvegarder IM had a $0 balance and was terminated.

Advance Agreement

On August 6, 2024, SIM Licensing and Sauvegarder IM, entered into an Expense Advancement Agreement (the “Expense Advancement Agreement”), whereas Sauvegarder IM agreed to advance funds in the form of loans to SIM Licensing as may be necessary to fund up to $100,000 of expenses incurred or to be incurred by SIM Licensing in connection with any potential IP transactions. All amounts borrowed by SIM Licensing under the Expense Advancement Agreement shall be repaid on or before December 31, 2024. To date, Sauvegarder IM has entered into a promissory note in the amount of $40,000, as disclosed below, under the Expense Advancement Agreement. As noted below, effective August 13, 2024, SIM Licensing is a wholly owned subsidiary of Sauvegarder IM and therefore, post the acquisition date, these transactions are eliminated in consolidation.

Second SIM Licensing Promissory Note

On August 7, 2024, Sauvegarder IM entered into a short-term promissory note (the “Second SIM Licensing Promissory Note”) with SIM Licensing, a related party under common ownership, where Sauvegarder IM loaned $40,000, to SIM Licensing in exchange for the Second SIM Licensing Promissory Note. The Second SIM Licensing Promissory Note has a maturity date of December 31, 2024 and bears interest at 4.95%, compounded annually. As noted below, effective August 13, 2024, SIM Licensing is a wholly owned subsidiary of Sauvegarder IM and therefore, post the acquisition date, these transactions are eliminated in consolidation.

On March 31, 2025, Sauvegarder IM enter into the Master Secured Intercompany Promissory Note with SIM1, SIM2, SIM IP 3 LLC (“SIM3”), SIM IP 4 LLC (“SIM4”), SIM IP 5 LLC (“SIM5”), SIM6, SIM HXR, SIM IP LIT-B LLC (“SIM LIT-B”), SIM IP LIT-X LLC (“SIM LIT-X”), GP Pool IP Protection (“GP Pool”), Nixu FL, SForce IP Protection LLC (“SForce”), SIM Entertainment Litigation, SIM IP Licensing Advisors LLC (“SIM Advisors”), SIM Tech Licensing, (collectively, the “Debtors”) pursuant to which the Debtors promised to pay to Sauvegarder IM the principal amount equal to the unpaid principal amount of all advances made from time to time by Sauvegarder IM to the Debtors (“Intercompany Promissory Note”). The Intercompany Promissory Note replaced the Second SIM Licensing Promissory Note. Pursuant to the Master Secured Intercompany Promissory Note, Sauvegarder IM entered into the Pledge and Security Agreement with the Debtors on March 31, 2025, pursuant to which the Debtors granted Sauvegarder IM a first priority security interest in all of the Debtors’ assets.

Consulting Agreements

On June 1, 2024, Sauvegarder IM entered into consulting agreements (the “Consulting Agreements”) with David Kutcher (co-founder, Chief Financial Officer and director), Erich Spangenberg (co-founder, Chief Executive Officer and director), and Brian Berman (co-founder and Director — Business Development) to provide consulting services commencing on June 1, 2024 and ending on July 31, 2024, in relation to services of Sauvegarder IM and related parties. As consideration Sauvegarder IM agreed to pay each of the parties above, $30,000, in $10,000 increments on or before June 30, July 15, and July 31, 2024. During the period from March 25, 2024 (inception) through December 31, 2024, $90,000 fees were incurred in relation to these Consulting Agreements and the fees were paid and recorded within general and administrative expenses on the consolidated statement of operations.

Erich Spangenberg, is a founder and chief executive officer of Sauvegarder IM. Additionally, he was on the board of directors of Spectral AI until May 28, 2025, and is the chief executive officer of SIM IP, a Texas Corporation and wholly-owned subsidiary of Spectral AI, upon which Sauvegarder IM is consummating the Reorganization as described in Note 1 of the unaudited condensed consolidated financial statements of Sauvegarder IM as of March 31, 2025 and for the three-month period ended March 31, 2025.

Exchange Agreement

On August 13, 2024, SIM Management GP LLC (“Management GP”) and Sauvegarder IM entered into an Exchange Agreement (the “Exchange Agreement”). Prior to entering into the Exchange Agreement, Management GP owned 100% of the outstanding membership interests in SIM Licensing. SIM Licensing owned 100% of the outstanding membership interests in SIM IP 1 LLC (“SIM1”) and SIM2. Pursuant to the Exchange Agreement, Management GP transferred all outstanding membership interests in SIM Licensing (the “Acquired Entities”) to the Company, in exchange for the issuance of 200,000 shares of the Company’s common stock. The fair value of the common stock at issuance was $0.35 per share. Following the Exchange Agreement, the Acquired Entities became wholly owned subsidiaries of the Company.

The Company considered ASC 805, Business Combinations (“ASC 805”), in determining how to account for the transaction. As the transaction was between entities that were ultimately controlled by the same parties, the acquisition has been treated as a common control transaction under ASC 805 and ASC 805-50, Business Combinations — Related

Issues (“ASC 805-50”). Therefore, the carrying value of contributed assets and liabilities assumed remained unchanged and was recorded at historical cost as of the acquisition date, which was determined to be August 13, 2024. Management notes in accordance with ASC 805-50, any differences between the consideration transferred and the carrying value of the net assets is considered an equity transaction that would be eliminated in consolidation, and therefore, no gain or loss would be recognized in the unaudited condensed consolidated financial statements. Management notes only equity consideration was transferred and therefore, the equity was recorded at the value of the net assets received.

The information presented below reflects the historical balances of the assets acquired and liabilities assumed as of the acquisition date:

Cash and cash equivalents	$16,735
Related party note receivable	1,000,000
Notes receivable, net(1)	—
Other long-term liabilities	(509,228)
Related party loan (subsequently intercompany)	(40,000)
Due to stockholder (related party) note payable	(1,000,000)
Net assets (liabilities) acquired	$(532,493)

____________

(1)      Prior to entering into the Exchange Agreement, SIM Licensing had funded $486,397 in relation to the Ona Promissory Note and had established a full credit allowance against that balance.

Note Receivable, Note Payable and Assignment of Note Payable

On March 18, 2024, SIM Licensing and Spectral IP, entered into a promissory note and security agreement, pursuant to which SIM Licensing loaned $1 million to Spectral IP (the “SIM Licensing Note”), with an interest rate of 8% per annum and a one-year maturity.

On March 19, 2024, SIM Licensing and IP Protocol, LLC (“IP Protocol”), an affiliated entity through common ownership, entered into a promissory note and security agreement, pursuant to which IP Protocol loaned $1 million to SIM Licensing (the “IP Protocol Note”), with an interest rate of 8% per annum and a one-year maturity.

Sauvegarder IM acquired the SIM Licensing Note and IP Protocol Note as part of the Exchange Agreement between Management GP and Sauvegarder IM, as described above.

On August 28, 2024, SIM Licensing assigned the SIM Licensing Note to IP Protocol, LLC, in which IP Protocol received all of the rights of SIM Licensing with respect to the SIM Licensing Note. As of December 31, 2024, following the assignment, the SIM Licensing Note and IP Protocol Note, were no longer included on Sauvegarder IM’s unaudited condensed consolidated balance sheet.

Patent Transaction

Sauvegarder IM acquired the following commitment and funding agreement as part of the common control acquisition of SIM Licensing on August 13, 2024.

On January 26, 2024, Granicus IP, LLC (“Granicus”), a related party under common ownership, assigned all rights and obligations in association with the Patent Transaction, as defined below, inclusive of a promissory note (“Ona Promissory Note”) whereby Granicus agreed to fund certain monetization costs expected to be incurred by Ona Patents SL (“Ona”) in connection with the Patent Transaction (“Funding Commitment”) up to a maximum of $3,000,000. This promissory note matures on or before September 1, 2026, and Sauvegarder IM, as a result of the Exchange Agreement, has an interest in certain proceeds which may be recovered by Ona.

Included in the rights assigned by Granicus, was also a security interest in the IP related to the Patent Transaction to secure the Ona Promissory Note. The patent security agreement was subsequently amended to provide funding under the Second Ona Promissory Note. On February 5, 2025, SIM Licensing agreed to fund separately from the funding commitment, an additional €1,000,000 ($1,056,100) (the “Second Ona Promissory Note”) for the purpose of funding certain security payments that Ona was required to pay in relation to two lawsuits related to the Patent Transaction. The security payments were not contemplated by the Ona Promissory Note, and the Company entered into a second promissory note with Ona. The Second Ona Promissory Note bears interest in the event of default of 22% and matures on or before September 1, 2026. The funding is collateralized by the IP owned by Ona related to the Patent Transaction.

As of March 31, 2025, the Company determined that an amicable resolution is not likely to be reached in the near term, in part because of the significant value that Ona places on the IP and claims being asserted and has established a full credit allowance against that balance.

Separately, on March 5, 2024 SIM Tech Licensing entered into a funding agreement (the “Funding Agreement”) with a lender (the “Funder”). SIM Tech Licensing is a party to, and has certain rights to, a transaction (“Patent Transaction”) pursuant to which a third-party company has acquired 16 patents (and the right to license additional unrelated patents) covering fundamental aspects of geolocation technology, which will be asserted in court.

The Funder, in order to take part in the Patent Transaction, will provide up to a €1.0 million line of credit (the “Credit Line”). The proceeds on the line of credit are strictly to be used to pay counsel, experts, and court costs in relation to the Patent Transaction. Further, the increments of withdrawal were €300,000 as an initial draw and up to €150,000 per calendar quarter, which Funder agrees to fund within ten (10) business days after the first day of each calendar quarter (January 1, March 1, July 1, and October 1) until the maximum is extended under the Credit Line. The Funding Agreement also provided Funder with a right to participate in recoveries related to the Patent Transaction.

On December 17, 2024, the Funding Agreement was amended by the Funder and SIM Licensing (the “Funding Agreement Amendment”) to clarify that the line of credit shall be non-recourse other than with respect to the proceeds received in relation to the Patent Transaction.

In addition, the Funding Agreement Amendment amended Funder’s right to participate in any recoveries related to the Patent Transaction as follows:

a.      If the initial public offering (“IPO”) of Sauvegarder IM closes on or before June 30, 2025, then Funder would receive:

i.       3.0x capital actually deployed under the Credit Line

ii.      15.0% of the total amount received by the Company from the Patent Transaction after deducting any applicable value-added tax (“Total Recovery After VAT”) payable to SIM Licensing

b.      If the IPO of Sauvegarder IM does not close on or before June 30, 2025, then Funder will receive:

i.       3.0x committed capital of €1,000,000

ii.      50% of the Total Recovery After VAT payable to SIM Licensing

As of March 31, 2025, Sauvegarder IM determined that an amicable resolution is not likely to be reached in the near term, in part because of the significant value that Ona places on the IP and claims being asserted.

As of March 31, 2025, Sauvegarder IM has withdrawn €578,694 ($624,690) in relation to the Funding Agreement, which is included in the consolidated balance sheet within other long-term liabilities. A foreign transaction exchange loss of $25,511 was recorded during the three months ended March 31, 2025 and is included within general and administrative expenses on the condensed consolidated statement of operations.

As of March 31, 2025, Sauvegarder IM has €421,306 ($455,485) of unused credit lines with the Funder, available for withdrawal.

Reorganization

On November 4, 2024, Sauvegarder IM entered into a Purchase Agreement (the “Purchase Agreement”) with SIM IP. SIM IP was formed on March 7, 2024 to advance artificial intelligent intellectual property with a specific emphasis on healthcare. Pursuant to the Purchase Agreement, SIM IP will acquire all of the outstanding common stock of Sauvegarder IM in exchange for issuing to the Legacy SIM Holders 21,399,851 shares of common stock of SIM IP and 22,827,380 shares of preferred stock of SIM IP upon certain conditions being met including conditional approval to list our shares on Nasdaq. Additionally, Spectral AI has agreed to forfeit all shares of Spectral IP it holds other than 1,849,102, which is the value the parties attribute to the intellectual property license agreement held by Spectral IP. The Reorganization will occur prior to the effectiveness of this registration statement of which this prospectus is a part.

Adoption of 2024 Equity Incentive Plan

Sauvegarder IM adopted its 2024 Equity Incentive Plan on December 30, 2024, to provide equity-based compensation incentives in the form of options, stock appreciation rights, restricted stock, and restricted stock units, to purchase the Sauvegarder IM’s common stock in order to attract and retain qualified personnel, directors and consultants and align their interests with those of the Sauvegarder IM’s stockholders. Upon adoption, an aggregate of 12,500,000 shares of common stock were reserved for grant and issuance pursuant to the Equity Incentive Plan. Pursuant to the terms of the plan, the number of shares available for issuance was increased by 2,583,600 on January 1, 2025, such that a total of 15,083,600 shares were authorized under the plan.

Issuance of Stock Options

On December 30, 2024, Sauvegarder IM approved the grant of non-qualified stock options to employees and consultants to purchase an aggregate of 8,019,864 and 1,845,000 shares of common stock of the Company at an exercise price of $1.15 per share. On May 1, 2025, Sauvegarder IM (i) approved the grant of non-qualified stock options to employees to purchase an aggregate of 1,144,907 shares of common stock of the Company at an exercise price of $4.00 per share, and (ii) terminated a grant of 35,000 shares dated February 19, 2025 to a service provider.

On February 19, 2025, Sauvegarder IM approved the grant of non-qualified stock options to employees and consultants to purchase an aggregate of 550,000 shares of common stock of the Company at an exercise price of $2.68 per share.

On March 19, 2025, Sauvegarder IM approved and granted 1,950,000 stock options to a director, employees and consultants of the Company. The exercise price for these options is $2.68 and the options vest upon achievement of performance-based conditions.

On March 25, 2025, Sauvegarder IM approved and granted 100,000 stock options to a consultant of the Company. The exercise price for these options is $2.68 and the options vest upon achievement of performance-based conditions.

On April 3, 2025, Sauvegarder IM approved and granted 150,000 stock options to a consultant of the Company. The exercise price for these options is $2.68 and the options vest upon either service or performance-based vesting conditions.

On May 6, 2025, Sauvegarder IM approved and granted and aggregate of 85,000 stock options to consultants of the Company. The exercise price for these options is $2.68 and the options vest upon performance-based vesting conditions.

Repriced Market Condition Awards

On May 1, 2025, Sauvegarder IM amended certain grants to employees of the Company to either 1) reduce the number of options granted and 2) reduce the exercise price from $4.60 to $4.00.

Execution of Executive Employment Agreements

On December 30, 2024, Sauvegarder IM entered into employment agreements with its Chief Executive Officer and Chief Financial Officer. The base annual salary for the Chief Executive Officer and Chief Financial Officer was $250,000 prior to the initial public offering, and effective upon the completion of the initial public offering, it is anticipated that their compensation will be increased to $360,000 annually.

On December 30, 2024, the Chief Executive Officer and Chief Financial Officer were awarded stock options under the 2024 Equity Incentive Plan at an exercise price of $1.15 per share. For each option grant, 1/12th of the shares subject to the option will vest on the first monthly anniversary of the December 30, 2024 vesting commencement date and on each monthly anniversary thereafter, subject to the employee’s continued service to us through the applicable vesting date.

On December 30, 2024, the Chief Executive Officer and Chief Financial Officer were awarded special performance awards of stock options under the 2024 Equity Incentive Plan, all of which were out-of-the-money as of the date of grant, with fifty-percent (50%) of the award subject to exercise prices of $5 per share, and the remaining fifty-percent (50%) subject to exercise prices of $10 per share. For these special performance awards, fifty-percent (50%) vests upon the achievement of market capitalization levels for the Sauvegarder IM’s common stock that exceeds $250,000,000 for at least 20 days of 30 trading days, and the remaining fifty-percent (50%) vests upon the achievement market capitalization levels for the Sauvegarder IM’s common stock that exceeds $500,000,000 for at least 20 days of 30 trading days, in all cases, subject to the executives’ continued services with Sauvegarder IM through the date of vesting.

On March 19, 2025, Sauvegarder IM determined to reprice the special performance awards of stock options from $10.00 and $5.00, as originally set, to a lower exercise price of $8.60 and $4.60. On May 1, 2025, Sauvegarder IM determined to reprice the special performance awards of stock options from $8.60 and $4.60, as modified, to a lower exercise price of $4.00 to reflect the anticipated public offering price.

SIM Entertainment Litigation Fund

On February 28, 2025, a wholly-owned subsidiary of Sauvegarder IM SIM Entertainment Litigation Fund LLC (“SIM Entertainment Litigation”), entered into an agreement with Sergei Bespalov & Associates (“Sourcing Agent”) pursuant to which Sourcing Agent will identify and source creative talent with meritorious legal claims against studios, production companies, streaming platforms, networks, and others, including, without limit, content creators, licensors and distributors. Sourcing Agent will also engage approved legal counsel and propose an assessment and budget. If SIM Entertainment Litigation approves a case, it will provide funding for the related monetization activities, including litigation. SIM Entertainment Litigation’s intention is to provide at least $5.0 million in funding for such monetization activities and enter into at least ten funding agreements in respect of such cases per year. No funding from this agreement has been provided through March 31, 2025.

SIM HXR Patent Acquisition and Extension

On January 29, 2025, SIM IP HXR LLC (“SIM HXR”), a wholly-owned subsidiary, entered into a Patent Purchase Agreement (the “HXR” Patent Purchase Agreement”), pursuant to which SIM HXR agreed to purchase 500+ patents and patent applications related to haptics and extended reality technologies for a purchase price of $30 million. Sauvegarder IM and/or SIM HXR will need to raise capital in addition to that of the IPO in order to close the transaction entered into by SIM HXR. There can be no assurances that Sauvegarder IM and/or SIM HXR will do so, or can do so, on terms that are attractive to Sauvegarder IM.

The HXR Patent Purchase Agreement was subsequently amended on May 28, 2025 to extend the closing date to May 30, 2025, and again on May 30, 2025 extending the date to May 31, 2025. On May 31, 2025, the closing date was further extended; provided, that if closing occurs after June 30, 2025 the parties will negotiate in good faith to reduce certain negative tax consequences to the seller. There can be no assurance that Sauvegarder IM will have adequate funding to complete this purchase in its entirety.

Key Factors Affecting Our Performance

Limited Operating History

We have a limited operating history and there is limited historical financial information upon which to base an evaluation of our performance. Our prospectus must be considered in light of the uncertainties, risks, expenses, and difficulties frequently encountered by companies in their early stages of operations. As we are recently incorporated, our audited financial statements for the period from March 25, 2024 (inception) to December 31, 2024 presented in this prospectus, does not present results for the full twelve-month period or for any prior periods.

Public Company Expenses

Following the Reorganization and this offering, we expect to incur increased expenses as a result of being a public company (for legal, insurance, financial reporting, accounting and auditing compliance), as well as for operating expenses and those related to sourcing, due diligence and executing IP-related transactions. We expect our expenses to increase substantially after the closing of this offering.

Results of Operations and Known Trends or Future Events

We have not generated any revenues to date. Our only activities since inception have been organizational activities, those related to the IP-related transactions described herein and those necessary to prepare for this offering. We currently do not know when we will generate revenues, if ever. We will generate non-operating income in the form of interest income on cash and cash equivalents after this offering. There has been no significant change in our financial or trading position and no material adverse change has occurred since the date of our unaudited financial statements. Additionally, we expect our future operational results and expenses to be subject to fluctuations from period to period.

Liquidity and Capital Resources

We have not generated any revenues to date. Our only activities since inception have been organizational activities, those related to the IP-related transactions described herein and those necessary to prepare for this offering. As indicated in the accompanying financial statements, at March 31, 2025, we had $6,446,448 in cash. Our liquidity needs have been satisfied prior to the completion of this offering through the sale of Series A preferred stock, and common stock. In addition, on March 18, 2025, the Company entered into subscription agreements (“Pre-IPO Subscription Agreements”) with multiple investors. The investors have agreed to purchase 1,680,060 shares of common stock, at $4.00 per share, for an aggregate purchase price of approximately $6,720,240. For each share of common stock purchased in relation to the Pre-IPO Subscription Agreements, the Company issued one-half (1/2) share of common stock, for a total of 840,030 shares, subject to a lock-up per the Bonus Share Lock-Up Agreement. The Company closed the financing pursuant to the Pre-IPO Subscription Agreements on March 26, 2025. Further, we have incurred and expect to continue to incur significant costs in pursuit of our financing and acquisition plans. Management plans to address this additional uncertainty through this offering. We cannot assure you that our plans to raise capital will be successful.

We estimate that the net proceeds from the sale of Company Common Stock in this offering, after deducting offering expenses and underwriting commissions, will be sufficient to fund our near-term operations. We do not believe we will need to raise additional funds following this offering in order to meet the expenditures required for operating our business for the next twelve months. However, if our estimates of the costs of are less than the actual amount necessary to do so, or we have a surplus of high-quality IP-related transactions to close, we may have insufficient funds available, and these estimates may differ materially from our actual expenses. In order to fund working capital deficiencies or finance transactions in connection we may need to raise additional equity or debt.

Controls and Procedures

We are not currently required to comply with the SEC’s rules implementing Section 404 of Sarbanes Oxley, and are therefore not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. Upon becoming a public company, we will be required to comply with the SEC’s rules implementing Section 302 of the Sarbanes-Oxley Act of 2002, which will require our management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of our internal control over financial reporting. We will not be required to make our first assessment of our internal control over financial reporting under Section 404 until our second annual report after becoming a public company.

Further, our independent registered public accounting firm is not yet required to formally attest to the effectiveness of our internal controls over financial reporting, and will not be required to do so for as long as we are an “emerging growth company” pursuant to the provisions of the JOBS Act. See “Summary — Emerging Growth Company Status.”

Quantitative and Qualitative Disclosures about Market Risk

Market risk represents the risk of loss that may impact our financial position because of adverse changes in financial market prices and rates. Our market risk exposure is primarily a result of exposure resulting from potential changes in interest rates.

Interest rate risk

Our cash and cash equivalents consist of cash held in readily available checking accounts. As of March 31, 2025, we did not hold any financial instruments for trading purposes, nor used any derivative financial instruments to manage interest risk exposure. Our primary exposure to market risk is interest rate sensitivity, which is affected by changes in the general level of U.S. interest rates.

Off-Balance Sheet Arrangements; Commitments and Contractual Obligations

As of March 31, 2025, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K and did not have any commitments or contractual obligations.

JOBS Act

The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We will qualify as an “emerging growth company” and under the JOBS Act will be allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Additionally, we are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions we may not be required to, among other things, (i) provide an independent registered public accounting firm’s attestation report on our system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the report of the independent registered public accounting firm providing additional information about the audit and the financial statements (auditor discussion and analysis), and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of this offering or until we are no longer an “emerging growth company,” whichever is earlier.

Emerging growth company and smaller reporting company status

We expect to be an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012. Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. We have elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

We are also a “smaller reporting company” as defined in the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as the market value of our voting and non-voting Company Common Stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100.0 million during the most recently completed fiscal year and the market value of our voting and non-voting Company Common Stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter.

Recent accounting pronouncements

See Note 2 to our unaudited condensed consolidated financial statements included elsewhere in this prospectus for more information about recent accounting pronouncements, the timing of their adoption, and our assessment, to the extent we have made one yet, of their potential impact on our financial condition of results of operations.

Quantitative and qualitative disclosures about market risk

Market risk represents the risk of loss that may impact our financial position because of adverse changes in financial market prices and rates. Our market risk exposure is primarily a result of exposure resulting from potential changes in interest rates. We do not hold financial instruments for trading purposes.

Spectral IP Management’s discussion and analysis of financial conditions and results of operations

The following should be read in conjunction with our financial statements and related notes appearing elsewhere in this prospectus. The following discussion contains “forward-looking statements” that reflect our future plans, estimates, beliefs and expectations. We caution that assumptions, expectations, projections, intentions or beliefs about future events may vary materially from actual results. Some of the key factors which could cause actual results to vary from our expectations include the factors discussed elsewhere in this prospectus, all of which are difficult to predict. In light of these risks, uncertainties and assumptions, the forward-looking events discussed may not occur. “Cautionary Statement Regarding Forward-Looking Statements” and “Risk factors” (included elsewhere in this prospectus) contain important information. We do not undertake any obligation to publicly update any forward-looking statements except as otherwise required by applicable law.

Basis of Presentation

The Company was formed on March 7, 2024 as a Delaware corporation and wholly-owned subsidiary of Spectral AI to advance intellectual property in the broader AI ecosystem with a specific emphasis on healthcare. Prior to this offering and the Reorganization, the Company will acquire all of the outstanding equity interests in Sauvegarder IM in exchange for the Reorganization Shares, pursuant to the exemption from registration provided by Section 4(a)(2) of the Securities Act. Effective April 4, 2025, the Company converted from a Delaware corporation to a Texas corporation. The Reorganization will occur prior to the effectiveness of this registration statement of which this prospectus is a part.

The financial statements and results of operations in this section are presented for Spectral AI as of December 31, 2024 and for the period from March 7, 2024 (inception) to December 31, 2024, and as of March 31, 2025 and for the three month-period ended March 31, 2025. Unless otherwise indicated, the historical financial information presented in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” does not give pro forma effect to the Reorganization.

Overview

The Company was formed in March 2024 as a wholly-owned subsidiary of Spectral AI to focus on advancing intellectual property in the broader AI ecosystem through acquisitions, strategic partnerships and collaborations with AI technology providers, healthcare institutions, and research organizations to accelerate innovation and expand market reach.

The board of directors of Spectral AI determined that pursuing the offering, Reorganization represented the most compelling path to enhancing value for its stockholders.

Recent Developments

Note Payable and Assignment of Note Payable

On March 18, 2024, SIM Licensing and Spectral IP entered into a promissory note and security agreement, pursuant to which SIM Licensing loaned $1 million in Spectral IP (the “SIM Licensing Note”), with an interest rate of 8% per annum and a one-year maturity.

On March 19, 2024, SIM Licensing and IP Protocol, LLC (“IP Protocol”), an affiliated entity through common ownership, entered into a promissory note and security agreement, pursuant to which IP Protocol loaned $1 million to SIM Licensing (the “IP Protocol Note”), with an interest rate of 8% per annum and a one-year maturity.

Sauvegarder IM acquired the SIM Licensing Note and IP Protocol Note as part of the Exchange Agreement between Management GP and Sauvegarder IM, as described above. On August 28, 2024, SIM Licensing assigned the Note to IP Protocol, an affiliated entity through common ownership, in which IP Protocol received all of the rights of SIM Licensing with respect to the Note. As of December 31, 2024, following the assignment, the SIM Licensing Note and IP Protocol Note, were no longer included on Sauvegarder IM’s audited consolidated balance sheet.

On October 1, 2024, the SIM Licensing Note was amended to (i) reduce the annual interest rate from 8% to 4%, (ii) extend the term of the SIM Licensing Note through the second anniversary of the issuance date, March 18, 2026, (iii) include a conversion feature at the option of either IP Protocol or the Company to convert the then outstanding principal and accrued but unpaid interest into shares of the Parent at any time (into such number of shares calculated by taking a five percent (5.00%) discount to the closing price of the Parent Common Stock on the day prior to the date of notice to the Company of the exercise of the conversion right) and at maturity, respectively, and (iv) provide for registration rights of any shares of the Parent issued in satisfaction of the outstanding obligations.

On December 2, 2024, IP Protocol sold $400,000 of the SIM Licensing Note to Eleven Ventures, LLC (“Eleven Ventures”). In connection with the purchase and execution of the agreement, Eleven Ventures elected to convert the full sale price into shares of the Parent. The Parent issued 221,606 shares to Eleven Ventures on December 9, 2024. Thereafter, IP Protocol issued separate conversion notices to the Parent on December 26th and two notices on December 30th for the conversion of the remaining $600,000 of the principal amount plus all accrued and unpaid interest due and owing under the SIM Licensing Note. The Parent issued 38,043, 156,022 and 125,325 shares of its common stock, respectively, for each conversion notice. As of December 30, 2024, there were no further obligations remaining with respect to the SIM Licensing Note.

License of Intellectual Property

On May 5, 2025, Spectral AI and SIM IP finalized and entered into an intellectual property license pursuant to which the Company received a worldwide, non-exclusive, license to Spectral AI’s 1 patent asset for the purposes of commercializing and monetizing outside the core areas of focus of Spectral AI on market terms and conditions that are to be finalized.

Reorganization

On November 4, 2024, SIM IP entered into a Purchase Agreement with Sauvegarder IM. Sauvegarder IM was formed on March 25, 2024 with a focus on IP-related transactions. Pursuant to the Purchase Agreement, as amended, SIM IP will acquire all of the outstanding common stock of Sauvegarder IM in exchange for issuing to the Legacy SIM Holders 21,399,851 shares of common stock of SIM IP and 22,827,380 shares of preferred stock of SIM IP. Additionally, Spectral AI has agreed to forfeit all shares of Spectral IP it holds other than 1,849,102, which is the value the parties attribute to the intellectual property license agreement held by Spectral IP. Such Reorganization will be completed prior to the effectiveness of this prospectus. In connection with the Reorganization, SIM IP will also assume Sauvegarder IM’s 2024 Equity Incentive Plan and all outstanding awards in connection with the Reorganization. The shares issued in the Reorganization will be issued pursuant to the exemption from registration provided by Section 4(a)(2) of the Securities Act. SIM IP will complete the Reorganization prior to the consummation of this offering. The Reorganization is contingent upon SIM IP satisfying (or being substantially certain to satisfy) all necessary preconditions to list the Company’s shares of common stock on Nasdaq.

Key Factors Affecting Our Performance

Limited Operating History

The Company has a limited operating history and there is limited historical financial information upon which to base an evaluation of our performance. As the Company was recently incorporated, the financial statements for the period ended from March 7, 2024 (inception) to December 31, 2024 presented in this prospectus does not present results for the full twelve-month period or for any prior periods.

Public Company Expenses

Following the Reorganization and this offering, we expect to incur increased expenses as a result of being a public company (for legal, insurance, financial reporting, accounting and auditing compliance), as well as for operating expenses and those related to sourcing, due diligence and executing IP-related transactions. We expect our expenses to increase substantially after the closing of this offering.

Results of Operations and Known Trends or Future Events

The Company has not generated any revenues to date. The only activities since inception have been organizational activities, and those necessary to prepare for the transactions contemplated hereby. We currently do not know when we will generate revenues, if ever. There has been no significant change in our financial or trading position and no material adverse change has occurred since the date of our audited financial statements.

Liquidity and Capital Resources

We have not generated any revenues to date. Our only activities since inception have been organizational activities, and those related to the transactions described herein. As indicated in the accompanying financial statements, at March 31, 2025, we had working capital of $340,551. Our liquidity needs have been satisfied through the issuance of a promissory note.

Controls and Procedures

We are not currently required to comply with the SEC’s rules implementing Section 404 of Sarbanes Oxley, and are therefore not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. Upon becoming a public company, we will be required to comply with the SEC’s rules implementing Section 302 of the Sarbanes-Oxley Act of 2002, which will require our management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of our internal control over financial reporting. We will not be required to make our first assessment of our internal control over financial reporting under Section 404 until our second annual report after becoming a public company.

Further, our independent registered public accounting firm is not yet required to formally attest to the effectiveness of our internal controls over financial reporting, and will not be required to do so for as long as we are an “emerging growth company” pursuant to the provisions of the JOBS Act. See “Summary — Emerging Growth Company Status.”

Quantitative and Qualitative Disclosures about Market Risk

Market risk represents the risk of loss that may impact our financial position because of adverse changes in financial market prices and rates. Our market risk exposure is primarily a result of exposure resulting from potential changes in interest rates.

Interest rate risk

Our cash and cash equivalents consist of cash held in readily available checking accounts. As of March 31, 2025, we did not hold any financial instruments for trading purposes, nor used any derivative financial instruments to manage interest risk exposure. Our primary exposure to market risk is interest rate sensitivity, which is affected by changes in the general level of U.S. interest rates.

Off-Balance Sheet Arrangements; Commitments and Contractual Obligations; Quarterly Results

As of March 31, 2025, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K and did not have any commitments or contractual obligations. No unaudited quarterly operating data is included in this prospectus as we have not conducted any operations to date.

JOBS Act

The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We will qualify as an “emerging growth company” and under the JOBS Act will be allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Additionally, we are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions we may not be required to, among other things, (i) provide an independent registered public accounting firm’s attestation report on our system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the report of the independent registered public accounting firm providing additional information about the audit and the financial statements (auditor discussion and analysis), and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of this offering or until we are no longer an “emerging growth company,” whichever is earlier.

Emerging growth company and smaller reporting company status

We expect to be an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012. Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. We have elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

We are also a “smaller reporting company” as defined in the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as the market value of our voting and non-voting Company Common Stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100.0 million during the most recently completed fiscal year and the market value of our voting and non-voting Company Common Stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter.

Recent accounting pronouncements

See Note 3 to our unaudited condensed financial statements included elsewhere in this prospectus for more information about recent accounting pronouncements, the timing of their adoption, and our assessment, to the extent we have made one yet, of their potential impact on our financial condition of results of operations.

Quantitative and qualitative disclosures about market risk

Market risk represents the risk of loss that may impact our financial position because of adverse changes in financial market prices and rates. Our market risk exposure is primarily a result of exposure resulting from potential changes in interest rates. We do not hold financial instruments for trading purposes.

Business

Overview

We are focused on IP-related transactions. We are a manager of IP assets focused on IP-based financing, investment and monetization opportunities, including enforcement and licensing, across jurisdictions, primarily focusing on the United States, Europe and Asia.

Our objective is to provide a range of attractive financial solutions for IP owners. Generally, we are agnostic as to industry, which allows us to pursue opportunities across a number of industries and sectors, including medical devices, networking, consumer electronics, software, automotive, semiconductors, apparel, network security, cybersecurity, video technology, communications and industrial processes, data center, artificial intelligence, internet of things, communications, power and other technology areas where IP may be infringed, or an investment opportunity exits based on the value of the IP as collateral. Our focus is largely on technologies that are in their early stages of adoption and have longer replacement cycles that we believe are widely misunderstood and often mispriced, rather than technologies with short replacement cycles in their later stages that are approaching obsolescence and replacement. We believe our flexibility in industry focus and flexible and tailored transaction solutions will help us achieve our goal of creating value for our stockholders and ultimately generating a return for our stockholders. Our ideal transaction is one where both the Company and the IP owner can generate significant returns from what is otherwise an underperforming, undervalued or underutilized asset.

At this time, our primary focus is on the following areas:

•        IP Licensing — monetizing IP owned or acquired directly by a subsidiary or affiliate of Sauvegarder IM, or by third parties with the Company as the licensing agent, typically executed by licensing IP to third parties that would benefit from a license to that technology.

•        IP Litigation Investment — financing litigation, primarily IP focused litigation.

We also intend to expand our operations into the following areas as the opportunity arises:

•        IP Finance — structured investments (both debt and preferred equity) where the realizable value (as determined by Sauvegarder IM) of the target’s IP is a significant factor in the investment decision.

•        IP Royalty Acquisition — the acquisition of royalties to be received by a target company based on prior licensing of IP.

•        IP Tactical Opportunities — IP-related transactions, including copyrights, distressed investments, refinancings, judgment financings, entertainment litigation, life sciences, and other strategic transactions which are opportunistic in nature and require a differentiated and highly tailored solution.

We may also engage in other business activities that we believe present attractive financial alternatives and regularly are approached to evaluate a variety of legal, regulated and alternative investment opportunities that may not fit into any of the above categories.

Since our inception, we have been primarily focused on monetization activities focused on IP assets, including licensing and enforcement through litigation investment. These are areas where our management has the most experience and we believe we have the most current opportunities given our access to capital has been limited to date. As our business grows, and our access to capital increases, we intend to develop our IP finance and IP royalty acquisition businesses.

A key factor in the success of our business is sourcing, evaluating and managing quality opportunities. Although we believe that a number of IP owners will contact us directly, a key part of our success will depend on our ability to recognize IP where the value is not fully recognized, to strategically identify opportunities for monetization of the IP, and to successfully engage with those IP owners to consummate a transaction. Our chairman and chief executive officer, Erich Spangenberg, has over 20 years of experience in IP monetization and global licensing. Mr. Spangenberg has been recognized several times as one of the world’s top 50 IP strategist and has been known to contribute to the way individuals think about and use patents. Mr. Spangenberg and his former teams have generated in excess of $500 million in revenue and as principal, agent, and advisor has generated over $2 billion in patent financing and acquisition transactions. Erich has also served as a chief executive officer in various other companies such as SIM Acquisition Corp. and IPwe, Inc. He has developed a network of companies, brokers, counsel, and experts in this industry. This network supports our team in sourcing and analyzing various opportunities, primarily those focused on monetization and litigation, in an efficient and cost-effective manner. Other members of our executive team, including David Kutcher, director, chief financial officer and senior managing director — credit, has 14+ years’ experience investing across asset classes and security types, and Jennifer Burdman, managing director, has over 20 years of experience in evaluating, licensing, and enforcing the rights associated with IP assets in her capacity as outside counsel and in-house counsel and Colin Bristow, managing director, has 15 years’ experience evaluating and investing in the healthcare space.

On August 5, 2024, Sauvegarder IM filed a US trademark application for SAUVEGARDER INVESTMENT MANAGEMENT. The Serial Number is 98683466. This pending trademark application is currently being examined by the USPTO as of June 15, 2025. On December 4, 2024, Sauvegarder IM filed a US trademark application for SIM IP. The Serial Number is 98884816. As of June 15, 2025, examination by the USPTO has not yet begun. On January 31, 2025 Sauvegarder IM filed a US trademark application for SIM. The Serial Number is 99025756. As of June 15, 2025, examination by the USPTO has not yet begun.

Litigation Investment

As of June 15, 2025, Sauvegarder IM has entered into two IP litigation investment agreements.

•        SIM Licensing, a wholly-owned subsidiary, is a party to, and has certain rights to, a transaction pursuant to which a third-party company has acquired 16 patents (and the right to license additional unrelated patents) covering fundamental aspects of geolocation technology. SIM Licensing agreed to fund a maximum of €3.0 million in costs expected to be incurred by the third party in seeking to enforce these patents. SIM Licensing has a security interest in the patents at issue. Litigation has since been initiated in the European Unified Patent Court (“UPC”) and the Regional court of Munich, Germany. Those cases are proceeding but no decisions have been rendered yet and the arrangement has generated no revenues to date. SIM Licensing further agreed to separately fund an additional €1.0 million as required by the UPC and subsequently amended the patent security agreement to reflect this additional funding.

•        GPool IP Protection LLC (“GPool IP”), a wholly-owned subsidiary of Sauvegarder IM, has entered into advisory and litigation related financing agreements related to US and ex-US patents related to hydrocarbon extraction technology. We would not directly, or indirectly, own any IP assets which “touch the leaf.” No litigation has been filed yet under these agreements, but we expect to do so in 2025.

There can be no assurance either of these arrangements will ever generate any revenues or will generate revenues at an acceptable margin and we may lose all, or a portion, of our investment and any bonds (performance, injunction or otherwise) required to be posted.

Patent Acquisitions

As of June 15, 2025, the following patent acquisitions were closed or were subject to definite documentation. Ultimately the transactions below will be a part of our IP Licensing and/or IP Litigation Investment strategies.

•        SIM IP HXR LLC (“SIM HXR”), a wholly-owned subsidiary, entered into a Patent Purchase Agreement dated January 29, 2025, pursuant to which SIM HXR agreed to purchase 500+ patents and patent applications related to haptics and extended reality technologies for a purchase price of $30 million. A portion of the proceeds of this offering are expected to be utilized for the purchase of the SIM HXR portfolio. The HXR Patent Purchase Agreement was subsequently amended on May 28, 2025 to extend the closing date to May 30, 2025, and again on May 30, 2025 extending the date to May 31, 2025. On May 31, 2025, the closing date was further extended; provided, that if closing occurs after June 30, 2025 the parties will negotiate in good faith to reduce certain negative tax consequences to the seller. There can be no assurance that we will have adequate funding to complete this purchase in its entirety.

•        Nixu FL IP Protection, LLC (“Nixu FL”), a wholly-owned subsidiary of Sauvegarder IM, owns all right, title and interest to certain patents and related patents that were assigned to it pursuant to a Patent Purchase Agreement dated April 4, 2025, by and between Nixu FL and Fusion Layer, Inc. This assignment includes 34 patents related to cloud computing, virtual networking, internet protocol address management technologies, with expiration dates in 2029-2037, for a purchase price of $4.0 million. This transaction closed on April 17, 2025. A portion of the proceeds of this offering are expected to be utilized for the remaining balance due of $2 million for the purchase of the Nixu FL portfolio.

•        GL IP Protection, LLC (“GL IP”), a wholly-owned subsidiary of Sauvegarder IM, owns all right, title and interest to certain patents and related patents that were assigned to it pursuant to a Patent Purchase Agreement dated May 2, 2025. This assignment includes 19 granted patents related to decoding, real-time video processing, and secure data transmission technologies, with expiration dates in 2033-2035. The agreement also provides GL IP with the option to acquire another 126 patents and patent applications in related technologies.

•        SIM IP 2 LLC, a wholly-owned subsidiary of Sauvegarder IM (“SIM2”), owns all right, title and interest to certain patents and related patents that were assigned to it pursuant to a Patent Assignment Agreement dated June 20, 2024, by and between SIM2 and AJOU University Industry-Academic Cooperation Foundation. This assignment includes 5 non-US patents, including two granted patents in Europe (validated in Germany) with expiration dates in 2030 and 2031, related to wireless communications, and we anticipate seeking licensing transactions for these assets.

•        SIM IP 6 LLC, a wholly-owned subsidiary of Sauvegarder IM (“SIM6”), also owns all right, title and interest to certain patents and related patents that were assigned to it pursuant to a Patent Assignment Agreement dated November 19, 2024, by and between SIM6 and Friendship Link Protocol, LLC. This assignment includes 11 US patents and 1 US patent application with anticipated expiration dates from 2031-2033, related to social network graph inference technologies, and we anticipate seeking licensing transactions for these assets.

Tactical Opportunities

•        On February 28, 2025, SIM Entertainment Litigation Fund LLC (“SIM Entertainment Litigation”), a wholly-owned subsidiary of Sauvegarder IM and subsidiary, entered into an agreement with Sergei Bespalov & Associates (“Sourcing Agent”) pursuant to which Sourcing Agent will identify and source creative talent with meritorious legal claims against studios, production companies, streaming platforms, networks, and others, including, without limit, content creators, licensors and distributors. Sourcing Agent will also engage approved legal counsel and propose an assessment and budget. SIM Entertainment Litigation’s intention is to provide at least $5.0 million in funding for such monetization activities and enter into at least ten funding agreements in respect of such cases per year.

•        SIM Entertainment Litigation entered into a Funding Agreement dated May 12, 2025, with Sergei Bespalov pursuant to which it agreed to advance $250,000 to Mr. Bespalov against a $14 million legal fee claim. The transaction closed on May 19, 2025.

•        On March 31, 2025, affiliates of Strong Force IP and SIM entered into an agreement regarding the development, sale and licensing of a limited number of patent assets that are technologically primarily focused on industrial technology and are geographically primarily focused on Europe. Leveraging existing patent assets granted in the US and open patent applications in Europe, after a development and patent prosecution stage to obtain additional issued patents in Europe that is expected to last approximately 12 months, SIM will have the ability to monetize these assets under a revenue sharing arrangement with Strong Force. The expectation is that this strategic relationship may expand into other technologies and additional assets, if this initial relationship proves beneficial for both parties.

Other Potential Transactions

We have also entered into two term sheets, and are in the process of negotiating a final agreements regarding: (a) the acquisition of 33 granted US patents and 7 pending US patent applications, with 7 granted patents outside the US related to spinal implant technology, and (b) the acquisition of 9 granted patents in the US and Europe related to power flow measurement and management of electric devices, including electric vehicle charging stations. In addition, Sauvegarder IM has entered into one non-binding letter of intent related to providing advisory services and litigation related financing for copyright infringement claims.

Our Strategy

Our objective is to provide a range of attractive IP monetization solutions for IP owners. We intend to grow our business by acquiring and licensing assets while partnering with constituents across the IP asset value chain. Our ideal transaction is one where both the Company and the IP owner can generate significant returns from what is otherwise an underperforming, infringed or underutilized asset. Ultimately our goal is to generate significant stockholder returns through what we believe is widely misunderstood and often mispriced asset class. Our growth strategy is tailored to the needs of our partners through a variety of structures in line with our IP-focused verticals: IP licensing, IP litigation investment, IP finance, IP royalty acquisitions, and IP tactical opportunities.

A key factor in the success of our business is sourcing, evaluating and managing quality opportunities. A key part of our success depends on our ability to recognize IP where the value is not fully recognized, to strategically identify opportunities for monetization of the IP, and to successfully engage with those IP owners to consummate a transaction. The next critical step is to effectively communicate this value proposition to entities that are utilizing this IP or may benefit from using this IP. In our view, this is a complicated and sometimes lengthy sourcing and sales cycle that requires skill sets that are developed with experience in this field. We believe we are offering a solution for which there is potential significant demand, but where there is also significant misunderstanding and significant competition from alternative providers. For example, many IP owners turn to legal counsel for their IP related needs, sometimes overlooking monetization opportunities. Our view is that while legal counsel may be exceptional at providing key services related to obtaining and maintaining IP, there are often more synergies to be obtained by combining SIM’s expertise with the services of effective IP litigation, prosecution and transactional counsel. Additionally, through our management team’s experience and reputation, we also source opportunities through direct outreach from IP owners.

IP Licensing.    The Company is regularly contacted and anticipates being engaged by IP owners (also known as “licensors”) that wish to monetize their IP, typically via licensing, to third parties (also known as “licensees”) through a voluntary process of negotiations, typically for an annual, quarterly or one-time cash fee. In IP licensing, the Company most often acts as the exclusive licensing agent for the patent owner in negotiations with potential licensees. When applicable, the Company may also share net licensing revenue with our potential partners, on a pre-arranged negotiated basis. The Company may also provide upfront capital to patent owners as an advance against future licensing revenue. The Company also anticipates buying IP for its own account and licensing this IP to potential licensors.

IP Litigation Investment.    The Company is regularly contacted and anticipates being engaged by IP owners that wish to litigate against third parties (also known as “infringers”) to obtain a court ruling that the alleged infringer either must pay a licensing fee to the patent owner or, in more rare circumstances, a ruling that the alleged infringer must stop selling the infringing product in that jurisdiction. In IP litigation investment, the Company most often acts as the exclusive licensing agent for the patent owner, assists in the selection of litigation counsel and other experts and provides the capital to pay for the fees and expenses of counsel and experts and court costs. The Company also anticipates buying IP for its own account and litigating this IP. We distinguish between “IP litigation financing,” which traditionally involve a lender that does not take any role in the litigation such as selecting counsel and participating in strategy and settlement decisions, and “IP litigation investment,” which does involve the capital provider (SIM) actively participating in the selection of counsel and participating in strategic and settlement decisions. The Company believes that the market will recognize there is significant potential value in the Company offering these added benefits when providing capital and this will be a competitive advantage.

IP Finance.    The Company is regularly contacted and anticipates being contacted by IP owners seeking an investment — whether alongside a licensing or ligation-based strategy, or on a standalone basis. We expect those IP owners will seek to utilize the “realizable value” of their IP assets as a significant factor in our investment decision. These borrowers will most often have existing revenues and business operations, but not be able to access credit or other financing through traditional banks or other traditional lenders, or on terms that are attractive to them. These transactions are anticipated to be most often structured as senior secured financings, where the value of the IP forms a significant part of the “borrowing base”, and with other value enhancements such as convertibility, rights to royalties, and warrants, but may also be structured as preferred equity transactions.

IP Royalty Finance.    The Company is seeking to expand the market for the acquisition of existing IP royalties that the Company will purchase at a discount from the royalty owner. These royalties may be generated as a result of SIM-related efforts in IP licensing, IP finance or IP litigation, allowing the Company to generate returns across the full transactional lifecycle or may be IP owners that approach the Company solely for the purpose of royalty acquisitions. In the case of royalty acquisition, we do not own the intellectual property or have the right to commercialize the underlying products. The royalty acquisition market is well developed in the pharmaceutical and music areas with many large players, but is far less developed (in the patent space) in areas outside of these areas.

IP Tactical Opportunities.    The Company anticipates being approached with potential opportunities which may not fall under one of our more defined strategies but have the potential of generating significant returns for our stockholders. As a result, the Company may transact with IP owners in a strategic manner, including copyright infringement, refinancing, distressed investments, IP acquisitions, and other strategic transactions which are opportunistic in nature and require a differentiated and highly tailored solution.

The Company believes the IP asset class and IP finance opportunities present themselves independent of underlying market conditions. Further, we believe that the opportunity to provide IP owners a range of potential solutions will be well received by IP owners and that the opportunity set of potential transactions is significant.

Our Assets

Litigation Investment

SIM Licensing, a wholly-owned subsidiary, is a party to, and has certain rights to, a transaction pursuant to which a third-party company has acquired 16 patents (and the right to license additional unrelated patents) covering fundamental aspects of geolocation technology. SIM Licensing agreed to fund a maximum of €3.0 million in costs expected to be incurred by the third party in seeking to enforce these patents. SIM Licensing has a security interest in the patents at issue. As of June 15, 2025, the litigation has been initiated in the UPC and the Regional court of Munich, Germany. As of June 15, 2025 we have funded approximately €0.75 million(approximately $0.8 million) in connection with the litigation, and are committed to funding up to an additional €2.25 million (approximately). We also funded an additional €1.0 million (approximately $1.1 million) in performance bonds pursuant to amendments to the Patent Security Agreement and Pay Proceeds Agreement which increased the aggregate commitment to €4.0 million. We hold a security interest in the subject IP. As of March 31, 2025, we determined that an amicable resolution is not likely to be reached in the near term, in part because of the significant value placed on the IP and claims being asserted. As a result, we have established a full credit allowance against that balance and caution investors there can be no assurance this arrangement will ever generate any revenue, generate revenue in excess of our investment or will generate revenues at an acceptable margin.

As of June 15, 2025, GPool IP, a wholly-owned subsidiary of Sauvegarder IM, has entered into advisory and litigation related financing agreements related to US and ex-US patents related to hydrocarbon extraction technology. We would not directly, or indirectly, own any IP assets which “touch the leaf.” No litigation has been filed yet under these agreements. There can be no assurance this arrangement will ever generate any revenues or will generate revenues at an acceptable margin.

Patent Acquisitions

As of June 15, 2025, SIM HXR has entered into a Patent Purchase Agreement dated January 29, 2025, pursuant to which SIM HXR agreed to purchase 500+ patents related to haptics and extended reality technologies for a purchase price of $30 million. A portion of the proceeds of this offering are expected to be utilized for the purchase of the SIM HXR portfolio. The HXR Patent Purchase Agreement was subsequently amended on May 28, 2025 to extend the closing date to May 30, 2025, and again on May 30, 2025 extending the date to May 31, 2025. On May 31, 2025, the closing date was further extended; provided, that if closing occurs after June 30, 2025 the parties will negotiate in good faith to reduce certain negative tax consequences to the seller. There can be no assurance that we will have adequate funding to complete this purchase in its entirety, will ever generate any revenue if completed, generate revenue in excess of our funded amounts, or will generate revenues at an acceptable margin.

As of June 15, 2025, Nixu FL has entered into a Patent Purchase Agreement dated April 4, 2025, pursuant to which Nixu FL has purchased 34 patents including 3 US patents and 31 additional granted patents in Austria, China, Germany, Spain, Finland, India, Italy, and Japan related to cloud computing, virtual networking and internet protocol address management, with anticipated expiration dates in 2029-2037, for a purchase price of $4.0 million ($2.0 million up front and four additional quarterly payments of $500,000) and a specified percentage of net recoveries. This transaction closed on April 17, 2025. There can be no assurance they will ever generate any revenue, generate revenue in excess of our funded amounts, or will generate revenues at an acceptable margin.

As of June 15, 2025, GL IP has entered into a Patent Purchase Agreement dated May 2, 2025, pursuant to which GL IP has purchased right, title and interest to certain patents and related patents. This assignment includes 19 granted patents related to decoding, real-time video processing, and secure data transmission technologies, with anticipated expiration dates in 2033-2035. The agreement also provides GL IP with the option to acquire another 126 patents and patent applications in related technologies. There can be no assurance that we will ever generate any revenue from these creative cases, generate revenue in excess of our funded amounts, or will generate revenues at an acceptable margin.

As of June 15, 2025, SIM2, was assigned 5 non-US patents, including 2 granted patents in Europe (validated in Germany) related to wireless communications, pursuant to that Patent Assignment Agreement dated June 20, 2024, with AJOU University Industry-Academic Cooperation Foundation. Those European patents are anticipated to expire in 2030 and 2031. We anticipate seeking licensing transactions for this IP through consensual negotiations, but we are prepared to launch litigation if necessary to obtain licenses. All of these principal transactions are in their very early stages and have generated no revenues to date. There can be no assurance they will ever generate any revenue, generate revenue in excess of our funded amounts, or will generate revenues at an acceptable margin.

As of June 15, 2025, SIM Tech Licensing LLC has entered into an IP advisory agreement with Zerify, Inc. on August 25, 2024. Pursuant to this agreement, SIM Licensing shall act as worldwide intellectual property licensing agents for patents owned by Zerify, Inc.

As of June 15, 2025, SIM6, a wholly-owned subsidiary of Sauvegarder IM, also owned all right, title and interest to 11 US patents 1 US patent application related to social network graph interface technologies that were assigned to it pursuant to that Patent Purchase Agreement dated November 19, 2024, with Frank David Serena and Friendship Link Protocol LLC. There can be no assurance they will ever generate any revenue, generate revenue in excess of our funded amounts, or will generate revenues at an acceptable margin.

Tactical Opportunities

As of June 15, 2025, SIM Entertainment Litigation entered into an agreement with Sourcing Agent pursuant to which Sourcing Agent will identify and source creative talent with meritorious legal claims against studios, production companies, streaming platforms, networks, and others, including, without limit, content creators, licensors and distributors. Sourcing Agent will also engage approved legal counsel and propose an assessment and budget. SIM Entertainment Litigation’s intention is to provide at least $5.0 million in funding for such monetization activities and enter into at least ten funding agreements in respect of such cases per year. There can be no assurance that we will ever generate any revenue from these creative cases, generate revenue in excess of our funded amounts, or will generate revenues at an acceptable margin.

As of June 15, 2025, SIM Entertainment Litigation entered into a Funding Agreement dated May 12, 2025, with Sergei Bespalov pursuant to which it agreed to advance $250,000 to Mr. Bespalov against a $14 million legal fee claim. The transaction closed on May 19, 2025. There can be no assurances there will ever by any recovery by Mr. Bespalov, or SIM IP.

On March 31, 2025, affiliates of Strong Force IP and SIM entered into an agreement regarding the development, sale and licensing of a limited number of patent assets that are technologically primarily focused on industrial technology and are geographically primarily focused on Europe. Leveraging existing patent assets granted in the US and open patent applications in Europe, after a development and patent prosecution stage to obtain additional issued patents in Europe that is expected to last approximately 12 months, SIM will have the ability to monetize these assets under a revenue sharing arrangement with Strong Force. The expectation is that this strategic relationship may expand into other technologies and additional assets, if this initial relationship proves beneficial for both parties.

On May 5, 2025 SIM IP finalized and entered into an intellectual property license pursuant to which SIM IP received a worldwide, non-exclusive, license to Spectral AI’s 1 patent asset for the purposes of commercializing and monetizing outside the core areas of focus of Spectral AI on market terms and conditions that are to be finalized.

Potential Transactions

As of June 15, 2025, we have also entered into term sheets, and are negotiating final documents related to the following patent acquisitions:

•        33 granted US patents, 7 pending US patent applications and 7 granted patents in Australia, Canada, Germany and Mexico related to spinal implant technology. We expect to acquire these patents for $4.0 million ($2.5 million up front and six additional quarterly payments of $250,000) and a specified percentage of net recoveries. There can be no assurance they will ever generate any revenue, generate revenue in excess of our funded amounts, or will generate revenues at an acceptable margin.

•        9 granted patents in the US and Europe related to power flow measurement and management of electric devices, including electric vehicle charging stations. We expect to acquire these patents for $1.0 million and a specified percentage of net recoveries. There can be no assurance they will ever generate any revenue, generate revenue in excess of our funded amounts, or will generate revenues at an acceptable margin.

As of June 15, 2025, Sauvegarder IM has entered into one non-binding letter of intent related to providing advisory services and litigation related financing for copyright infringement claims. There can be no assurance that we will ever generate any revenue from these creative cases, generate revenue in excess of our funded amounts, or will generate revenues at an acceptable margin.

IP Financing and IP Royalty Acquisitions

As of June 15, 2025, we have not entered into any structured financing agreements outside IP litigation or entered into any agreements to acquire any royalties. There can be no assurance we ever will enter into any such agreements or ever generate any revenues or other returns or will generate revenues or returns at an acceptable margin.

Structure and Potential Relationships

We anticipate that certain IP owners will retain the Company as an advisor for licensing and/or enforcement transactions and seek to control all key decisions. Other IP owners will prefer to transfer title to their IP to a Company owned or affiliated entity, or a third-party entity unaffiliated with SIM, for either a one-time cash payment, a percentage of the cash generated from the IP or a combination of the two. Given varying IP owner preferences, our strategy is to offer various engagement models as it relates specifically to IP licensing and IP litigation investment.

Within IP finance, IP royalties and IP tactical opportunities, we expect the structures to be more flexible; however, will represent a more traditional investment model whereby the IP owner (post-investment, “portfolio company”) will be subject to a variety of covenants, including those specifically designed for risk-management (e.g., transfer of the IP to a bankruptcy-remote subsidiary, reporting obligations, financial covenants, cash reserves, etc.), compliance and oversight. The portfolio company may not be accustomed to institutional oversight, and the Company may engage and advise the portfolio company on certain of those aspects.

The Company further anticipates that IP owners will look to the Company for multiple financing alternatives and may, for example, start with the Company as advisor for IP licensing and partner with the Company through IP litigation investment, should licensing be unsuccessful and enforcement action need to be undertaken, and ultimately, possibly become a customer for IP finance and/or IP royalty acquisition. IP owners with larger portfolios are anticipated to possibly use the Company for different services of their portfolio depending on their current and future needs.

We believe the Company has the potential to be successful and develop substantial relationships with IP owners because of:

•        Our reputation as recognized pioneers and leaders in IP finance opportunities with significant experience;

•        Our network of IP owners, counsel, experts, IP service providers, potential sources of capital and other key players in the IP ecosystem;

•        Our willingness to invest significant time, financial and other resources in our relationships; and

•        Our success-based pricing models and willingness to undertake the work to understand the realizable value of client’s IP portfolios.

Sourcing, Analysis, Investment and Execution

A key to our business is to source and execute on IP transactional opportunities and this is not a simple undertaking. Although electronic resources such as computerized IP analytic systems and Generative AI resources developed by third parties for such purposes are helpful in identifying and analyzing IP opportunities, there is still a significant human interaction and human analytic component required to complete the analysis, complete a business relationship with the IP owner and to executed and consummate a transaction. We use AI resources generally in our day-to-day analysis of opportunities. However, our business model is not reliant on such AI resources. As discussed below, our business is focused on the human interaction and human analytical component.

Sourcing.    A key factor in the success of our business is sourcing quality opportunities. We rely on our reputation, and network of companies, investors, brokers, bankers, counsel and experts that key members of our management have developed over many years. We encourage cooperation through our network by offering compensation — typically in the form of participating in the upside, if any — and making decisions quick to permit our network to shop the opportunity to others if we are not interested in pursuing the opportunity for some reason.

Analysis.    We conduct a review that consists of various steps of analysis which we refer to as “screens.” The steps in the screening process are meant to quickly eliminate opportunities that do not meet our requirements. This analysis is bespoke, but typically is conducted in cooperation with counsel and our expert network, and includes analyzing issues such as (i) the importance of the technology, (ii) the entities that would benefit from a license to the technology or are using the technology without paying a license fee, (iii) the potential size and duration of the license, (iv) the ability to demonstrate the benefit of a license, and (v) the underlying quality and validity of the IP at issue. In addition, and specifically as it relates to potential IP litigation investment, IP finance IP royalty acquisitions, includes a more traditional investment analysis of the expected costs and range of outcomes (IP litigation investment), discount rates, credit-risk (IP royalty finance) and underlying company and its historical and future business prospects (IP finance). This process on average typically takes over 30 days to complete and can take longer depending on the nature of the technology at issue, and responsiveness of the IP owner to due diligence inquires. This process requires significant internal and external resources and a financial commitment on our part as the experts and counsel may be expensive and qualified counsel and experts are in tight supply and can demand premium rates. Key members of our management are involved in this analysis which further results in resource constraints. We endeavor to use technology to reduce these costs with tools like Generative AI, but we are not able to rely solely on technology to complete this analysis phase.

Execution.    Executing a transaction is a difficult process and can require the commitment of a substantial amount of human and financial resources. Furthermore, a transaction may never be consummated for a variety of reasons, including due diligence concerns, allocation of capital and resources, and the failure to successfully negotiate a successful agreement for a licensing, credit, financing, royalty or other transaction. Even if a transaction is consummated with the IP owner, this does not guarantee a successful outcome for our investors. As an example, within IP licensing and IP litigation investment, our counterparties are often some of the largest best financed companies in the world with substantial resources that are willing and able to spend considerable amounts of money on counsel, lobbying and other areas in an attempt to defeat our efforts to license and/or enforce a technology. For credit and royalty transactions the diligence time and resources to close can be even more significant. In general, all the IP-related transactions we evaluate involve a high degree of risk and may result in significant losses, some of which risks we are able to reduce but not eliminate.

Market Overview

Intellectual Property.    According to the World Intellectual Property Organization, the United Nations agency that serves the world’s innovators and creators, IP broadly refers to creations of the mind, such as inventions, literary and artistic words, designs, and symbols, names and images used in commerce. IP is a subset of a very large asset class known as intangible assets (in contrast to tangible assets). The IP assets that we currently focus on primarily consists of patents, but we regularly evaluate potential opportunities of other IP assets, including copyrights, trademarks, trade secrets and, on occasion, non-IP assets like data rights as well as non-IP related litigation finance opportunities.

Patents, trademarks and copyrights are issued by approximately 193 individual sovereign governments around the world. These government issued rights exist on a country-by-country basis. With respect to patents, the specific rights are issued by these governments through a complex legal process that often requires the applicant and owner not only to present a novel and innovative idea or work that is able to be protected, but also requires significant financial investment and other resources to obtain and maintain.

Monetization and Utilization of IP-Related Assets.    Similar to tangible assets, intangible IP assets can be used as the basis for financing, investment and monetization opportunities, including enforcement and licensing.

IP assets are regularly developed as part of the overall productivity and growth of a company. In fact, many IP owners in industry and academia concentrate efforts (and financial resources) on creating IP and filing for protection of the IP, in our view, without knowing how to effectively monetize it. These IP owners devote a significant amount of money and resources to create novel IP, but often a lack of a fulsome life-cycle IP monetization plan prevents them from getting a reasonable return on their investments.

There are significant potential revenue streams associated with global IP transactions. According to recent reports, studies estimate that intellectual property represents more than a third of the market value of US publicly traded companies. In 2016, the total revenue created by licensing IP accounted for $116 billion; it has grown three folds in 2020 and is subject to increase in the coming decade. In a 2024 analysis by the Richardson Oliver Law Group, the cumulative asking price of patents on the market was estimated to be about $45 billion. Sales represented almost $16 billion in asking prices and projected through to the first quarter of 2025 cumulative total sales to reach over $17 billion.

In our experience, most IP owners do not generate significant returns on their IP and at least some of those IP owners are seeking alternatives to enhance returns on what we view as a critical asset class in a knowledge-based economy. We seek to serve the needs of this sub-class of IP owners who are looking for enhanced financial alternatives for their IP assets.

The Role of IP Licensing.    This IP monetization strategy involves the IP owner licensing the right to use particular IP to other companies pursuant to a licensing agreement. These licensing agreements have various terms, including either fixed lump sum payments or payments based on volumes sold, and can be restricted to industries, lines of business, fields of use, or geographic regions. As of 2023, the market size of intellectual property licensing in the United States was estimated to be approximately $62.18 billion, increasing from $43.5 billion in 2013.

The Role of IP Litigation.    The ability to institute legal proceedings involving the assertion of IP assets, whether infringement actions or contractual disputes related to IP rights, is inherent to the value of IP assets. The collection of damages related to the improper or unauthorized use of IP can be a significant source of revenue to the IP holder. According to GAO, commercial TPLF funders typically provide millions of dollars in funding for high-value litigation and arbitration. For example, one trade association estimated its members (commercial funders) invested in litigation with damages worth $10 million or more, and typically invested a minimum of $2 million per transaction. Additionally, three commercial litigation funders GAO collected data from deployed, on average, about $2.3 million per single-case agreement and $4.5 million per portfolio agreement over the last 5 years. Similarly, a TPLF market report found that, in 2021, the average value of new single-case arrangements for the commercial funders that provided data was $3.5 million and the average value of portfolio arrangements was $8.5 million. In 2020, U.S. companies spent total of $22.8 billion on litigation.

The Role of IP Investments.    Intangible assets may be used to generate financing. IP securitization agreements have relatively stable risk/return characteristics associated with a particular asset. In each case, the volatility of the anticipated revenue streams are determined based on due diligence and an asset credit quality analysis. Investments are usually based on the expected volatility of the anticipated return streams. Like other forms of property, IP assets may be collateralized to raise capital, where third-party lenders may provide loans while holding IP assets as collateral.

The Role of IP Royalties.    A royalty is the contractual right to a percentage of top-line sales from a licensee’s use of a product, technology or intellectual property. Royalty monetization is available to companies that have contractual rights to future payments and are typically not an option for companies at an earlier stage of growth. These transactions permit the royalty-stream holder to raise capital while retaining ownership and control of their businesses without the restrictive covenants typical in debt financings or the dilution inherent in raising capital through issuing equity.

Market Estimates

We anticipate our initial efforts will be primarily focused on IP licensing and litigation investment. These are areas where our management has the most experience and we believe we have the most opportunities. While we believe these are both sizeable markets, these are also the areas that have the most competition.

IP Licensing.    A 2011 report from the World Intellectual Property Organization estimated that in 2009 global licensing exceeded $180 billion per annum. Although our focus will be on a smaller subset that excludes “transfer pricing” (i.e., licensing transactions between affiliated entities that is otherwise not available to be serviced by third party licensing entities like SIM) and also includes licensing done by very large entities that do not use third party licensing entities and pharmaceutical royalty transactions, we believe this is a sizeable market that represents a significant opportunity for the Company if we can successfully execute on our business plan.

Through our IP licensing efforts, the Company will act as an advisor, or sometimes as principal, in the licensing of IP portfolios. When we act as an advisor, most often the Company seeks not to collect fixed cash fees and offers a success only pricing model where the Company takes a significant percentage of any licensing fee that is ultimately paid to the IP owner. As a result of this pricing preference, the Company faces the risk that its efforts will ultimately result in no fees being collected and that IP owners will seek other lower cost alternative providers. When we act as principal and own the IP, we typically will place this IP in an operating subsidiary to isolate the IP and better be able to track its financial performance. Often when we act as an advisor and every time we act as a principal, we advance all the costs associated with the licensing efforts and seek to recover a multiple of these costs solely from any licensing proceeds. When we act as principal, the Company may acquire a 100% interest in the IP typically for cash or cash plus some percentage of actual recoveries.

Litigation Finance.    Publicly available data on the overall size of the litigation finance market varies. Based on one survey that is not peer review or government verified, the total amount of capital under management that purports to be available for litigation finance exceeds $20 billion. The amount of this capital that is focused primarily on IP litigation investment is believed to be considerably smaller, but nonetheless significant. Because of the speculative nature of the investment, the Company seeks pricing that is much higher than is charged by most litigation finance firms and even higher than what is typically charged by hourly or contingency fee counsel. We believe these higher fees are justified by the reputation and experience of our management team in this area. Our reputation is closely tied to our Co-Founder and CEO who is well known in the IP industry for having received multiple industry recognitions as being among the top 50 and top 300 industry players in various years, having received limited but lengthy coverage in mainstream media and, according to one source, that is not government reviewed, having been involved in over 1,400 licensing transactions. In many cases, there is no public record of the outcomes of our litigation investment activities.

IP Finance.    We are not aware of any reliable estimates for the size of the global IP finance market. There is data available for overall asset-based lending that would include where IP was taken as collateral, but we believe that this number would massively overstate the addressable market available to the Company for IP finance. The market segment we will be focusing on are companies that have unencumbered and valuable IP that the Company believes has “realizable value” of at least two times in excess of the amount the Company would be prepared to lend. We define “realizable value” as the estimated value that we believe the IP could realize in orderly licensing or sale (most often, licensing) transactions. The realizable value is dependent on many facts, circumstances, assumptions, and analysis can vary greatly. The credit profile of these borrowers are likely to result in them not having access to traditional bank or other credit financing alternatives and, at best, access to potential equity financing alternatives. These IP owners likely believe that notwithstanding the high cost of any investment made available by SIM, it is still attractive relative to the costs and time associated with raising equity (if that alternative is even available to them). The Company attempts to set pricing on IP finance investments well above the cost of traditional credit providers due to the borrower’s credit profiles and significant risk of default on loans. This could result in any credit extended being outstanding for significant periods of time and result in significant write offs.

IP Royalty.    The IP royalty finance market is well-developed in the pharmaceutical and music areas, but is generally not developed outside such areas. We are not aware of any reliable estimates for the size of the non-pharmaceutical royalty market and we believe it is currently extremely small and may never develop as a significant market and not present a meaningful or financially attractive opportunity for SIM. We will be seeking to engage with IP royalty owners that are potentially entitled to future royalty payments to sell those future royalty payments to the Company at a discount to the future anticipated amount of those royalties. The Company faces considerable risk that the royalty owners will not desire to sell these royalties, the licensee under these royalty arrangements will fail to make payment, the underlying IP becomes devalued for some reason and a host of other risks that make these royalty acquisitions extremely risky.

Corporate History and Reorganization

Sauvegarder IM was formed in Delaware on March 25, 2024 and SIM Licensing was formed in Delaware on January 22, 2024. On August 13, 2024, the holders of the outstanding membership interests in SIM Licensing (the “Licensing LLC Interests”) exchanged their Licensing LLC Interests to Sauvegarder IM in exchange for 200,000 shares of Company Common Stock. Effective March 18, 2025, Sauvegarder IM converted from a Delaware corporation to a Texas corporation.

On March 18, 2025, Sauvegarder IM entered into subscription agreements with certain accredited investors for the sale of approximately 2,520,090 shares of Sauvegarder IM, pursuant to which such investors agreed to purchase an aggregate of 1,680,060 common stock of Sauvegarder IM at a price per share of $4.00, plus an additional one-half (½) of a share of common stock for each share of Sauvegarder IM purchased (for an aggregate 840,030). Such Sauvegarder Bridge Financing closed on March 26, 2025 and such shares were issued in reliance upon the exemption from the registration requirements of the Securities Act, as set forth in Section 4(a)(2) and Rule 506(b) of Regulation D under the Securities Act.

SIM IP was formed on March 7, 2024 as a Delaware corporation and wholly-owned subsidiary of Spectral AI to advance artificial intelligent intellectual property with a specific emphasis on healthcare. Effective April 4, 2025, SIM IP converted from a Delaware corporation to a Texas corporation. Prior to this offering, the Company will acquire all of the outstanding equity interests in Sauvegarder IM in exchange for the Reorganization Shares, pursuant to the exemption from registration provided by Section 4(a)(2) of the Securities Act. This transaction, referred to as the Reorganization, will occur prior to the effectiveness of this registration statement of which this prospectus is a part. Spectral AI will remain a shareholder of the Company following the Reorganization and this offering. In connection with the closing of this offering, Spectral IP will be changing its name to SIM IP Inc.

In May 2024, Spectral AI appointed its director, Mr. Spangenberg, as the chief executive officer of SIM IP, with the goal to create an IP-focused enterprise that would require limited company management resources due to Mr. Spangenberg’s experience with IP monetization and global network in this space. In November 2024, Spectral AI announced its plan to combine SIM IP with Sauvegarder IM and spin-off the combined company. Spectral AI is focused on medical diagnostics for faster and more accurate treatment decisions in wound care. With the proposed transaction with Sauvegarder IM, Spectral AI seeks to maximize stockholder value through SIM IP’s focus on a broader IP ecosystem that presents significant growth potential outside the Company’s core focus on medical diagnostics.

On November 4, 2024, the Company entered into a Purchase Agreement (the “Purchase Agreement”) with Sauvegarder IM. Pursuant to the Purchase Agreement, as amended, the Company will acquire all of the outstanding common stock of Sauvegarder IM, valued at approximately $176.9 million, in exchange for issuing to the Legacy SIM Holders 21,399,851 shares of Company Common Stock and 22,827,380 shares of preferred stock of the Company, subject to certain closing conditions being met including the Company satisfying (or being substantially certain to satisfy) all necessary preconditions to list the Company Common Stock on Nasdaq. The value of the Company Common Stock to be issued to Sauvegarder IM excludes any value attributable to the 12,235,000 equity incentive awards issued and outstanding, or the 100,804 warrants issued to the placement agent on March 26, 2025 and is based on a price of $4.00 per share. Additionally, Spectral AI has agreed to forfeit all shares of Spectral IP it holds other than 1,849,102, which is the value the parties attribute to the intellectual property license agreement held by Spectral IP.

Timing of the Reorganization and Offering

The Reorganization will be completed first. The Reorganization is contingent upon the Company satisfying (or being substantially certain to satisfy) all necessary preconditions to list the Company Common Stock on Nasdaq. Following the Reorganization, we intend to concurrently complete and consummate this offering. In connection with the closing of this offering, the Company will be changing its name to SIM IP, Inc.

This offering is contingent on the listing of our shares on Nasdaq.

Organizational Chart

Set forth below is the current organizational chart displaying the corporate structure of the Company and Sauvegarder IM:

Set forth below is the proposed organizational chart displaying the corporate structure of the Company and Sauvegarder IM following the Reorganization.

Set forth below is the proposed organizational chart displaying the corporate structure of the Company and Sauvegarder IM immediately following our initial listing (assuming a public offering of approximately 8% of the outstanding shares of Company Common Stock and the conversion of all outstanding preferred stock of Spectral IP):

Competition

We face significant direct and indirect competition from a number of sources that have business lines and objectives similar to the Company that may have significantly more capital available to them and lower costs of capital, a more experienced and larger pool of employees and greater resources than SIM. We compete with other investment firms and alternative asset managers, banks, law firms, licensing specialty firms, other buyers and others investing in strategic opportunities related to IP and those seeking to expand into IP.

Key competitors in the IP licensing market include law firms with IP capabilities, in-house licensing teams, patent pool operators and various third-party entities that provide licensing services.

Key competitors in the IP litigation investment sector include a number of specialized funds that provide litigation financing, including Burford Capital, Litigation Capital Management, Therium Capital Management, Fortress Investment Group and Omni Bridgeway. All of these competitors (and many others), likely have lower costs of capital and larger teams of employees than SIM. It is also likely that these competitors provide capital to their clients at a lower overall cost than SIM. To be effective in competing against these entities, it will be critical for the Company to have consistent performance and maintain a reputation for successful outcomes. We attempt to differentiate ourselves by providing additional services, but this may not be adequate or sustainable and over time, we may be required to obtain lower cost capital, increase our operating expenses and lower our pricing.

Key competitors in the IP finance market include alternative lenders, equity capital providers and others sources of capital that seek non-corelated returns. We are aware of Fortress Investment Group, Centerbridge Partners and a number of smaller alternative asset managers, including specialty credit and hedge funds, that purport to focus on IP lending.

We are not aware of any significant entities that focus on acquiring non-pharmaceutical and non-music-related royalties, but these are not substantial barriers in place that would prevent banks, funds or other sources of capital with higher risk tolerances from entering this market, all of whom would likely have lower cost of capital and more resources than the Company to dedicate to this effort.

Intellectual Property

As of June 15, 2025, we are party to two IP litigation investment arrangements. We also own all right, title and interest to certain patents and related patents that were assigned to us. The Company has filed to protect its rights in its name and brand in the US. The Company maintains as trade secrets the key processes it uses to evaluate IP.

Information Security

Our business is supported by informational and operational technology networks and systems to securely process, transmit and store electronic information. Cyberattacks on such systems continue to grow in frequency, complexity and sophistication. These attacks can create system disruptions, shutdowns or unauthorized disclosure of confidential information, including non-public personal information, consumer data and proprietary business information.

We remain focused on making strategic investments related to IP finance opportunities and are required by law to protect the clients and informational and operational technology systems of our operating subsidiaries and unconsolidated affiliates. This includes both capital expenditures and operating expenses on hardware, software, personnel and consulting services. As the primary products and services of our operating subsidiaries and unconsolidated affiliates evolve, we apply a comprehensive approach to the mitigation of identified security risks. We have established risk management policies, including those related to information security and cybersecurity, designed to monitor and mitigate such risks.

Human Capital

We strive to make the Company an exceptional place to work for all employees as we believe that our future will depend in part on the continued service of our employees and on our continued ability to hire and retain qualified personnel. We are committed to creating a workplace where employees feel valued, included, and challenged, while fostering an environment that attracts and engages a highly talented workforce who contributes to the Company’s growth and sustained success. As of June 15, 2025, we had 9 full-time employees and 4 key contractors providing varying degrees of services to us. We believe we have good relations with our employees and contractors.

Additionally, we have a network of experts we contract as consultants from time to time, that provides expert services to the Company and its counsel. This expert network provides us access to industry and technical expertise needed to undertake our analysis of IP finance opportunities. As part of our relationship, this expert network has assisted, and we expect will continue to assist, with sourcing and evaluating appropriate IP finance opportunities.

Facilities

The Company has no facilities and rents its offices from WeWork or otherwise rents conference room space when needed and utilizes spaces provided by Mr. Bespalov in Los Angles, California and Mr. Spangenberg in Paris, France, as needed at no cost to us. As the Company grows, we will be required to spend more or rent our own office space. We are currently seeking our own office spaces in Miami, Florida and Birmingham, Alabama, where our co-founder and chief financial officer resides.

Regulatory

IP and finance are highly regulated and legally intensive. The Company primarily operates in the US and EU so it is subject to a broad range of regulations ranging from data protection regulations to complex laws and regulations regulating finance. We may be further subject to international laws associated with data protection, privacy and other aspects of our business in Europe and elsewhere and the interpretation and application of data protection laws remains uncertain. In addition, because our services are accessible worldwide, foreign jurisdictions may claim that we are required to comply with their laws. Further, the application of existing laws regulating or requiring licenses for certain businesses of our advertisers can be unclear. The resulting regulation, if any, may alter our ability to target advertising or provide data about the end-users and/or customers and their behavior.

Additionally, the privacy regulatory landscape in the U.S. changes rapidly and we may become subject to new privacy or cybersecurity regulations. Such laws and regulations could affect our ability to process personal data (in particular, our ability to use certain data for purposes such as risk or fraud avoidance, marketing, or advertising), our ability to control our costs by using certain vendors or service providers or our ability to offer certain services in certain jurisdictions. For example, the California Consumer Privacy Act (the “CCPA”) became effective on January 1, 2020.

The CCPA creates new individual privacy rights for consumers (as that word is broadly defined in the law) and places increased privacy and security obligations on entities handling personal data of consumers or households. The CCPA requires covered companies to provide new disclosures to California consumers, provide such consumers new ways to opt-out of certain sales of personal information and allows for a new cause of action for data breaches. It is unclear how the CCPA will be interpreted, but as currently written, it will likely impact our business activities and exemplifies the vulnerability of our business to not only cyber threats but also the evolving regulatory environment related to personal data.

Legal proceedings

From time to time, we may become involved in litigation or other legal proceedings arising in the ordinary course of business as a result of our various IP-related monetization and enforcement activities, and in defending our rights as it relates to IP owned/acquired by subsidiaries and affiliates as well as and third-party IP, and our rights to receive payment, and enforce collateral, under IP finance and IP royalty acquisition-related matters. We are not currently a party to any litigation or legal proceedings that, in the opinion of our management, are probable to have a material adverse effect on our business. Regardless of outcome, litigation can have an adverse impact on our business, financial condition, results of operations and prospects because of defense and settlement costs, diversion of management resources and other factors.

Management

Executive officers and directors of Spectral IP prior to the Reorganization

The following table sets forth information regarding Spectral IP’s executive officers and directors and key employees prior to the Reorganization. Each director of Spectral IP will cease to hold such position upon the Reorganization.

Name	Age	Position(s)
Executive officers and employee directors:
Erich Spangenberg	64	Chief Executive Officer

Directors:
Richard Cotton	63	Director
Martin Mellish	66	Director

Erich Spangenberg has served as the President, Chief Executive Officer and as a member of the board of directors of Sauvegarder IM since March 2024. Since January 2024, Mr. Spangenberg has served as the Chairman and Chief Executive Officer of SIM Acquisition Corp, a healthcare focus special purpose acquisition company. Since May 2024, Mr. Spangenberg has served as Chief Executive Officer of SIM IP, a wholly-owned subsidiary of Spectral AI. Prior to joining the Company in 2024, as Chief Executive Officer of IPwe Inc. from January 2018 through January 2022. Mr. Spangenberg also served on the Board of Directors of Spectral AI from 2014 until May 28, 2025, the parent company of Spectral IP. He is a serial entrepreneur and industry luminary in the patent business. Mr. Spangenberg started his career as a corporate lawyer (working for Jones Day), then as an investment banker (having held positions at Donaldson, Lufkin, and Jenrette) and, before launching his entrepreneurial endeavors, worked in telecommunications and distressed debt industries. Mr. Spangenberg was a Periclean Scholar at Skidmore College, a Distinguished Graduate with an M.Sc. from The London School of Economics and was on Law Review at Case Western Reserve University, where he earned his Juris Doctorate. Mr. Spangenberg was the first outside investor in the Company in 2011, previously served on the Company’s Board of Directors from 2011-2022 and is the Company’s largest outside stockholder. Mr. Spangenberg’s significant investment, capital raising, and IP experience make him well qualified to serve on the Board.

Richard Cotton has served as the Chairman of the Spectral AI’s Board of Directors since September 2023. Mr. Cotton has a wealth of experience in non-executive director, advisory and senior financial roles in life sciences and other industrial sectors. Mr. Cotton has served as an Independent Financial Advisor for Evergreen Life since March 2024 and as an Independent Financial Advisor for Novumgen since September 2022. Prior to this, Mr. Cotton served as a Corporate Development Consultant at Aryballe from November 2021 to November 2022 and as interim Chief Financial Officer of Datamars from September 2019 through January 2020. His extensive experience covers all the value creation activities from R&D, to manufacturing and commercial in international organizations. He has significant experience in the development and successful execution of strategy, corporate finance and M&A, capital markets and governance. Currently, Richard is Chair at Nasdaq listed AI predictive diagnostics company Spectral AI, and is also a Financial Adviser at Novumgen Ltd., a Specialty Pharmaceuticals company. His prior executive roles include highly successful tenures as Chief Financial Officer at Dechra Pharmaceuticals plc, an FTSE 250 animal health company, and as Chief Financial Officer at Consort Medical plc., a medical device and drug formulation business. Mr. Cotton is a fellow of the Chartered Institute of Management Accountants and holds a BA (Hons) in Business Studies from Kingston University.

Martin Mellish serves as a director of Spectral AI. He has served as the founding director of Aspen Advisory Services Ltd., since 1994. Aspen is a London-based private office overseeing investments in North America, Europe, and Asia. Mr. Mellish serves as non-executive director of Nucana Ltd (NASD: NCNA; member, Audit Committee) a clinical-stage biopharmaceutical company focused on improved chemotherapy agents, and Levitronix Technologies Inc. (Chair, Audit Committee) a technology company handling high-purity fluids for the semiconductor and life science industries, among other non-executive directorships. He is a member of the International Advisory Council of the Massachusetts General Hospital (MGH), Boston. He holds an M.Sc. from the Master of Health Care Delivery Science program at Dartmouth; an SM (Management) from the Massachusetts Institute of Technology and an M.Sc. (Accounting) from Northeastern University.

Executive officers and directors of Sauvegarder IM

The following table sets forth information regarding our executive officers and directors and key employees. Each officer will be appointed as an executive officer of the Company at the time of the Reorganization. Each director or director nominee will be appointed as a director at the time of the Reorganization.

Name	Age	Position(s)
Executive officers and employee directors:
Erich Spangenberg	64	President, Chief Executive Officer and Director Nominee
David Kutcher	42	Chief Financial Officer and Director Nominee

Non-employee directors:
Geraldine Cunniffe-Conlon	53	Director Nominee
Dene Rogers	64	Director Nominee
Karl Robb	62	Director Nominee

Executive officers and employee directors

Erich Spangenberg has served as the President and Chief Executive Officer and as a member of the board of directors of Sauvegarder IM since March 2024. Since January 2024, Mr. Spangenberg has served as the Chairman and Chief Executive Officer of SIM Acquisition Corp, a healthcare focus special purpose acquisition company. Since May 2024, Mr. Spangenberg has served as Chief Executive Officer of SIM IP, a wholly-owned subsidiary of Spectral AI. Prior to joining the Company in 2024, as Chief Executive Officer of IPwe Inc. from January 2018 through January 2022. Mr. Spangenberg also served on the Board of Directors of Spectral AI from 2014 until May 28, 2025, the parent of the Company. He is a serial entrepreneur and industry luminary in the patent business. Mr. Spangenberg started his career as a corporate lawyer (working for Jones Day), then as an investment banker (having held positions at Donaldson, Lufkin, and Jenrette) and, before launching his entrepreneurial endeavors, worked in telecommunications and distressed debt industries. Mr. Spangenberg was a Periclean Scholar at Skidmore College, a Distinguished Graduate with an M.Sc. from The London School of Economics and was on Law Review at Case Western Reserve University, where he earned his Juris Doctorate. Mr. Spangenberg was the first outside investor in the Company in 2011, previously served on the Company’s Board of Directors from 2011-2022 and is the Company’s largest outside stockholder. Mr. Spangenberg’s significant investment, capital raising, and IP experience make him well qualified to serve on the Board.

David Kutcher has served as the Chief Financial Officer and as a member of the board of directors of Sauvegarder IM since March 2024. Mr. Kutcher has served as Chief Financial Officer and Director of SIM Acquisition Corp. since January 2024. Mr. Kutcher was a Venture Partner with Corner Ventures from March 2020 to January 2023, where he focused on later-stage investments and public markets. He also served as Chief Investment Officer of Corner Growth Acquisition Corp. (NASDAQ: COOL) from December 2020 to August 2024 and Chief Investment Officer of Corner Growth Acquisition Corp. 2 (NASDAQ: TRON) from June 2021 to August 2024. From 2016 to 2020, he was the managing partner at Torian Capital Partners, a firm he co-founded in 2016, which now exclusively serves as a family investment vehicle. From 2011 to 2016, Mr. Kutcher was a Managing Director with Broadband Capital Management, a New York-based merchant banking firm and was an advisor to its successor firm, Broadband Capital Partners, an alternative investment firm, from February 2016 until December 2018. Mr. Kutcher was also the interim chief financial officer for Immunome (NASDAQ: IMNM), a Broadband Capital portfolio company, from June 2016 through March 2018. Mr. Kutcher started his career as a mergers and acquisitions and capital markets attorney with Ellenoff Grossman & Schole LLP in New York from 2008 to 2011. Mr. Kutcher holds a Bachelor of Arts from the University of the South (Sewanee) and a JD from Samford University (Cumberland). Mr. Kutcher’s significant investment and finance experience make him well qualified to serve on the Board.

Non-employee directors

Dr. Geraldine Cunniffe-Conlon, a director nominee, has served as Co-Chief Medical Officer and as a board member, since February 2022, at MedWatch Technologies, Inc., a Las Vagas-based company that is a pioneer in the field of diabetes and pre-diabetes medical technology, where she is a founding team member. From June 2022 to January 2023, she served as Chief Sustainability and Risk Officer of Lincoln Storm Group, an environmental services and recycling company based in Isle of Man, UK that became Storm Energia USA. From June 2019 to January 2020, she served as a board advisor to Apeiron Zoh, a company based in Austin, Texas and dedicated to enhancing human potential through precision performance medicine. From July 2018 to January 2020, she served as Co-Founder and

Chief Executive Officer of ScriptNav, a novel AI-driven script and screenplay discovery platform based in Dublin, Ireland. She has also served on the board of directors of Caledonia Film Studios, a groundbreaking zero-carbon film studio development project based in Scotland, UK, since April 2024. She qualified as a medical doctor in 1997 and become an accomplished Ophthalmic Surgeon with extensive international experience across public and private healthcare sectors. A prolific contributor to her field, her thought leadership is evidenced by numerous authored papers in prestigious journals and presentations at international conferences. Transitioning to entrepreneurship with a focus on Health and Medical Device innovation, allowed her to effectively lead the development and safeguarding of cutting-edge AI-driven technologies by cultivating novel intellectual property in concert with International Legal frameworks. Her medical degree is further enriched by qualifications in Business, Sustainability, AI, and Corporate Governance. Her credentials include an Executive MBA received from Trinity College Dublin in 2015, a Leading Corporate Sustainability Certificate from the University of Oxford, and prestigious International Corporate Director certifications from INSEAD in Paris and Harvard Business School. This unique combination of skills and experience positions Dr. Cunniffe-Conlon as a versatile director focused on value creation while dedicated to fostering growth, innovation, and good governance. Ms. Cunniffe-Conlon’s extensive business and management experience across various industries make her well qualified to serve on the Board.

Dene Rogers, a director nominee, has served as Chief Executive Officer of Presido & Company since April of 2013, which provides advisory serves to boards of directors, private equity companies and investments in technology companies. As a Chief Executive Officer, he led consumer companies including Target Australia, RadioShack, and Sears Canada. In each of these roles, he delivered superior results to shareholders and his team constantly innovated and created new businesses. As an advisor to private equity companies, Mr. Rogers advised ValueAct in its activities to rejuvenate Seven and I, a global Japanese retailer with revenues of approximately $80 billion. He also restructured RadioShack on behalf of KKR, and other shareholders. Mr. Rogers has assisted numerous technology startup companies ranging from a company that developed AI for executive decision making, to a healthcare company that developed a leading-edge wearable for biometric monitoring, and to advising the Kingdom of Saudi Arabia, as part of the “Vision 2030” strategy, to incubate a range of technology startups. Mr. Rogers has served on the board of directors of various entities including Confirmed Health since March 2021, Biosenta since November 2014, and BuildxAct from June 2014 to August 2024. Mr. Rogers is an entrepreneur, board member and advisor to private equity companies. Mr. Rogers has held various Chief Executive Officer positions, is a co-founder in three successful startup companies, and is an advisor to large private equity companies including KKR, ValueAct Capital, and 26North. He has significant technology experience and has global experience, having worked in Japan, China, the U.K., Canada, and Australia. Mr. Rogers holds an MS in management from the University of Oxford and an MBA from Yale University. Mr. Rogers significant advisory and management experience make him well qualified to serve on the Board.

Karl Robb, a director nominee, has 43 years of experience in the software engineering, IT Solutions and hardware manufacturing industries. Mr. Robb has spent his career working mostly in Western Europe, the United States and in Eastern Europe although has held executive control and accountability over operations in over 20 countries globally. Mr. Robb served as Executive Vice President of EPAM Systems Inc’s Global Operations, as well the President of EPAM Systems Europe from 2004 to 2015. He served continuously a board member, from 2004 until his retirement in 2015, as an Executive Board Member, continuing since 2015 as a non-exec independent board member. Mr. Robb has also served as a director for VisiQuate, Inc., a private advanced analytics technology, disease management platform provider and services company, since March 2020 until its Acquisition December 2024, and as a director for Ajax Systems, a leading designer and manufacturer of professional security systems with home automation features, since December 2020. He is also a director of Noventiq Holdings plc since 2021, a leading provider of digital transformation and cybersecurity to major emerging markets customers from 50+ countries, being appointed as Chairman in January 2025. Mr. Robb joined EPAM in 2004 when Fathom Technology, a Hungarian software engineering services company, which he co-founded and served as CEO, was acquired by EPAM Systems. Prior to co-founding Fathom Technology in 2001, Mr. Robb served as Vice President of Softtek, which was Latin America’s largest IT Services provider, where he built and ran the North American “Software & e-Business Practice.” In 1993, Mr. Robb co-founded Mobile Computing Systems, a Bay-Area Mobile Enterprise Development Platform and Vertical Applications provider in the U.S., UK, and Italy, which was acquired by the Malaysian Telecom operator. Previous to that he served as CEO of Victor Distribution A.B., a provider of specialized hardware and software solutions, covering 17 countries across Europe, North America, The Middle East, and Asia. Subsequently, following Victor Technologies’ acquisition by US’ Tandy Corp., he was promoted to Vice President of Business Development of the Sweden-based parent company, Victor Tandy Europe AB.

Mr. Robb began his career in 1982 with the global solutions provider ICL and spent seven years in the UK, Belgium, and Sweden in a variety of roles, including: Business Analyst, Sales, Product Management and Marketing and Major Account Management with EU Governmental Institutions.

Family relationships

There are no family relationships among any of our executive officers or directors.

Board structure and composition

Director independence

Upon completion of this offering, the Board will consist of five members. The Board has determined that all of our directors, other than Mr. Spangenberg and Mr. Kutcher, qualify as independent directors in accordance with the Nasdaq Stock Market LLC Marketplace Rules (the “Nasdaq Listing Rules”). Mr. Spangenberg and Mr. Kutcher are not considered independent by virtue of their positions as Chief Executive officer and Chief Financial Officer, respectively, of the Company. Under the Nasdaq Listing Rules, the definition of independence includes a series of objective tests, such as that the director is not, and has not been for at least three years, one of our employees and that neither the director nor any of his or her family members has engaged in various types of business dealings with us. In addition, as required by the Nasdaq Listing Rules, the Board has made a subjective determination as to each independent director that no relationships exist that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the Board reviewed and discussed information provided by the directors and us with regard to each director’s relationships as they may relate to us and our management.

Leadership structure of the board

Our bylaws and corporate governance guidelines provide the Board with flexibility to combine or separate the positions of Chairperson of the board of directors and Chief Executive Officer. Mr. Spangenberg currently serves as the Chairperson of the Board.

The Board has concluded that our current leadership structure is appropriate at this time. However, the Board will continue to periodically review our leadership structure and may make such changes in the future as it deems appropriate.

Role of board in risk oversight process

Risk assessment and oversight are an integral part of our governance and management processes. The Board encourages management to promote a culture that incorporates risk management into our corporate strategy and day-to-day business operations. Management discusses strategic and operational risks at regular management meetings, and conducts specific strategic planning and review sessions during the year that include a focused discussion and analysis of the risks facing us. Throughout the year, senior management reviews these risks with the Board at regular board meetings as part of management presentations that focus on particular business functions, operations or strategies, and presents the steps taken by management to mitigate or eliminate such risks.

The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various standing committees of the Board that address risks inherent in their respective areas of oversight. While the Board is responsible for monitoring and assessing strategic risk exposure, our audit committee is responsible for overseeing our major financial risk exposures and the steps our management has taken to monitor and control these exposures. The audit committee also approves or disapproves any related-party transactions. Our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. Our nominating and corporate governance committee monitors the effectiveness of our corporate governance guidelines.

Board committees

The Board has three standing committees: the audit committee, the compensation committee and the nominating and governance committee. Each committee is governed by a charter that will be available on our website following completion of this offering.

Audit committee

Effective as of the date the registration statement of which this prospectus forms a part is declared effective by the SEC, the members of our audit committee will consist of Ms. Cunniffe-Conlon, and Messrs. Rogers and Robb. Mr. Rogers will be the chairperson of our audit committee. The composition of our audit committee meets the requirements for independence under the current Nasdaq Listing Rules and Rule 10A-3 of the Exchange Act. Each member of our audit committee is financially literate. In addition, the Board has determined that is an “audit committee financial expert” within the meaning of the SEC rules. This designation does not impose on such directors any duties, obligations, or liabilities that are greater than are generally imposed on members of our audit committee and the Board. Our audit committee is directly responsible for, among other things:

•        appointing, retaining, compensating and overseeing the work of our independent registered public accounting firm;

•        assessing the independence and performance of the independent registered public accounting firm;

•        reviewing with our independent registered public accounting firm the scope and results of the firm’s annual audit of our financial statements;

•        overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the financial statements that we will file with the SEC;

•        pre-approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;

•        reviewing policies and practices related to risk assessment and management;

•        reviewing our accounting and financial reporting policies and practices and accounting controls, as well as compliance with legal and regulatory requirements;

•        reviewing, overseeing, approving, or disapproving any related-person and related-party transactions;

•        reviewing with our management the scope and results of management’s evaluation of our disclosure controls and procedures and management’s assessment of our internal control over financial reporting, including the related certifications to be included in the periodic reports we will file with the SEC; and

•        establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls, or auditing matters, or other ethics or compliance issues.

Compensation committee

Effective as of the date the registration statement of which this prospectus forms a part is declared effective by the SEC, the members of our compensation committee will consist of Ms. Cunniffe-Conlon, and Messrs. Rogers and Robb. Mr. Robb will be the chairperson of our compensation committee. Each of Ms. Cunniffe-Conlon, and Messrs. Rogers and Robb is a non-employee director, as defined by Rule 16b-3 promulgated under the Exchange Act and meets the requirements for independence under the current Nasdaq Listing Rules. Our compensation committee is responsible for, among other things:

•        reviewing and approving the compensation of our executive officers, including reviewing and approving corporate goals and objectives with respect to compensation;

•        authority to act as an administrator of our equity incentive plans;

•        reviewing and approving, or making recommendations to the Board with respect to, incentive compensation and equity plans;

•        reviewing and recommending that the Board approve the compensation for our non-employee board members; and

•        establishing and reviewing general policies relating to compensation and benefits of our employees.

Nominating and governance committee

Effective as of the date the registration statement of which this prospectus forms a part is declared effective by the SEC, the members of our nominating and governance committee will consist of Ms. Cunniffe-Conlon, and Messrs. Rogers and Robb. Ms. Cunniffe-Conlon will be the chairperson of our nominating and governance committee. Each of Ms. Cunniffe-Conlon, and Messrs. Rogers and Robb meet the requirements for independence under the current Nasdaq Listing Rules. Our nominating and governance committee is responsible for, among other things:

•        identifying and recommending candidates for membership on the Board, including the consideration of nominees submitted by stockholders, and on each of the board’s committees;

•        reviewing and recommending our corporate governance guidelines and policies;

•        reviewing proposed waivers of the code of business conduct and ethics for directors and executive officers;

•        overseeing the process of evaluating the performance of the Board; and

•        assisting the Board on corporate governance matters.

Code of business conduct and ethics

In connection with this offering, the Board will adopt a code of business conduct and ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers. Upon completion of this offering, the full text of our code of business conduct and ethics will be posted on the investor relations section of our website. We intend to disclose future amendments to our code of business conduct and ethics, or any waivers of such code, on our website or in public filings.

Compensation committee interlocks and insider participation

None of our executive officers has served as a member of a compensation committee (or if no committee performs that function, the Board) of any other entity that has an executive officer serving as a member of the Board.

Director compensation

Following the closing of this offering, the compensation committee of the Board expects to implement an appropriate compensation program for the non-employee directors of the Company.

Executive compensation

Overview

We are currently considered an “emerging growth company” within the meaning of the Securities Act for purposes of the SEC’s executive compensation disclosure rules. Accordingly, we are required to provide a Summary Compensation Table and an Outstanding Equity Awards at Fiscal Year End Table, as well as limited narrative disclosures regarding executive compensation for our last completed fiscal year. Further, our reporting obligations extend only to named executive officers (“NEOs”) which are the individuals who served as principal executive officers and the next two most highly compensated executive officers at the end of the most recent fiscal year.

The Company and its accounting predecessor were formed in 2024 and, therefore, did not have executive compensation for the years ended December 31, 2022 and 2023.

Executive compensation

Following the Closing, the Company expects to implement an executive compensation program that is designed to align the executive officers’ compensation with the Company’s business objectives and the creation of stockholder value, while enabling the Company to attract, retain, incentivize and reward individuals who contribute to the long-term success of the Company. Decisions on the executive compensation program will be made by the compensation committee of the Company Board.

Summary Compensation Table

The following table sets forth information concerning the compensation of Sauvegarder IM’s chief executive officer and chief financial officer, who were the only named executive officers for the year ended December 31, 2024. Upon consummation of the Reorganization, each of Messrs. Spangenberg and Kutcher will become named executive officers of SIM IP.

Name and Principal Position	Year	Salary ($)		Option Awards ($)		All Other Compensation ($)		Total ($)
Erich Spangenberg, Chief Executive Officer	2024	130,000	(1)	1,083,279	(2)	49,290	(3)	1,262,569
David Kutcher, Chief Financial Officer	2024	130,000	(1)	661,474	(2)	25,323	(3)	816,797

____________

(1)      Each of Messrs. Spangenberg and Kutcher began their employment with Sauvegarder IM in August 2024 with an annual base salary of $250,000 and prior thereto and prior to payroll being established were subject to consulting agreements pursuant to which each was paid $30,000 for acting in their capacity as service providers. The amount shown represents base salary and the consulting fees actually paid to each of Messrs. Spangenberg and Kutcher in 2024. On May 6, 2025, each of Messrs. Spangenberg’s and Kutcher’s employment agreements were amended to provide that, upon the initial public offering, each of their respective base salaries shall be increased to $360,000 per annum.

(2)      Does not include the following option awards granted in 2025: On March 19, 2025, (i) each of Messrs. Spangenberg and Kutcher were awarded an additional 300,000 and 200,000 stock options, respectively, under the 2024 Equity Incentive Plan at an exercise price of $2.68 per share, yielding grant date fair values of $366,327 and $244,218, respectively, and (ii) the Initial Performance Awards (defined below) were adjusted to provide for a $4.60 exercise price per share, with the Secondary Performance Awards (defined below) adjusted to provide for a $8.60 exercise price per share, respectively, which in both cases, based on internal valuations, did not result in any incremental grant date fair value attributable to each award. Subsequently, on May 1, 2025, (i) each of Messrs. Spangenberg and Kutcher were awarded an additional special performance awards of 748,454 and 396,453 stock options, respectively, under the 2024 Equity Incentive Plan at an exercise price of $4.00 per share, yielding grant date fair values of $771,383 and $408,599, respectively and (ii) the Initial Performance Awards and Secondary Performance Awards were adjusted further to provide for a $4.00 exercise price per share, resulting in incremental grant date fair value attributable to such awards for each of Messrs. Spangenberg and Kutcher of $2,318,588 and $1,391,153 respectively.

(3)      The employee benefits provided to our employees and their dependents included certain enhancements for management including related to health insurance, vision, dental and life insurance coverage. The aggregate amount shown includes health insurance, vision, dental and life insurance coverage, and reimbursements of business expenses including related business travel expenses. Mr. Spangenberg received $10,196 in vision, dental and life insurance coverage benefits, $19,094 in health insurance coverage, and $20,000 in business expense reimbursements. Mr. Kutcher received $9,273 in vision, dental and life insurance coverage benefits, $10,895 in health insurance coverage, and $5,155 in business expense reimbursements.

Narrative Disclosure to Summary Compensation Table

Base Salary

The base salary for each of Mr. Spangenberg and Mr. Kutcher was $250,000 per year prior to the initial public offering, and per amendments to each of their respective employment agreements as of May 6, 2025, effective upon the completion of the initial public offering, their compensation will be increased to $360,000.

Annual Bonuses

Each of Mr. Spangenberg and Mr. Kutcher are eligible to receive an annual bonus for fiscal year 2024, with the amount of such bonus to be determined in the discretion of the Executive Committee of Sauvegarder IM. No bonuses were paid for fiscal year 2024.

Equity Compensation Awards

On December 30, 2024, Mr. Spangenberg and Mr. Kutcher were awarded stock options under the 2024 Equity Incentive Plan at an exercise price of $1.15 per share. For each option grant, 1/12th of the shares subject to the option will vest on the first monthly anniversary of the January 1, 2025 vesting commencement date and on each monthly anniversary thereafter, subject to the employee’s continued service to us through the applicable vesting date.

On December 30, 2024, Mr. Spangenberg and Mr. Kutcher were awarded special performance awards of stock options under the 2024 Equity Incentive Plan (the “Performance Awards”), all of which were out-of-the-money as of the date of grant, with fifty-percent (50%) of the award subject to exercise prices of $5.00 per share (the “Initial Performance Awards”), and the remaining fifty-percent (50%) subject to exercise prices of $10.00 per share (the “Secondary Performance Awards”). For these Performance Awards, the Initial Performance Awards vest upon the achievement of market capitalization levels for the Company’s common stock that exceeds $250,000,000 for at least 20 days of 30 trading days, and the Secondary Performance Awards vest upon the achievement market capitalization levels for the Company’s common stock that exceeds $500,000,000 for at least 20 days of 30 trading days, in all cases, subject to the executives’ continued services with the Company through the date of vesting.

On March 19, 2025, in order to accurately reflect the market capitalization-based performance goals associated with the Performance Awards, the Initial Performance Awards were adjusted to provide for a $4.60 exercise price per share, with the Secondary Performance Awards adjusted to provide for a $8.60 exercise price per share, respectively, which in both cases, based on internal valuations, did not result in any incremental grant date fair value attributable to each award. On May 1, 2025, the Initial Performance Awards and Secondary Performance Awards were adjusted to provide for a $4.00 exercise price per share to better reflect the expected price of the offering and to better capture the intended purpose of granting such awards to each of Mr. Spangenberg and Mr. Kutcher, resulting in incremental grant date fair value attributable to the (i) Initial Performance Awards for each executive of $1,337,817 and $802,689, respectively, and (ii) and Secondary Performance Awards for each executive of $980,771 and $588,464, respectively.

On March 19, 2025, Mr. Spangenberg and Mr. Kutcher were awarded 300,000 and 200,000 additional stock options, respectively, under the 2024 Equity Incentive Plan at an exercise price of $2.68 per share. For each new option grant, 1/12th of the shares subject to the option will vest on the first monthly anniversary of the March 19, 2025 vesting commencement date and on each monthly anniversary thereafter, subject to the employee’s continued service to us through the applicable vesting date. Subsequently, on May 1, 2025, Messrs. Spangenberg and Kutcher were awarded additional Performance Awards of stock options under the 2024 Equity Incentive Plan at an exercise price of $4.00 per share. For these Performance Awards, fifty-percent (50%) of the awards vest upon the achievement of market capitalization levels for the Company’s common stock that exceeds $250,000,000 for at least 20 days of 30 trading days (the “Subsequent Initial Performance Awards”), and the remaining fifty-percent (50%) of the awards vest upon the achievement market capitalization levels for the Company’s common stock that exceeds $500,000,000 for at least 20 days of 30 trading days (the “Subsequent Secondary Performance Awards”), subject to the executives’ continued services with the Company through the date of vesting. These new Performance Awards result in grant date fair value attributable to the (i) Subsequent Initial Performance Awards for each executive of $448,894 and $237,778, respectively, and (ii) and Subsequent Secondary Performance Awards for each executive of $322,489 and $170,821, respectively.

Employment Agreements with Our Named Executive Officers

Each of the following employment agreements were entered into with Sauvegarder IM. Upon consummation of the Reorganization, Sauvegarder IM will become a wholly-owned subsidiary of SIM IP and the employment agreements will remain in place and govern the employment of Mr. Spangenberg and Mr. Kutcher as executive officers of SIM IP.

Employment Agreement with Mr. Spangenberg

On December 30, 2024, Sauvegarder IM entered into an employment agreement with Mr. Spangenberg setting forth the terms and conditions of his employment with us, which was amended on May 6, 2025. The employment agreement provides for Mr. Spangenberg to serve as our Chief Executive Officer. Under the terms of his employment agreement, Mr. Spangenberg’s initial base salary prior to the initial public offering is $250,000, and effective upon the completion of the initial public offering his base salary will be $360,000, subject to review and adjustment by our board of directors from time to time. Mr. Spangenberg’s annual bonus opportunity will be determined by the Executive Committee of Sauvegarder IM in its discretion prior to the initial public offering. Following the initial public offering, the annual bonus opportunity of Mr. Spangenberg will be determined by the compensation committee of the board of directors of SIM IP. The employment agreement also provides for the special performance awards described above.

Employment Agreement with Mr. Kutcher

On December 30, 2024, Sauvegarder IM entered into an employment agreement with Mr. Kutcher setting forth the terms and conditions of his employment with us, which was amended on May 6, 2025. The employment agreement provides for Mr. Kutcher to serve as our Chief Financial Officer. Under the terms of his employment agreement, Mr. Kutcher’s initial base salary prior to the initial public offering is $250,000, and effective upon the completion of the initial public offering his base salary will be $360,000, subject to review and adjustment by our board of directors from time to time. Mr. Kutcher’s annual bonus opportunity will be determined by the Executive Committee of Sauvegarder IM in its discretion prior to the initial public officer. Following the initial public offering, the annual bonus opportunity of Mr. Kutcher will be determined by the compensation committee of the board of directors of SIM IP. The employment agreement also provides for the special performance awards described above.

Severance

The employment agreements for Mr. Spangenberg and Mr. Kutcher provide that in the event the executive terminates their employment for “good reason” or we terminate their employment without “cause” (in each case defined in their employment agreement), they are entitled to receive the following benefits, in addition to any accrued obligations and subject to their execution of a general release of claims in our favor and obligations regarding solicitation, return of property, and non-disparagement and the expiration of any applicable expiration period with respect to the release: (i) any base salary earned through the date of termination; (ii) unpaid expense reimbursement in accordance with our 91 policy; (iii) unused vacation and sick leave that accrued through the date of termination in accordance with our policy; and (iv) an amount equal to one dollar ($1) less than three (3) times the sum of (x) base salary and (y) target annual bonus opportunity, in both cases, as of the termination date. The amounts payable will be paid out in substantially equal installments in accordance with our payroll practice commencing on the first regularly scheduled payroll date following the effective date of the release.

In the event the executive voluntarily resigns other than for “good reason” or executive’s employment is terminated by us for “cause,” subject to their execution of a general release of claims in our favor and obligations regarding solicitation, return of property, and non-disparagement and the expiration of any applicable expiration period with respect to the release, they will be entitled to (i) any base salary earned through the date of termination; (ii) unpaid expense reimbursement in accordance with our policy; (iii) unused vacation and sick leave that accrued through the date of termination in accordance with our policy; and (iv) six months of base salary. The amounts payable will be paid out in substantially equal installments in accordance with our payroll practice commencing on the first regularly scheduled payroll date following the effective date of the release.

Each executive’s employment agreement defines “cause” to mean the occurrence of any one or more of the following subject to certain notice and cure rights: (i) an act or omission that, in connection with his employment with our company, amounts to or constitutes a breach of a fiduciary duty, gross negligence, willful misconduct, or material misconduct, or that amounts to or constitutes fraud, embezzlement, or misappropriation; (ii) material breach of any material term(s) of his employment agreement; (iii) violation of any material policy(ies); (iv) an act or omission that, in the company’s sole discretion, is demonstrably and materially injurious to our company; (v) an act or omission that causes our company to materially suffer or endure public disgrace, disrepute, or economic harm; (vi) misappropriation of corporate assets or corporate opportunities; (vii) conviction of a felony, or a crime involving financial dishonesty towards our company; or (viii) failure to follow our reasonable directives or to perform the material responsibilities or duties of his position.

Each executive’s employment agreement defines “good reason” to mean the occurrence of any one or more of the following subject to certain notice and cure rights: (i) a material diminution in their base salary or target annual bonus opportunity; (ii) a material breach of the employment agreement by us; (iii) a material diminution in their authority, duties, or responsibilities; (iv) a material change to their reporting or (v) a material change in geographic location.

Equity incentive compensation plans

The following summarizes the material terms of the equity incentive compensation plans in which our NEOs are eligible to participate following the consummation of this offering.

2024 Incentive Award Plan

The board of directors and stockholders of Sauvegarder IM adopted the 2024 Plan in the fourth quarter of 2024, which will be assumed by Spectral IP and approved by its stockholder in connection with the Reorganization. The Company will use the 2024 Plan to grant incentive equity awards to its employees and service providers. The principal purpose of the 2024 Plan is to attract, retain and motivate selected employees, consultants and directors through the granting of stock-based compensation awards and cash-based performance bonus awards. The following description of the 2024 Plan is based on the key terms and provisions expected to be in the 2024 Plan; in the event of an inconsistencies between the 2024 Plan and this description, the terms and conditions of the 2024 Plan shall apply.

Share Reserve.    Under the 2024 Plan, approximately 12,235,000 shares of Company Common Stock on an as converted basis will initially be reserved for issuance pursuant to a variety of stock-based compensation awards, including stock options, stock appreciation rights, or SARs, restricted stock awards, restricted stock unit awards, performance stock awards, performance stock unit awards, and other stock-based awards. The number of shares reserved for issuance will be increased by, if approved by our board of directors or the compensation committee of our board of directors, an annual increase on the first day of each fiscal year beginning in 2025 and ending in 2034, equal to the lesser of (A) 5% of the shares of stock outstanding on an as converted and fully diluted basis on the last day of the immediately preceding fiscal year, and (B) such smaller number of shares of stock as determined by our board of directors; provided, however, that no more than shares of stock may be issued upon the exercise of incentive stock options.

The following counting provisions will be in effect for the share reserve under the 2024 Plan:

•        to the extent that an award terminates, expires or lapses for any reason or an award is settled in cash without the delivery of shares, any shares subject to the award at such time will be available for future grants under the 2024 Plan;

•        to the extent shares are tendered or withheld to satisfy the grant, exercise price or tax withholding obligation with respect to any award under the 2024 Plan, such tendered or withheld shares will be available for future grants under the 2024 Plan;

•        to the extent that shares of Company Common Stock awarded by us are repurchased by us prior to vesting so that shares are returned to us, such shares will be available for future grants under the 2024 Plan;

•        the payment of dividend equivalents in cash in conjunction with any outstanding awards will not be counted against the shares available for issuance under the 2024 Plan; and

•        to the extent permitted by applicable law or any exchange rule, shares issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by us or any of our subsidiaries will not be counted against the shares available for issuance under the 2024 Plan.

The 2024 Plan includes limits with respect to non-employee directors. A non-employee director shall not receive total compensation for any fiscal year of the Company that exceeds $750,000. For this purpose total compensation is the sum of the grant date fair value of any equity or equity-based awards granted to such non-employee director during such fiscal year, and the amount of cash fees or awards payable to such non-employee director in respect of such service during any fiscal year, including any such amounts that are voluntarily deferred by the non-employee director.

Administration.    Following the Reorganization, the compensation committee of our board of directors is expected to administer the 2024 Plan unless our board of directors assumes authority for administration. The compensation committee must consist of at least three members of our board of directors, each of whom is intended to qualify as a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act and an “independent director” within the meaning of the rules of the Nasdaq Global Select Market, or other principal securities market on which shares of Company Common Stock are traded. The 2024 Plan provides that the board of directors or the compensation committee may delegate its authority to grant awards to employees other than executive officers and certain senior executives of our company to a committee consisting of one or more members of our board of directors or one or more of our officers, other than awards made to our non-employee directors, which must be approved by our full board of directors.

Subject to the terms and conditions of the 2024 Plan, the administrator has the authority to select the persons to whom awards are to be made, to determine the number of shares to be subject to awards, and the terms and conditions of awards, and to make all other determinations and to take all other actions necessary or advisable for the administration of the 2024 Plan. The administrator is also authorized to adopt, amend, or rescind rules relating to administration of the 2024 Plan. Our board of directors may at any time remove the compensation committee as the administrator and rest in itself the authority to administer the 2024 Plan. The full board of directors administers the 2024 Plan with respect to awards to non-employee directors.

Eligibility.    Options, SARs, restricted stock, performance stock, and all other stock-based awards under the 2024 Plan may be granted to individuals who are then our officers, employees, or consultants or are the officers, employees, or consultants of certain of our subsidiaries. Such awards also may be granted to our directors. Only employees of our company or certain of our subsidiaries may be granted incentive stock options, or ISOs.

Awards.    The 2024 Plan provides that the administrator may grant or issue stock options, SARs, restricted stock, restricted stock units, performance stock, performance stock units, other stock-based awards, and dividend equivalents, or any combination thereof. Each award sets forth in a separate agreement with the person receiving the award and indicates the type, terms, and conditions of the award.

•        Nonstatutory Stock Options, or NSOs, provide for the right to purchase shares of our common stock at a specified price which may not be less than fair market value on the date of grant, and usually become exercisable (at the discretion of the administrator) in one or more installments after the grant date, subject to the participant’s continued employment or service with us and/or subject to the satisfaction of corporate performance targets and individual performance targets established by the administrator. NSOs may be granted for any term specified by the administrator that does not exceed ten years.

•        Incentive Stock Options, or ISOs, are designed in a manner intended to comply with the provisions of Section 422 of the Tax Code and are subject to specified restrictions contained in the Tax Code. Among such restrictions, ISOs must have an exercise price of not less than the fair market value of a share of common stock on the date of grant, may only be granted to employees, and must not be exercisable after a period of ten years measured from the date of grant. In the case of an ISO granted to an individual who owns (or is deemed to own) at least 10% of the total combined voting power of all classes of our capital stock, the 2024 Plan provides that the exercise price must be at least 110% of the fair market value of a share of common stock on the date of grant and the ISO must not be exercisable after a period of five years measured from the date of grant.

•        Restricted Stock and Performance Stock may be granted to any eligible individual and made subject to such restrictions as may be determined by the administrator, which in the case of performance stock includes performance-based restrictions. Restricted stock and performance stock, typically, may be forfeited for no consideration or repurchased by us at the original purchase price if the conditions or restrictions on vesting are not met. In general, such stock may not be sold or otherwise transferred until restrictions are removed or expire. Recipients of restricted stock and performance stock, unlike recipients of options, have voting rights and have the right to receive dividends, if any, prior to the time when the restrictions lapse, however, extraordinary dividends will generally be placed in escrow, and will not be released until restrictions are removed or expire.

•        Restricted Stock Units and Performance Stock Units may be awarded to any eligible individual, typically without payment of consideration, but subject to vesting conditions based on continued employment or service or on performance criteria established by the administrator. Like restricted stock and performance stock, such units may not be sold, or otherwise transferred or hypothecated, until vesting conditions are removed or expire. Unlike restricted stock and performance stock, stock underlying such units are not issued until the units have vested, and recipients of units generally have no voting or dividend rights prior to the time when vesting conditions are satisfied.

•        Stock Appreciation Rights, or SARs, may be granted in connection with stock options or other awards, or separately. SARs granted in connection with stock options or other awards typically provide for payments to the holder based upon increases in the price of Company Common Stock over a set exercise price. The exercise price of any SAR granted under the 2024 Plan must be at least 100% of the fair market value of a share of Company Common Stock on the date of grant. There are no restrictions specified in the 2024 Plan on the exercise of SARs or the amount of gain realizable therefrom, although restrictions may be imposed by the administrator in the agreements. SARs under the 2024 Plan are settled in cash or shares of Company Common Stock, or in a combination of both, at the election of the administrator.

•        Other Stock-Based Awards are awards of fully vested shares of Company Common Stock and other awards valued wholly or partially by referring to, or otherwise based on, shares of our Company Common Stock. Other stock-based awards may be granted to participants and may also be available as a payment form in the settlement of other awards, as standalone payments, and as payment in lieu of base salary, bonus, fees, or other cash compensation otherwise payable to any individual who is eligible to receive awards. The plan administrator determines the terms and conditions of other stock-based awards, which may include vesting conditions based on continued service, performance, and/or other conditions.

•        Dividend Equivalents represent the right to receive the equivalent value of dividends paid on shares of Company Common Stock and may be granted alone or in tandem with awards other than stock options or SARs. Dividend equivalents are credited as of dividend payment dates during the period between a specified date and the date such award terminates or expires, as determined by the plan administrator.

Any award may be granted as a performance award, meaning that the award is subject to vesting and/or payment based on the attainment of specified performance goals.

Change in Control.    In the event of a change in control where the acquirer does not assume or replace awards granted prior to the consummation of such transaction, awards issued under the 2024 Plan may be subject to accelerated vesting in the discretion of the administrator, such that 100% of such awards will become vested and exercisable or payable, as applicable. In addition, the administrator will also have complete discretion to structure one or more awards under the 2024 Plan to provide that such awards will become vested and exercisable or payable on an accelerated basis in the event such awards are assumed or replaced with equivalent awards, including in such circumstances where the individual’s service with us or the acquiring entity is subsequently terminated within a designated period following the change in control event. The administrator may also make appropriate adjustments to awards under the 2024 Plan and is authorized to provide for the acceleration, cash-out, termination, assumption, substitution, or conversion of such awards in the event of a change in control or certain other unusual or nonrecurring events or transactions. Under the 2024 Plan, a change in control is generally defined as:

•        the transfer or exchange in a single transaction or series of related transactions by our stockholders of more than 50% of our voting stock to a person or group;

•        a change in the composition of our board of directors such that incumbent directors cease to constitute a majority of the board;

•        the consummation of a merger, consolidation reorganization or business combination, a sale or disposition of all or substantially all of the Company’s assets or the acquisition of assets or stock of another entity, other than a transaction (i) that results in our outstanding voting securities immediately before the transaction continuing to represent a majority of the voting power of the acquiring company’s outstanding voting securities; (ii) after which no person or group beneficially owns 50% or more of the outstanding voting securities of the surviving entity immediately after the transaction; and (iii) after which at least a majority of the board of the successor entities were board members at the time of the approval of the transaction; or

•        our liquidation or dissolution.

Adjustments of Awards.    In the event of any stock dividend or other distribution, stock split, reverse stock split, reorganization, combination, or exchange of shares, merger, consolidation, split-up, spin-off, recapitalization, repurchase, or any other corporate event affecting the number of outstanding shares of Company Common Stock or the share price of our Company Common Stock that would require adjustments to the 2024 Plan or any awards under the 2024 Plan in order to prevent the dilution or enlargement of the potential benefits intended to be made available thereunder, the administrator will make appropriate, proportionate adjustments to:

•        the aggregate number and type of shares subject to the 2024 Plan;

•        the number and kind of shares subject to outstanding awards and terms and conditions of outstanding awards (including, without limitation, any applicable performance targets or criteria with respect to such awards); and

•        the grant or exercise price per share of any outstanding awards under the 2024 Plan.

Amendment and Termination.    The administrator may terminate, amend, or modify the 2024 Plan at any time and from time to time. However, we must generally obtain stockholder approval to the extent required by applicable law, rule, or regulation (including any applicable stock exchange rule). Notwithstanding the foregoing, an option may be amended to reduce the per share exercise price below the per share exercise price of such option on the grant date and options may be granted in exchange for, or in connection with, the cancellation or surrender of options having a higher per share exercise price without receiving additional stockholder approval.

Termination.    The board of directors may terminate the 2024 Plan at any time. No awards, including incentive stock options, may be granted pursuant to the 2024 Plan after the 10th anniversary of the effective date of the 2024 Plan, and no additional annual share increases to the 2024 Plan’s aggregate share limit will occur from and after such anniversary. Any award that is outstanding on the termination date of the 2024 Plan will remain in force according to the terms of the 2024 Plan and the applicable award agreement.

We intend to file with the SEC a registration statement on Form S-8 covering the shares of our Company Common Stock issuable under the 2024 Plan.

Outstanding Awards

The following table sets forth information concerning outstanding equity awards held by each of our named executive officers as of December 31, 2024:

	Option awards
Name	Grant date	Number of securities underlying unexercised options exercisable (#)	Number of securities underlying unexercised options unexercisable (#)	Option exercise price ($/share)	Option expiration date
Erich Spangenberg	12/30/2024(1)	—	300,000	1.15	12/29/2034
	12/30/2024(2)	—	1,566,639	10.00	12/29/2034
	12/30/2024(3)	—	1,566,637	5.00	12/29/2034
David Kutcher	12/30/2024(1)	—	200,000	1.15	12/29/2034
	12/30/2024(2)	—	939,983	10.00	12/29/2034
	12/30/2024(3)	—	939,983	5.00	12/29/2034

____________

(1)      1/12th of the shares subject to the option vest on the first monthly anniversary of the vesting commencement date and on each monthly anniversary thereafter on the same date of the month as the vesting commencement (or if there is no such corresponding day, on the last day of such month), subject to continued service to us through the applicable vesting date.

(2)      All shares subject to the option vest upon the achievement of market capitalization levels for our Company Common Stock that exceeds $250,000,000 for at least 20 days of any 30 trading days, subject to continued service to us through such date. The option was repriced as of March 19, 2025, and then again on May 1, 2025. For more information on the repricing, please see the narrative disclosure to the “Summary Compensation Table”.

(3)      All shares subject to the option vest upon the achievement of market capitalization levels for our Company Common Stock that exceeds $500,000,000 for at least 20 days of any 30 trading days, subject to continued service to us through such date. The option was repriced as of March 19, 2025, and then again on May 1, 2025. For more information on the repricing, please see the narrative disclosure to the “Summary Compensation Table”.

On March 19, 2025, Mr. Spangenberg and Mr. Kutcher were awarded stock options under the 2024 Equity Incentive Plan at an exercise price of $2.68 per share. 1/12th of the shares subject to the option vest on the first monthly anniversary of the vesting commencement date and on each monthly anniversary thereafter on the same date of the month as the vesting commencement (or if there is no such corresponding day, on the last day of such month), subject to continued service to us through the applicable vesting date. Subsequently, on May 1, 2025, Messrs. Spangenberg and Kutcher were awarded Performance Awards of stock options under the 2024 Equity Incentive Plan at an exercise price of $4.00 per share. Certain of the awards vest upon the achievement of market capitalization levels for the Company’s common stock that exceeds $250,000,000 for at least 20 days of 30 trading days, and certain of the awards vest upon the achievement market capitalization levels for the Company’s common stock that exceeds $500,000,000 for at least 20 days of 30 trading days, subject to the executives’ continued services with the Company through the date of vesting. For additional information relating to these new awards made in 2025, please see the narrative disclosure to the “Summary Compensation Table”.

Director compensation

Following the closing of this offering, the compensation committee of the Company Board will implement an appropriate compensation program for the non-employee directors of the Company. Under the non-employee director policy, our non-employee directors, will be compensated as follows:

•        each non-employee director will receive a quarterly cash fee of $10,000;

•        any chairperson of a committee will receive an additional quarterly cash fee of $5,000 for so long as such person serves as chairperson of a committee; and

•        each non-employee director will receive an additional quarterly cash fee of $5,000 for serving on each of the nominating, governance and audit committees.

All cash fees will be paid quarterly, in arrears, or upon the earlier resignation or removal of the non-employee director. The amount of each payment will be prorated for any portion of the calendar quarter than a non-employee director is not serving on the board of directors, based on the number of calendar days served by such non-employee director.

The following table sets forth information concerning the compensation awarded to, earned by or paid to our non-employee directors during the period ended December 31, 2024 Messrs. Spangenberg and Kutcher do not receive compensation for their service as directors. Messrs. Spangenberg’s and Kutcher’s compensation for 2024 is included in the Summary Compensation Table (2024) above.

Name and Principal Position	Fees Earned or Paid in Cash ($)	Option Awards ($)	Total ($)
(Mary) Geraldine Cunniffe-Conlon(1)	—	58,795	58,795
Dene Rogers(1)	—	58,795	58,795
Karl Robb(2)	—	124,898	124,898

____________

(1)      As of December 31, 2024 each of Ms. Cunniffe-Conlon and Mr. Rogers held stock options to purchase an aggregate 100,000 shares of our Company Common Stock, and 1/24th of the shares will vest through January 2027. The grant date fair value attributable to these awards was $58,795 for each of Ms. Cunniffe-Conlon and Mr. Rogers.

(2)      On March 19, 2025, Mr. Karl Robb was granted stock options to purchase an aggregate 100,000 shares of our Company Common Stock, and 1/24th of the shares will vest through March 2027. The grant date fair value attributable to this award was $124,898.

Certain relationships and related-party transactions

The following includes a summary of transactions since March 25, 2024 (our formation) and any currently proposed transactions, to which we were or are to be a participant, in which (i) the amount involved exceeded or will exceed the lesser of $120,000 and 1% of our total assets; and (ii) any of our directors, executive officers or holders of more than 5% of our capital stock, or any affiliate or member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest, other than compensation and other arrangements that are described under the sections titled “Director compensation” and “Executive compensation.”

We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that we would pay or receive, as applicable, in arm’s-length transactions.

Related-party agreements in effect prior to this offering

Reorganization

In connection with our Reorganization, we will engage in transactions with certain affiliates and our existing equity holders. “Business — Corporate History and Reorganization” contains a description of these transactions.

Related Party Transaction with Certain Underwriters

In June and July 2024, persons associated with Dominari, including Kyle Wool (the Chief Executive Officer of Dominari Securities LLC), Eric Newman (the Vice President of Dominari Securities LLC), Soo Yu (Chief Operating Officer of Dominari Securities LLC and member of the Board of Directors of Dominari Holdings Inc.), and Anthony Hayes (Chief Executive Officer of Dominari Holdings Inc.), acquired an aggregate 371,429 shares of Series A preferred stock of Sauvegarder IM, at $0.35 per share.

In March 2025, Dominari Master SPV, LLC Series XIII SIM acquired 400,000 shares of preferred stock of Sauvegarder IM at $0.001 per share from its former stockholder, Eleven Ventures LLC. Kyle Wool and Eric Newman are the Managers of Dominari Master SPV, LLC Series XIII SIM and in such capacity have the right to vote and dispose of the securities held by such entity. On January 6, 2025, Catatonk Creek LLC, an entity wholly-owned by Mr. Wool, acquired 39,750 units of Dominari Master SPV, LLC Series XIII SIM at $0.001 per unit. In March 2025, Mr. Wool also acquired 600,000 shares of preferred stock of Sauvegarder IM from its former stockholder, Eleven Ventures LLC.

On January 21, 2025, Mr. Wool and Sauvegarder IM entered into a consulting agreement pursuant to which, Mr. Wool was granted stock options to purchase 15,000 shares of common stock of Sauvegarder IM at an exercise price of $1.15, 3,750 of which will vest upon the achievement of an IPO, with the remainder vesting ratably on March 31, 2025, June 30, 2025, and September 30, 2025. On May 17, 2025, these stock options were cancelled by the Company in their entirety as agreed by the parties.

On March 19, 2025, Mr. Hayes and Sauvegarder IM entered into a consulting agreement pursuant to which Mr. Hayes was granted stock options to purchase 250,000 shares of common stock of the Company at an exercise price of $2.68, 62,500 of which will vest upon the achievement of an IPO, with the remainder vesting ratably on March 31, 2025, June 30, 2025, and September 30, 2025. On May 17, 2025, these stock options were cancelled by the Company in their entirety as agreed by the parties.

On March 26, 2025, Kyle Wool and Soo Yu acquired an aggregate 62,500 shares of common stock and 31,250 bonus shares of the Company at $4.00 per share in Sauvegarder Bridge Financing. Atwater Consulting LLC, an entity wholly-owned by Mr. Hayes, acquired 12,500 shares of common stock and 6,250 bonus shares of the Company at $4.00 per share in Sauvegarder Bridge Financing. Dominari Securities LLC acted as a placement agent in Sauvegarder Bridge Financing. In addition to payment of a cash fee of $388,214.28, or 6% of the total purchase price of the shares sold in the financing to the investors introduced by the placement agent, and $2,500, or 1% of the total purchase price of the shares sold to all other investors in the financing, Sauvegarder IM issued Dominari Securities LLC a five-year warrant to purchase up to 100,804 shares of common stock, exercisable on a cashless basis, with an exercise price of $4.60 per share, subject to adjustment. Dominari also received 50% of the escrow account interest earned in this financing in the amount of $13,964.98.

Under the underwriting agreement, we will pay the Representative, as representative of the underwriters, fees and commissions equal to 8.0% of the gross proceeds raised in the offering, which we expect to be approximately $1,200,000, reimburse them for certain expenses of the offering, and issue them warrants to purchase the number of shares of Company Common Stock equal to 8.0% of the aggregate number of shares sold in this offering (including any shares of our Company Common Stock sold upon exercise of the over-allotment option). See “Underwriting.”

Historical Transactions with Affiliates

Share Issuance

During the period from March 25, 2024 (inception) to March 31, 2025, 16,500,000 shares of common stock of Sauvegarder IM were sold to employees and members of management of Sauvegarder IM, including Messrs. Spangenberg and Kutcher, for an aggregate purchase price of $16,500.

Exchange Agreement

On August 13, 2024, Management GP and Sauvegarder IM entered into the Exchange Agreement. Prior to entering into the Exchange Agreement, Management GP owned 100% of the outstanding membership interests in SIM Licensing. SIM Licensing owned 100% of the outstanding membership interests in SIM1 and SIM2. Pursuant to the Exchange Agreement, Management GP transferred all outstanding membership interests in the Acquired Entities to the Company, in exchange for the issuance of 200,000 shares of the Company’s common stock. Subsequently, these shares were distributed by Management GP to entities owned, or controlled, by Messrs. Spangenberg and Kutcher. The fair value of the common stock at issuance was $0.35 per share. Following the Exchange Agreement, the Acquired Entities became wholly owned subsidiaries of the Company. The Exchange Agreement was considered a common control transaction.

The Company considered ASC 805, in determining how to account for the transaction. As the transaction was between entities that were ultimately controlled by the same parties, the acquisition has been treated as a common control transaction under ASC 805 and ASC 805-50. Therefore, the carrying value of contributed assets and liabilities assumed remained unchanged and was recorded at historical cost as of the acquisition date, which was determined to be August 13, 2024. Management notes in accordance with ASC 805-50, any differences between the consideration transferred and the carrying value of the net assets is considered an equity transaction that would be eliminated in consolidation, and therefore, no gain or loss would be recognized in the unaudited condensed consolidated financial statements. Management notes only equity consideration was transferred and therefore, the equity was recorded at the value of the net assets received.

The information presented below reflects the historical balances of the assets acquired and liabilities assumed as of the acquisition date:

Cash and cash equivalents	$16,735
Related party note receivable	1,000,000
Notes receivable, net(1)	—
Other long-term liabilities	(509,228)
Related party loan (subsequently intercompany)	(40,000)
Due to stockholder (related party) note payable	(1,000,000)
Net assets (liabilities) acquired	$(532,493)

____________

(1)      Prior to entering into the Exchange Agreement, SIM Licensing had funded $486,397 in relation to the Ona Promissory Note and had established a full credit allowance against that balance.

Promissory Notes

SIM Licensing Note.    On March 18, 2024, SIM Licensing and Spectral IP entered into a promissory note, pursuant to which SIM Licensing loaned $1 million to Spectral IP (the “SIM Licensing Note”) with an interest rate of 8% per annum. The SIM Licensing Note will be due upon the earliest occurrence of (i) March 18, 2025, (ii) a Liquidation Event (as defined in the SIM Licensing Note), or (iii) when declared due and payable by the SIM Licensing following an Event of Default (as defined in the SIM Licensing Note). Upon the occurrence of an Event of Default, the interest rate increases to 20% per annum, and SIM Licensing may exercise various remedies. Additionally, Spectral AI guaranteed the full and prompt payment and performance of all obligations under this note.

On August 28, 2024, SIM Licensing assigned the SIM Licensing Note to IP Protocol, an affiliated entity through common ownership, in which IP Protocol received all of the rights of SIM Licensing with respect to the SIM Licensing Note. On October 1, 2024, the SIM Licensing Note was amended to (i) reduce the annual interest rate from 8% to 4%, (ii) extend the term of the SIM Licensing Note through the second anniversary of the issuance date, March 18, 2026, (iii) include a conversion feature at the option of either IP Protocol or Spectral AI to convert the then outstanding principal and accrued but unpaid interest into shares of Spectral AI at any time (into such number of shares calculated by taking a five percent (5.00%) discount to the closing price of Spectral AI’s common stock on the day prior to the date of notice to Spectral IP of the exercise of the conversion right) and at maturity, respectively, and (iv) provide for registration rights of any shares of Spectral AI issued in satisfaction of the outstanding obligations.

SIM Licensing Promissory Note.    On April 21, 2024, Sauvegarder IM entered into a short-term promissory note (the “SIM Licensing Promissory Note”) with SIM Licensing, a related party under common ownership, where SIM Licensing loaned up to $50,000, to Sauvegarder IM in exchange for the SIM Licensing Promissory Note. The SIM Licensing Promissory Note bears no interest. The SIM Licensing Promissory Note had a maturity date of the earlier of: (i) December 31, 2024; or (ii) three (3) business days after the date on which Sauvegarder IM consummates a financing of no less than Two Million Dollars ($2,000,000).

On August 6, 2024, the SIM Licensing Promissory Note between SIM Licensing and Sauvegarder IM had a balance of $0 and was terminated.

Security Agreements

Pursuant to the SIM Licensing Note, on March 18, 2024, Spectral IP and SIM Licensing entered into a security agreement, which established a security interest in certain property of Spectral IP to secure the repayment of the loan extended by SIM Licensing.

Similarly, pursuant to the SIM Licensing Note, on March 19, 2024, SIM Licensing and IP Protocol entered into a security agreement, which established a security interest in certain property of SIM Licensing to secure the repayment of the loan extended by IP Protocol.

Registration Rights Agreements

In connection with the closing of this offering, we will enter into a registration rights agreement with certain of our Legacy SIM Holders granting registration rights to such holders. Under the registration rights agreement, we will agree to register the sale of shares of our Company Common Stock held by such holders under certain circumstances. For a description of registration rights with respect to our Company Common Stock, see the information under the heading “Shares Eligible for Future Sale — Registration Rights.”

Consulting Agreements

On June 1, 2024, the Company entered into consulting agreements (the “Consulting Agreements”) with David Kutcher (co-founder, Chief Financial Officer and director), Erich Spangenberg (co-founder, Chief Executive Officer and director), and Brian Berman (co-founder and Director — Business Development) to provide consulting services commencing on June 1, 2024 and ending on July 31, 2024, in relation to services of Sauvegarder IM and related parties. As consideration Sauvegarder IM agreed to pay each of the parties above, $30,000, in $10,000 increments on or before June 30, July 15, and July 31, 2024. During the period from March 25, 2024 (inception) through December 31, 2024, $90,000 fees were incurred in relation to these Consulting Agreements and the fees were paid and recorded within general and administrative expenses on the statement of operations.

Erich Spangenberg, is a founder and chief executive officer of Sauvegarder IM. Additionally, he was on the board of directors of Spectral AI until May 28, 2025, and is the chief executive officer of SIM IP, a Texas Corporation and wholly-owned subsidiary of Spectral AI, upon which Sauvegarder IM is consummating the Reorganization as described in Note 1 of the unaudited condensed consolidated financial statements of Sauvegarder IM as of March 31, 2025 and for the three-month period ended March 31, 2025.

Securities Purchase Agreement and Assignment of Series A Preferred Stock

On June 27, 2024, the Company entered into a securities purchase agreement with Eleven Ventures LLC, pursuant to which Eleven Ventures LLC agreed to purchase 8,285,714 shares of the Series A preferred stock, at a per share value of $0.35 per share, for a purchase price of $2,900,000. Additionally, on October 30, 2024, IP Protocol LLC and Eleven Ventures LLC entered into an Assignment of Series A preferred stock, pursuant to which IP Protocol LLC transferred and assigned all of its 15,750,000 shares of the Series A preferred stock to Eleven Ventures LLC.

Other transactions

We have entered into employment agreements with our executive officers that, among other things, provide for certain compensatory and change in control benefits, as well as severance benefits. For a description of these agreements with our named executive officers, see the section titled “Executive compensation — Executive compensation arrangements.”

We have also granted stock options and restricted stock to our executive officers and certain of our directors. For a description of these equity awards, see the sections titled “Executive compensation” and “Director compensation.”

Director and officer indemnification

We have entered into indemnification agreements with certain of our current executive officers and directors, and intend to enter into new indemnification agreements with each of our current executive officers and directors before the completion of this offering.

Our certificate of formation also provides that, to the fullest extent permitted by law, we will indemnify any officer or director of our Company against all damages, claims and liabilities arising out of the fact that the person is or was our officer or director, or served any other enterprise at our request as an officer or director. Amending this provision will not reduce our indemnification obligations relating to actions taken before an amendment.

Related-party transaction policy

We have a written related-party transaction policy, to be effective upon the completion of this offering, that applies to our executive officers, directors, director nominees, holders of more than five percent of any class of our voting securities and any member of the immediate family of, and any entity affiliated with, any of the foregoing persons. Such persons will not be permitted to enter into a related-party transaction with us without the prior consent of our audit committee, or other independent members of the Board in the event it is inappropriate for our audit committee to review such transaction due to a conflict of interest. Any request for us to enter into a transaction with an executive officer, director, director nominee, principal stockholder, or any of their immediate family members or affiliates, in which the amount involved exceeds $120,000 must first be presented to our audit committee for review, consideration and approval. In approving or rejecting any such proposal, our audit committee will consider the relevant facts and circumstances available and deemed relevant to our audit committee, including, but not limited to, the commercial reasonableness of the terms of the transaction and the materiality and character of the related-party’s direct or indirect interest in the transaction. All of the transactions described in this section occurred prior to the adoption of this policy.

Principal stockholders

The following table sets forth information regarding beneficial ownership of Company Common Stock as of June 15, 2025 by:

•        each person whom we know to beneficially own more than 5% of Company Common Stock;

•        each of our directors;

•        each of our named executive officers; and

•        all directors and executive officers as a group.

We have based our calculation of the percentage of beneficial ownership prior to this offering on 23,248,953 shares of Company Common Stock outstanding and held of record as of the date of this prospectus (including 1,849,102 shares of Company Common Stock retained by Spectral AI) and securities that are exercisable within 60 days from the date of this prospectus and excluded, 22,827,380 shares of preferred stock outstanding as of the date of this prospectus. Shares issuable pursuant to stock options are deemed outstanding for computing the percentage of the person holding such options but are not outstanding for computing the percentage of any other person. We have based our calculation of the percentage of beneficial ownership after this offering on 23,248,953 shares of Company Common Stock outstanding as of the date of this prospectus, plus the issuance of 3,750,000 shares of Company Common Stock in this offering, assuming that the underwriters will not exercise their over-allotment option.

Upon the closing of this offering, Valkyrie X LLC, Series V SIM I will hold (i) 943,377 shares of Company Common Stock which represents less than 5% of the outstanding shares of our Company Common Stock, (ii) 21,541,666 shares of our preferred stock and (iii) 375,000 shares of Company Common Stock issuable upon exercise of an outstanding stock option (within 60 days of the date of this prospectus) beneficially owned by Jinpyung Yoo (which are not covered by the Resale Prospectus), which represents 94.3% of the outstanding preferred stock of the Company. Absent the beneficial ownership blocker of 4.99% on the conversion of the preferred stock, Valkyrie X LLC, Series V SIM I would hold an aggregate of approximately 22,329,277 shares on a fully diluted basis, or 45.6%, of Company Common Stock after the offering, and upon the conversion of 21,541,666 shares of preferred stock held by Valkyrie X LLC, Series V SIM I.

Unless otherwise indicated, the address for each listed stockholder is: c/o Sauvegarder Investment Management, Inc., 78 SW 7th Street, Suite 500, Miami, FL 33130. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock.

Name of beneficial owner	Number of shares of common stock beneficially owned		Percentage of shares of common stock beneficially owned
	Before offering	After offering	Before offering	After offering
Greater than 5% owners:
Valkyrie X LLC, Series V SIM I(1)	22,860,043	22,860,043	50.6%	46.7%
B23 Heel Enterprises LLC(2)	1,500,000	1,500,000	6.4%	5.51%
Named executive officers and directors:
Erich Spangenberg(3)	14,256,730	14,256,730	51.6%	51.6%
David Kutcher(4)	7,459,751	7,459,751	28.8%	28.8%
Geraldine Cunniffe-Conlon(5)	29,166	29,166	*	*
Dene Rogers	29,166	29,166	*	*
Karl Robb(6)	20,833	20,833	*	*
All executive officers and directors as a group (5 persons)	21,795,646	21,795,646	80.7%	80.7%

____________

(1)      Includes (i) 943,377 shares of Company Common Stock (628,918 shares of which are covered by the Resale Prospectus), (ii) 21,541,666 shares of Company Common Stock issuable upon conversion of the preferred stock of the Company, and (iii) 375,000 shares of Company Common Stock issuable upon exercise of an outstanding stock option (within 60 days of the date of this prospectus) beneficially owned by JinPyung (“JP”) Yoo (which are not covered by the Resale Prospectus).

          Valkyrie X LLC, Series V SIM I is managed by JP Yoo. Accordingly, Mr. Yoo is deemed to have beneficial ownership of Valkyrie X Partners LLC. The business address of Valkyrie X LLC, Series V SIM I is 433 Plaza Real, Suite 275, Boca Raton, FL 33432.

(2)      Brian Berman, one of our co-founders, is managing member of B23 Heel Enterprises LLC. Accordingly, Mr. Berman is deemed to have voting and investment control over the shares of the Company held by B23 Heel Enterprises LLC. The business address of B23 Heel Enterprises LLC is 41 SE 5th Street, Apt. 1312, Miami, Florida 33131.

(3)      Includes 10,100,000 shares held by ELS 1960 Family, L.P. Mr. Spangenberg is currently the majority limited partner of ELS 1960 Family, L.P. and the co-managing partner of ELS 1960 Family GP, LLC which also holds an interest in ELS 1960 Family, L.P. and 4,156,730 shares underlying outstanding option awards that are exercisable within 60 days of the date of this prospectus. The shares beneficially held by Mr. Spangenberg are subject to a lock-up agreement.

(4)      Includes 5,000,000 shares held by Overlook Trading Partners, LLC. The business address of Overlook Trading Partners, LLC is 1309 Coffeen Ave, Suite 1200, Sheridan, Wyoming 82801. Mr. Kutcher has voting and dispositive power of the shares held by Overlook Trading Partners, LLC. Also includes 2,459,751 shares underlying outstanding option awards that are exercisable within 60 days of the date of this prospectus. The shares beneficially held by Mr. Kutcher are subject to a lock-up agreement.

(5)      Includes stock options granted to each of Ms. Cunniffe-Conlon and Mr. Rogers to purchase an aggregate 100,000 shares of our Company Common Stock, with 1/24th of the shares vesting monthly through January 2027, 29,166 of which are exercisable within 60 days of the date of this prospectus. The grant date fair value attributable to these awards was $58,795 for each of Ms. Cunniffe-Conlon and Mr. Rogers.

(6)      Includes stock options granted to Mr. Karl Robb on March 19, 2025 to purchase an aggregate 100,000 shares of our Company Common Stock, with 1/24th of the shares vesting monthly through March 2027, 20,833 of which are exercisable within 60 days of the date of this prospectus. The grant date fair value attributable to this award was $124,898.

Description of capital stock

The following summary describes our capital stock and the material provisions of our certificate of formation and our bylaws, which are effective as of April 4, 2025. Because the following is only a summary, it does not contain all of the information that may be important to you. For a complete description, you should refer to our certificate of formation, and bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus is part.

General

Our authorized capital stock consists of (i) 500,000,000 shares of Company Common Stock, par value $0.001 per share, and (ii) 50,000,000 shares of preferred stock, par value $0.001 per share.

Common stock

Outstanding shares

Upon the completion of this offering, we will have 26,998,953 shares of Company Common Stock outstanding (assuming no exercise of the over-allotment option by the Representative).

Voting rights

Holders of Company Common Stock are entitled to cast one vote per share of Company Common Stock on all matters to be voted on by stockholders. Holders of Company Common Stock will vote together as a single class, and an action will be approved by stockholders if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action, while directors will be elected by a plurality of the votes cast. Holders of Company Common Stock are not entitled to cumulate their votes in the election of directors.

When a quorum is present at any meeting, any matter other than the election of directors to be voted upon by the stockholders at such meeting will be decided by a majority vote of the holders of shares of capital stock present or represented at the meeting and voting affirmatively or negatively on such matter. At all meetings of stockholders for the election of directors at which a quorum is present, a plurality of the votes cast will be sufficient to elect such directors.

Dividends

Subject to preferences that may apply to any preferred stock, holders of our shares of Company Common Stock will be entitled to the payment of dividends and other distributions (payable in cash, property or capital stock of the Company) at the times and in the amounts as the Board in its discretion may determine.

Liquidation

On the liquidation, dissolution, distribution of assets or winding up of the Company, after payment or provision for payment of the debts and other liabilities of the Company, each holder of shares of Company Common Stock will be entitled, pro rata on a per share basis, to all remaining assets of the Company of whatever kind available for distribution to the holders of Company Common Stock, subject to the designations, preferences, limitations, restrictions and relative rights of any preferred stock then outstanding.

Other Matters

The holders of Company Common Stock will not have redemption, conversion, preemptive or other subscription rights and there will be no sinking fund provisions applicable to the Company Common Stock. All of the outstanding shares of Company Common Stock are validly issued, fully paid and non-assessable.

Preferred stock

Upon the completion of this offering, we will have 22,827,380 shares of preferred stock outstanding.

The Company has moved its jurisdiction of incorporation to Texas, effective as of April 4, 2025 and in connection with the Reorganization, will submit for filing to the Secretary of State of Texas, a Certificate of Designations, Preferences and Rights of Series A Preferred Stock of the Company (the “Series A Preferred Stock Designation”), which has not been officially filed yet with the Secretary of State of Texas, but is expected to be filed effective prior the consummation of the Reorganization.

Series A Preferred Stock

The Series A Preferred Stock Designation provides for holders of the preferred stock to have the following rights:

Liquidation Preference.    Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (a “Liquidation”), the holders of the Series A preferred stock shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders, before any payment shall be made to the holders of Junior Securities (as described below) by reason of their ownership thereof, an amount in cash equal to the aggregate Liquidation Value of all shares of Series A preferred stock held by such holder, plus all unpaid accrued and accumulated dividends on all such shares of Series A preferred stock (whether or not declared). For purposes of this liquidation preference, “Liquidation Value” means, with respect to any share of Series A preferred stock held by such holder on any given date, $0.001 per share (as adjusted for any stock splits, stock dividends, recapitalizations or similar transaction with respect to the Series A preferred stock) and “Junior Securities” means, collectively, the Company Common Stock and any other class of securities that is specifically designated as junior to the Series A preferred stock.

In addition to and after payment in full of all preferential amounts required to be paid to the holders of Series A preferred stock upon a Liquidation under this provision, the holders of Series A preferred stock shares then outstanding shall be entitled to participate with the holders of shares of Junior Securities then outstanding, pro rata as a single class based on the number of outstanding shares of Junior Securities on an as-converted basis held by such holder as immediately prior to the Liquidation, in the distribution of all the remaining assets and funds of the Company available for distribution to is stockholders.

If upon any Liquidation the remaining assets of the Company available for distribution to its stockholders shall be insufficient to pay the holder so the Series A preferred stock shares the full preferential amount to which they are entitled under this provision, the holders of the Series A preferred stock shall share ratably in any distribution of the remaining assets and funds of the Company in proportion to the respective full preferential amounts which would otherwise be payable in respect to the Series A preferred stock in the aggregate upon such Liquidation if all amounts payable on or with respect to such shares were paid in full, and the Company shall not make or agree to make any payments to the older Junior Securities.

Conversion Rights.    Each holder of Series A preferred stock may, at its option, convert each share of Series A preferred stock (each a “Preferred Conversion”) into one fully paid and non-assessable share of Company Common Stock, subject to the terms and conditions set forth in the Series A Preferred Stock Designation.

The Company shall at all times reserve and keep available, out of its authorized but unissued shares of Company Common Stock or out of shares of Company Common Stock held in its treasury, the full number of shares of Company Common Stock into which all shares of any series of preferred stock having conversion privileges from time to time outstanding are convertible. Unless otherwise provided in a Preferred Stock Series Resolution with respect to a particular series of preferred stock, all shares of Series A preferred stock redeemed or acquired (as a result of conversion or otherwise) shall be retired and restored to the status of authorized but unissued shares.

The Preferred Stock Designation includes a conversion limitation prohibiting any holder and their affiliates from converting the Series A preferred stock into Company Common Stock in the event that upon such conversion their beneficial ownership of the Company Common Stock would exceed 4.99%.

Dividend Rights.    The Series A preferred stock has no dividend right other than holders of shares of Series A preferred stock will be entitled to participate equally and ratably with the holders of shares of Company Common Stock in all dividends or other distributions on the shares of Company Common Stock as if immediately prior to each record date for the Company Common Stock, shares of Series A preferred stock then outstanding were converted into shares of Company Common Stock.

Voting Rights

Except as set forth in the Series A Preferred Stock Designation, the Series A preferred stock will vote as a separate class only on matters adversely affecting the Series A preferred stock. The Series A preferred stock will not have any right to vote together with the Company Common Stock on any matters. In all cases where the holders of Series A preferred stock have the right to vote separately as a class as provided by the Series A Preferred Stock Designation or otherwise by the TBOC, each holder of Series A preferred stock shall be entitled to one vote for each share of Series A preferred stock held by such holder.

Registration Rights

We expect to enter into a registration rights agreement with certain of the Legacy SIM Holders. “Certain Relationships and Related-Party Transactions — Historical Transactions with Affiliates — Registration Rights Agreement” contains additional information regarding the registration rights agreement. We will bear certain expenses incident to our registration obligations upon exercise of these registration rights, including the payment of federal securities law and state “blue sky” registration fees, except that we will not bear any brokers’ or underwriters’ discounts and commissions or transfer taxes relating to sales of our securities pursuant to the exercise of these registration rights. We have agreed to indemnify each Selling Stockholder for certain violations of federal or state securities laws in connection with any registration statement in which such Selling Stockholder sells its securities pursuant to these registration rights. Each Selling Stockholder will, in turn, agree to indemnify us for federal or state securities law violations that occur in reliance upon written information it provides to us for use in the registration statement.

This summary of certain provisions of the registration rights agreement is not intended to be complete, and is subject to, and qualified in its entirety by reference to, all of the provisions of the registration rights agreement.

Election and removal of directors; vacancies

The exact number of directors will be fixed from time to time by resolution of the Board. Directors will be elected by a plurality of the votes of the shares of our capital stock present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

No director may be removed except for cause, and directors may be removed for cause only by an affirmative vote of shares representing not less than a majority of the shares then entitled to vote at an election of directors.

Any vacancy occurring on the Board of directors and any newly created directorship may be filled in any manner permitted by the TBOC, including by the affirmative vote of a majority of the remaining members of the Board, even if the remaining directors constitute less than a quorum of the Board.

Limitation on action by written consent

Our certificate of formation and our bylaws provide that holders of Company Common Stock may act by written consent only if the consent or consents are signed by the holder or holders of shares having not less than the minimum number of votes that would be necessary to take such action at a meeting at which the holders of all shares entitled to vote on the actions were present and voted.

Stockholder meetings

Our certificate of formation and our bylaws provide that special meetings of our stockholders may be called only by our Board of Directors, the chairperson of the Board, our chief executive officer (or president, in the absence of a chief executive officer) or a majority of the directors. Our certificate of formation and our bylaws specifically deny any power of any other person to call a special meeting.

Amendment of certificate of formation

The provisions of our certificate of formation described under the subsections titled “— Election and removal of directors; vacancies,” “— Stockholder meetings,” “— Limitation on action by written consent,” “— Limitation of liability of directors and officers,” “— Common stock — Voting rights” and “— Forum selection” and provisions relating to amendments to our certificate of formation may be amended only by the affirmative vote of holders of at least 66-2/3% of the voting power of our outstanding shares of voting stock. The affirmative vote of holders of at least a majority of the voting power of our outstanding shares of stock will generally be required to amend other provisions of our certificate of formation.

Amendment of bylaws

Certain provisions of our bylaws may generally be altered, amended or repealed, and new bylaws may be adopted, with the affirmative vote of a majority of directors present at any regular or special meeting of the Board called for that purpose, provided that any alteration, amendment, or repeal of, or adoption of any bylaw inconsistent with specified provisions of the bylaws, including those related to special and annual meetings of stockholders, action of stockholders by written consent, nomination of directors, transfers of capital stock and dividends requires the affirmative vote of at least 66-2/3% of all directors in office at a meeting called for that purpose.

All other provisions of our bylaws may generally be altered, amended or repealed, and new bylaws may be adopted, with the affirmative vote of holders of 66-2/3% of the voting power of our outstanding shares of voting stock.

Other limitations on stockholder actions

Our bylaws impose some procedural requirements on stockholders who wish to:

•        make nominations in the election of directors;

•        propose that a director be removed;

•        propose any repeal or change in our bylaws; or

•        propose any other business to be brought before an annual or special meeting of stockholders.

Under these procedural requirements, in order to bring a proposal before a meeting of stockholders, a stockholder must deliver timely notice of a proposal pertaining to a proper subject for presentation at the meeting to our corporate secretary along with the following:

•        a description of the business or nomination to be brought before the meeting and the reasons for conducting such business at the meeting;

•        the stockholder’s name and address;

•        any material interest of the stockholder in the proposal;

•        the number of shares beneficially owned by the stockholder and evidence of such ownership; and

•        the names and addresses of all persons with whom the stockholder is acting in concert and a description of all arrangements and understandings with those persons, and the number of shares such persons beneficially own.

To be timely, a stockholder must generally deliver notice:

•        in connection with an annual meeting of stockholders, not less than 120 nor more than 150 days prior to the date on which the annual meeting of stockholders was held in the immediately preceding year, but in the event that the date of the annual meeting is more than 30 days before or more than 70 days after the anniversary date of the preceding annual meeting of stockholders, a stockholder notice will be timely if received by us not later than the close of business on the later of (i) not less than 70 nor more than 120 days prior to the date of the annual meeting and (ii) the 10th day following the day on which we first publicly announce the date of the annual meeting; or

•        in connection with the election of a director at a special meeting of stockholders, during the period not less than 120 nor more than 150 days prior to the date of the special meeting, or the 10th day following the day on which a notice of the date of the special meeting was mailed to the stockholders or the public disclosure of that date was made.

In order to submit a nomination for the Board, a stockholder must also submit all information with respect to the nominee that would be required to be included in a proxy statement, as well as other information. If a stockholder fails to follow the required procedures, the stockholder’s proposal or nominee will be ineligible and will not be voted on by our stockholders.

Limitation of liability of directors and officers

Our certificate of formation provides that no director will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except as required by applicable law, as in effect from time to time. The TBOC permits a corporation to provide in its certificate of formation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

•        any breach of the director’s duty of loyalty to our Company or our stockholders;

•        any act or omission not in good faith that constitutes a breach of duty of the person to the Company or which involved intentional misconduct or a knowing violation of law;

•        any transaction from which the director derived an improper personal benefit; and

•        any act or omission for which the liability of a director is expressly provided by an applicable statute.

As a result, neither we nor our stockholders have the right, through stockholders’ derivative suits on our behalf, to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior, except in the situations described above.

Our certificate of formation also provides that, to the fullest extent permitted by law, we will indemnify any officer or director of our Company against all damages, claims and liabilities arising out of the fact that the person is or was our director or officer, or served any other enterprise at our request as a director or officer. Amending this provision will not reduce our indemnification obligations relating to actions taken before an amendment.

Exclusive Forum

Our bylaws provides that, unless the Company consents in writing to the selection of an alternative forum, the Business Court in the Third Business Court Division of the State of Texas (the “Business Court”) shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring: (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee, agent or stockholder of the Company to the Company or to the Company’s stockholders, (iii) any action, suit or proceeding asserting a claim against the Company, its current or former directors, officers or employees, agents or stockholders arising pursuant to any provision of the TBOC, the certificate of formation or the bylaws (in each case, as they may be amended from time to time), (iv) any action, suit or proceeding asserting a claim related to or involving the Company that is governed by the internal affairs doctrine, or (v) any action asserting an “internal entity claim” as that term is defined in Section 2.115 of the TBOC, provided that if the Business Court is not then accepting filings or determines that it lacks jurisdiction, the United States District Court for the Western District of Texas, Austin Division (the “Federal Court”) or, if the Federal Court lacks jurisdiction, the state district court of Travis County, Texas.

The exclusive forum provision set forth above does not apply to, and does not preclude or contract the scope of, either (i) exclusive federal jurisdiction pursuant to Section 27 of the Exchange Act for claims seeking to enforce any liability or duty created by the Exchange Act or the rules and regulations thereunder, or any other claim for which the U.S. federal courts have exclusive jurisdiction, or (ii) concurrent jurisdiction under Section 22 of the Securities Act for federal and state courts over all claims seeking to enforce any liability or duty created by the Securities Act or the rules and regulations thereunder.

Anti-Takeover Effects of Texas Law and Our Certificate of Formation and Bylaws

Our certificate of formation and our bylaws contain certain provisions that could have the effect of delaying, deterring or preventing another party from acquiring control of us. These provisions and certain provisions of Texas law, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate more favorable terms with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us.

Limits on Ability of Shareholders to Act by Written Consent or Call a Special Meeting

Our certificate of formation provides that our shareholders may act by written consent only if all holders of shares entitled to vote on such action adopts a resolution by unanimous written consent. This may deter action by written consent or lengthen the amount of time required to take shareholder actions. As a result, even a holder controlling a majority of our capital stock would not be able to amend our Bylaws or remove directors without holding a meeting of our shareholders called in accordance with our Bylaws.

In addition, our certificate of formation provides that special meetings of shareholders may be called by the chairperson of the board, the chief executive officer, the president (to the extent required by the TBOC), our board of directors, or by shareholders holding not less than 50% (or the highest percentage of ownership that may be set under the TBOC) of the Corporation’s then outstanding shares of capital stock entitled to vote at such meeting. The threshold required for shareholders to call a special meeting may delay the ability of our shareholders to force consideration of a proposal or for holders controlling a majority of our capital stock to take any action, including the removal of directors.

Requirements for Advance Notification of Shareholder Nominations and Proposals

Our bylaws establish advance notice procedures with respect to shareholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee of our board of directors. These provisions may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

No Cumulative Voting

Our certificate of formation and bylaws do not permit cumulative voting in the election of directors. Cumulative voting allows a shareholder to vote a portion or all of its shares for one or more candidates for seats on the board of directors. Without cumulative voting, a minority stockholder may not be able to gain as many seats on our board of directors as the shareholder would be able to gain if cumulative voting were permitted. The absence of cumulative voting makes it more difficult for a minority shareholder to gain a seat on our board of directors to influence our board’s decision regarding a takeover.

Amendment of Certificate of Formation Provisions

The amendment of our certificate of formation requires approval by holders of at least two-thirds of our outstanding capital stock entitled to vote generally in the election of directors.

Texas Anti-Takeover Statute

We are subject to the provisions of Section 21.606 of the TBOC regulating corporate takeovers. In general, Section 21.606 prohibits a publicly held Texas corporation from engaging, under certain circumstances, in a business combination with an affiliated shareholder for a period of three years following the date the person became an affiliated shareholder unless:

•        prior to the date of the transaction, our board of directors approved either the business combination or the transaction that resulted in the shareholder becoming an affiliated stockholder; or

•        at or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the affiliated stockholder at a meeting of shareholders called for that purpose not less than six months after the affiliated shareholder’s share acquisition date.

Generally, a business combination includes a merger, share exchange, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested shareholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested shareholder status did own, 15% or more of a corporation’s outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that Section 21.606 may also discourage attempts that might result in a premium over the market price for the shares of Company Common Stock held by shareholders.

The provisions of Texas law and the provisions of our certificate of formation and bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they might also inhibit temporary fluctuations in the market price of Company Common Stock that often result from actual or rumored hostile takeover attempts. These provisions might also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that shareholders might otherwise deem to be in their best interests.

Listing

We have applied to list our Company Common Stock on Nasdaq under the symbol “SMIP,” and this offering is contingent upon obtaining such approval.

Transfer agent and registrar

The transfer agent and registrar for the Company Common Stock will be Continental Stock Transfer & Trust Company. The transfer agent and registrar’s address is 1 State Street, 30th Floor, New York, New York 10004-1561.

Material U.S. federal income tax consequences to non-U.S. holders

The following discussion is a summary of the material U.S. federal income tax consequences to Non-U.S. Holders (as defined below) of the purchase, ownership, and disposition of our Company Common Stock that is being issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax consequences. The consequences under other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local, or non-U.S. tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the Code), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the IRS), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Non-U.S. Holder of Company Common Stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the U.S. federal income tax consequences of the purchase, ownership, and disposition of our Company Common Stock.

This discussion is limited to Non-U.S. Holders that hold Company Common Stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a Non-U.S. Holder’s particular circumstances, including the impact of the Medicare tax on net investment income and the alternative minimum tax. In addition, it does not address consequences relevant to Non-U.S. Holders subject to special rules, including, without limitation:

•        U.S. expatriates and former citizens or long-term residents of the United States;

•        persons holding Company Common Stock as part of a hedge, straddle, or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•        banks, insurance companies, and other financial institutions;

•        brokers, dealers, or traders in securities;

•        “controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•        partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•        tax-exempt organizations or governmental organizations;

•        persons deemed to sell Company Common Stock under the constructive sale provisions of the Code;

•        persons who hold or receive Company Common Stock pursuant to the exercise of any employee stock option or otherwise as compensation;

•        tax-qualified retirement plans; and

•        “qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds.

If an entity treated as a partnership for U.S. federal income tax purposes holds Company Common Stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership, and certain determinations made at the partner level. Accordingly, partnerships holding Company Common Stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

HOLDERS ARE STRONGLY URGED TO CONSULT THEIR TAX ADVISORS TO DETERMINE THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP, AND DISPOSITION OF COMPANY COMMON STOCK IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES.

Definition of a non-U.S. holder

For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of Company Common Stock that is neither a “U.S. person” nor an entity treated as a partnership for U.S. federal income tax purposes. A “U.S. person” is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

•        an individual who is a citizen or resident of the United States;

•        a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•        an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•        a trust that (i) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (ii) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Distributions

As described in the section titled “Dividend policy,” we do not anticipate declaring or paying dividends to holders of Company Common Stock in the foreseeable future. However, if we do make distributions of cash or property on Company Common Stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its Company Common Stock, but not below zero. Any excess will be treated as gain realized from the sale or other taxable disposition of a Non-U.S. Holder’s Company Common Stock, which will be treated as described in the subsection titled “— Sale or other taxable disposition” below.

Subject to the discussion below regarding effectively connected income, dividends paid to a Non-U.S. Holder will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may generally obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment or fixed base in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption from withholding, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.

Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular rates applicable to U.S. persons. A Non-U.S. Holder that is a corporation for U.S. federal income tax purposes also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items.

Sale or other taxable disposition

Subject to the discussion below regarding backup withholding and FATCA, a Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of Company Common Stock unless:

•        the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment or fixed base in the United States to which such gain is attributable);

•        the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•        Company Common Stock constitutes a U.S. real property interest (USRPI) by reason of our status as a U.S. real property holding corporation (USRPHC) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder’s holding period.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular rates applicable to U.S. persons. A Non-U.S. Holder that is a corporation for U.S. federal income tax purposes also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

A Non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on gain realized upon the sale or other taxable disposition of Company Common Stock, which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we would be classified as USRPHC if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We believe we currently are not, and do not anticipate becoming, a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance we currently are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition of Company Common Stock by a Non-U.S. Holder will not be subject to U.S. federal income tax if Company Common Stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market and such Non-U.S. Holder owned, actually and constructively, 5% or less of Company Common Stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder’s holding period.

Information reporting and backup withholding

Payments of dividends on Company Common Stock will not be subject to backup withholding, provided the Non-U.S. Holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E, or W-8ECI, or otherwise establishes an exemption. However, information returns are generally required to be filed with the IRS in connection with any distributions on our Company Common Stock paid to the Non-U.S. Holder, regardless of whether such distributions constitute dividends or whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our Company Common Stock generally will not be subject to backup withholding or information reporting if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person or the holder otherwise establishes an exemption.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional withholding tax on payments made to foreign accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or FATCA) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, Company Common Stock paid to a “foreign financial institution” (as defined by the applicable rules), unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with such foreign financial institution) have been satisfied by such foreign financial institution. FATCA also generally imposes a U.S. federal withholding tax of 30% on such payments to a non-financial foreign entity unless such entity provides the withholding agent with either a certification that it does not have any substantial direct or indirect U.S. owners or provides information regarding substantial direct and indirect U.S. owners of the entity. An intergovernmental agreement between the United States and applicable foreign country may modify these requirements, and the withholding tax described above will not apply if the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption.

Under current rules, withholding under FATCA generally applies to payments of dividends on Company Common Stock. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of Company Common Stock on or after January 1, 2019, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely, and taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in Company Common Stock.

Shares eligible for future sale

Prior to this offering, there has been no public market for our Company Common Stock. Future sales of substantial amounts of Company Common Stock in the public market could adversely affect market prices prevailing from time to time. Furthermore, because only a limited number of shares will be available for sale shortly after this offering due to existing contractual and legal restrictions on resale as described below, there may be sales of substantial amounts of our Company Common Stock in the public market after the restrictions lapse. This may adversely affect the prevailing market price and our ability to raise equity capital in the future.

Based on the number of shares of Company Common Stock outstanding as of June 15, 2025, and assuming the issuance of an aggregate of 21,399,851 shares of Company Common Stock pursuant to the Reorganization immediately prior to the completion of this offering, we will have 26,998,953 shares of Company Common Stock outstanding, assuming no exercise of the underwriters’ option to purchase additional shares and no exercise of any options after March 31, 2025. Of these shares, 7,609,821 or 8,172,321 shares of our Company Common Stock if the underwriters exercise their option to purchase additional shares in full, sold in this offering will be freely transferable without restriction or registration under the Securities Act, except for any shares purchased by one of our existing “affiliates,” as that term is defined in Rule 144 under the Securities Act. The remaining 19,389,132 shares of Company Common Stock outstanding will be “restricted shares” as defined in Rule 144. Restricted shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144 or 701 of the Securities Act, which rules are summarized below.

Rule 144

In general, a person who has beneficially owned restricted shares of our Company Common Stock for at least six months would be entitled to sell such securities, provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the 90 days preceding, a sale; and (ii) we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. Persons who have beneficially owned restricted shares of our Company Common Stock for at least six months but who are our affiliates at the time of, or any time during the 90 days preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:

•        1% of the number of shares of our Company Common Stock then outstanding, which will equal approximately 272,047 shares immediately after this offering, assuming no exercise of the underwriters’ option to purchase additional shares; or

•        the average weekly trading volume of shares of our Company Common Stock on the Nasdaq Capital Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale, provided, in each case, that we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. Such sales both by affiliates and by non-affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144 to the extent applicable.

Rule 701

In general, under Rule 701 as currently in effect, any of our employees, directors, officers, consultants or advisors who acquired Company Common Stock from us in connection with a written compensatory stock or option plan or other written agreement in compliance with Rule 701 before the effective date of the registration statement of which this prospectus is a part (to the extent such Company Common Stock is not subject to a lock-up agreement) and who are not our “affiliates” as defined in Rule 144 during the immediately preceding 90 days, is entitled to rely on Rule 701 to resell such shares beginning 90 days after the date of this prospectus in reliance on Rule 144, but without complying with the notice, manner of sale, public information requirements or volume limitation provisions of Rule 144. Persons who are our “affiliates” may resell those shares beginning 90 days after the date of this prospectus without compliance with minimum holding period requirements under Rule 144 (subject to the terms of the lock-up agreement referred to below, if applicable).

Lock-up agreements

In connection with this offering, our directors, officers and substantially all of our securityholders have agreed with the underwriters that for a period of 180 days after the date of this prospectus, among other things and subject to certain exceptions more fully described under the section titled “Underwriting,” they will not sell or otherwise transfer or dispose of any of their securities during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior consent of the Representative. In addition, we have agreed with the underwriters that for a period of 365 days after the date of this prospectus, we will not sell or otherwise transfer or dispose of any of our securities during the period from the date of this prospectus continuing through the date 365 days after the date of this prospectus, except with the prior consent of the Representative. Notwithstanding the foregoing, the aforementioned lock-up period shall be waived in the event we conduct a subsequent public or private equity, or equity linked offering resulting in gross proceeds of no less than $20,000,000 and in exchange for $1,000,000 due and payable to the Representative at the closing of such subsequent offering. Representative may otherwise waive such lock-up requirements for the Company at its sole discretion. See the section titled “Underwriting” for additional information. Furthermore, certain lock-up parties shall enter into a leak out agreement with the Representative ending December 31, 2025 (the “Leak-Out Period”), wherein they shall only be entitled to sell, dispose, transfer, assign, pledge or hypothecate or enter into any such transaction to such effect, directly or indirectly, (including, without limitation, any sales, short sales, swaps or any derivative transactions that would be equivalent to any sales or short positions) (each a “Disposition”), on any day during the Leak-Out Period, shares of unrestricted Company Common Stock equal to no more than twenty (20%) percent of the trading volume of Company Common Stock as reported by Bloomberg, LP for trading day prior to the Disposition.

Registration rights

Upon the completion of this offering, the holders of approximately 16,700,000 shares of Company Common Stock (including the common stock issuable upon conversion of the preferred stock of the Company) will be entitled to additional rights with respect to the registration of their shares under the Securities Act, subject to the lock-up agreements described in the subsection titled “— Lock-up agreements” above. Registration of these shares under the Securities Act would result in the shares becoming freely tradable without restriction under the Securities Act, except for shares purchased by affiliates, immediately upon the effectiveness of the registration statement of which this prospectus is a part. Any sales of securities by these stockholders could have a material adverse effect on the trading price of Company Common Stock. The requisite percentage of these stockholders will waive all such stockholders’ rights to notice of this offering and to include their shares of registrable securities in this offering. See the section titled “Description of capital stock — Registration rights.”

Equity incentive plans

We intend to file with the SEC a registration statement on Form S-8 under the Securities Act covering the shares of Company Common Stock reserved for issuance under the 2024 Plan and employee stock purchase plan. Such registration statement is expected to be filed and become effective as soon as practicable after the completion of this offering. Accordingly, shares registered under such registration statement will be available for sale in the open market following its effective date, subject to Rule 144 volume limitations and the lock-up agreements described above, if applicable.

Underwriting

We are offering our Company Common Stock described in this prospectus through the underwriters named below. Pacific Century Securities, LLC (the “Representative”) is acting as the representative of the underwriters. We have entered into an underwriting agreement, dated            , 2025, with the underwriters. Subject to the terms and conditions of the underwriting agreement, each of the underwriters has severally agreed to purchase, and we have agreed to sell to the underwriters, the number of shares of Company Common Stock listed next to its name in the following table.

Underwriter	Number of Shares
Pacific Century Securities, LLC
Revere Securities LLC
Total

All of the shares of Company Common Stock to be purchased by the underwriters will be purchased from us.

The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the Company Common Stock offered by us in this prospectus are subject to various conditions and representations and warranties, including the approval of certain legal matters by their counsel and other conditions specified in the underwriting agreement. The Company Common Stock is offered by the underwriters, subject to prior sale, when, as and if issued to and accepted by them. The underwriters reserve the right to withdraw, cancel or modify the offer to the public and to reject orders in whole or in part.

The underwriting agreement provides that the underwriters are obligated to take and pay for all of the shares offered by this prospectus if any such shares are taken, other than those shares covered by the option to purchase up to 562,500 additional shares described below. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

The obligations of the underwriters may be terminated upon the occurrence of certain events specified in the underwriting agreement.

Over-allotment Option

We have granted an over-allotment option to the underwriters to purchase up to 562,500 shares of our Company Common Stock at the public offering price set forth on the cover page of this prospectus, less the underwriting discount and commission. This option is exercisable during the 45-day period after the date of this prospectus. If the underwriters exercise this option in whole or in part, then the underwriters will be severally committed, subject to the conditions described in the underwriting agreement, to purchase the additional shares in proportion to their respective commitments set forth in the prior table.

Discounts and Commissions

The Representative has advised us that the underwriters propose to offer the Company Common Stock to the public at the public offering price per share set forth on the cover page of this prospectus. After the offering to the public, the public offering price and other selling terms may be changed by the Representative. The underwriting discounts and commissions are 8.0% of the gross proceeds of the offering.

The following table summarizes the underwriting discounts and commissions and proceeds, before expenses, to us assuming an initial public offering price of $4.00 per share, the low end of the price range set forth on the cover page of this prospectus, and both no exercise and full exercise by the underwriters of their option to purchase up to 562,500 additional shares of Company Common Stock:

Total
	Per Share	Without Over- Allotment	With Over- Allotment
Public offering price	$	$	$
Underwriting discount (8.0%)(1)	$	$	$
Proceeds, before expenses, to us	$	$	$

____________

(1)     We have agreed to pay a non-accountable expense allowance to the Representative equal to 1.0% of the gross proceeds received in this offering which is not included in the underwriting discounts and commission.

We have paid an expense deposit of $25,000 to the Representative of the underwriters, which will be applied against the actual out-of-pocket accountable expenses that will be incurred by the Representative in connection with this offering, and will be reimbursed to us to the extent not incurred. In addition, we have agreed to pay the Representative’s accountable expenses, including the representative’s legal fees (in the amount not to exceed $135,000), as well as other fees, expenses and disbursement up to a maximum amount of $175,000 in connection with the offering. We estimate that the total expenses of the offering, including registration, filing and listing fees, printing fees, legal and accounting expenses and financial advisory fees, but excluding underwriting discounts and commissions, will be approximately $1.53 million all of which are payable by the Company and Sauvegarder IM.

Underwriter Warrants

We have also agreed to issue to the Representative warrants to purchase an aggregate of 8.0% of the shares of Company Common Stock sold in this offering (including any shares sold in the offering to cover over-allotment). The warrants will have an exercise price equal to 125.0% of the offering price of the Company Common Stock sold in this offering and may be exercised on a cashless basis. The warrants are exercisable commencing 181 days from the date of the commencement of the sales of the public securities in this offering and will expire on the sixty (60) months anniversary of the date of effectiveness of this Registration Statement. The warrants are not redeemable by us. We have agreed to one demand registration at our expense, an additional demand registration at the warrant holders’ expense, and unlimited “piggyback” registration rights of the Company Common Stock underlying the warrants at our expense for a period of five (5) years after the closing of this offering. The warrants and the shares underlying the warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(e)(1) of FINRA. The Representative (or permitted assignees under the Rule) may not sell, transfer, assign, pledge or hypothecate the warrants or the shares underlying the warrants, nor will they be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the warrants or the underlying shares for a period of 180 days from the effective date of the commencement of the sale of the public securities in this offering, except to any FINRA member participating in the offering and their bona fide officers or partners or as otherwise permitted under FINRA Rule 5110(e)(2). The warrants will provide for adjustment in the number and price of such warrants (and the shares underlying such warrants) in the event of stock dividend, splits, recapitalization, merger or other structural transaction to prevent mechanical dilution or in the event of a future financing undertaken by us. We will bear all fees and expenses attendant to registering the securities issuable on exercise of the Representative’s warrants other than underwriting commissions incurred and payable by the holders.

Tail

We have also agreed to pay the Representative a tail fee equal to eight percent (8.0%) of the gross proceeds received by us from any investor who was contacted or introduced to us by the Representative during the term of its engagement from the sale of any equity, debt and/or equity derivative instruments during the term of the Representative’s engagement or within twelve (12) month period following expiration or termination of our engagement with the Representative. The Company has the right to terminate its engagement of the placement agent for cause in compliance with FINRA Rule 5110(g)(5)(B)(i), which termination for cause eliminates the Company’s obligations with respect to the tail.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement, or to contribute to payments that the underwriter may be required to make in respect of those liabilities.

Lock-Up Agreements

We have agreed to enter into lock-up agreements with the Representative to agree not to, except for certain exceptions described below, without the Representative’s prior written consent, for a period of twelve (12) months from the closing date of this offering: (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, grant, lend or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for capital stock; (ii) file or cause to be filed any registration statement with the U.S. Securities and Exchange Commission relating to the offering of any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company, (iii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the capital stock of the Company; whether any such transaction described above is to be settled by delivery of shares or such other securities, in cash or otherwise. Notwithstanding the foregoing, the aforementioned lock-up period shall be waived in the event we conduct a subsequent public or private equity, or equity linked offering resulting in gross proceeds of no less than $20,000,000 and in exchange for $1,000,000 due and payable to the Representative at the closing of the subsequent offering. The Representative may otherwise waive such lock-up requirements for the Company at its sole discretion.

In addition, our directors, officers, all our stockholders, and all holders of securities exercisable for or convertible into shares of our Company Common Stock will enter into lock-up agreements in favor of the Company and the Representative pursuant to which such persons and entities shall agree, for a period of 6 months after the closing of this offering, that they shall not offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company, subject to customary exceptions, without the written consent of the Company and the Representative. Furthermore, certain lock-up parties shall enter into a leak out agreement with the Representative ending until December 31, 2025 (the “Leak-Out Period”), wherein they shall only be entitled to sell, dispose, transfer, assign, pledge or hypothecate or enter into any such transaction to such effect, directly or indirectly, (including, without limitation, any sales, short sales, swaps or any derivative transactions that would be equivalent to any sales or short positions) (each a “Disposition”), on any day during the Leak-Out Period, shares of unrestricted Company Common Stock equal to no more than twenty (20%) percent of the trading volume of Company Common Stock as reported by Bloomberg, LP for trading day prior to the Disposition.

Listing

We have applied to list our Company Common Stock on the Nasdaq Capital Market under the symbol “SMIP,” and this offering is contingent upon obtaining such approval. We cannot assure you that such listing will be approved.

Electronic Distribution

A prospectus in electronic format may be made available on the internet sites or through other online services maintained by the underwriters, or by their affiliates. In those cases, prospective investors may view offering terms online and prospective investors may be allowed to place orders online. Other than the prospectus in electronic format, the information on the underwriter’s website is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the Representative in its capacity as underwriter and should not be relied upon by investors.

Price Stabilization, Short Positions and Penalty Bids

In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act:

•        Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•        Over-allotment involves sales by the underwriter of shares in excess of the number of shares the underwriter is obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of Company Common Stock over-allotted by the underwriter is not greater than the number of shares of Company Common Stock that may be purchased in the over-allotment option. In a naked short position, the number of shares of Company Common Stock involved is greater than the number of shares in the over-allotment option. The underwriter may close out any covered short position by either exercising the over-allotment option and/or purchasing Company Common Stock in the open market.

•        Syndicate covering transactions involve purchases of Company Common Stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of the Company Common Stock to close out the short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase shares through the over-allotment option. If the underwriter sells more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there could be downward pressure on the price of the Company Common Stock in the open market after pricing that could adversely affect investors who purchase in the offering.

•        Penalty bids permit the underwriter to reclaim a selling concession from a syndicate member when the Company Common Stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our Company Common Stock or preventing or retarding a decline in the market price of our Company Common Stock. As a result, the price of our Company Common Stock may be higher than the price that might otherwise exist in the open market. Neither we nor the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of Company Common Stock. In addition, neither we nor the underwriter make any representations that the underwriters will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

No Prior Public Market

Prior to this offering, there has been no public market for our Company Common Stock and the offering price for our Company Common Stock will be determined through negotiations between us and the underwriter. The initial public offering price for our Company Common Stock may not be indicative of the market price of Company Common Stock after this offering. If you purchase shares of Company Common Stock, you may not be able to resell those shares at or above the initial public offering price. We cannot predict the extent to which investor interest in us will lead to the development of an active trading market on or otherwise or how liquid that market might become. An active public market for Company Common Stock may not develop or be sustained after the offering. If an active public market does not develop or is not sustained, it may be difficult for you to sell your shares of Company Common Stock at a price that is attractive to you, or at all.

Among the factors to be considered in these negotiations will be prevailing market conditions, our financial information, market valuations of other companies that we and the underwriter believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant.

We offer no assurances that the offering price will correspond to the price at which Company Common Stock will trade in the public market subsequent to this offering or that an active trading market for our shares will develop and continue after this offering.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

Offers Outside the United States

Other than in the United States, no action has been taken by us or the underwriter that would permit a public offering of the shares offered by this prospectus in any jurisdiction where action for that purpose is required. The shares offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any shares of Company Common Stock offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

The underwriter is expected to make offers and sales both in and outside the United States through its selling agents. Any offers and sales in the United States will be conducted by broker-dealers registered with the SEC.

Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act. Any offer in Australia of the Company Common Stock may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the Company Common Stock without disclosure to investors under Chapter 6D of the Corporations Act. The Company Common Stock applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring Company Common Stock must observe such Australian on-sale restrictions. This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any Company Common Stock recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Bermuda

The Company Common Stock may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act of 2003 of Bermuda which regulates the sale of securities in Bermuda. Additionally, non-Bermudian persons (including companies) may not carry on or engage in any trade or business in Bermuda unless such persons are permitted to do so under applicable Bermuda legislation.

British Virgin Islands

The Company Common Stock is not being, and may not be offered to the public or to any person in the British Virgin Islands for purchase or subscription by us or on our behalf. The Company Common Stock may be offered to companies incorporated under the BVI Business Companies Act, 2004 (British Virgin Islands) (each a BVI Company), but only where the offer will be made to, and received by, the relevant BVI Company entirely outside of the British Virgin Islands.

This prospectus has not been, and will not be, registered with the Financial Services Commission of the British Virgin Islands. No registered prospectus has been or will be prepared in respect of the Company Common Stock for the purposes of the Securities and Investment Business Act, 2010, or SIBA or the Public Issuers Code of the British Virgin Islands.

Canada

The Company Common Stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Company Common Stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Cayman Islands

This prospectus does not constitute a public offer of the Company Common Stock, whether by way of sale or subscription, in the Cayman Islands. Each underwriter has represented and agreed that it has not offered or sold, and will not offer or sell, directly or indirectly, any shares to the public in the Cayman Islands.

Dubai International Financial Center

This document relates to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This document is intended for distribution only to persons of a type specified in those rules. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with exempt offers. The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it. The Company Common Stock which is the subject of the offering contemplated by this document may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the Company Common Stock offered should conduct their own due diligence on the Company Common Stock. If you do not understand the contents of this document, you should consult an authorized financial advisor.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter represents and agrees that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, it has not made and will not make an offer of Company Common Stock which is the subject of the offering contemplated by this prospectus to the public in that Relevant Member State other than:

•        to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•        to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

•        in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of the Company Common Stock shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any Company Common Stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Company Common Stock to be offered so as to enable an investor to decide to purchase or subscribe for the Company Common Stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression Prospectus Directive means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

France

Neither this prospectus nor any other offering material relating to the Company Common Stock described in this prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers.

The Company Common Stock has not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the Company Common Stock has been or will be:

•        to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•        to fewer than 100 or, if the relevant member state has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by us for any such offer; or

•        in any other circumstances falling within Article 3(2) of the Prospectus Directive;

•        released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•        used in connection with any offer for subscription or sale of the Company Common Stock to the public in France.

Such offers, sales and distributions will be made in France only:

•        to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

•        to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•        in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The Company Common Stock may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Germany

This prospectus does not constitute a Prospectus Directive-compliant prospectus in accordance with the German Securities Prospectus Act (Wertpapierprospektgesetz) and does therefore not allow any public offering in the Federal Republic of Germany (“Germany”) or any other Relevant Member State pursuant to § 17 and § 18 of the German Securities Prospectus Act. No action has been or will be taken in Germany that would permit a public offering of the Company Common Stock, or distribution of a prospectus or any other offering material relating to the Company Common Stock. In particular, no securities prospectus (Wertpapierprospekt) within the meaning of the German Securities Prospectus Act or any other applicable laws of Germany, has been or will be published within Germany, nor has this prospectus been filed with or approved by the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht) for publication within Germany.

Each underwriter will represent, agree and undertake, (i) that it has not offered, sold or delivered and will not offer, sell or deliver the Company Common Stock within Germany other than in accordance with the German Securities Prospectus Act (Wertpapierprospektgesetz) and any other applicable laws in Germany governing the issue, sale and offering of the Company Common Stock, and (ii) that it will distribute in Germany any offering material relating to the Company Common Stock only under circumstances that will result in compliance with the applicable rules and regulations of Germany.

This prospectus is strictly for use of the person who has received it. It may not be forwarded to other persons or published in Germany.

Hong Kong

The Company Common Stock may not be offered or sold in Hong Kong by means of any document other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance, or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the Company Common Stock may be issued or may be in the possession of any person for the purpose of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the Company Common Stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Israel

This prospectus does not constitute a prospectus under the Israeli Securities Law, 5728-1968, and has not been filed with or approved by the Israel Securities Authority. In Israel, this prospectus is being distributed only to, and is directed only at, investors listed in the first addendum, or the Addendum, to the Israeli Securities Law, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, underwriters purchasing for their own account, venture capital funds, entities with equity in excess of NIS 50 million and qualified individuals, each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors. Qualified investors may be required to submit written confirmation that they meet the criteria for one of the categories of investors set forth in the prospectus.

Italy

The offering of the Company Common Stock has not been registered with the Commissione Nazionale per le Società e la Borsa (“CONSOB”) pursuant to Italian securities legislation and, accordingly, no shares may be offered, sold or delivered, nor copies of this prospectus or any other documents relating to the Company Common Stock may not be distributed in Italy except:

•        to “qualified investors”, as referred to in Article 100 of Legislative Decree No. 58 of 24 February 1998, as amended (the “Decree No. 58”) and defined in Article 26, paragraph 1, letter d) of CONSOB Regulation No. 16190 of 29 October 2007, as amended (“Regulation No. 16190”) pursuant to Article 34-ter, paragraph 1, letter b) of CONSOB Regulation No. 11971 of 14 May 1999, as amended (“Regulation No. 11971”); or

•        in any other circumstances where an express exemption from compliance with the offer restrictions applies, as provided under Decree No. 58 or Regulation No. 11971.

Any offer, sale or delivery of the Company Common Stock or distribution of copies of this prospectus or any other documents relating to the Company Common Stock in the Republic of Italy must be:

•        made by investment firms, banks or financial intermediaries permitted to conduct such activities in the Republic of Italy in accordance with Legislative Decree No. 385 of 1 September 1993, as amended (the “Banking Law”), Decree No. 58 and Regulation No. 16190 and any other applicable laws and regulations;

•        in compliance with Article 129 of the Banking Law, and the implementing guidelines of the Bank of Italy, as amended; and

•        in compliance with any other applicable notification requirement or limitation which may be imposed, from time to time, by CONSOB or the Bank of Italy or other competent authority.

Please note that, in accordance with Article 100-bis of Decree No. 58, where no exemption from the rules on public offerings applies, the subsequent distribution of the Company Common Stock on the secondary market in Italy must be made in compliance with the public offer and the prospectus requirement rules provided under Decree No. 58 and Regulation No. 11971.

Furthermore, the Company Common Stock which is initially offered and placed in Italy or abroad to qualified investors only but in the following year are regularly (“sistematicamente”) distributed on the secondary market in Italy to non-qualified investors become subject to the public offer and the prospectus requirement rules provided under Decree No. 58 and Regulation No. 11971. Failure to comply with such rules may result in the sale of the Company Common Stock being declared null and void and in the liability of the intermediary transferring the Company Common Stock for any damages suffered by such non-qualified investors.

Japan

The Company Common Stock has not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Kuwait

Unless all necessary approvals from the Kuwait Ministry of Commerce and Industry required by Law No. 31/1990 “Regulating the Negotiation of Securities and Establishment of Investment Funds,” its Executive Regulations and the various Ministerial Orders issued pursuant thereto or in connection therewith, have been given in relation to the marketing and sale of the Company Common Stock, these may not be marketed, offered for sale, nor sold in the State of Kuwait. Neither this prospectus (including any related document), nor any of the information contained therein is intended to lead to the conclusion of any contract of whatsoever nature within Kuwait.

Malaysia

No prospectus or other offering material or document in connection with the offer and sale of the securities has been or will be registered with the Securities Commission of Malaysia, or Commission, for the Commission’s approval pursuant to the Capital Markets and Services Act 2007. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the securities may not be circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Malaysia other than (i) a closed end fund approved by the Commission; (ii) a holder of a Capital Markets Services License; (iii) a person who acquires the securities as principal, if the offer is on terms that the securities may only be acquired at a consideration of not less than RM250,000 (or its equivalent in foreign currencies) for each transaction; (iv) an individual whose total net personal assets or total net joint assets with his or her spouse exceeds RM3 million (or its equivalent in foreign currencies), excluding the value of the primary residence of the individual; (v) an individual who has a gross annual income exceeding RM300,000 (or its equivalent in foreign currencies) per annum in the preceding twelve months; (vi) an individual who, jointly with his or her spouse, has a gross annual income of RM400,000 (or its equivalent in foreign currencies), per annum in the preceding twelve months; (vii) a corporation with total net assets exceeding RM10 million (or its equivalent in a foreign currencies) based on the last audited accounts; (viii) a partnership with total net assets exceeding RM10 million (or its equivalent in foreign currencies); (ix) a bank licensee or insurance licensee as defined in the Labuan Financial Services and Securities Act 2010; (x) an Islamic bank licensee or takaful licensee as defined in the Labuan Financial Services and Securities Act 2010; and (xi) any other person as may be specified by the Commission; provided that, in the each of the preceding categories (i) to (xi), the distribution of the securities is made by a holder of a Capital Markets Services License who carries on the business of dealing in securities. The distribution in Malaysia of this prospectus is subject to Malaysian laws. This prospectus does not constitute and may not be used for the purpose of public offering or an issue, offer for subscription or purchase, invitation to subscribe for or purchase any securities requiring the registration of a prospectus with the Commission under the Capital Markets and Services Act 2007.

PRC

This prospectus has not been and will not be circulated or distributed in the PRC, and the Company Common Stock may not be offered or sold, and will not be offered or sold, directly or indirectly, to any resident of the PRC or to persons for re-offering or resale, directly or indirectly, to any resident of the PRC except pursuant to applicable laws and regulations of the PRC. For the purpose of this paragraph, the PRC does not include Taiwan and the Special Administrative Regions of Hong Kong and Macao.

Qatar

The Company Common Stock has not been and will not be offered, sold or delivered at any time, directly or indirectly, in the State of Qatar (“Qatar”) in a manner that would constitute a public offering. This prospectus has not been reviewed or approved by or registered with the Qatar Central Bank, the Qatar Exchange or the Qatar Financial Markets Authority. This prospectus is strictly private and confidential, and may not be reproduced or used for any other purpose, nor provided to any person other than the recipient thereof.

Saudi Arabia

This prospectus may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Offers of Securities Regulations issued by the Capital Market Authority. The Capital Market Authority does not make any representation as to the accuracy or completeness of this prospectus, and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this prospectus. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this prospectus you should consult an authorized financial adviser.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Company Common Stock may not be circulated or distributed, nor may the Company Common Stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than:

•        to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”),

•        to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified; and

•        otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Company Common Stock is subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•        a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•        a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Company Common Stock pursuant to an offer made under Section 275 of the SFA except:

(a)     to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b)    where no consideration is or will be given for the transfer;

(c)     where the transfer is by operation of law;

(d)    where the transfer is by operation of law;

(e)     as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Switzerland

This document is not intended to constitute an offer or solicitation to purchase or invest in the Company Common Stock described herein. The Company Common Stock may not be publicly offered, sold or advertised, directly or indirectly, in, into or from Switzerland and will not be listed on the SIX Swiss Exchange or on any other exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the Company Common Stock constitutes a prospectus as such term is understood pursuant to article 652a or article 1156 of the Swiss Code of Obligations or a listing prospectus within the meaning of the listing rules of the SIX Swiss Exchange or any other regulated trading facility in Switzerland, and neither this document nor any other offering or marketing material relating to the Company Common Stock may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, nor the Company nor the common stock have been or will be filed with or approved by any Swiss regulatory authority. The Company Common Stock is not subject to the supervision by any Swiss regulatory authority, e.g., the Swiss Financial Markets Supervisory Authority FINMA (FINMA), and investors in the Company Common Stock will not benefit from protection or supervision by such authority.

Taiwan

The Company Common Stock has not been and will not be registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be offered or sold in Taiwan through a public offering or in circumstances which constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or relevant laws and regulations that require a registration, filing or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer or sell the Company Common Stock in Taiwan.

United Arab Emirates

(Excluding the Dubai International Financial Center)

The Company Common Stock has not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (“U.A.E.”) other than in compliance with the laws of the U.A.E. Prospective investors in the Dubai International Financial Centre should have regard to the specific selling restrictions on prospective investors in the Dubai International Financial Centre set out below.

The information contained in this prospectus does not constitute a public offer of the Company Common Stock in the U.A.E. in accordance with the Commercial Companies Law (Federal Law No. 8 of 1984 of the U.A.E., as amended) or otherwise and is not intended to be a public offer. This prospectus has not been approved by or filed with the Central Bank of the United Arab Emirates, the Emirates Securities and Commodities Authority or the Dubai Financial Services Authority, or DFSA. If you do not understand the contents of this prospectus, you should consult an authorized financial adviser. This prospectus is provided for the benefit of the recipient only, and should not be delivered to, or relied on by, any other person.

We have not authorized and do not authorize the making of any offer of securities through any financial intermediary on our behalf, other than offers made by the underwriters and their respective affiliates, with a view to the final placement of the securities as contemplated in this document. Accordingly, no purchaser of the shares, other than the underwriters, is authorized to make any further offer of shares on our behalf or on behalf of the underwriters.

No action has been taken by us or the Representatives that would permit a public offering of the Company Common Stock in any jurisdiction outside the United States where action for that purpose is required. None of our shares included in the offering may be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sales of any such securities offered hereby be distributed or published in any jurisdiction except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons who receive this prospectus are advised to inform themselves about and to observe any restrictions relating to the offering of the Company Common Stock and the distribution of this prospectus. This prospectus is neither an offer to sell nor a solicitation of any offer to buy the Company Common Stock in any jurisdiction where that would not be permitted or legal.

United Kingdom

Each of the underwriters severally represents warrants and agrees as follows:

•        it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of the Company Common Stock in circumstances in which Section 21 of the FSMA does not apply to us; and

•        it has complied with, and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Company Common Stock in, from or otherwise involving the United Kingdom.

Legal matters

The validity of the issuance of the shares of Company Common Stock offered hereby will be passed upon for Sauvegarder Investment Management, Inc. by Reed Smith LLP, New York, New York. Sichenzia Ross Ference Carmel LLP, New York, New York is acting as counsel to the underwriters.

Experts

The consolidated financial statements of Sauvegarder Investment Management, Inc. and Subsidiaries as of December 31, 2024 and for the period from March 25, 2024 (inception) to December 31, 2024 have been audited by UHY LLP, independent registered public accounting firm, as set forth in their report thereon, appearing herein, and are included in reliance on such report given on the authority of such firm as experts in auditing and accounting.

The financial statements of Spectral IP, Inc. as of December 31, 2024 and for the period from March 7, 2024 (inception) to December 31, 2024, have been audited by UHY LLP, independent registered public accounting firm, as set forth in their report thereon, appearing herein, and are included in reliance on such report given on the authority of such firm as experts in auditing and accounting.

Where you can find more information

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the Company Common Stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to the Company and Company Common Stock, reference is made to the registration statement and the exhibits and any schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference. The SEC maintains a website at www.sec.gov, from which interested persons can electronically access the registration statement, including the exhibits and any schedules thereto.

As a result of the offering, we will be required to file periodic reports and other information with the SEC. We also maintain a website at www.simip.io, at which, following this offering, you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with or furnished to the SEC. Our website and the information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus or the registration statement of which it forms a part. We have included our website address as an inactive textual reference only.

INDEX TO FINANCIAL STATEMENTS

Page
Spectral IP, Inc.
Unaudited Pro Forma Financial Statements
Unaudited Pro Forma Balance Sheet as of March 31, 2025	F-4
Unaudited Pro Forma Statement of Operations for the period ended March 31, 2025 and for the period from March 7, 2024 (inception) to December 31, 2024	F-5
Notes to Unaudited Pro Forma Financial Statements	F-7
Audited Financial Statements as of December 31, 2024 and for the Period from March 7, 2024 (inception) to December 31, 2024
Report of Independent Registered Public Accounting Firm	F-11
Audited Balance Sheet	F-12
Audited Statement of Operations	F-13
Audited Statement of Changes in Stockholder’s Equity	F-14
Audited Statement of Cash Flows	F-15
Notes to Audited Financial Statements	F-16
Unaudited Condensed Financial Statements
Condensed Balance Sheets as of March 31, 2025 (unaudited) and December 31, 2024	F-22
Unaudited Condensed Statements of Operations for the three months ended March 31, 2025 and for the period from March 7, 2024 (inception) to March 31, 2024	F-23
Unaudited Condensed Statements of Changes in Stockholder’s Equity for the three months ended March 31, 2025 and for the period from March 7, 2024 (inception) to March 31, 2024	F-24
Unaudited Condensed Statements of Cash Flows for the three months ended March 31, 2025 and for the period from March 7 2024 (inception) to March 31, 2024	F-25
Notes to Unaudited Condensed Financial Statements	F-26

Sauvegarder Investment Management, Inc.
Audited Financial Statements as of December 31, 2024 and for the Period from March 25, 2024 (inception) to December 31, 2024
Report of Independent Registered Public Accounting Firm	F-30
Audited Consolidated Balance Sheet	F-31
Audited Consolidated Statement of Operations	F-32
Audited Consolidated Statement of Changes in Mezzanine Equity and Stockholders’ Deficit	F-33
Audited Consolidated Statement of Cash Flows	F-34
Notes to Audited Consolidated Financial Statements	F-35
Unaudited Condensed Consolidated Financial Statements
Condensed Consolidated Balance Sheets as of March 31, 2025 (unaudited) and December 31, 2024	F-53
Unaudited Condensed Consolidated Statements of Operations for the three months ended March 31, 2025 and for the period from March 25, 2024 (inception) to March 31, 2024	F-54

Unaudited Condensed Consolidated Statements of Changes in Mezzanine Equity and Stockholders’ Deficit for the three months ended March 31, 2025 and for the period from March 25, 2024 (inception) to March 31, 2024

F-55
Unaudited Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 2025 and for the period from March 25, 2024 (inception) to March 31, 2024	F-56
Notes to Unaudited Condensed Consolidated Financial Statements	F-57

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Spectral IP, Inc. (“Spectral IP”, “SIM IP”, or the “Company”) is providing the following unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the Reorganization. The following unaudited pro forma condensed combined financial information presents the combination of the financial information of Spectral IP and Sauvegarder Investment Management, Inc. (“Sauvegarder IM”) adjusted to give effect to the Reorganization (as defined in the Description of the Reorganization below). The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.”

The historical financial information of Spectral IP was derived from the unaudited condensed financial statements of Spectral IP as of and for the three months ended March 31, 2025 and the audited financial statements for the period from March 7, 2024 (inception) through December 31, 2024, included in this prospectus. The historical financial information of Sauvegarder IM was derived from the unaudited condensed consolidated financial statements of Sauvegarder IM as of and for the three months ended March 31, 2025 and the audited financial statements for the period from March 25, 2024 (inception) through December 31, 2024, included in this prospectus. This information should be read together with Spectral IP’s and Sauvegarder IM’s financial statements and related notes, the sections titled “Spectral IP’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Sauvegarder IM’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this registration statement.

Notwithstanding the legal form of the Reorganization pursuant to the Purchase Agreement, the Purchase Agreement was accounted for as a reverse recapitalization with Sauvegarder IM as the accounting acquirer and Spectral IP as the accounting acquiree. Accordingly for accounting purposes, the Reorganization will be treated as the equivalent of Sauvegarder IM issuing stock for the net assets of Spectral IP, accompanied by a recapitalization. The net assets of Spectral IP were stated as historical cost with no goodwill or other intangible assets recorded. For accounting purposes, the acquirer is the entity that has obtained control of another entity and, thus, consummated a business combination.

The determination of whether control has been obtained begins with the evaluation of whether control should be evaluated based on U.S. GAAP under ASC 810 - Consolidations. Sauvegarder IM was determined to be the accounting acquirer based on evaluation of the following factors:

•        Sauvegarder IM’s stockholders had the most significant voting interest post Reorganization.

•        Sauvegarder IM’s Chief Executive Officer and Chief Financial Officer remained as Chief Executive Officer and Chief Financial Officer of the combined company following the Reorganization.

•        Sauvegarder IM management team will hold two of the five Board of Directors seats post Reorganization, and Spectral IP will not have a seat on the Board of Directors. The Sauvegarder IM board members will have the ability to control decisions regarding election and removal of the Board of Directors seats post Reorganization.

The unaudited pro forma condensed combined balance sheet as of March 31, 2025 assumes that the Reorganization occurred on March 31, 2025. The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2025 and for the period from March 7, 2024 (inception) through December 31, 2024 give pro forma effect to the Reorganization as if it had occurred on the inception date. Spectral IP and Sauvegarder IM have not had any historical relationship prior to the Reorganization, other than a loan that has been assigned prior to December 31, 2024. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

These unaudited pro forma condensed combined financial information has been presented for illustrative purposes. They do not purport to indicate the results that would have been obtained had the Reorganization actually been completed on the assumed date or for the periods presented, or which may be realized in the future. The unaudited pro forma adjustments are based on the information currently available and the assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information.

Description of the Reorganization

On November 4, 2024 Spectral IP entered into a Purchase Agreement (the “Purchase Agreement”) with Sauvegarder IM. Pursuant to the Purchase Agreement, as amended, Spectral IP will acquire all of the outstanding common stock of Sauvegarder IM in exchange for 21,399,851 shares of common stock of Spectral IP, 22,827,380 shares of preferred stock of Spectral IP, and 100,804 warrants of Spectral IP (“Reorganization”) upon certain conditions being met including the Company satisfying (or being substantially certain to satisfy) all necessary preconditions to list the Company’s shares of common stock on Nasdaq. The Reorganization is expected to occur prior to the completion of the offering.

The board of directors and shareholders of Sauvegarder IM adopted the 2024 Incentive Award Plan (“2024 Plan”) in the fourth quarter of 2024, which will be assumed by Spectral IP and approved by its shareholders in connection with the Reorganization. The 2024 Plan will be used to grant incentive equity awards to employees and service providers. Spectral IP will assume all awards outstanding as of the date of the Reorganization and awards will continue to vest in accordance with the original terms.

The pro forma adjustments giving effect to the Reorganization are summarized below, and are discussed further in the footnotes to these unaudited pro forma condensed combined financial statements:

•        the consummation of the Reorganization;

•        the accounting for certain offering costs and transaction costs incurred by both Spectral IP and Sauvegarder IM.

Description of the IPO

As described elsewhere in this prospectus, in connection with the initial public offering (“IPO”), Sauvegarder IM is offering 3,750,000 shares of common stock to the purchasers in the offering. Pursuant to the issuance of common stock at an offering price of $4.00 per share (the low end of the expected range of an offering price), Sauvegarder IM will receive gross proceeds of approximately $15,000,000. The net proceeds of the offering are expected to be used for general administrative and other operating expenses along with potential IP-related transactions as discussed herein. Sauvegarder IM may also use a portion of the net proceeds to in-license, acquire, or invest in, complementary technologies, assets, or intellectual property. Sauvegarder IM regularly evaluate strategic opportunities; however, Sauvegarder IM have no current commitments to enter into any such license arrangements or acquisition agreements or to make any such investments. The underwriters, at closing, (a) will be paid at each closing from the initial public offering proceeds a total cash commission of eight percent (8.0%) of the gross purchase price paid by the purchaser and the aggregate gross purchase price paid by all other purchasers other than any Sauvegarder IM Investors. In addition, as a result of the initial public offering, Sauvegarder IM will issue a warrant to purchase a total number of common stock equal to eight percent (8.0%) of the number of shares of common stock sold in the offering as a part of underwriters compensation for the services associated with the initial public offering.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF March 31, 2025

	Spectral IP (Historical)	Sauvegarder IM (Historical)	Transaction Accounting Adjustments		Pro Forma Combined
ASSETS
Current assets
Cash and cash equivalents	$—	$6,446,448	$496,652	A	$19,716,007
			(140,000)	B
			15,000,000	I
			(2,087,093)	J
Deferred offering costs	68,000	687,120	(755,120)	J	—
Due from Parent	496,252	—	(496,252)	A	—
Total Current Assets	564,252	7,133,568	12,018,187		19,716,007

TOTAL ASSETS	$564,252	$7,133,568	$12,018,187		$19,716,007

LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	223,701	1,843,984	(110,000)	J	$1,850,364
			(107,321)	B
Accrued expenses	—	935,215	(22,679)	B	636,386
			22,679	B
			(298,829)	J
Total Current Liabilities	223,701	2,779,199	(516,150)		2,486,750
Other long-term liabilities	—	742,378	—		742,378
TOTAL LIABILITIES	223,701	3,521,577	(516,150)		3,229,128

Commitments and Contingencies

Mezzanine Equity
Series A Convertible Preferred Stock, $0.001 par value, 40,000,000 authorized; 25,007,141 shares issued and outstanding as of March 31, 2025 (liquidation preference of $25,007) and December 31, 2024 (liquidation preference of $25,007)	—	4,651,750	(762,916)	H	3,888,834

Stockholders’ Equity (Deficit)
Preferred stock ($0.0001 par value); 50,000,000 shares authorized; no shares issued and outstanding as of March 31, 2025 and December 31, 2024	—	—	—		—
Common stock, $0.001 par value, 100,000,000 authorized, 19,220,000 and 16,700,000 shares issued and outstanding as of March 31, 2025 and December 31, 2024, respectively	—	19,220	(19,220)	D	—
Common stock ($0.0001 par value); 50,000,000 shares authorized; 4,000,000 shares issued and outstanding as of March 31, 2025 and December 31, 2024	400	—	1,849	D	2,700
			76	H
			375	I
Additional paid-in capital	1,391,279	6,732,888	(1,050,728)	E	20,409,891
			(10,000)	B
			14,999,625	I
			(2,899,728)	J
			466,344	J
			17,371	D
			762,840	H
Stock subscription receivable	(400)	—	400	A	—
Accumulated deficit	(1,050,728)	(7,791,867)	(22,679)	B	(7,814,546)
			1,050,728	E
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	$340,551	$(1,039,759)	$13,297,253		$12,598,045

TOTAL LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY (DEFICIT)	$564,252	$7,133,568	$12,018,187		$19,716,007

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2025

	Spectral IP (Historical)	Sauvegarder IM (Historical)	Transaction Accounting Adjustments		Pro Forma Combined
REVENUE	$—	$—	$—		$—
OPERATING EXPENSES
General and administrative	90,556	4,409,491	(12,683)	L	4,487,364
Transaction costs	—	—	12,683	L	12,683
Total operating expenses	90,556	4,409,491	—		4,500,047
LOSS FROM OPERATIONS	(90,556)	(4,409,491)	—		(4,500,047)
OTHER INCOME, NET
Interest income, net	—	9,556	—		9,556
Total other income, net	—	9,556	—		9,556
LOSS BEFORE INCOME TAXES	(90,556)	(4,399,935)	—		(4,490,491)
Income tax expense	—	—	—		—
NET LOSS	$(90,556)	$(4,399,935)	$—		$(4,490,491)

Net loss per share attributable to common stockholders, basic and diluted	$(0.02)	$(0.26)	$—		$(0.17)

Weighted average common shares outstanding used in computing net loss per share attributable to common stockholders, basic and diluted	4,000,000	16,840,005	—		26,998,953

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE PERIOD MARCH 7, 2024 (INCEPTION) THROUGH DECEMBER 31, 2024

	Spectral IP (Historical)	Sauvegarder IM (Historical)	Transaction Accounting Adjustments		Pro Forma Combined
REVENUE	$—	$—	$—		$—
OPERATING EXPENSES
General and administrative	568,893	1,488,136	(94,639)	L	9,456,105
			6,008,834	M
			1,484,881	N
Transaction costs	—	—	22,679	K	117,318
			94,639	L
Total operating expenses	568,893	1,488,136	7,516,393		9,573,422
LOSS FROM OPERATIONS	(568,893)	(1,488,136)	(7,516,393)		(9,573,422)
OTHER (EXPENSE) INCOME, NET
Loss on debt extinguishment, net	(351,527)	—	—		(351,527)
Loss on issuance of preferred stock	—	(1,396,000)	—		(1,396,000)
Interest (expense) income, net	(39,752)	24,898	—		(14,854)
Total other (expense) income, net	(391,279)	(1,371,102)	—		(1,762,381)
LOSS BEFORE INCOME TAXES	(960,172)	(2,859,238)	(7,516,393)		(11,335,803)
Income tax expense	—	—	—		—
NET LOSS	$(960,172)	$(2,859,238)	$(7,516,393)		$(11,335,803)

Net loss per share attributable to common stockholders, basic and diluted	$(0.24)	$(0.22)	$—		$(0.42)

Weighted average common shares outstanding used in computing net loss per share attributable to common stockholders, basic and diluted	4,000,000	13,037,367	—		26,998,953

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1.  Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information has been prepared in accordance with Rule 8-05 and Article 11 of SEC Regulation S-X.

The unaudited pro forma condensed combined balance sheet as of March 31, 2025 gives effect to the Reorganization and combines the historical balance sheets of Sauvegarder IM and Spectral IP as of such date. The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2025 and for the period from March 7, 2024 (inception) to December 31, 2024, give effect to the Reorganization as if it had been completed on inception, and combine the historical statement of operations of Sauvegarder IM and Spectral IP as of such dates. Sauvegarder IM and Spectral IP were incorporated during the period and therefore have different inception dates. Sauvegarder IM has an inception date of March 25, 2024 and Spectral IP has an inception date of March 7, 2024. The unaudited pro forma condensed combined statement of operations has been prepared using the inception date of Spectral IP, as that is the earliest inception date within the period.

The Reorganization between Sauvegarder IM and Spectral IP will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with U.S. GAAP. Under this method of accounting, Spectral IP will be treated as the “accounting acquiree” and Sauvegarder IM as the “accounting acquirer” for financial reporting purposes. Accordingly, for accounting purposes, the Reorganization will be treated as the equivalent of Sauvegarder IM issuing shares for the net assets of Spectral, followed by a recapitalization. The net assets of Spectral IP will be stated at historical cost. Operations prior to the Reorganization will be those of Sauvegarder IM.

The pro forma adjustments reflecting the consummation of the Reorganization are based on certain currently available information and certain assumptions and methodologies that Spectral IP management believes are reasonable under the circumstances. The unaudited condensed combined pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible that the difference may be material. Spectral IP management believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Reorganization based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Reorganization. The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Reorganization taken place on the dates indicated, nor are they indicative of the future combined results of operations or financial position of the post-combination company. They should be read in conjunction with the historical financial statements and notes thereto of Spectral IP and Sauvegarder IM.

Note 2.  Accounting Policies and Reclassifications

Upon consummation of the Reorganization, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the post-combination company. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

As part of the preparation of these unaudited pro forma condensed combined financial statements, certain reclassifications were made to align Sauvegarder IM’s financial statement presentation with that of Spectral IP.

Note 3. Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Reorganization and has been prepared for informational purposes only.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses”. Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Spectral has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information. Spectral IP and Sauvegarder IM have not had any historical relationship prior to the Reorganization, other than a loan that has been assigned prior to December 31, 2024, as noted above. Accordingly, no pro forma adjustments were required to eliminate activities between the companies. The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Reorganization and has been prepared for informational purposes only.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statement of operations are based upon the number of Spectral IP’s ordinary shares outstanding, assuming the Reorganization occurred on March 7, 2024 (inception).

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The transaction accounting adjustments included in the unaudited pro forma condensed combined balance sheet as of March 31, 2025 are as follows:

A.     Reclassification of Due from Parent to Cash and cash equivalents, as a result of the settlement in cash of Spectral IP’s balance due from Spectral AI upon closing of the Reorganization. Cash received from settlement of stock subscription receivable.

B.     Represents the amount of total aggregated estimated transaction costs expected to be expensed of approximately $130,000 related to Spectral IP transaction costs and approximately $10,000 related to Sauvegarder IM transaction costs will be reflected as a reduction of capital related to the reorganization, at the close of the Reorganization for a total of $140,000 which will be paid in cash and will be incurred by Spectral IP and Sauvegarder IM in connection with the Reorganization. These costs are inclusive of costs related to the transaction (advisory, banking, printing, legal and accounting fees, as well as employee incentive amounts incurred in connection to the Reorganization). As of March 31, 2025, $107,322 has been incurred and recorded within accounts payable within the unaudited condensed combined balance sheet and not paid. Therefore, the Company adjusted the estimated transaction costs to be incurred subsequent to March 31, 2025 of $22,679. The accrual for Spectral IP transaction costs is recorded within accrued liabilities within the unaudited condensed combined balance sheet.

C.     {reserved}

D.     Represents recapitalization of Sauvegarder IM’s outstanding equity as a result of the reverse recapitalization and the issuance of Spectral IP common shares to Sauvegarder IM’s equity holders as consideration for the reverse recapitalization.

E.     Reflects the reclassification of Spectral IP’s historical accumulated deficit into additional paid-in capital as part of the reverse recapitalization.

F.      {reserved}

G.     {reserved}

H.     Reflects the conversion of 2,179,761 Series A convertible preferred stock into 2,179,761 shares of common stock at conversion price of $0.35 per share.

I.       Reflects gross proceeds of $15,000,000 from the initial public offering for the issuance of 3,750,000 shares of common stock, at $4.00 per share, the low end of the expected range.

J.      The underwriters, at closing, will be paid (a) will be paid at each closing from the initial public offering proceeds a total cash commission of eight percent (8.0%) of the gross purchase price paid by the purchaser and the aggregate gross purchase price paid by all other purchasers other than any Sauvegarder IM Investors, in an aggregate amount of $1,200,000, which is included in the total transaction costs accrued in relation to the initial public offering. In addition, as a result of the initial public offering, Sauvegarder IM will issue a warrant to purchase a total number of common stock equal to eight percent (8.0%) of the number of shares of common stock sold in the offering as a compensation for underwriters services associated with the initial public offering. The warrants have a term of five (5) years and exercise price of $4.60. The warrants are equity classified and fair valued utilizing a Black-Scholes Merton model. The fair value of the warrants was $1.55 per warrant for an aggregate value of approximately $466,000. In aggregate, this adjustment represents the amount of total aggregated estimated transaction costs expected to be expensed at the close of the initial public offering financing of approximately $2,899,728, $2,087,093 of which will be paid in cash and 466,344 in warrants issued, and will be incurred by Spectral IP and Sauvegarder IM in connection with the initial public offering. These costs are inclusive of costs related to the transaction (legal and banking). In addition, as of March 31, 2025, $346,291 in transaction costs have been incurred and paid and $408,829 have been accrued. Therefore, the proforma adjusted the estimated transaction costs to be incurred subsequent to March 31, 2025 of $1,678,264, upon which $1,678,264 will be paid in cash at the closing.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations

The transaction accounting adjustments included in the unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2025 and for the period from March 7, 2024 (inception) through December 31, 2024 are as follows:

K.     Reflects the estimated transaction costs of Spectral IP of $22,679 to be expensed as if incurred on March 7, 2024 (inception), the date the Reorganization occurred for the purposes of the unaudited pro forma condensed combined statement of operations. This is a non-recurring item.

Below represents a summary of the transaction costs associated with the Reorganization:

Transaction Costs:
Third party fees (legal, accounting, investment, etc.)	$130,000
Estimated transaction costs	$130,000

As of March 31, 2025, $107,322 transaction costs have been incurred but not paid. Therefore, the Company expensed $22,679 within the unaudited pro forma condensed combined statement of operations, relating to the estimated transaction costs to be incurred subsequent to March 31, 2025.

L.     Reflects a reclassification of transaction costs incurred within general and administrative expenses to transaction costs.

M.    Prior to March 31, 2025, Sauvegarder IM granted 840,000 stock options that vest upon the achievement of an IPO as well as 5,113,242 stock options which vest upon the achievement of an IPO as well as meeting specific market conditions over 10 years. Sauvegarder IM accounted for the stock options that vest upon the achievement of an IPO as in substance performance with market conditions. This pro forma adjustment accounts for the acceleration of stock-based compensation expense related to each of these stock options. Further, on March 19, 2025 and May 1, 2025, Sauvegarder IM, amended the exercise price of options that vest upon achievement of an IPO as well as meeting specific market capitalizations over 10 years. As a result of this amendment, the Company determined the fair value of these stock options before and after the amendment using a Monte Carlo simulation. This pro forma adjustment accounts for both the acceleration of stock-based compensation expense related to the 840,000 and 5,113,242 stock options as if the IPO and market conditions are probable of achievement.

N.     Subsequent to March 31, 2025, Sauvegarder IM granted 1,379,907 stock options: a) 122,500 stock options that vest upon the achievement of the IPO and b) 112,500 stock options that were granted with service vesting conditions of one (1) to two (2) years and c) 1,144,907 stock options which vest upon the achievement of an IPO as well as meeting specific market conditions over 10 years. This pro forma adjustment accounts for both the acceleration of stock-based compensation expense related to the 122,500 and 1,144,907 stock options as if the IPO and market conditions are probable of achievement, as well as reflecting the 112,500 stock options as if they were granted on March 7, 2024 (inception).

Note 4. Net Loss per Share

Net loss per share was calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Reorganization and bridge financing, assuming the shares were outstanding since March 7, 2024 (inception). As the Reorganization is being reflected as if it had occurred at the beginning of the earliest period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Reorganization and bridge financing, have been outstanding for the entirety of all periods presented.

The unaudited pro forma condensed combined financial information has been prepared for the three months ended March 31, 2025 and for the period from March 7, 2024 (inception) through December 31, 2024:

	FOR THE THREE MONTHS ENDED MARCH 31, 2025(1)	FOR THE PERIOD FROM MARCH 7, 2024 (INCEPTION) THROUGH DECEMBER 31, 2024(1)
Pro forma net loss	$(4,490,491)	$(11,335,803)
Weighted average shares outstanding – basic and diluted	26,998,953	26,998,953
Pro forma net loss per share – basic and diluted	$(0.17)	$(0.42)
Excluded securities:(2)
Series A Convertible Preferred Stock	22,827,380	22,827,380
Warrants	400,804	400,804
Stock options granted under 2024 Equity Incentive Plan	12,235,000	12,235,000

____________

(1)      Pro forma net loss per share includes the related pro forma adjustments as referred to within the section “Unaudited Pro Forma Condensed Combined Financial Information.”

(2)      The potentially dilutive outstanding securities were excluded from the computation of pro forma net loss per share, basic and diluted, because their effect would have been anti-dilutive.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Spectral IP, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Spectral IP, Inc. (the “Company”), as of December 31, 2024, and the related statements of operations, changes in stockholder’s equity, and cash flows for the period from March 7, 2024 (inception) to December 31, 2024, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024, and the results of operations and its cash flows for the period from March 7, 2024 (inception) to December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2024.

Melville, New York

March 19, 2025, except for Note 1 as to which the date is May 6, 2025

SPECTRAL IP, INC.
BALANCE SHEET
DECEMBER 31, 2024

Assets
Current assets:

Due from Parent	$727,836
Prepaid expense	10,000
Total current assets	737,836
Total assets	$737,836

Liabilities and Stockholder’s Deficit
Current liabilities:
Accounts Payable	306,729
Total current liabilities	306,729

Notes payable – related party	—
Total liabilities	306,729

Stockholder’s Equity
Preferred stock ($0.0001 par value); 50,000,000 shares authorized; no shares issued and outstanding as of December 31, 2024	—
Common stock ($0.0001 par value); 200,000,000 shares authorized; 4,000,000 shares issued and outstanding as of December 31, 2024	400
Additional paid-in capital	1,391,279
Stock subscription receivable	(400)
Accumulated deficit	(960,172)
Total stockholder’s equity	431,107
Total liabilities and stockholder’s equity	$737,836

The accompanying notes are an integral part of these financial statements.

SPECTRAL IP, INC.
STATEMENT OF OPERATIONS
FOR THE PERIOD FROM MARCH 7, 2024 (INCEPTION) TO DECEMBER 31, 2024

Revenue	$—

Operating expenses:
General and administrative	568,893
Total operating expenses	568,893

Operating loss	(568,893)

Loss on debt extinguishment, net	(351,527)
Interest expense	(39,752)
Loss before income taxes	(960,172)
Income tax provision	—
Net loss	$(960,172)
Net loss per share of common stock
Basic and diluted	$(0.24)
Weighted-average common shares outstanding	4,000,000

The accompanying notes are an integral part of these financial statements.

SPECTRAL IP, INC.
STATEMENT OF CHANGES IN STOCKHOLDER’S EQUITY
FOR THE PERIOD FROM MARCH 7, 2024 (INCEPTION) TO DECEMBER 31, 2024

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Stock Subscription Receivable	Total Stockholder’s Equity
	Shares	Amount
Balance at March 7, 2024	—	$—	$—	$—	$—	$—
Issuance of Common Shares	4,000,000	400	—	—	(400)	—
Capital contribution from Parent in exchange of note conversion	—	—	1,391,279	—	—	1,391,279
Net loss	—	—	—	(960,172)	—	(960,172)
Balance at December 31, 2024	4,000,000	$400	$1,391,279	$(960,172)	$(400)	$431,107

The accompanying notes are an integral part of these financial statements.

SPECTRAL IP, INC.
STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM MARCH 7, 2024 (INCEPTION) TO DECEMBER 31, 2024

Cash flows from operating activities:
Net loss	$(960,172)
Loss on exintguishment of debt, net	351,527
Amortization of debt discount	9,252
Non cash interest	30,500
Changes in operating assets and liabilities:
Due from Parent	272,164
Prepaid expense	(10,000)
Accounts payable	306,729
Net cash used in operating activities	—

Net change in cash	—

Cash, beginning of period	—
Cash, end of period	$—

Supplemental disclosure of non-cash financing activities
Note payable – related party	$1,000,000
Issuance of Common Stock	$400
Capital contribution from Parent in exchange of note conversion	$1,391,279
Conversion of note payable into Parent common stock	$1,000,000
Recognition of derivative liability	$60,834

The accompanying notes are an integral part of these financial statements.

SPECTRAL IP, INC.
NOTES TO THE FINANCIAL STATEMENTS
FOR THE PERIOD FROM MARCH 7, 2024 (INCEPTION) TO DECEMBER 31, 2024

1. ORGANIZATION AND NATURE OF THE BUSINESS

Nature of Organization

Spectral IP, Inc., a Delaware corporation (“Spectral IP” or the “Company”) and a wholly-owned subsidiary of Spectral AI, Inc, (the “Parent”) was formed on March 7, 2024. The Company was formed for the purpose of acquiring intellectual property focused on health-care related artificial intelligence patent portfolios.

On November 4, 2024, the Company entered into a Purchase Agreement (the “Purchase Agreement”) with Sauvegarder Investment Management, Inc. (“SIM”). Pursuant to the Purchase Agreement, as amended, the Company will acquire all of the outstanding common stock of SIM in exchange 20,005,803 shares of common stock of the Company, 24,221,428 shares of preferred stock of the Company, and 100,804 warrants of the Company (“Reorganization”) upon certain conditions being met including the Company satisfying (or being substantially certain to satisfy) all necessary preconditions to list the Company’s shares of common stock on Nasdaq.

As of December 31, 2024, the Company has not acquired any patent related portfolios since inception.

2. LIQUIDITY

The accompanying financial statements do not include any adjustments or classifications that may result from the possible inability of the Company to continue as a going concern. The accompanying financial statements have been prepared on a basis which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company entered into a promissory note with SIM Tech Licensing, LLC, an affiliate of the Parent, on March 19, 2024 in the principal amount of $1,000,000 (the “Note”). The Note as amended, accrues interest at 4% per annum, is convertible into shares of Parent’s publicly traded shares of common stock or is payable upon the earliest to occur of (a) March 18, 2026, as subsequently amended, (b) a Liquidation Event (as such term is defined in the Note agreement) or upon an Event of Default (as such term is defined in the Note agreement). As of December 31, 2024, the Note has been fully converted into shares of the Parent’s common stock. As presented in the accompanying balance sheet, the Company has working capital of $431,107. The Company’s cash expenses are generally for legal and audit fees. The Company believes access to the cash within the Parent’s bank account will allow the Company to continue as a going concern for the next twelve months from the issuance of these financial statements. The Company is mainly exposed to credit risk in respect to the due from Parent balance (see Note 7 for further details). However, the Company and management address this credit risk by monitoring this balance within the Parent’s cash account and restricting the Parent’s use of the identified funds.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The Company’s financial statements have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”) as determined by the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) or an Accounting Standards Update (“ASU”).

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. The Company bases its estimates and judgments on various assumptions that it believes are reasonable under the circumstances. The Company’s significant estimates include the valuation allowance on deferred tax assets and fair value of derivative liability.

SPECTRAL IP, INC.
NOTES TO THE FINANCIAL STATEMENTS
FOR THE PERIOD FROM MARCH 7, 2024 (INCEPTION) TO DECEMBER 31, 2024

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. To increase the comparability of fair value measures, the following hierarchy prioritizes the inputs to valuation methodologies used to measure fair value:

Level 1 —	Observable inputs that reflect quoted market prices (unadjusted) for identical assets or liabilities in active markets.
Level 2 —	Inputs other than the quoted prices in active markets that are observable either directly or indirectly in the marketplace for identical or similar assets and liabilities; and
Level 3 —	Unobservable inputs that are supported by little or no market data, which require the Company to develop its own assumptions.

To the extent that the valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by the Company in determining fair value is greatest for instruments categorized in Level 3. A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

The Company’s financial assets and liabilities not measured at fair value on a recurring basis include due from parent and accounts payable and are reflected in the financial statements at cost. Cost approximates fair value for these items due to their short-term nature.

Net Loss per Share of Common Stock

Basic net loss per share of common stock is computed by dividing the net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding during the period. As of December 31, 2024, there are no dilutive common shares equivalents outstanding.

Segment Reporting

ASC Topic 280, “Segment Reporting,” requires use of the “management approach” model for segment reporting. The management approach model is based on the way a company’s Chief Operating Decision Maker (“CODM”) organizes segments within the company for making operating decisions assessing performance and allocating resources. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company.

The Company’s Chief Operating Decision Maker (“CODM”) is the Chief Executive Officer and reviews the financial statements to allocate resources, evaluate financial performance, and make overall operating decisions. As such, management determined the Company’s operations constitute a single reporting segment. The measure of segment profit or loss that is most consistent with the Company’s financial statements is net loss. The level of disaggregation and amounts of significant segment expenses that are regularly provided to the CODM are the same as those presented in the statement of operations. Likewise, the measure of segment assets is reported on the balance sheet as total assets.

SPECTRAL IP, INC.
NOTES TO THE FINANCIAL STATEMENTS
FOR THE PERIOD FROM MARCH 7, 2024 (INCEPTION) TO DECEMBER 31, 2024

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Convertible Debt

The Company accounts for convertible debt that does not meet the criteria for equity treatment in accordance with the guidance contained in Accounting Standards Update (“ASU”) 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. The Company classifies convertible debt based on the re-payment terms and conditions. Any discounts or premiums on the convertible debt and costs incurred upon issuance of the convertible debt are amortized to interest expense over the terms of the related convertible debt. Convertible debt is also analyzed for the existence of embedded derivatives, which may require bifurcation from the convertible debt and separate accounting treatment. For derivative financial instruments that are accounted for as assets or liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations.

Income Taxes

The Company is included in the consolidated tax return of Spectral AI, Inc. (“MDAI”). The Company calculates the provision for income taxes by using a “separate return” method. Under this method, the Company are assumed to file a separate return with the tax authority, thereby reporting our taxable income or loss and paying the applicable tax to or receiving the appropriate refund from MDAI. Our current provision is the amount of tax payable or refundable on the basis of a hypothetical, current-year separate return. The Company provides deferred taxes on temporary differences and on any carryforwards that the Company could claim on our hypothetical return and assess the need for a valuation allowance on the basis of our projected separate return results. Any difference between the tax provision (or benefit) allocated to us under the separate return method and payments to be made to (or received from) MDAI would be treated as tax expense as either dividends or capital contributions. Accordingly, the amount by which our tax liability under the separate return method exceeds the amount of tax liability ultimately settled as a result of using incremental expenses of MDAI would be periodically settled as a capital contribution from MDAI to the Company.

When uncertain tax positions exist, the Company recognizes the tax benefit of tax positions to the extent that the benefit would more likely than not be realized assuming examination by the taxing authority. The determination as to whether the tax benefit will more likely than not be realized is based upon the technical merits of the tax position as well as consideration of the available facts and circumstances. The Company has no uncertain tax positions as of December 31, 2024 that qualify for either recognition or disclosure in the financial statements under this guidance.

Recently Adopted Accounting Pronouncements

In November 2023, the Financial Accounting Standards Board (“FASB”) issued ASU 2023-07, Segment Reporting (Topic 280), Improvements to Reportable Segment Disclosures (“ASU 2023-07”). The amendments in ASU 2023-07 are intended to improve reportable segment disclosure primarily through enhanced disclosures about significant segment expenses. ASU 2023-07 is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. The amendments in ASU 2023-07 should be applied retrospectively to all prior periods presented in the financial statements. Early adoption is permitted. The update became effective for the Company in 2024 and there was no material impact to the Company’s financial statements, other than the additional disclosure requirements.

SPECTRAL IP, INC.
NOTES TO THE FINANCIAL STATEMENTS
FOR THE PERIOD FROM MARCH 7, 2024 (INCEPTION) TO DECEMBER 31, 2024

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Recent Accounting Pronouncements

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740), Improvements to Income Tax Disclosures (“ASU 2023-09”). The amendments in ASU 2023-09 are intended to increase transparency through improvements to income tax disclosures primarily related to the rate reconciliation and income taxes paid information. ASU 2023-09 is effective for annual periods beginning after December 15, 2024, with early adoption permitted. The Company is currently evaluating the disclosure impact that ASU 2023-09 may have on its financial statement presentation and disclosures.

In November 2024, the FASB issued ASU 2024-03, Income Statement (Topic 220): Reporting Comprehensive Income — Expense Disaggregation Disclosures, Disaggregation of Income Statement Expenses, that requires public companies to disclose, in interim and reporting periods, additional information about certain expenses in the financial statements. The ASU is effective for annual periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027. Early adoption is permitted and is effective on either a prospective basis or retrospective basis. The Company is currently assessing the potential impacts of ASU 2024-03.

In November 2024, the FASB issued ASU 2024-04, Debt with Conversion and Other Options (Subtopic 470-20), which clarifies the requirements for determining whether certain settlements of convertible debt instruments should be accounted for as an induced conversion. ASU 2024-04 is effective for annual periods beginning after December 15, 2025, and interim reporting periods within those annual reporting periods. Early adoption is permitted for all entities that have adopted the amendments in Update 2020-06. Adoption can be on a prospective or retrospective basis. The Company is currently evaluating the disclosure impact that ASU 2024-04 may have on its financial statement presentation and disclosures.

Management does not believe that any other recently issued, but not yet effective, authoritative guidance, if currently adopted, would have a material impact on the Company’s financial statement presentation or disclosures.

4. NOTES PAYABLE — RELATED PARTY

The Company entered into the Note with SIM Tech Licensing, LLC (“SIM Tech”), an affiliate of the Parent in the principal amount of $1,000,000. The Note accrues interest at 8% per annum, subsequently amended to 4% on August 28, 2024, and is payable upon the earliest to occur of (a) March 18, 2026, as subsequently amended, (b) a liquidation event (as defined in the Note) or upon an event of default (as defined in the Note). This Note is secured by all assets of the Company. On August 28, 2024, SIM Tech assigned the Note to IP Protocol, LLC (“IP Protocol”), an affiliated entity through common ownership, in which IP Protocol received all of the rights of SIM Tech with respect to the Note.

On October 1, 2024, the Company amended the Note (the “Note Amendment”) to extend the term from one to two years, reduce the interest rate from 8.00% to 4.00% per annum and to provide a conversion feature to convert the outstanding principal and accrued but unpaid interest into common shares of the Parent. With respect to the Note Amendment, the Company recognized a gain on debt extinguishment of $25,913. Additionally, a debt discount was recorded in the amount of $86,747.

The Company concluded the conversion feature meets the definition of a derivative liability which requires bifurcation. The Company’s derivative liability is considered “Level” 3 fair value measurement. The Company estimated the fair value of the conversion feature derivative embedded in the convertible debt based on assumptions used in the Monte Carlo simulation model using the following inputs on the date the conversion feature was added under the Note Amendment: the price of the Parent’s Common Stock of $1.04; a risk-free interest rate of 3.76%; expected volatility of the Parent’s Common Stock of 100%; expected dividend yield of 0.0%; and simulation period of 1.46 years. The fair value of the conversion feature derivative was $60,834 at issuance and was subsequently derecognized and included within loss on extinguishment of debt upon conversion of the note payable into common

SPECTRAL IP, INC.
NOTES TO THE FINANCIAL STATEMENTS
FOR THE PERIOD FROM MARCH 7, 2024 (INCEPTION) TO DECEMBER 31, 2024

4. NOTES PAYABLE — RELATED PARTY (cont.)

shares of the Parent. The conversion of the note and accrued interest was treated as a debt extinguishment and resulted in a loss of $377,440 included within the statement of operations. The transaction was treated as a capital contribution from the Parent in exchange for the note conversion.

IP Protocol converted all of the outstanding principal and accrued but unpaid interest due under the Note into shares of the Parent’s common stock. As of December 31, 2024, the Note was fully converted with no outstanding principal remaining. For the period from March 7, 2024 (inception) to December 31, 2024, the Company incurred interest expense related to the Note in the amount of $30,500, which was converted into common shares of the Parent as noted above. Additionally, for the period from March 7, 2024 (inception) to December 31, 2024, amortization of the debt discount was $9,252 and reflected in interest expense on the accompanying statement of operations.

5. COMMITMENTS AND CONTINGENCIES

Legal Matters

The Company is not a party to any material legal proceedings or pending claims. The Company is not aware of any legal proceedings and claims that may arise in the ordinary course of its business activities, which the Company believes are material or would be expected to have, individually or in the aggregate, a material adverse effect on our business, financial condition, cash flows or results of operations.

6. STOCKHOLDER’S Deficit

The Company’s certificate of incorporation authorizes the issuance of 200,000,000 shares of Common Stock and 50,000,000 shares of preferred stock with a par value of $0.0001 per share. As of December 31, 2024, 4,000,000 shares of common stock were outstanding and no shares of preferred stock have been issued.

7. RELATED PARTY TRANSACTIONS

The Company does not legally hold a cash account and all proceeds received on the Note are currently maintained within the Parent company’s cash account. As of December 31, 2024, the balance due from Parent was $727,836, which is included within the accompanying balance sheet.

8. INCOME TAXES

There was no income tax expense for the period from March 7, 2024 (inception) through December 31, 2024. The overall effective tax rate (“ETR”) as calculated under ASC 740 guidance for the period from March 7, 2024 (inception through December 31, 2024 was 0%. The following table reconciles the federal statutory income rate to the Company’s effective income tax rate:

Federal Income Tax Rate	21.00%
Change in valuation allowance	-21.00%
Effective income tax rate	0.00%

The main components of deferred tax assets/(liabilities) for the period from March 7, 2024 (inception) through December 31, 2024 are as follows:

Deferred income tax assets:
Net Operating loss carryforward	$201,636
Valuation allowance	(201,636)
Net deferred tax assets:	$—

SPECTRAL IP, INC.
NOTES TO THE FINANCIAL STATEMENTS
FOR THE PERIOD FROM MARCH 7, 2024 (INCEPTION) TO DECEMBER 31, 2024

8. INCOME TAXES (cont.)

A valuation allowance against a deferred tax asset must be established when it is “more likely than not” that all, or a portion of, deferred tax assets will not be realized. A review of all available positive and negative evidence needs to be considered, including the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies. After consideration of all the information available, management believes that uncertainty exists with respect to future realization of its deferred tax assets and has, therefore, established a full valuation allowance as of December 31, 2024.

At December 31, 2024, the Company had available federal net operating loss carryforwards (“NOLs”) of $201,636, which are available to offset future table income. The Tax Cuts and Jobs Act of 2017 limits the amount of federal net operating loss to be utilized each year after December 31, 2020 to 80% of taxable income and allows the carryforwards to be indefinite.

The Company is subject to taxation in the U.S and in various state and local jurisdictions. Since the Company is included in the consolidated tax return of MDAI, no federal, state and local returns are filed at the Company’s stand-alone level and none will be open to examinations.

9. SUBSEQUENT EVENTS

The Company performed an evaluation of subsequent events through March 19, 2025. There were no known material subsequent events which affected, or could affect the amounts or disclosures in the financial statements.

SPECTRAL IP, INC.
CONDENSED BALANCE SHEETS

	March 31, 2025 (Unaudited)	December 31, 2024 (Audited)
Assets
Current assets:

Due from Parent	$496,252	$727,836
Prepaid expense	—	10,000
Deferred offering costs	68,000	—
Total current assets	564,252	737,836
Total assets	$564,252	$737,836

Liabilities and Stockholder’s Deficit
Current liabilities:
Accounts payable	223,701	306,729
Total current liabilities	223,701	306,729

Note payable – related party	—	—
Total liabilities	223,701	306,729

Stockholder’s Equity
Preferred stock ($0.0001 par value); 50,000,000 shares authorized; no shares issued and outstanding as of March 31, 2025 and December 31, 2024	—	—
Common stock ($0.0001 par value); 200,000,000 shares authorized; 4,000,000 shares issued and outstanding as of March 31, 2025 and December 31, 2024	400	400
Additional paid-in capital	1,391,279	1,391,279
Stock subscription receivable	(400)	(400)
Accumulated deficit	(1,050,728)	(960,172)
Total stockholder’s equity	340,551	431,107
Total liabilities and stockholder’s equity	$564,252	$737,836

The accompanying notes are an integral part of these unaudited condensed financial statements.

SPECTRAL IP, INC.
UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

	Three Months Ended March 31, 2025	Period from March 7, 2024 (inception) to March 31, 2024
Revenue	$—	$—

Operating expenses:
General and administrative	90,556	—
Total operating expenses	90,556	—

Operating loss	(90,556)	—

Interest expense	—	(2,849)
Loss before income taxes	(90,556)	(2,849)
Income tax provision	—	—
Net loss	$(90,556)	$(2,849)
Net loss per share of common stock
Basic and diluted	$(0.02)	$(0.00)
Weighted-average common shares outstanding	4,000,000	4,000,000

The accompanying notes are an integral part of these unaudited condensed financial statements.

SPECTRAL IP, INC.
UNAUDITED CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDER’S EQUITY

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Stock Subscription Receivable	Total Stockholder’s Equity
	Shares	Amount
Balance at December 31, 2024	4,000,000	$400	$1,391,279	$(960,172)	$(400)	$431,107
Net loss	—	—	—	(90,556)	—	(90,556)
Balance at March 31, 2025	4,000,000	$400	$1,391,279	$(1,050,728)	$(400)	$340,551

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Stock Subscription Receivable	Total Stockholder’s Equity
	Shares	Amount
Balance at March 7, 2024 (Inception)	—	$—	$—	$—	$—	$—
Issuance of Common Shares	4,000,000	400	—	—	(400)	—
Net loss	—	—	—	(2,849)	—	(2,849)
Balance at March 31, 2024	4,000,000	$400	$—	$(2,849)	$(400)	$(2,849)

The accompanying notes are an integral part of these unaudited condensed financial statements.

SPECTRAL IP, INC.
UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31, 2025	Period from March 7, 2024 (inception) to March 31, 2024
Cash flows from operating activities:
Net loss	$(90,556)	$(2,849)
Changes in operating assets and liabilities:
Due from Parent	163,584	—
Prepaid expense	10,000	—
Accounts payable	(83,028)	2,849
Net cash used in operating activities	—	—

Net change in cash	—	—

Cash, beginning of period	—	—
Cash, end of period	$—	$—

Supplemental disclosure of non-cash financing activities
Deferred offering costs paid by Parent	$68,000	$—
Note payable – related party	$—	$1,000,000
Issuance of Common Stock	$—	$400

The accompanying notes are an integral part of these unaudited condensed financial statements.

SPECTRAL IP, INC.
NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2025 AND THE PERIOD FROM MARCH 7, 2024 (INCEPTION) TO MARCH 31, 2024

1. ORGANIZATION AND NATURE OF THE BUSINESS

Nature of Organization

Spectral IP, Inc., a Delaware corporation (“Spectral IP” or the “Company”) and a wholly-owned subsidiary of Spectral AI, Inc, (the “Parent”) was formed on March 7, 2024. The Company was formed for the purpose of acquiring intellectual property focused on health-care related artificial intelligence patent portfolios.

On November 4, 2024, the Company entered into a Purchase Agreement (the “Purchase Agreement”) with Sauvegarder Investment Management, Inc. (“SIM”). Pursuant to the Purchase Agreement, as amended, the Company will acquire all of the outstanding common stock of SIM in exchange 21,399,851 shares of common stock of the Company, 22,827,380 shares of preferred stock of the Company, and 100,804 warrants of the Company (“Reorganization”) upon certain conditions being met including the Company satisfying (or being substantially certain to satisfy) all necessary preconditions to list the Company’s shares of common stock on Nasdaq.

As of March 31, 2025, the Company has not acquired any patent related portfolios since inception.

2. LIQUIDITY

The accompanying unaudited condensed financial statements do not include any adjustments or classifications that may result from the possible inability of the Company to continue as a going concern. The accompanying unaudited condensed financial statements have been prepared on a basis which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As presented in the accompanying unaudited condensed balance sheet, the Company has working capital of $340,551 as of March 31, 2025. The Company’s cash expenses are generally for legal and audit fees. The Company believes access to the cash within the Parent’s bank account will allow the Company to continue as a going concern for the next twelve months from the issuance of these unaudited condensed financial statements. The Company is mainly exposed to credit risk in respect to the due from Parent balance (see Note 7 for further details). However, the Company and management address this credit risk by monitoring this balance within the Parent’s cash account and restricting the Parent’s use of the identified funds.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) for interim financial information and Article 8 of Regulation S-X. Accordingly, they do not include all the information and footnotes required by U.S. GAAP for complete financial statements. Management’s opinion is that all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. The results of operations of any interim period are not necessarily indicative of the results of operations to be expected for the full fiscal year. The information included in this interim report should be read in conjunction with the audited financial statements and notes thereto of the Company for the period from March 7, 2024 (inception) to December 31, 2024.

Use of Estimates

The preparation of the unaudited condensed financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the unaudited condensed financial statements and accompanying notes. The Company bases its estimates and judgments on various assumptions that it believes are reasonable under the circumstances. The Company’s significant estimate includes the valuation allowance on deferred tax assets.

SPECTRAL IP, INC.
NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2025 AND THE PERIOD FROM MARCH 7, 2024 (INCEPTION) TO MARCH 31, 2024

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Net Loss per Share of Common Stock

Basic net loss per share of common stock is computed by dividing the net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding during the period. As of March 31, 2025 and 2024, there are no dilutive common shares equivalents outstanding.

Segment Reporting

ASC Topic 280, “Segment Reporting,” requires use of the “management approach” model for segment reporting. The management approach model is based on the way a company’s Chief Operating Decision Maker (“CODM”) organizes segments within the company for making operating decisions assessing performance and allocating resources. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company.

The Company’s Chief Operating Decision Maker (“CODM”) is the Chief Executive Officer and reviews the financial statements to allocate resources, evaluate financial performance, and make overall operating decisions. As such, management determined the Company’s operations constitute a single reporting segment. The measure of segment profit or loss that is most consistent with the Company’s financial statements is net loss. The level of disaggregation and amounts of significant segment expenses that are regularly provided to the CODM are the same as those presented in the unaudited condensed statements of operations. Likewise, the measure of segment assets is reported on the unaudited condensed balance sheet as total assets.

Deferred Offering Costs

The Company complies with the requirements of ASC 340-10-S99-1 and U.S. Securities Exchange Commission (“SEC”) Staff Accounting Bulletin (“SAB”) Topic 5A — Expenses of Offering. Deferred offering costs consist of legal, accounting, underwriting fees and other costs incurred through the unaudited condensed consolidated balance sheets date that are directly related to the Proposed Offering. Offering costs are charged to temporary equity or permanent equity based upon the relative fair value of the proceeds received from the shares sold upon the completion of the Proposed Offering. Should the Proposed Offering prove to be unsuccessful, these deferred costs, as well as additional expenses to be incurred, will be charged to operations.

Income Taxes

The Company is included in the consolidated tax return of Spectral AI, Inc. (“MDAI”). The Company calculates the provision for income taxes by using a “separate return” method. Under this method, the Company are assumed to file a separate return with the tax authority, thereby reporting our taxable income or loss and paying the applicable tax to or receiving the appropriate refund from MDAI. Our current provision is the amount of tax payable or refundable on the basis of a hypothetical, current-year separate return. The Company provides deferred taxes on temporary differences and on any carryforwards that the Company could claim on our hypothetical return and assess the need for a valuation allowance on the basis of our projected separate return results. Any difference between the tax provision (or benefit) allocated to us under the separate return method and payments to be made to (or received from) MDAI would be treated as tax expense as either dividends or capital contributions. Accordingly, the amount by which our tax liability under the separate return method exceeds the amount of tax liability ultimately settled as a result of using incremental expenses of MDAI would be periodically settled as a capital contribution from MDAI to the Company.

When uncertain tax positions exist, the Company recognizes the tax benefit of tax positions to the extent that the benefit would more likely than not be realized assuming examination by the taxing authority. The determination as to whether the tax benefit will more likely than not be realized is based upon the technical merits of the tax position as well as consideration of the available facts and circumstances. The Company has no uncertain tax positions as of March 31, 2025 or 2024 that qualify for either recognition or disclosure in the unaudited condensed financial statements under this guidance.

SPECTRAL IP, INC.
NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2025 AND THE PERIOD FROM MARCH 7, 2024 (INCEPTION) TO MARCH 31, 2024

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Recent Accounting Pronouncements

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740), Improvements to Income Tax Disclosures (“ASU 2023-09”). The amendments in ASU 2023-09 are intended to increase transparency through improvements to income tax disclosures primarily related to the rate reconciliation and income taxes paid information. ASU 2023-09 is effective for annual periods beginning after December 15, 2024, with early adoption permitted. The Company is currently evaluating the disclosure impact that ASU 2023-09 may have on its financial statement presentation and disclosures.

In November 2024, the FASB issued ASU 2024-03, Income Statement (Topic 220): Reporting Comprehensive Income — Expense Disaggregation Disclosures, Disaggregation of Income Statement Expenses, that requires public companies to disclose, in interim and reporting periods, additional information about certain expenses in the financial statements. The ASU is effective for annual periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027. Early adoption is permitted and is effective on either a prospective basis or retrospective basis. The Company is currently assessing the potential impacts of ASU 2024-03.

In November 2024, the FASB issued ASU 2024-04, Debt with Conversion and Other Options (Subtopic 470-20), which clarifies the requirements for determining whether certain settlements of convertible debt instruments should be accounted for as an induced conversion. ASU 2024-04 is effective for annual periods beginning after December 15, 2025, and interim reporting periods within those annual reporting periods. Early adoption is permitted for all entities that have adopted the amendments in Update 2020-06. Adoption can be on a prospective or retrospective basis. The Company is currently evaluating the disclosure impact that ASU 2024-04 may have on its financial statement presentation and disclosures.

Management does not believe that any other recently issued, but not yet effective, authoritative guidance, if currently adopted, would have a material impact on the Company’s financial statement presentation or disclosures.

4. NOTES PAYABLE — RELATED PARTY

The Company entered into the Note with SIM Tech Licensing, LLC (“SIM Tech”), an affiliate of the Parent in the principal amount of $1,000,000. The Note accrues interest at 8% per annum, subsequently amended to 4% on August 28, 2024, and is payable upon the earliest to occur of (a) March 18, 2026, as subsequently amended, (b) a liquidation event (as defined in the Note) or upon an event of default (as defined in the Note). This Note is secured by all assets of the Company. On August 28, 2024, SIM Tech assigned the Note to IP Protocol, LLC (“IP Protocol”), an affiliated entity through common ownership, in which IP Protocol received all of the rights of SIM Tech with respect to the Note.

On October 1, 2024, the Company amended the Note (the “Note Amendment”) to extend the term from one to two years, reduce the interest rate from 8.00% to 4.00% per annum and to provide a conversion feature to convert the outstanding principal and accrued but unpaid interest into common shares of the Parent.

IP Protocol converted all of the outstanding principal and accrued but unpaid interest due under the Note into shares of the Parent’s common stock. As of December 31, 2024, the Note was fully converted with no outstanding principal remaining. For the period from March 7, 2024 (inception) to March 31, 2024, the Company incurred interest expense related to the Note in the amount of $2,849, which was converted into common shares of the Parent as noted above.

5. COMMITMENTS AND CONTINGENCIES

Legal Matters

The Company is not a party to any material legal proceedings or pending claims. The Company is not aware of any legal proceedings and claims that may arise in the ordinary course of its business activities, which the Company believes are material or would be expected to have, individually or in the aggregate, a material adverse effect on our business, financial condition, cash flows or results of operations.

SPECTRAL IP, INC.
NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2025 AND THE PERIOD FROM MARCH 7, 2024 (INCEPTION) TO MARCH 31, 2024

6. STOCKHOLDER’S EQUITY

The Company’s certificate of incorporation authorizes the issuance of 200,000,000 shares of Common Stock and 50,000,000 shares of preferred stock with a par value of $0.0001 per share. As of March 31, 2025, 4,000,000 shares of common stock were outstanding and no shares of preferred stock have been issued.

7. RELATED PARTY TRANSACTIONS

The Company does not legally hold a cash account and all proceeds received on the Note are currently maintained within the Parent company’s cash account. As of March 31, 2025, the balance due from Parent was $496,252, which is included within the accompanying unaudited condensed balance sheet.

8. INCOME TAXES

There was no income tax expense for the three month period ended March 31, 2025 and for the period from March 7, 2024 (Inception) to March 31, 2024. The overall effective tax rate (“ETR”) as calculated under ASC 740 guidance for three month period ended March 31, 2025 and for the period from March 7, 2024 (inception) to March 31, 2024 was 0%, due primarily to the full valuation allowance on the deferred tax asset.

At December 31, 2024, the Company had available federal net operating loss carryforwards (“NOLs”) of $960,172, which are available to offset future table income. The Tax Cuts and Jobs Act of 2017 limits the amount of federal net operating loss to be utilized each year after December 31, 2020 to 80% of taxable income and allows the carryforwards to be indefinite.

The Company is subject to taxation in the U.S and in various state and local jurisdictions. Since the Company is included in the consolidated tax return of MDAI, no federal, state and local returns are filed at the Company’s stand-alone level and none will be open to examinations.

9. SUBSEQUENT EVENTS

The Company performed an evaluation of subsequent events through June 4, 2025. There were no known material subsequent events which affected or could affect the amounts or disclosures in the unaudited condensed financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Sauvegarder Investment Management, Inc. and Subsidiaries

Opinion on the Consolidated financial statements

We have audited the accompanying consolidated balance sheet of Sauvegarder Investment Management, Inc. and Subsidiaries (the “Company”), as of December 31, 2024, and the related consolidated statements of operations, changes in mezzanine equity and stockholders’ deficit, and cash flows for the period from March 25, 2024 (inception) to December 31, 2024, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024, and the results of operations and its cash flows for the period from March 25, 2024 (inception) to December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

We have served as the Company’s auditor since 2024.

Melville, New York

March 19, 2025, except for Notes 1 and 8 as to which the date is May 6, 2025

SAUVEGARDER INVESTMENT MANAGEMENT, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

DECEMBER 31, 2024

ASSETS
Current Assets
Cash and cash equivalents	$2,143,997
Deferred offering costs	210,000
Total Current Assets	2,353,997
Notes receivable, net	—
TOTAL ASSETS	$2,353,997

LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ DEFICIT
Current Liabilities
Accounts payable	$212,231
Accrued expenses	140,762
Total Current Liabilities	352,993
Other long-term liabilities	716,867
TOTAL LIABILITIES	1,069,860

COMMITMENTS AND CONTINGENCIES (Note 5)

Mezzanine Equity
Series A Convertible Preferred Stock, $0.001 par value, 40,000,000 authorized; 25,007,141 shares issued and outstanding as of December 31, 2024 (liquidation preference of $25,007)	4,651,750

Stockholders’ Deficit
Preferred stock, $0.001 par value, 50,000,000 authorized, 40,000,000 designated as Series A Convertible Preferred Stock as of December 31, 2024	—
Common stock, $0.001 par value, 100,000,000 authorized, 16,700,000 shares issued and outstanding as of December 31, 2024	16,700
Additional paid-in capital	7,619
Accumulated deficit	(3,391,932)
TOTAL STOCKHOLDERS’ DEFICIT	$(3,367,613)
TOTAL LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ DEFICIT	$2,353,997

The accompanying notes are an integral part of the consolidated financial statements.

SAUVEGARDER INVESTMENT MANAGEMENT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE PERIOD FROM MARCH 25, 2024 (INCEPTION) THROUGH DECEMBER 31, 2024

REVENUE	$—
OPERATING EXPENSES
General and administrative	1,488,136
Total operating expenses	1,488,136
LOSS FROM OPERATIONS	(1,488,136)
OTHER (EXPENSE) INCOME, NET
Loss on issuance of preferred stock	(1,396,000)
Interest income	24,898
Total other (expense) income, net	(1,371,102)
LOSS BEFORE INCOME TAXES	(2,859,238)
Income tax expense	—
NET LOSS	$(2,859,238)

Net loss per share attributable to common stockholders, basic and diluted	$(0.22)

Weighted average common shares outstanding used in computing net loss per share attributable to common stockholders, basic and diluted	13,037,367

The accompanying notes are an integral part of the consolidated financial statements.

SAUVEGARDER INVESTMENT MANAGEMENT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN MEZZANINE EQUITY AND
STOCKHOLDERS’ DEFICIT

FOR THE PERIOD FROM MARCH 25, 2024 (INCEPTION) THROUGH DECEMBER 31, 2024

	Mezzanine Equity		Stockholders’ Deficit
	Series A Convertible Preferred Stock		Common Shares		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance at March 25, 2024 (Inception)	—	$—	—	$—	$—	$—	$—
Issuance of common stock	—	—	16,500,000	16,500	—	—	16,500
Issuance of common stock related to the common control acquisition of SIM Tech Licensing, LLC	—	—	200,000	200	—	(532,694)	(532,494)
Issuance of Series A convertible preferred stock	25,007,141	4,651,750	—	—	—	—	—
Stock-based compensation	—	—	—	—	7,619	—	7,619
Net loss	—	—	—	—	—	(2,859,238)	(2,859,238)
Balance at December 31, 2024	25,007,141	$4,651,750	16,700,000	$16,700	$7,619	$(3,391,932)	$(3,367,613)

The accompanying notes are an integral part of the consolidated financial statements.

SAUVEGARDER INVESTMENT MANAGEMENT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM MARCH 25, 2024 (INCEPTION) THROUGH DECEMBER 31, 2024

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(2,859,238)
Adjustments to reconcile net loss to net cash used in operating activities:
Loss on issuance of preferred stock	1,396,000
Stock-based compensation	7,619
Foreign exchange transaction loss	89,951
Provision for credit losses	125,769
Changes in operating assets and liabilities:
Accounts payable	212,231
Accrued expenses	30,762
Net cash used in operating activities	(996,906)

CASH FLOWS FROM INVESTING ACTIVITIES:
Issuance of loans to SIM Tech Licensing, LLC	(40,000)
Issuance of notes receivable	(125,769)
Acquisition of SIM Tech Licensing, LLC	16,734
Net cash used in investing activities	(149,035)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	16,500
Proceeds from issuance of Series A convertible preferred stock	3,255,750
Proceeds from funding agreement	117,688
Payments of deferred offering costs	(100,000)
Net cash provided by financing activities	3,289,938

NET CHANGE IN CASH AND CASH EQUIVALENTS	2,143,997

CASH AND CASH EQUIVALENTS, beginning of period	—
CASH AND CASH EQUIVALENTS, end of period	$2,143,997

SUPPLEMENTAL CASH FLOW INFORMATION
Cash payments for interest	$—
Cash payments for taxes	$—

Supplemental disclosures of noncash investing and financing activities
Acquisition of SIM Tech Licensing, LLC, net liabilities assumed	$532,494
Deferred offering costs accrued	$110,000
Net settlement of payable through assignment of note – See Note 3.	$1,000,000

The accompanying notes are an integral part of the consolidated financial statements.

SAUVEGARDER INVESTMENT MANAGEMENT, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS

Sauvegarder Investment Management, Inc (formerly known as SIM Tech, Inc.) (the “Company” or “SIM”), incorporated on March 25, 2024, is a development stage company focused on intellectual property (“IP”)-related transactions. SIM is a multi-strategy manager of intellectual property (“IP”) assets focused on IP-based financing, investment and monetization opportunities, including licensing, enforcement through litigation, structured investments and royalty acquisitions, among other things. SIM expects to operate across jurisdictions, primarily focusing on the United States, Europe and Asia.

The Company’s objective is to provide a range of attractive financial solutions for IP owners. Generally, the Company is agnostic as to industry, which allows the Company to pursue many different opportunities across sectors, including healthcare, chip and semi-conductor, data center, artificial intelligence, internet of things, communications, power and other technology areas. The Company’s focus is on companies and IP owners with strong and defensible IP portfolios, many of which are in the early stages of acceptance with long replacement cycles and/or are currently being infringed, rather than technologies with short replacement cycles that may be in their later stages are approaching obsolescence and replacement and/or have no market adoption or infringement potential.

On August 13, 2024, SIM Management GP LLC (“Management GP”), a related party under common control, and the Company entered into an Exchange Agreement (the “Exchange Agreement”). Prior to entering into the Exchange Agreement, Management GP owned 100% of the outstanding membership interests in SIM Tech Licensing LLC (“SIM Licensing”), an entity under common control (see Note 3).

SIM Licensing was formed in Delaware on January 22, 2024 and is a holding company for IP assets. SIM Licensing owned 100% of the outstanding membership interests in SIM IP 1 LLC (“SIM1”) and SIM IP 2 LLC (“SIM2”). Pursuant to the Exchange Agreement, Management GP transferred all outstanding membership interests in SIM Licensing (the “Acquired Entities”) to the Company, including the assumed net liabilities of SIM Licensing, in exchange for the issuance of 200,000 shares of the Company’s common stock. Following the Exchange Agreement, the Acquired Entities became wholly owned subsidiaries of the Company. The Exchange Agreement was considered a common control transaction (see Note 3).

On November 4, 2024, the Company entered into a Purchase Agreement (the “Purchase Agreement”) with Spectral IP, Inc (“IPAI”), a Delaware Corporation and wholly-owned subsidiary of Spectral AI, Inc (“Spectral AI” or “MDAI”). IPAI was formed on March 7, 2024 to advance artificial intelligent intellectual property with a specific emphasis on healthcare. Pursuant to the Purchase Agreement, as amended, IPAI will acquire all of the outstanding common stock of the Company in exchange for 20,005,803 shares of common stock of IPAI, 24,221,428 shares of preferred stock of IPAI, and 100,804 warrants of IPAI (“Reorganization”), upon certain conditions being met including the Company satisfying (or being substantially certain to satisfy) all necessary preconditions to list the Company’s shares of common stock on Nasdaq.

As of December 31, 2024, the Company has not generated any revenue from its IP-focused operations. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies. Activity for the period from March 25, 2024 (inception) through December 31, 2024 relates to the Company’s formation, Series A offering of preferred stock, short-term loan payable acquired from the acquisition of SIM Licensing and the Reorganization, and sourcing related to potential IP-related transactions. Erich Spangenberg, is a founder and chief executive officer of the Company. Additionally, he is on the board of directors of MDAI and the chief executive officer of the subsidiary (See Note 3). The Company is unlikely to generate any operating revenues until after the completion of the Reorganization, at the earliest (“Proposed Offering”). The Company will generate non-operating income in the form of interest income from the proceeds derived from the Proposed Offering. Since inception and through December 31, 2024, the Company has raised approximately $3.3 million through issuance of Series A Convertible Preferred Stock. See Note 6.

The Company has selected December 31 as its fiscal year end.

SAUVEGARDER INVESTMENT MANAGEMENT, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS (cont.)

Liquidity

As of December 31, 2024, the Company had cash of $2,143,997 and working capital of $2,001,004. As of December 31, 2024 the Company has generated losses from operations since inception and has an accumulated deficit of $3,391,932. The Company has utilized and plans to continue to utilize equity raises and other related party funding arrangements, as primary source of liquidity to support operations. In addition, on March 18, 2025, the Company entered into subscription agreements (“Pre-IPO Subscription Agreements”) with multiple investors. The investors have agreed to purchase 1,680,060 shares of common stock, at $4.00 per share, for an aggregate purchase price of approximately $6,720,240. For each share of common stock purchased in relation to the Pre-IPO Subscription Agreements, the Company issued one-half (1/2) share of common stock, for a total of 840,030 shares, subject to a lock-up agreement. The Company closed on this transaction on March 26, 2025. See Note 8, Subsequent Events, for additional details.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The principal accounting policies applied in the preparation of these consolidated financial statements are set out below.

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with U.S. Generally Accepted Accounting Principles (“U.S. GAAP”) and applicable rules and regulations of the U.S. Securities and Exchange Commission (“SEC”).

Principles of Consolidation

The consolidated financial statements of the Company include the accounts of the Company and its wholly owned subsidiaries. All intercompany transactions have been eliminated in consolidation. The financial results of SIM Licensing are included in the consolidated financial statements from August 13, 2024, the date of completion of the Exchange Agreement, to December 31, 2024.

Emerging Growth Company

The Company will be an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart our Business Startups Act of 2012, (the “JOBS Act”), and it may be able to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b) (1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. Private companies are those companies that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company will elect not to opt out of such extended transition period, which means that when a standard is issued or revised, it will adopt the new or revised standard at the time private companies adopt the new or revised standard. Therefore, the Company’s consolidated financial statements may not be comparable to certain public companies.

SAUVEGARDER INVESTMENT MANAGEMENT, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Distinguishing Liabilities from Equity

The Company applies Accounting Standards Codification (“ASC”) Topic 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815-40, Derivatives and Hedging: Contracts in Entity’s Own Equity (“ASC 815-40”), to classify certain redeemable and/or convertible instruments. The Company first determines whether a financial instrument should be classified as a liability. The Company will determine the liability classification if the financial instrument is mandatorily redeemable, or if the financial instrument, other than outstanding shares, embodies a conditional obligation that the Company must or may settle by issuing a variable number of its equity shares.

Once the Company determines that a financial instrument should not be classified as a liability, the Company determines whether the financial instrument should be presented between the liability section and the equity section of the consolidated balance sheet (“mezzanine equity”). The Company will determine mezzanine equity classification if the redemption of the financial instrument is outside the control of the Company (i.e., at the option of the holder). Otherwise, the Company accounts for the financial instrument as permanent equity.

Initial Measurement

The Company records its financial instruments classified as liability, mezzanine equity, or permanent equity at issuance at fair value.

Classification and accretion of redeemable convertible preferred stock

The holders of Series A Preferred Stock have certain redemption rights in the event of a deemed liquidation event that, in certain situations, are not solely within the control of the Company and would call for the redemption of the then outstanding Series A Preferred Stock. Therefore, the Series A Preferred Stock is classified as mezzanine equity outside of stockholders’ deficit on the consolidated balance sheet. The Company recorded the Series A Preferred Stock at fair value upon issuance. The Series A Preferred Stock is not currently redeemable, and a deemed liquidation event is not currently probable.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ from those estimates.

The Company’s significant estimates include the valuation of the Series A Convertible Preferred Stock, the valuation allowance on deferred tax assets, the valuation of the Company’s common stock prior to the Company’s initial public offering, allowance for credit losses on notes receivable and the valuation and recognition of stock-based compensation expense for the period from March 25, 2024 (inception) through December 31, 2024.

Risk and Uncertainties

The Company’s business and operations are sensitive to general business and economic conditions worldwide. These conditions include significant events with macroeconomic impacts, including, but not limited to geopolitical events, including the Russia-Ukraine conflict, conflicts in the Middle East, volatile inflation and interest rates, monetary policy changes, financial services sector instability, recessions, global pandemics and foreign currency fluctuations. Changes in the value of currencies relative to the U.S. dollar, or high inflation in countries using a currency other than the U.S. dollar, can impact our revenues, costs and expenses and our financial guidance.

SAUVEGARDER INVESTMENT MANAGEMENT, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company is subject to a number of risks similar to those of other companies of similar size in its industry, including but not limited to, the success of its ability to source suitable IP assets to finance, to source underutilized IP for monetization campaigns and to develop the market for, and source, suitable transactions for both IP-related investments and IP royalty acquisitions, and our failure to do so could have a material adverse effect on the business, financial position, results of operations and/or liquidity. Additionally, the Company may experience a need for additional capital (or financing) to fund operating losses, exposure to lawsuits, finance litigation, structured investments and royalty acquisitions, among other things, as a result of the its businesses, dependence on key individuals, dependence on third parties, and risks associated with changes in information technology and intellectual property.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity date of three months or less at the date of purchase and money market accounts to be cash equivalents.

Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. To increase the comparability of fair value measures, the following hierarchy prioritizes the inputs to valuation methodologies used to measure fair value:

Level 1 —	Observable inputs that reflect quoted market prices (unadjusted) for identical assets or liabilities in active markets.
Level 2 —	Inputs other than the quoted prices in active markets that are observable either directly or indirectly in the marketplace for identical or similar assets and liabilities; and
Level 3 —	Unobservable inputs that are supported by little or no market data, which require the Company to develop its own assumptions.

The following table details the fair value measurements within the fair value hierarchy of the Company’s financial instruments:

	Total	Fair value at December 31, 2024
		Level 1	Level 2	Level 3
Assets:
Cash Equivalents
Money market fund	1,674,790	1,674,790	—	—
Total assets	$1,674,790	$1,674,790	$—	$—

Financial instruments consist of cash and cash equivalents, accounts payable and accrued expenses. The Company determines the estimated fair value of such financial instruments presented in these consolidated financial statements using available market information and appropriate methodologies. These financial instruments are stated at their respective historical carrying amounts, which approximate fair value due to their short-term nature.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to significant contribution of credit risk consist of cash and cash equivalents. The Company’s cash and cash equivalents include money market accounts. Periodically, the Company maintains deposits in financial institutions in excess of government insured limits. Management has not experienced any losses in these deposits. The Company maintained deposits in financial institutions in excess of federally insured limits of $250,000, in the amount of $1,893,997 at December 31, 2024.

SAUVEGARDER INVESTMENT MANAGEMENT, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

General and Administrative Expenses

General and administrative expenses consist of costs to maintain daily operations and administer the business that are not directly attributable to generating revenue or cost of goods or raw material. These consist primarily of provision for credit losses, consulting services, health insurance, website expenses, software expenses, short-term rent expense, licensing fees, bank charges, internet expenses, cyber security, accounting and tax services, legal fees, administrative expenses, patent expenses, payroll taxes and reimbursed expenses.

Leases

The Company accounts for leases in accordance with ASC 842, Leases, under which arrangements meeting the definition of a lease are classified as operating or finance leases and recorded on the consolidated balance sheet as both a right-of-use asset and lease liability. The Company determines if an arrangement is a lease at inception. Operating and financing right-of-use assets and lease liabilities are included on the consolidated balance sheet. Right-of-use assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Right-of-use assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. The Company uses its incremental borrowing rate, based on the information available at the commencement date, in determining the present value of future lease payments. Right-of-use assets include any prepaid lease payments and exclude any lease incentives and initial direct costs incurred. Operating lease expenses are recognized on a straight-line basis over the term of the lease, consisting of interest accrued on the lease liability and depreciation of the right-of-use asset. The lease terms may include options to extend or terminate the lease is it is reasonably certain the Company will exercise that option.

As of December 31, 2024 the Company has one short term lease. The Company has elected the short-term lease practical expedient of 12 months and has not recorded a right-of-use asset or lease liability.

Deferred Offering Costs

The Company complies with the requirements of ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A — Expenses of Offering. Deferred offering costs consist of legal, accounting, underwriting fees and other costs incurred through the consolidated balance sheet date that are directly related to the Proposed Offering. Offering costs are charged to temporary equity or permanent equity based upon the relative fair value of the proceeds received from the Units sold upon the completion of the Proposed Offering. Should the Proposed Offering prove to be unsuccessful, these deferred costs, as well as additional expenses to be incurred, will be charged to operations. As of December 31, 2024, there was $100,000 of payments and $110,000 unpaid for deferred offering costs included within current assets on the consolidated balance sheet.

Financial Instruments — Credit Losses (“CECL”)

The CECL impairment model is applicable to financial assets measured at amortized cost, including loans, held-to-maturity debt securities and off-balance sheet credit exposures. The CECL impairment model requires an estimate of expected credit losses, measured over the contractual life of an instrument, that considers forecasts of future economic conditions in addition to information about past events and current conditions. Based on this model, we analyze the following criteria, as applicable in developing allowances for credit losses: historical loss information, the borrower’s ability to make scheduled payments, the remaining time to maturity, the value of underlying collateral, projected future performance of the borrower and macroeconomic trends.

The Company carries its note receivables at their amortized cost basis in the consolidated balance sheets since management has the intent and ability to hold the note receivables for the foreseeable future or until maturity or payoff. The Company reviews its loans carried at amortized cost for expected credit losses under ASC 326, Financial Instruments - Credit Losses, on an ongoing basis. The Company utilized probability-of-default (“PD”) and loss-given-default (“LGD”) methodologies to calculate the allowance for expected credit losses.

SAUVEGARDER INVESTMENT MANAGEMENT, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Under the PD×LGD method, the loss rate is a function of two components: (1) the lifetime default rate (“PD”); and (2) the loss given default (“LGD”). Due to the Company’s limited operating history and lack of loss history, the Company derived its PD and LGD rates by considering average historical default and recovery rates for corporate debt instruments, the borrower’s current financial position, and supportable forecasts utilizing default studies and hybrid quantitative regression models provided by multiple industry leading sources. The Company uses PD and LGD rates that correspond to the customer’s assumed credit rating and the contractual term of the note.

The Company may utilize the practical expedient under CECL for its collateral-dependent assets. If borrower is experiencing financial difficulty and repayment is expected to be provided substantially through the sale or operation of the collateral, the Company will calculate estimated credit losses based on the difference between the fair value of the collateral, less costs to sell, if applicable, and the carrying value of the loan.

The Company has elected to record an allowance for expected credit losses related to accrued interest receivable through a reversal of interest income.

Segment Reporting

ASC Topic 280, Segment Reporting, (“ASC 280”) requires use of the “management approach” model for segment reporting. The management approach model is based on the way a company’s chief operating decision maker (“CODM”) organizes segments within the company for making operating decisions assessing performance and allocating resources. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company.

Management determined the Company’s operations constitute a single reporting segment.

The Company identities the CODM to be a group consisting of the Chief Executive Officer and the Chief Financial Officer. Expenses within general and administrative are inclusive of payroll expenses, rent, consulting fees, audit fees, tax fees, patent & trademark expense, and non-operational legal expenses. Legal expenditures related to case related litigation, which may be expensed or capitalized, are also provided. These segment (and consolidated) measures of profitability are shown in the consolidated statement of operations. The measure of segment assets is reported on the consolidated balance sheets as total assets.

Stock-Based Compensation

The Company follows ASC Topic 718, Compensation — Stock Compensation (“ASC 718”), which addresses the accounting for stock-based payment transactions, requiring such transactions to be accounted for using the fair value method. Awards of shares for property or services are recorded at the more readily measurable of the estimated fair value of the stock award and the estimated fair value of the service. Stock-based compensation is measured at the grant date, based on the fair value of the award, and is recognized as an expense over the requisite service period. The assumptions used in calculating the fair value of stock-based awards represent management’s reasonable estimates and involve inherent uncertainties and the application of management’s judgment. The fair value of stock-based payment awards is estimated using the Black-Scholes option model with a volatility figure derived from using a determined peer group of other companies’ stock prices since the Company’s stock is not currently trading. The Company accounts for the expected term of options in accordance with the “simplified” method, which is used for “plain-vanilla” options, as defined in ASC 718. The risk-free interest rate was determined from the implied yields of U.S. Treasury zero-coupon bonds with a remaining life consistent with the expected term of the options. The Company accounts forfeitures as they occur.

The estimated fair value is amortized as a charge to earnings on a straight-line basis, for awards or portions of awards that do not require specified milestones or performance criteria as a vesting condition and also depending on the terms and conditions of the award, and the nature of the relationship of the recipient of the award to the Company. The Company records the grant date fair value in line with the period over which it was earned. For employees and consultants, this is typically considered to be the vesting period of the award.

SAUVEGARDER INVESTMENT MANAGEMENT, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The estimated fair value of awards that require specified milestones or recipient performance are charged to expense when such milestones or performance criteria are probable to be met.

The Company accounts for awards with market conditions (i.e. market capitalization) on its grant date, estimating the fair value using a Monte Carlo simulation. The estimated fair value of awards with market conditions commences on the grant date, as the probability of meeting the market conditions is not considered in determining the timing of expense recognition. The expense will be recognized on an accelerated basis.

Income Taxes

The Company accounts for income taxes under ASC 740, Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s consolidated financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s consolidated financial statements. Since the Company was incorporated on March 25, 2024, the evaluation will be performed for the upcoming 2024 tax year which will be the only period subject to examination.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2024. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

Net Loss Per Share

Net loss per share is computed by dividing net loss by the weighted average number of common shares outstanding during the period. Diluted loss per share is calculated by dividing net loss by the weighted average of common shares and dilutive common stock equivalents outstanding. During the periods when they are anti-dilutive, common stock equivalents, if any, are not considered in the computation. At December 31, 2024, there were 34,872,005 common share equivalents. For the period from March 25, 2024 (inception) through December 31, 2024, these potential shares were excluded from the shares used to calculate diluted net loss per share as their effect would have been antidilutive. The additional securities excluded from dilutive earnings per share calculation because their effect would have been anti-dilutive include 25,007,141 shares of Series A Convertible Preferred Stock and 9,864,864 options.

Recently Adopted Accounting Pronouncements

In November 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2023-07, Segment Reporting (Topic 280), Improvements to Reportable Segment Disclosures (“ASU 2023-07”). The amendments in ASU 2023-07 are intended to improve reportable segment disclosure primarily through enhanced disclosures about significant segment expenses. ASU 2023-07 is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. The amendments in ASU 2023-07 should be applied retrospectively to all prior periods presented in the consolidated financial statements. Early adoption is permitted. The Company adopted ASU 2023-07 on March 25, 2024 (or as of January 1, 2024) and there was no material impact its financial statement presentation, other than the additional financial statement disclosures.

SAUVEGARDER INVESTMENT MANAGEMENT, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Recent Accounting Pronouncements Not Yet Effective

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740), Improvements to Income Tax Disclosures (“ASU 2023-09”). The amendments in ASU 2023-09 are intended to increase transparency through improvements to income tax disclosures primarily related to the rate reconciliation and income taxes paid information. ASU 2023-09 is effective for annual periods beginning after December 15, 2024, with early adoption permitted. The Company is currently evaluating the disclosure impact that ASU 2023-09 may have on its financial statement presentation and disclosures.

In November 2024, the FASB issued ASU 2024-03, Income Statement (Topic 220): Reporting Comprehensive Income — Expense Disaggregation Disclosures, Disaggregation of Income Statement Expenses, that requires public companies to disclose, in interim and reporting periods, additional information about certain expenses in the financial statements. Further clarified by ASU 2025-01, Income Statement (Topic 220): Reporting Comprehensive Income — Expense Disaggregation Disclosures, Disaggregation of Income Statement Expenses, issued in December 2024. The ASU is effective for annual periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027. Early adoption is permitted and is effective on either a prospective basis or retrospective basis. The Company is currently assessing the potential impacts of ASU 2024-03.

In November 2024, the FASB issued ASU 2024-04, Debt with Conversion and Other Options (Subtopic 470-20), which clarifies the requirements for determining whether certain settlements of convertible debt instruments should be accounted for as an induced conversion. ASU 2024-04 is effective for annual periods beginning after December 15, 2025, and interim reporting periods within those annual reporting periods. Early adoption is permitted for all entities that have adopted the amendments in Update 2020-06. Adoption can be on a prospective or retrospective basis. The Company is currently evaluating the disclosure impact that ASU 2024-04 may have on its financial statement presentation and disclosures.

Management does not believe that any other recently issued, but not yet effective, authoritative guidance, if currently adopted, would have a material impact on the Company’s financial statement presentation or disclosures.

NOTE 3. RELATED PARTY TRANSACTIONS

During the period from March 25, 2024 (inception) to December 31, 2024, 16,500,000 shares of common stock were sold to members of management, for an aggregate purchase price of $16,500. The shares were issued at par value. See Note 6, Stockholders’ Deficit, for additional information.

Transactions with SIM Licensing prior to common control acquisition of SIM Licensing

SIM Licensing Promissory Note

On April 21, 2024, the Company entered into a short-term promissory note (the “SIM Licensing Promissory Note”) with SIM Licensing, a related party under common ownership, where SIM Licensing loaned up to $50,000, to the Company in exchange for the SIM Licensing Promissory Note. The SIM Licensing Promissory Note bears no interest. The SIM Licensing Promissory Note has a maturity date of the earlier of:

(i)     December 31, 2024 or

(ii)    three (3) business days after the date on which the Company consummates a financing of no less than Two Million Dollars ($2,000,000).

On August 6, 2024 the SIM Licensing Promissory Note between SIM Licensing and the Company had a $0 balance and was terminated.

SAUVEGARDER INVESTMENT MANAGEMENT, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3. RELATED PARTY TRANSACTIONS (cont.)

Advance Agreement

On August 6, 2024, SIM Licensing and the Company, entered into an Expense Advancement Agreement (“the Expense Advancement Agreement”), whereas the Company agreed to advance funds in the form of loans to SIM Licensing as may be necessary to fund up to $100,000 of expenses incurred or to be incurred by SIM Licensing in connection with any potential IP transactions. All amounts borrowed by SIM Licensing under the Expense Advancement Agreement shall be repaid on or before December 31, 2024. To date, the Company has entered into a promissory note in the amount of $40,000, as disclosed below, under the Expense Advancement Agreement. As noted below, effective August 13, 2024, SIM Licensing is a wholly owned subsidiary of the Company and therefore, post the acquisition date, these transactions are eliminated in consolidation.

Second SIM Licensing Promissory Note

On August 7, 2024 the Company entered into a short-term promissory note (the “Second SIM Licensing Promissory Note”) with SIM Licensing, a related party under common ownership, where the Company loaned $40,000, to SIM Licensing in exchange for the Second SIM Licensing Promissory Note. The Second SIM Licensing Promissory Note has a maturity date of December 31, 2024 and bears interest at 4.95%, compounded annually. As noted below, effective August 13, 2024, SIM Licensing is a wholly owned subsidiary of the Company and therefore, post the acquisition date, these transactions are eliminated in consolidation.

Consulting Agreements

On June 1, 2024, the Company entered into consulting agreements (the “Consulting Agreements”) with David Kutcher (Chief Financial Officer and director), Erich Spangenberg (co-founder and managing director), and Brian Berman (co-founder and managing director) to provide consulting services commencing on June 1, 2024 and ending on July 31, 2024, in relation to services of the Company and related parties. As consideration the Company agreed to pay each of the parties above, $30,000, in $10,000 increments on or before June 30, July 15, and July 31, 2024. During the period from March 25, 2024 (inception) through December 31, 2024, $90,000 fees were incurred in relation to these Consulting Agreements and the fees were paid and recorded within general and administrative expenses on the consolidated statement of operations.

Erich Spangenberg, is a founder and chief executive officer of the Company. Additionally, he is on the board of directors of MDAI and the chief executive officer of IPAI, a Delaware Corporation and wholly-owned subsidiary of MDAI, upon which the Company is consummating the Reorganization as described in Note 1.

Exchange Agreement

On August 13, 2024, Management GP, a related party under common control, and the Company entered into an Exchange Agreement. Prior to entering into the Exchange Agreement, Management GP owned 100% of the outstanding membership interests in SIM Licensing. SIM Licensing owned 100% of the outstanding membership interests in SIM IP 1 LLC (“SIM1”) and SIM IP 2 LLC (“SIM2”). Pursuant to the Exchange Agreement, Management GP transferred all outstanding membership interests in SIM Licensing (the “Acquired Entities”) to the Company, in exchange for the issuance of 200,000 shares of the Company’s common stock. The fair value of the common stock at issuance was $0.35 per share. Following the Exchange Agreement, the Acquired Entities became wholly owned subsidiaries of the Company.

The Company considered ASC 805, Business Combinations (“ASC 805”), in determining how to account for the transaction. As the transaction was between entities that were ultimately controlled by the same parties, the acquisition has been treated as a common control transaction under ASC 805 and ASC 805-50, Business Combinations — Related Issues (“ASC 805-50”). Therefore the carrying value of acquired assets and liabilities assumed remained unchanged and was recorded at historical cost as of the acquisition date, which was determined to be August 13, 2024. Management

SAUVEGARDER INVESTMENT MANAGEMENT, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3. RELATED PARTY TRANSACTIONS (cont.)

notes in accordance with ASC 805-50, any differences between the consideration transferred and the carrying value of the net assets is considered an equity transaction that would be eliminated in consolidation, and therefore, no gain or loss would be recognized in the consolidated financial statements. Management notes only equity consideration was transferred and therefore, the equity was recorded at the value of the net assets received.

The information presented below reflects the historical balances of the assets acquired and liabilities assumed as of the acquisition date:

Cash and cash equivalents	$16,735
Related party note receivable	1,000,000
Notes receivable, net(1)	—
Other long-term liabilities	(509,228)
Related party loan (subsequently intercompany)	(40,000)
Due to stockholder (related party) note payable	(1,000,000)
Net assets (liabilities) acquired	$(532,493)

____________

(1)      Prior to entering into the Exchange Agreement, SIM Tech Licensing had funded $486,397 in relation to the Ona Promissory Note and the Company has established a full credit allowance against that balance. See Note 5.

Note Receivable, Note Payable and Assignment of Note Payable

On March 18, 2024, SIM Licensing and IPAI, entered into a promissory note and security agreement, pursuant to which SIM Licensing loaned $1 million to IPAI (the “IPAI Note”). The IPAI Note has a maturity date of March 18, 2025.

On March 19, 2024, SIM Licensing and IP Protocol, LLC (“IP Protocol”), a related party, entered into a promissory note and security agreement, pursuant to which IP Protocol loaned $1 million to SIM Licensing (the “IP Protocol Note”), with an interest rate of 8% per annum and a maturity date of March 19, 2025.

The Company acquired the IPAI Note and IP Protocol Note as part of the Exchange Agreement between Management GP and the Company, as described above.

On August 28, 2024, SIM Licensing assigned the IPAI Note to IP Protocol, LLC, in which IP Protocol received all of the rights of SIM Licensing with respect to the IPAI Note. As of December 31, 2024, following the assignment, the IPAI Note and IP Protocol Note, were no longer included on the Company’s consolidated balance sheet.

NOTE 4. INCOME TAXES

There was no income tax expense for the period from March 25, 2024 (inception) through December 31, 2024. The overall effective tax rate (“ETR”) as calculated under ASC 740 guidance for the period from March 25, 2024 (inception) through December 31, 2024 was 0%. The following table reconciles the federal statutory income rate to the Company’s effective income tax rate:

Federal Income Tax Rate	21.00%
Permanent Difference	(10.25)%
Change in valuation allowance	(10.75)%
Effective income tax rate	0.00%

SAUVEGARDER INVESTMENT MANAGEMENT, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4. INCOME TAXES (cont.)

The main components of deferred tax assets/(liabilities) for the period from March 25, 2024 (inception) through December 31, 2024 are as follows:

Deferred income tax assets:
Net operating loss carryforward	$159,763
Allowance on note receivable	128,555
Unrealized foreign exchange gain/(loss)	18,962
Valuation allowance	(307,280)
Net deferred tax assets	$—

The effective tax rate was 0% for the period ended December 31, 2024. The effective tax rate differs from the federal tax rate of 21% for the period ended December 31, 2024 due to primarily to the full valuation allowance on the deferred tax asset and the permanent effect of the loss on issuance of preferred stock.

A valuation allowance against a deferred tax asset must be established when it is “more likely than not” that all, or a portion of, deferred tax assets will not be realized. A review of all available positive and negative evidence needs to be considered, including the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies. After consideration of all the information available, management believes that uncertainty exists with respect to future realization of its deferred tax assets and has, therefore, established a full valuation allowance as of December 31, 2024 of $307,280.

At December 31, 2024, the Company had available federal net operating loss carryforwards (“NOLs”) of $760,778, which are available to offset future table income. The Tax Cuts and Jobs Act of 2017 limits the amount of federal net operating loss to be utilized each year after December 31, 2020 to 80% of taxable income and allows the carryforwards to be indefinite.

The Company is subject to taxation in the U.S and in various state and local jurisdictions. Since the Company was recently incorporated no federal, state and local returns have been filed and therefore none are open to examinations.

NOTE 5. COMMITMENTS AND CONTINGENCIES

Leases

The Company leases its corporate office located at 78 SW 7th Street, Suite 500 in Miami, Florida 33130, on a month-to-month basis. After the initial term, the Company may cancel the lease agreement at any time by providing written notice. As referenced in Note 2, the Company has elected the short-term lease practical expedient of 12 months and has not recorded a right-of-use asset or lease liability . The lease expense and cash paid for leases for the period from March 25, 2024 (inception) through December 31, 2024 was $5,063.

Patent Transaction

Note Receivable

The Company acquired the following commitment and funding agreement as part of the common control acquisition of SIM Licensing on August 13, 2024.

On January 26, 2024, Granicus IP, LLC (“Granicus” or “Lender”), a related party under common ownership, assigned all rights and obligations in association with the Patent Transaction, as defined below, inclusive of a promissory note (“Ona Promissory Note”) whereby Granicus agreed to fund certain monetization costs expected to be incurred by Ona Patents SL (“Ona”) in connection with the Patent Transaction (“Funding Commitment”) up to a maximum of $3,000,000. This promissory note matures on or before September 1, 2026, and the Company, as a result of the Exchange Agreement, has an interest in certain proceeds which may be recovered by Ona.

SAUVEGARDER INVESTMENT MANAGEMENT, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5. COMMITMENTS AND CONTINGENCIES (cont.)

Included in the rights assigned by Granicus, was also a security interest in the IP related to the Patent Transaction to secure the Ona Promissory Note. The patent security agreement was subsequently amended to provide funding under the Second Ona Promissory Note, as further discussed in Note 8.

Prior to entering into the Exchange Agreement (as disclosed in Note 3), SIM Licensing had funded $486,397 in relation to the Ona Promissory Note. Following the Exchange Agreement, the Company has funded an additional $125,769 in relation to the Ona Promissory Note. As of December 31, 2024, the Company determined that an amicable resolution is not likely to be reached in the near term, in part because of the significant value that Ona places on the IP and claims being asserted and has established a full credit allowance against that balance.

As of December 31, 2024, the Company’s unfunded portion of the funding commitment is $2,387,834, from which the parties of the Patent Transaction can withdraw from in relation to the $3,000,000 Funding Commitment.

Other long-term liabilities

Separately, on March 5, 2024 SIM Licensing entered into a funding agreement (the “ Funding Agreement”) with a lender (or “Funder”). SIM Licensing is a party to, and has certain rights to, a transaction (“Patent Transaction”) pursuant to which Ona acquired 16 patents (and the right to license additional unrelated patents) covering fundamental aspects of geolocation technology, which will be asserted in court for alleged infringement by certain technology companies.

The Funder, in order to take part in the Patent Transaction, will provide up to a €1.0 million line of credit (the “Credit Line”). The proceeds on the line of credit are strictly to be used to pay counsel, experts, and court costs in relation to the Patent Transaction. Further, the increments of withdrawal were €300,000 as an initial draw and up to €150,000 per calendar quarter, which Funder agrees to fund within ten (10) business days after the first day of each calendar quarter (January 1, March 1, July 1, and October 1) until the maximum is extended under the Credit Line.

On December 17, 2024, the Funding Agreement was amended by the Funder and SIM Licensing (the “Funding Agreement Amendment”). The Funding Agreement Amendment was amended to clarify the line of credit is non-recourse other than with respect to the proceeds received in relation to the Patent Transaction.

Lastly, the Funding Agreement Amendment amended Funder’s right to participate in any recoveries related to the Patent Transaction as follows;

a.      If the initial public offering (“IPO”) of the Company closes on or before June 30, 2025, then Funder would receive:

i.       3.0x capital actually deployed under the Credit Line

ii.      15.0% of the Total Recovery After VAT payable to SIM Licensing

b.      If the IPO of the Company does not close on or before the June 30, 2025, then Funder will receive:

i.       3.0x committed capital of €1,000,000

ii.      50% of the Total Recovery After VAT payable to SIM Licensing

As of December 31, 2024, the Company determined that an amicable resolution is not likely to be reached in the near term, in part because of the significant value that Ona places on the IP and claims being asserted.

As of December 31, 2024, the Company has withdrawn €578,694 ($625,188) in relation to the Funding Agreement, and is included in the consolidated balance sheet within other long-term liabilities. A foreign transaction exchange loss of $89,951 was recorded during the period from March 25, 2024 (inception) to December 31, 2024 and is included within general and administrative expenses on the consolidated statement of operations.

As of December 31, 2024, the Company has €421,306 ($436,221) of unused credit lines with the Funder, available for withdrawal.

SAUVEGARDER INVESTMENT MANAGEMENT, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5. COMMITMENTS AND CONTINGENCIES (cont.)

Legal Matters

From time to time, the Company may become involved in litigation or other legal proceedings arising in the ordinary course of business as a result of the Company’s various IP-related monetization and enforcement activities, and in defending the Company’s rights as it relates to owned and third-party IP, and the Company’s rights to receive payment, and enforce collateral, under IP finance and IP royalty acquisition-related matters. The Company is not currently a party to any litigation or legal proceedings that, in the opinion of the Company’s management, are probable to have a material adverse effect on the business. Regardless of outcome, litigation can have an adverse impact on the Company’s business, financial condition, results of operations and prospects because of defense and settlement costs, diversion of management resources and other factors.

NOTE 6. STOCKHOLDERS’ DEFICIT

Common stock — The Company is authorized to issue 100,000,000 shares of common stock with a par value of $0.001 per share. Holders of the Company’s common stock are entitled to one vote for each share. As of December 31, 2024, there were 16,700,000 shares of common stock issued and outstanding. The Company received $16,500 net proceeds in May 2024 directly related to the issuance of 16,500,000 common shares. In August 2024, in relation to the Exchange Agreement, the Company issued 200,000 shares, par value of $200 worth of common stock in exchange for acquisition of SIM Licensing (see Note 3). The fair value of the shares was determined to be $0.35 per share at time of the transaction (See Note 3).

Preferred stock — The Company is authorized to issue 50,000,000 shares of preferred stock with a par value of $0.001 per share, of which 40,000,000 shares of the authorized shares of Preferred Stock are designated “Series A Convertible Preferred Stock”. Holders of the Company’s preferred stock are entitled to cast the number of votes equal to the number of whole shares of common stock into which the preferred stock are convertible. As of December 31, 2024, there were 25,007,141 shares of Convertible Series A Preferred stock issued and outstanding.

On March 25, 2024, the Company entered into a Securities Purchase Agreement (“First Securities Purchase Agreement”) with an investor (the “Founding Investor”). The Founding Investor purchased 11,750,000 shares of the Series A Convertible Preferred Stock, for an aggregate purchase price of approximately $11,750. The Series A Convertible Preferred Stock were issued at par value.

On June 27, 2024, the Company entered into a Securities Purchase Agreement (“Second Securities Purchase Agreement”) with multiple investors. Throughout June and September, 2024 the Company entered into securities purchase agreements with various new and existing investors. The investors agreed to purchase 9,257,141 shares of the Series A Convertible Preferred Stock, at a per share value of $0.35 per share, for an aggregate purchase price of approximately $3,240,000. The Series A Convertible Preferred Stock were issued at $0.35 per share.

As part of the Second Securities Purchase Agreement, on June 27, 2024, the Company and an investor entered into a side letter agreement to update the release of funds related to their investment under the Second Securities Purchase Agreement (the “Side Letter Agreement”). In accordance with the Side Letter the investor agreed to the release of funds as set forth below:

i.       $500,000 of the Commitment Amount at the Initial Closing.

ii.      $500,000 of the Commitment Amount upon a Qualified Filing (as defined below). “Qualified Filing” means the filing of a registration statement with the U.S. Securities and Exchange Commission with respect to (x) the initial public offering of Common Stock or other equity securities of the Company (or common stock or other equity securities of any successor entity of the Company) or (y) the initial listing of the Common Stock or other equity securities of the Company (or common stock or other equity securities of any successor entity of the Company) on the Nasdaq Stock Market, the New York Stock Exchange or another exchange or marketplace approved by the Board of Directors of the Company (or any successor entity of the Company), without a related offering of such common stock or other equity securities.

SAUVEGARDER INVESTMENT MANAGEMENT, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6. STOCKHOLDERS’ DEFICIT (cont.)

iii.     The remainder of the Commitment Amount, on the earliest of (a) the effective date of the registration statement constituting a Qualified Filing and (b) a Qualified Transaction (as defined below. “Qualified Transaction” means any merger, consolidation, reorganization, recapitalization, capital stock exchange, stock sale, asset sale or other similar transaction or business combination (or series of related transactions or related business combinations), as a result of or following which the Company’s equity securities or any equity securities received in exchange for the Company’s equity securities would be publicly traded on the Nasdaq Stock Market, the New York Exchange or another exchange or marketplace approved by the Board of Directors of the Company.

On August 27, 2024 the Side Letter Agreement between the Company and the investor was terminated. All funds previously subject to the side letter were released to the Company.

As of December 31, 2024, the investor had funded $2,900,000 to the Company. The 8,285,714 shares of Series A Convertible Preferred Stock are included in the 9,257,141 shares of the Series A Convertible Preferred Stock mentioned above in relation to the Second Securities Purchase Agreement.

On August 27, 2024, the Company entered into a second securities purchase agreement with the Founding Investor. The Founding Investor agreed to purchase an additional 4,000,000 shares of the Series A Convertible Preferred Stock, at a per share value of par value, for an aggregate purchase price of approximately $4,000. In connection with the issuance, the Company recorded a loss on issuance of the preferred shares of $1,396,000, which represents the amount by which the fair value of the Series A Convertible Preferred Stock exceeded the cash proceeds received.

The terms of the Company’s Preferred Stock and outstanding Series A Convertible Preferred Stock are noted below.

Voting

The Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Holders of Preferred Stock shall vote together with the holders of Common Stock as a single class and on an as-converted to Common Stock basis.

Dividends

No dividends on any class or series of capital stock (other than Common Stock dividends payable in Common Stock) shall be declared, paid, or set aside unless the holders of the outstanding Preferred Stock first receive a dividend. This dividend must be at least equal to the amount calculated based on the dividends declared on the Common Stock or any other class or series of capital stock, adjusted appropriately for conversions and original issue prices. If multiple classes or series of capital stock receive dividends on the same date, the Preferred Stock dividend will be based on the class or series that results in the highest dividend for the Preferred Stock.

Optional conversion

Each share of Preferred Stock is convertible, at the option of the holder thereof, at any time into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Issue Price for the series of Preferred Stock by the Conversion Price for that series of Preferred Stock in effect at the time of conversion. The “Conversion Price” for each series of Preferred Stock means the Original Issue Price per share of Series A Convertible Preferred Stock. Such series of Preferred Stock, which initial Conversion Price, and the rate at which shares of Preferred Stock may be converted into shares of Common Stock, is subject to adjustment.

Subject to limited exceptions, holders of shares of Preferred Stock will not have the right to convert any portion of their Preferred Stock if the holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of shares of the Company’s common stock outstanding immediately after giving effect to its conversion (the “Beneficial Ownership Limitation”).

SAUVEGARDER INVESTMENT MANAGEMENT, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6. STOCKHOLDERS’ DEFICIT (cont.)

Mandatory conversion

All outstanding shares of Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective conversion rate upon the earliest to occur of (a) the closing of the sale of shares of Common Stock to the public in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $50 million of gross proceeds to the Corporation and in connection with such offering the shares of Common Stock are listed for trading on the Nasdaq Stock Market, the New York Stock Exchange or another exchange or marketplace approved by the Board (a “Qualified IPO”), and (b). upon the date and time, or the occurrence of an event, specified by vote or written consent of the Requisite Holders.

Upon any mandatory conversion, the holders are subject to the Beneficial Ownership Limitation referenced above.

Liquidation

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders. Further, in the event of a Deemed Liquidation Event, the holders of shares of Preferred Stock then outstanding shall be entitled to be paid out of the consideration payable to stockholders in such Deemed Liquidation Event or out of the Available Proceeds (as defined below), as applicable, on a pari passu basis based on their respective Liquidation Amounts (as defined below) and before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the Original Issue Price plus any dividends declared but unpaid thereon.

NOTE 7. STOCK-BASED COMPENSATION

Adoption of 2024 Equity Incentive Plan

The Company adopted its 2024 Equity Incentive Plan (the “Company LTIP”) on December 30, 2024, to provide equity-based compensation incentives in the form of options, stock appreciation rights, restricted stock, and restricted stock units, to purchase the Company’s common stock in order to attract and retain qualified personnel, directors and consultants and align their interests with those of the Company’s stockholders. Upon adoption, an aggregate of 12,500,000 shares of common stock were reserved for grant and issuance pursuant to the Equity Incentive Plan.

Issuance of Stock Options

On December 30, 2024, the Company’s Board of Directors approved the grant of nonqualified stock options to employees and consultants to purchase an aggregate of 8,019,864 and 1,845,000 shares of common stock, respectively, of the Company at exercise prices of $1.15, $5.00 and $10.00 per share.

A summary of the stock option activity under the Company’s 2024 Equity Incentive Plan for the period from March 25, 2024 (inception) through December 31, 2024 is presented below:

The fair value of the stock options was estimated at Level 3 in the fair value hierarchy using the Black-Scholes option pricing model as well as a Monte Carlo simulation for awards that vest with market conditions. The assumptions used in calculating the fair value of stock-based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgement. The assumptions used to calculate the grant date fair value of the options granted during the period from March 25, 2024 (inception) through December 31, 2024, are as follows:

2024
Exercise Price	$1.15 to $10.76
Fair value of Company common stock	$1.15
Dividend yield	0%
Expected volatility	50.1%
Risk Free interest rate	4.4% to 4.6%
Expected term	5.40 to 10 years

SAUVEGARDER INVESTMENT MANAGEMENT, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7. STOCK-BASED COMPENSATION (cont.)

The following summarizes option activity under the Company’s stock plan the period from March 25, 2024 (inception) through December 31, 2024

	Number of Shares	Weighted Average Exercise Price	Weighted Average Grant Date Fair Value	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Outstanding at March 25, 2024	—	$—	$—	—	$—
Granted	9,864,864	5.18	0.40	10.00	—
Exercised	—	—	—	—	—
Forfeited and expired	—	—	—	—	—
Outstanding at December 31, 2024	9,864,864	$5.18	$0.40	10.00	$—

Vested options at Exercisable at December 31, 2024	—	$—	$—	—	$—

Stock Compensation Expense

At December 31, 2024, the total unrecognized stock compensation expense related to unvested stock option awards granted was $1,844,786, related to service based awards, which the Company expects to recognize over a weighted-average period of approximately 1.7 years. Stock compensation expense for the period ended December 31, 2024 was $7,619 included within general and administrative expenses on the accompany consolidated statement of operations.

In addition, at December 31, 2024 there is $1,821,349 in unrecognized expense related to in-substance performance awards with market conditions that vest upon achievement of specific market capitalizations over 10 years. For these market awards, fifty-percent (50%) vests upon the achievement of market capitalization levels for the Company’s common stock that exceeds $250,000,000 for at least 20 days of 30 trading days, and the remaining fifty-percent (50%) vests upon the achievement market capitalization levels for the Company’s common stock that exceeds $500,000,000 for at least 20 days of 30 trading days, in all cases, subject to the grantees continued services with the Company through the date of vesting. The Company notes that since the market capitalization cannot be achieved without an IPO, this tranche is considered a market condition with in substance performance conditions and expense will be recognized upon the IPO being probable or occurring. Further, at December 31, 2024 there is an additional $241,493 in unrecognized expense related to performance conditions that vest upon successful completion of an IPO. The stock compensation expense for options that vest upon successful completion of an IPO will be recorded upon consummation of the IPO transaction.

NOTE 8. SUBSEQUENT EVENTS

The Company performed an evaluation of subsequent events through May 6, 2025. Other than the matters noted below, there were no known material subsequent events which affected, or could affect. The amounts or disclosures in the consolidated financial statements.

2024 Equity Incentive Plan Share Increase

On January 1, 2025, and pursuant to the terms of the Company LTIP, the number of shares authorized under the Company LTIP increased by 2,583,600 to a maximum of 15,083,600.

Pre-IPO Subscription Agreements

On March 18, 2025 the Company entered into subscription agreements (“Pre-IPO Subscription Agreements”) with multiple investors. The investors agreed to purchase 1,680,060 shares of common stock, at $4.00 per share, for an aggregate purchase price of approximately $6,720,240. For each share of common stock purchased in relation to the

SAUVEGARDER INVESTMENT MANAGEMENT, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8. SUBSEQUENT EVENTS (cont.)

Pre-IPO Subscription Agreements, the Company issued an additional one-half (1/2) share of common stock, for a total of 840,030 shares, subject to a lock-up per the Bonus Share Lock-Up Agreement. The Company closed on this transaction on March 26, 2025. Inclusive in this transaction are 62,500 shares of common stock and 31,250 bonus shares, issued to investors associated with Dominari Securities LLC, who is the placement agent in the IPO.

The placement agent, at closing, will be paid (a) will be paid at each Closing from the Offering proceeds a total cash commission of six percent (6.0%) of the gross purchase price paid by the purchaser and the aggregate gross purchase price paid by all other purchasers (other than any investors introduced to the offering by the Company or its affiliates (the “Company Investors”) at that Closing), or one percent (1.0%) of the gross Purchase Price paid by any Company Investors (the “Cash Fee”) and (b) will receive warrants to purchase a total number of shares of Common Stock equal to six percent (6.0%) of the number of shares of Common Stock sold in the offering at that closing (other than to Company Investors), with a term expiring five (5) years after the final Closing Date and an exercise price of $4.60 per share (the “Placement Agent Warrants”).

Stock Option Issuances

On February 19, 2025, the Board of Directors approved and granted an aggregate 500,000 stock options to employees and consultants of the Company. The exercise prices for these options range from $1.15 to $2.68 and have either service or performance-based vesting conditions.

On March 19, 2025, the Company approved and granted an aggregate 1,950,000 stock options to employees and consultants of the Company. The exercise price for these options is $2.68 and the options have either time or event-based vesting conditions.

On March 25, 2025, the Board of Directors approved and granted 100,000 stock options to a consultant of the Company. The exercise price for these options is $2.68 and the options vest upon achievement of performance-based conditions.

On April 3, 2025, the Board of Directors approved and granted 150,000 stock options to a consultant of the Company. The exercise price for these options is $2.68 and the options vest upon either service or performance-based vesting conditions.

On May 1, 2025, the Board of Directors approved and granted and aggregate of 1,144,907 stock options to employees of the Company. The exercise price for these options is $4.00 and the options vest upon performance and market-based vesting conditions.

Repriced Market Condition Awards

On March 19, 2025, the Company agreed to amend the exercise price with certain holders of options that vest upon achievement of specific market capitalizations over 10 years. Under the amended options, the Company agreed to amend existing exercise prices from $10.00 and $5.00, as originally set, to a lower exercise price of $8.60 and $4.60.

On May 1, 2025, the Board of Directors amended certain grants to employees of the Company to either 1) reduce the number of options granted and 2) reduce the exercise price from $4.60 to $4.00.

Second Funding Promissory Note

On February 5, 2025, the Company agreed to fund €1,000,000 for the purpose of funding certain security payments that Ona was required to pay in relation to two lawsuits related to the Patent Transaction. The security payments were not contemplated by the Ona Promissory Note as described in Note 5, and the Company entered into a second promissory note with Ona. The note bears interest in the event of default of 22% and matures on or before September 1, 2026. The funding is collateralized by the IP owned by Ona related to the Patent Transaction.

SAUVEGARDER INVESTMENT MANAGEMENT, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8. SUBSEQUENT EVENTS (cont.)

SIM Entertainment Litigation Fund

On February 28, 2025, a wholly-owned subsidiary of the Company, SIM Entertainment Litigation Fund LLC (“Sim Entertainment Litigation”), entered into an agreement with Sergei Bespalov & Associates (“Sourcing Agent”) pursuant to which Sourcing Agent will identify and source creative talent with meritorious legal claims against studios, production companies, streaming platforms, networks, and others, including, without limit, content creators, licensors and distributors. Sourcing Agent will also engage approved legal counsel and propose an assessment and budget. If SIM Entertainment Litigation approves a case, it will provide funding for the related monetization activities, including litigation. SIM Entertainment Litigation’s intention is to provide at least $5.0 million in funding for such monetization activities and enter into at least ten (10) Funding Agreements in respect of such cases per year.

SIM HXR Patent Acquisition

On January 29, 2025, SIM IP HXR LLC (“SIM HXR”), a wholly-owned subsidiary, entered into a Patent Purchase Agreement, pursuant to which SIM HXR agreed to purchase 500+ patents and patent applications related to haptics and extended reality technologies for a purchase price of $30 million.

SIM Nixu FL IP Protection Acquisition

As of April 7, 2025, Nixu FL IP Protection, LLC (“Nixu FL”), a wholly-owned subsidiary, entered into a Patent Purchase Agreement dated April 4, 2025, pursuant to which Nixu FL agreed to purchase 34 patents related to cloud computing, virtual networking, internet protocol address management technologies for a purchase price of $4 million. This transaction closed on April 17, 2025.

SAUVEGARDER INVESTMENT MANAGEMENT, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF MARCH 31, 2025 AND DECEMBER 31, 2024

	March 31, 2025	December 31, 2024
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$6,446,448	$2,143,997
Deferred offering costs	687,120	210,000
Total Current Assets	7,133,568	2,353,997
Notes receivable, net	—	—
TOTAL ASSETS	$7,133,568	$2,353,997

LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ DEFICIT
Current Liabilities
Accounts payable	$1,843,984	$212,231
Accrued expenses	935,215	140,762
Total Current Liabilities	2,779,199	352,993
Other long-term liabilities	742,378	716,867
TOTAL LIABILITIES	3,521,577	1,069,860

COMMITMENTS AND CONTINGENCIES (Note 6)

Mezzanine Equity
Series A Convertible Preferred Stock, $0.001 par value, 40,000,000 authorized; 25,007,141 shares issued and outstanding as of March 31, 2025 (liquidation preference of $25,007) and December 31, 2024 (liquidation preference of $25,007)	4,651,750	4,651,750

Stockholders’ Deficit
Preferred stock, $0.001 par value, 50,000,000 authorized, 40,000,000 designated as Series A Convertible Preferred Stock as of March 31, 2025 and December 31, 2024	—	—
Common stock, $0.001 par value, 100,000,000 authorized, 19,220,000 and 16,700,000 shares issued and outstanding as of March 31, 2025 and December 31, 2024, respectively	19,220	16,700
Additional paid-in capital	6,732,888	7,619
Accumulated deficit	(7,791,867)	(3,391,932)
TOTAL STOCKHOLDERS’ DEFICIT	$(1,039,759)	$(3,367,613)
TOTAL LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ DEFICIT	$7,133,568	$2,353,997

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

SAUVEGARDER INVESTMENT MANAGEMENT, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2025 AND FOR
THE PERIOD FROM MARCH 25, 2024 (INCEPTION) THROUGH MARCH 31, 2024

	Three Months Ended March 31, 2025	Period From March 25, 2024 (Inception) Through March 31, 2024

REVENUE	$—	$—
OPERATING EXPENSES
General and administrative	4,409,491	—
Total operating expenses	4,409,491	—
LOSS FROM OPERATIONS	(4,409,491)	—
OTHER INCOME, NET
Interest income, net	9,556	—
Total other income, net	9,556	—
LOSS BEFORE INCOME TAXES	(4,399,935)	—
Income tax expense	—	—
NET LOSS	$(4,399,935)	$—

Net loss per share attributable to common stockholders, basic and diluted	$(0.26)	$0.00

Weighted average common shares outstanding used in computing net loss per share attributable to common stockholders, basic and diluted	16,840,005	16,500,000

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

SAUVEGARDER INVESTMENT MANAGEMENT, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN
MEZZANINE EQUITY AND STOCKHOLDERS’ DEFICIT
FOR THE THREE MONTHS ENDED MARCH 31, 2025 AND FOR
THE PERIOD FROM MARCH 25, 2024 (INCEPTION) THROUGH MARCH 31, 2024

	Mezzanine Equity		Stockholders’ Deficit
	Series A Convertible Preferred Stock		Common Shares		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance at December 31, 2024	25,007,141	$4,651,750	16,700,000	$16,700	$7,619	$(3,391,932)	$(3,367,613)
Issuance of common shares in Pre-IPO bridge financing, net of transaction costs	—	—	2,520,090	2,520	6,173,406	—	6,175,926
Stock-based compensation	—	—	—	—	551,863	—	551,863
Net loss	—	—	—	—	—	(4,399,935)	(4,399,935)
Balance at March 31, 2025	25,007,141	$4,651,750	19,220,090	$19,220	$6,732,888	$(7,791,867)	$(1,039,759)
	Mezzanine Equity		Stockholders’ Deficit
	Series A Convertible Preferred Stock		Common Shares		Additional Paid-in Capital	Accumulated Deficit	Stock Subscription Receivable	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance at March 25, 2024 (Inception)	—	$—	—	$—	$—	$—	$—	$—
Issuance of common stock	—	—	16,500,000	16,500	—	—	(16,500)	—
Issuance of Series A convertible preferred stock	11,750,000	11,750	—	—	—	—	(11,750)	(11,750)
Balance at March 31, 2024	11,750,000	$11,750	16,500,000	$16,500	$—	$—	$(28,250)	$(11,750)

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

SAUVEGARDER INVESTMENT MANAGEMENT, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS ENDED MARCH 31, 2025 AND FOR
THE PERIOD FROM MARCH 25, 2024 (INCEPTION) THROUGH MARCH 31, 2024

	Three Months Ended March 31, 2025	Period From March 25, 2024 (Inception) Through March 31, 2024

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(4,399,935)	$—
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	551,863	—
Foreign exchange transaction loss	25,511	—
Provision for credit losses	1,165,160	—
Changes in operating assets and liabilities:
Accounts payable	1,521,753	—
Accrued expenses	342,333	—
Net cash used in operating activities	(793,315)	—

CASH FLOWS FROM INVESTING ACTIVITIES:
Issuance of notes receivable	(1,165,160)	—
Net cash used in investing activities	(1,165,160)	—

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of Pre-IPO bridge financing	6,720,240	—
Payments of transaction costs for Pre-IPO bridge financing	(459,314)	—
Net cash provided by financing activities	6,260,926	—

NET CHANGE IN CASH AND CASH EQUIVALENTS	4,302,451	—

CASH AND CASH EQUIVALENTS, beginning of period	2,143,997	—
CASH AND CASH EQUIVALENTS, end of period	$6,446,448	$—

SUPPLEMENTAL CASH FLOW INFORMATION
Cash payments for interest	$—	$—
Cash payments for taxes	$—	$—

Supplemental disclosures of noncash investing and financing activities
Deferred offering costs accrued	$477,120	$—
Deferred offering costs accrued related to Pre IPO bridge financing	$85,000	$—
Subscription Receivable for Series A Convertible Preferred Stock	$—	$11,750
Subscription Receivable for common stock	$—	$16,500

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

SAUVEGARDER INVESTMENT MANAGEMENT, INC. AND SUBSIDIARIES
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS

Sauvegarder Investment Management, Inc (formerly known as SIM Tech, Inc.) (the “Company” or “SIM”), incorporated on March 25, 2024, is a development stage company focused on intellectual property (“IP”)-related transactions. SIM is a multi-strategy manager of IP assets focused on IP-based financing, investment and monetization opportunities, including licensing, enforcement through litigation, structured investments and royalty acquisitions, among other things. SIM expects to operate across jurisdictions, primarily focusing on the United States, Europe and Asia. On March 18, 2025, the Company redomiciled from Delaware to Texas.

The Company’s objective is to provide a range of attractive financial solutions for IP owners. Generally, the Company is agnostic as to industry, which allows the Company to pursue many different opportunities across sectors, including healthcare, chip and semi-conductor, data center, artificial intelligence, internet of things, communications, power and other technology areas. The Company’s focus is on companies and IP owners with strong and defensible IP portfolios, many of which are in the early stages of acceptance with long replacement cycles and/or are currently being infringed, rather than technologies with short replacement cycles that may be in their later stages are approaching obsolescence and replacement and/or have no market adoption or infringement potential.

On August 13, 2024, SIM Management GP LLC (“Management GP”), a related party under common control, and the Company entered into an Exchange Agreement (the “Exchange Agreement”). Prior to entering into the Exchange Agreement, Management GP owned 100% of the outstanding membership interests in SIM Tech Licensing LLC (“SIM Licensing”), an entity under common control.

SIM Licensing was formed in Delaware on January 22, 2024 and is a holding company for IP assets. SIM Licensing owned 100% of the outstanding membership interests in SIM IP 1 LLC (“SIM1”) and SIM IP 2 LLC (“SIM2”). Pursuant to the Exchange Agreement, Management GP transferred all outstanding membership interests in SIM Licensing (the “Acquired Entities”) to the Company, including the assumed net liabilities of SIM Licensing, in exchange for the issuance of 200,000 shares of the Company’s common stock. Following the Exchange Agreement, the Acquired Entities became wholly owned subsidiaries of the Company. The Exchange Agreement was considered a common control transaction.

On November 4, 2024, the Company entered into a Purchase Agreement (the “Purchase Agreement”) with Spectral IP, Inc (“IPAI”), a Delaware Corporation and wholly-owned subsidiary of Spectral AI, Inc (“Spectral AI” or “MDAI”). IPAI was formed on March 7, 2024 to advance artificial intelligent intellectual property with a specific emphasis on healthcare. Pursuant to the Purchase Agreement, as amended, IPAI will acquire all of the outstanding common stock of the Company in exchange for 21,399,851 shares of common stock of IPAI, 22,827,380 shares of preferred stock of IPAI, and 100,804 Placement Agent Warrants of IPAI (“Reorganization”) upon certain conditions being met including the Company satisfying (or being substantially certain to satisfy) all necessary preconditions to list the Company’s shares of common stock on Nasdaq.

As of March 31, 2025, the Company has not generated any revenue from its IP-focused operations. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies. Activity for the period from March 25, 2024 (inception) through March 31, 2025 relates to the Company’s formation, Series A offering of preferred stock, short-term loan payable acquired from the acquisition of SIM Licensing and the Reorganization, Pre-IPO bridge financing, and sourcing related to potential IP-related transactions. Erich Spangenberg, is a founder and chief executive officer of the Company. Additionally, he is on the board of directors of MDAI and the chief executive officer of the subsidiary (See Note 3). The Company is unlikely to generate any operating revenues until after the completion of the Reorganization, at the earliest (“Proposed Offering”). The Company will generate non-operating income in the form of interest income from the proceeds derived from the Proposed Offering. Since inception and through March 31, 2025, the Company has raised approximately $9.3 million through issuance of Series A Convertible Preferred Stock and common stock. See Note 7.

The Company has selected December 31 as its fiscal year end.

SAUVEGARDER INVESTMENT MANAGEMENT, INC. AND SUBSIDIARIES
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS (cont.)

Liquidity

As of March 31, 2025, the Company had cash of $6,446,448 and working capital of $4,354,369. As of March 31, 2025 the Company has generated losses from operations since inception and has an accumulated deficit of $7,791,867. The Company has utilized and plans to continue to utilize equity raises and other related party funding arrangements, as primary source of liquidity to support operations. In addition, on March 18, 2025, the Company entered into subscription agreements (“Pre-IPO Subscription Agreements”) with multiple investors. The investors purchased 1,680,060 shares of common stock and for each share of common stock purchased in relation to the Pre-IPO Subscription Agreements, the Company issued one-half (1/2) share of common stock, for a total of 840,030 shares, subject to a lock-up agreement, for an aggregate purchase price of $6,720,240. The Company closed on this transaction on March 26, 2025.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The principal accounting policies applied in the preparation of these unaudited condensed consolidated financial statements are set out below.

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) for interim financial information and Article 8 of Regulation S-X. Accordingly, they do not include all the information and footnotes required by U.S. GAAP for complete consolidated financial statements. Management’s opinion is that all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Interim results for the period from January 1, 2025 through March 31, 2025 are not necessarily indicative of the results that may be expected for the period ending December 31, 2025. The information included in this interim report should be read in conjunction with the audited financial statements and notes thereto of the Company for the period from March 25, 2024 (inception) to December 31, 2024.

Principles of Consolidation

The unaudited condensed consolidated financial statements of the Company include the accounts of the Company and its wholly owned subsidiaries. All intercompany transactions have been eliminated in consolidation.

Emerging Growth Company

The Company will be an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart our Business Startups Act of 2012, (the “JOBS Act”), and it may be able to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b) (1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. Private companies are those companies that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company will elect not

SAUVEGARDER INVESTMENT MANAGEMENT, INC. AND SUBSIDIARIES
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

to opt out of such extended transition period, which means that when a standard is issued or revised, it will adopt the new or revised standard at the time private companies adopt the new or revised standard. Therefore, the Company’s unaudited condensed consolidated financial statements may not be comparable to certain public companies.

Distinguishing Liabilities from Equity

The Company applies Accounting Standards Codification (“ASC”) Topic 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815-40, Derivatives and Hedging: Contracts in Entity’s Own Equity (“ASC 815-40”), to classify certain redeemable and/or convertible instruments. The Company first determines whether a financial instrument should be classified as a liability. The Company will determine the liability classification if the financial instrument is mandatorily redeemable, or if the financial instrument, other than outstanding shares, embodies a conditional obligation that the Company must or may settle by issuing a variable number of its equity shares.

Once the Company determines that a financial instrument should not be classified as a liability, the Company determines whether the financial instrument should be presented between the liability section and the equity section of the condensed consolidated balance sheets (“mezzanine equity”). The Company will determine mezzanine equity classification if the redemption of the financial instrument is outside the control of the Company (i.e., at the option of the holder). Otherwise, the Company accounts for the financial instrument as permanent equity.

Initial Measurement

The Company records its financial instruments classified as liability, mezzanine equity, or permanent equity at issuance at fair value.

Classification and accretion of redeemable convertible preferred stock

The holders of Series A Preferred Stock have certain redemption rights in the event of a deemed liquidation event that, in certain situations, are not solely within the control of the Company and would call for the redemption of the then outstanding Series A Preferred Stock. Therefore, the Series A Preferred Stock is classified as mezzanine equity outside of stockholders’ deficit on the condensed consolidated balance sheets. The Company recorded the Series A Preferred Stock at fair value upon issuance. The Series A Preferred Stock is not currently redeemable, and a deemed liquidation event is not currently probable.

Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480 and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own ordinary shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all of the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheets date thereafter. The Company’s outstanding warrants meet the criteria for equity classification.

SAUVEGARDER INVESTMENT MANAGEMENT, INC. AND SUBSIDIARIES
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Use of Estimates

The preparation of unaudited condensed consolidated financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed consolidated financial statements and the reported amounts of expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the unaudited condensed consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ from those estimates.

The Company’s significant estimates include the valuation of the Series A Convertible Preferred Stock, the valuation allowance on deferred tax assets, the valuation of the Company’s common stock prior to the Company’s initial public offering, allowance for credit losses on notes receivable and the valuation and recognition of stock-based compensation expense.

Risk and Uncertainties

The Company’s business and operations are sensitive to general business and economic conditions worldwide. These conditions include significant events with macroeconomic impacts, including, but not limited to geopolitical events, including the Russia-Ukraine conflict, conflicts in the Middle East, volatile inflation and interest rates, monetary policy changes, financial services sector instability, recessions, global pandemics and foreign currency fluctuations. Changes in the value of currencies relative to the U.S. dollar, or high inflation in countries using a currency other than the U.S. dollar, can impact our revenues, costs and expenses and our financial guidance.

The Company is subject to a number of risks similar to those of other companies of similar size in its industry, including but not limited to, the success of its ability to source suitable IP assets to finance, to source underutilized IP for monetization campaigns and to develop the market for, and source, suitable transactions for both IP-related investments and IP royalty acquisitions, and our failure to do so could have a material adverse effect on the business, financial position, results of operations and/or liquidity. Additionally, the Company may experience a need for additional capital (or financing) to fund operating losses, exposure to lawsuits, finance litigation, structured investments and royalty acquisitions, among other things, as a result of the its businesses, dependence on key individuals, dependence on third parties, and risks associated with changes in information technology and intellectual property.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity date of three months or less at the date of purchase and money market accounts to be cash equivalents.

Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. To increase the comparability of fair value measures, the following hierarchy prioritizes the inputs to valuation methodologies used to measure fair value:

Level 1 —	Observable inputs that reflect quoted market prices (unadjusted) for identical assets or liabilities in active markets.
Level 2 —	Inputs other than the quoted prices in active markets that are observable either directly or indirectly in the marketplace for identical or similar assets and liabilities; and
Level 3 —	Unobservable inputs that are supported by little or no market data, which require the Company to develop its own assumptions.

SAUVEGARDER INVESTMENT MANAGEMENT, INC. AND SUBSIDIARIES
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The following table details the fair value measurements within the fair value hierarchy of the Company’s financial instruments:

		Fair value at March 31, 2025
	Total	Level 1	Level 2	Level 3
Assets:
Cash Equivalents
Money market fund	4,487	4,487	—	—
Total assets	$4,487	$4,487	$—	$—
		Fair value at December 31, 2024
	Total	Level 1	Level 2	Level 3
Assets:
Cash Equivalents
Money market fund	1,674,790	1,674,790	—	—
Total assets	$1,674,790	$1,674,790	$—	$—

Financial instruments consist of cash and cash equivalents, accounts payable and accrued expenses. The Company determines the estimated fair value of such financial instruments presented in these unaudited condensed consolidated financial statements using available market information and appropriate methodologies. These financial instruments are stated at their respective historical carrying amounts, which approximate fair value due to their short-term nature.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to significant contribution of credit risk consist of cash and cash equivalents. The Company’s cash and cash equivalents include money market accounts. Periodically, the Company maintains deposits in financial institutions in excess of government insured limits. Management has not experienced any losses in these deposits. The Company maintained deposits in financial institutions in excess of federally insured limits of $250,000, in the amount of $6,196,448 and $1,893,997 at March 31, 2025 and December 31, 2024, respectively.

General and Administrative Expenses

General and administrative expenses consist of costs to maintain daily operations and administer the business that are not directly attributable to generating revenue or cost of revenue. These consist primarily of Expenses within general and administrative are inclusive of stock-based compensation expense, provision for credit losses, payroll expenses, rent, consulting fees, audit fees, tax fees, patent & trademark expense, and non-operational legal expenses.

Leases

The Company accounts for leases in accordance with ASC 842, Leases, under which arrangements meeting the definition of a lease are classified as operating or finance leases and recorded on the unaudited condensed consolidated balance sheets as both a right-of-use asset and lease liability. The Company determines if an arrangement is a lease at inception. Operating and financing right-of-use assets and lease liabilities are included on the unaudited condensed consolidated balance sheets. Right-of-use assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Right-of-use assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. The Company uses its incremental borrowing rate, based on the information available at the commencement date, in determining the present value of future lease payments. Right-of-use assets include any prepaid lease payments and exclude any lease incentives and initial direct costs incurred. Operating lease expenses

SAUVEGARDER INVESTMENT MANAGEMENT, INC. AND SUBSIDIARIES
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

are recognized on a straight-line basis over the term of the lease, consisting of interest accrued on the lease liability and depreciation of the right-of-use asset. The lease terms may include options to extend or terminate the lease is it is reasonably certain the Company will exercise that option.

As of March 31, 2025, the Company has one short term lease. The Company has elected the short-term lease practical expedient of 12 months and has not recorded a right-of-use asset or lease liability.

Deferred Offering Costs

The Company complies with the requirements of ASC 340-10-S99-1 and U.S. Securities Exchange Commission (“SEC”) Staff Accounting Bulletin (“SAB”) Topic 5A — Expenses of Offering. Deferred offering costs consist of legal, accounting, underwriting fees and other costs incurred through the unaudited condensed consolidated balance sheets date that are directly related to the Proposed Offering. Offering costs are charged to temporary equity or permanent equity based upon the relative fair value of the proceeds received from the shares sold upon the completion of the Proposed Offering. Should the Proposed Offering prove to be unsuccessful, these deferred costs, as well as additional expenses to be incurred, will be charged to operations. As of March 31, 2025, there was $100,000 of payments and $587,120 unpaid for deferred offering costs included within current assets on the unaudited condensed consolidated balance sheets. As of December 31, 2024, there was $100,000 of payments and $110,000 unpaid for deferred offering costs included within current assets on the condensed consolidated balance sheets.

Financial Instruments — Credit Losses (“CECL”)

The CECL impairment model is applicable to financial assets measured at amortized cost, including loans, held-to-maturity debt securities and off-balance sheets credit exposures. The CECL impairment model requires an estimate of expected credit losses, measured over the contractual life of an instrument, that considers forecasts of future economic conditions in addition to information about past events and current conditions. Based on this model, we analyze the following criteria, as applicable in developing allowances for credit losses: historical loss information, the borrower’s ability to make scheduled payments, the remaining time to maturity, the value of underlying collateral, projected future performance of the borrower and macroeconomic trends.

The Company carries its note receivables at their amortized cost basis in the unaudited condensed consolidated balance sheets since management has the intent and ability to hold the note receivables for the foreseeable future or until maturity or payoff. The Company reviews its loans carried at amortized cost for expected credit losses under ASC 326, Financial Instruments — Credit Losses, on an ongoing basis. The Company utilized probability-of-default (“PD”) and loss-given-default (“LGD”) methodologies to calculate the allowance for expected credit losses.

Under the PD and LGD methods, the loss rate is a function of two components: (1) the lifetime default rate (“PD”); and (2) the loss given default (“LGD”). Due to the Company’s limited operating history and lack of loss history, the Company derived its PD and LGD rates by considering average historical default and recovery rates for corporate debt instruments, the borrower’s current financial position, and supportable forecasts utilizing default studies and hybrid quantitative regression models provided by multiple industry leading sources. The Company uses PD and LGD rates that correspond to the customer’s assumed credit rating and the contractual term of the note.

The Company may utilize the practical expedient under CECL for its collateral-dependent assets. If a borrower is experiencing financial difficulty and repayment is expected to be provided substantially through the sale or operation of the collateral, the Company will calculate estimated credit losses based on the difference between the fair value of the collateral, less costs to sell, if applicable, and the carrying value of the loan.

The Company has elected to record an allowance for expected credit losses related to accrued interest receivable through a reversal of interest income.

SAUVEGARDER INVESTMENT MANAGEMENT, INC. AND SUBSIDIARIES
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Segment Reporting

ASC Topic 280, Segment Reporting, (“ASC 280”) requires use of the “management approach” model for segment reporting. The management approach model is based on the way a company’s chief operating decision maker (“CODM” organizes segments within the company for making operating decisions assessing performance and allocating resources. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company.

Management determined the Company’s operations constitute a single reporting segment.

The Company identities the CODM to be a group consisting of the Chief Executive Officer and the Chief Financial Officer. Expenses within general and administrative are inclusive of stock-based compensation expense, provision for credit losses, payroll expenses, rent, consulting fees, audit fees, tax fees, patent & trademark expense, and non-operational legal expenses. Legal expenditures related to case related litigation, which may be expensed or capitalized, are also provided. These segment (and consolidated) measures of profitability are shown in the unaudited condensed consolidated statements of operations. The measure of segment assets is reported on the condensed consolidated balance sheets as total assets.

Stock-Based Compensation

The Company follows ASC Topic 718, Compensation — Stock Compensation (“ASC 718”), which addresses the accounting for stock-based payment transactions, requiring such transactions to be accounted for using the fair value method. Awards of shares for property or services are recorded at the more readily measurable of the estimated fair value of the stock award and the estimated fair value of the service. Stock-based compensation is measured at the grant date, based on the fair value of the award, and is recognized as an expense over the requisite service period. The assumptions used in calculating the fair value of stock-based awards represent management’s reasonable estimates and involve inherent uncertainties and the application of management’s judgment. The fair value of stock-based payment awards is estimated using the Black-Scholes option model with a volatility figure derived from using a determined peer group of other companies’ stock prices since the Company’s stock is not currently trading. The Company accounts for the expected term of options in accordance with the “simplified” method, which is used for “plain-vanilla” options, as defined in ASC 718. The risk-free interest rate was determined from the implied yields of U.S. Treasury zero-coupon bonds with a remaining life consistent with the expected term of the options. The Company accounts forfeitures as they occur.

The estimated fair value is amortized as a charge to earnings on a straight-line basis, for awards or portions of awards that do not require specified milestones or performance criteria as a vesting condition and also depending on the terms and conditions of the award, and the nature of the relationship of the recipient of the award to the Company. The Company records the grant date fair value in line with the period over which it was earned. For employees and consultants, this is typically considered to be the vesting period of the award.

The estimated fair value of awards that require specified milestones or recipient performance are charged to expense when such milestones or performance criteria are probable to be met.

The Company accounts for awards with market conditions (i.e. market capitalization) on its grant date, estimating the fair value using a Monte Carlo simulation. The estimated fair value of awards with market conditions commences on the grant date, as the probability of meeting the market conditions is not considered in determining the timing of expense recognition. The expense will be recognized on an accelerated basis.

Income Taxes

The Company accounts for income taxes under ASC 740, Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

SAUVEGARDER INVESTMENT MANAGEMENT, INC. AND SUBSIDIARIES
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s consolidated financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s unaudited condensed consolidated financial statements. Since the Company was incorporated on March 25, 2024, the evaluation will be performed for the upcoming 2024 tax year, which will be the only period subject to examination.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of March 31, 2025 and December 31, 2024. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

Net Loss Per Share

Net loss per share is computed by dividing net loss by the weighted average number of common shares outstanding during the period. Diluted loss per share is calculated by dividing net loss by the weighted average of common shares and dilutive common stock equivalents outstanding. During the periods when they are anti-dilutive, common stock equivalents, if any, are not considered in the computation. At March 31, 2025 and 2024, there were 37,337,005 and 11,750,000 common share equivalents. For the three months ended March 31, 2025 and for the period from March 25, 2024 (inception) through March 31, 2024, these potential shares were excluded from the shares used to calculate diluted net loss per share as their effect would have been antidilutive. The additional securities excluded from dilutive earnings per share calculation because their effect would have been anti-dilutive include 25,007,141 and 11,750,000 shares of Series A Convertible Preferred Stock, 100,804 and 0 Placement Agent Warrants, and 12,329,864 and 0 options as of March 31, 2025 and 2024, respectively.

Recent Accounting Pronouncements Not Yet Effective

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740), Improvements to Income Tax Disclosures (“ASU 2023-09”). The amendments in ASU 2023-09 are intended to increase transparency through improvements to income tax disclosures primarily related to the rate reconciliation and income taxes paid information. ASU 2023-09 is effective for annual periods beginning after December 15, 2024, with early adoption permitted. The Company is currently evaluating the disclosure impact that ASU 2023-09 may have on its financial statement presentation and disclosures.

In November 2024, the FASB issued ASU 2024-03, Income Statement (Topic 220): Reporting Comprehensive Income — Expense Disaggregation Disclosures, Disaggregation of Income Statement Expenses, that requires public companies to disclose, in interim and reporting periods, additional information about certain expenses in the financial statements. Further clarified by ASU 2025-01, Income Statement (Topic 220): Reporting Comprehensive Income — Expense Disaggregation Disclosures, Disaggregation of Income Statement Expenses, issued in December 2024. The ASU is effective for annual periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027. Early adoption is permitted and is effective on either a prospective basis or retrospective basis. The Company is currently assessing the potential impacts of ASU 2024-03.

In November 2024, the FASB issued ASU 2024-04, Debt with Conversion and Other Options (Subtopic 470-20), which clarifies the requirements for determining whether certain settlements of convertible debt instruments should be accounted for as an induced conversion. ASU 2024-04 is effective for annual periods beginning after December 15, 2025, and interim reporting periods within those annual reporting periods. Early adoption is permitted for all entities that have adopted the amendments in Update 2020-06. Adoption can be on a prospective or retrospective basis. The Company is currently evaluating the disclosure impact that ASU 2024-04 may have on its financial statement presentation and disclosures.

SAUVEGARDER INVESTMENT MANAGEMENT, INC. AND SUBSIDIARIES
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

In May 2025, the FASB issued ASU 2025-03, Business Combinations (Topic 805) and Consolidation (Topic 810) (“ASU 2025-03”), which clarifies the requirements for determining the accounting acquirer in the acquisition of a variable interest entity. ASU 2025-03 is effective for annual periods beginning after December 15, 2026, and interim reporting periods within those annual reporting periods. The amendments in this update require that an entity apply the new guidance prospectively to any acquisition transaction that occurs after the initial application date. Early adoption is permitted as of the beginning of an interim or annual reporting period. The Company is currently evaluating the disclosure impact that ASU 2025-03 may have on its financial statement presentation and disclosures.

Management does not believe that any other recently issued, but not yet effective, authoritative guidance, if currently adopted, would have a material impact on the Company’s financial statement presentation or disclosures.

NOTE 3. RELATED PARTY TRANSACTIONS

During the period from March 25, 2024 (inception) to December 31, 2024, 16,500,000 shares of common stock were sold to members of management, for an aggregate purchase price of $16,500. The shares were issued at par value. See Note 7, Stockholders’ Deficit, for additional information.

NOTE 4. ACCRUED EXPENSES

As of March 31, 2025 and December 31, 2024, the accrued expenses of the Company consisted of the following:

	March 31, 2025	December 31, 2024
Accrued consulting	$15,000	$15,250
Accrued offering costs	477,120	110,000
Accrued Pre-IPO legal fees	85,000	—
Accrued legal fees	326,876	—
Other accrued expense	31,219	15,512
Accrued expenses	$935,215	$140,762

NOTE 5. INCOME TAXES

There was no income tax expense for the three months ended March 31, 2025 and for the period from March 25, 2024 (inception) through March 31, 2024. The overall effective tax rate (“ETR”) as calculated under ASC 740 guidance for the three months ended March 31, 2025 and for the period from March 25, 2024 (inception) through March 31, 2024 was 0.0% and 0.0%, respectively due primarily to the full valuation allowance on the deferred tax asset.

At December 31, 2024, the Company had available federal net operating loss carryforwards (“NOLs”) of $760,778, which are available to offset future taxable income. The Tax Cuts and Jobs Act of 2017 limits the amount of federal net operating loss to be utilized each year after December 31, 2020 to 80% of taxable income and allows the carryforwards to be indefinite.

The Company is subject to taxation in the U.S and in various state and local jurisdictions. Since the Company was recently incorporated, no federal, state or local returns have been filed and therefore none are open to examinations.

NOTE 6. COMMITMENTS AND CONTINGENCIES

Leases

The Company leases its corporate office located at 78 SW 7th Street, Suite 500 in Miami, Florida 33130, on a month-to-month basis. After the initial term, the Company may cancel the lease agreement at any time by providing written notice. As referenced in Note 2, the Company has elected the short-term lease practical expedient of 12 months

SAUVEGARDER INVESTMENT MANAGEMENT, INC. AND SUBSIDIARIES
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6. COMMITMENTS AND CONTINGENCIES (cont.)

and has not recorded a right-of-use asset or lease liability . The lease expense and cash paid for leases for the three months ended March 31, 2025 and for the period from March 25, 2024 (inception) through March 31, 2024 was $1,296 and $0, respectively.

Patent Transaction

Note Receivable

The Company acquired the following commitment and funding agreement as part of the common control acquisition of SIM Licensing on August 13, 2024.

On January 26, 2024, Granicus IP, LLC (“Granicus” or “Lender”), a related party under common ownership, assigned all rights and obligations in association with the Patent Transaction, as defined below, inclusive of a promissory note (“Ona Promissory Note”) whereby Granicus agreed to fund certain monetization costs expected to be incurred by Ona Patents SL (“Ona”) in connection with the Patent Transaction (“Funding Commitment”) up to a maximum of $3,000,000. This promissory note matures on or before September 1, 2026, and the Company, as a result of the Exchange Agreement, has an interest in certain proceeds which may be recovered by Ona.

Included in the rights assigned by Granicus, was also a security interest in the IP related to the Patent Transaction to secure the Ona Promissory Note. The patent security agreement was subsequently amended to provide funding under the Second Ona Promissory Note, as further discussed below.

Prior to entering into the Exchange Agreement, SIM Licensing had funded $486,397 in relation to the Ona Promissory Note. Following the Exchange Agreement through December 31, 2024, the Company funded an additional $125,769 in relation to the Ona Promissory Note. During the three months ended March 31, 2025, the Company funded an additional $109,060 in relation to the Ona Promissory Note As of March 31, 2025, the Company determined that an amicable resolution is not likely to be reached in the near term, in part because of the significant value that Ona places on the IP and claims being asserted and has established a full credit allowance against that balance.

As of March 31, 2025 and December 31, 2024, the Company’s unfunded portion of the funding commitment was $2,278,774 and $2,387,834, respectively, from which the parties of the Patent Transaction can withdraw from in relation to the $3,000,000 Funding Commitment.

Second Funding Promissory Note

On February 5, 2025, the Company agreed to fund separately from the funding commitment, an additional €1,000,000 ($1,056,100) (the “Second Ona Promissory Note”) for the purpose of funding certain security payments that Ona was required to pay in relation to two lawsuits related to the Patent Transaction. The security payments were not contemplated by the Ona Promissory Note, and the Company entered into a second promissory note with Ona. The Second Ona Promissory Note bears interest in the event of default of 22% and matures on or before September 1, 2026. The funding is collateralized by the IP owned by Ona related to the Patent Transaction. As of March 31, 2025, the Company determined that an amicable resolution is not likely to be reached in the near term, in part because of the significant value that Ona places on the IP and claims being asserted and has established a full credit allowance against that balance.

Other long-term liabilities

Separately, on March 5, 2024 SIM Licensing entered into a funding agreement (the “Funding Agreement”) with a lender (or “Funder”). SIM Licensing is a party to, and has certain rights to, a transaction (“Patent Transaction”) pursuant to which Ona acquired 16 patents (and the right to license additional unrelated patents) covering fundamental aspects of geolocation technology, which will be asserted in court for alleged infringement by certain technology companies.

SAUVEGARDER INVESTMENT MANAGEMENT, INC. AND SUBSIDIARIES
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6. COMMITMENTS AND CONTINGENCIES (cont.)

The Funder, in order to take part in the Patent Transaction, will provide up to a €1.0 million line of credit (the “Credit Line”). The proceeds on the line of credit are strictly to be used to pay counsel, experts, and court costs in relation to the Patent Transaction. Further, the increments of withdrawal were €300,000 as an initial draw and up to €150,000 per calendar quarter, which the Funder agrees to fund within ten (10) business days after the first day of each calendar quarter (January 1, March 1, July 1, and October 1) until the maximum is extended under the Credit Line.

On December 17, 2024, the Funding Agreement was amended by the Funder and SIM Licensing (the “Funding Agreement Amendment”). The Funding Agreement Amendment was amended to clarify the line of credit is non-recourse other than with respect to the proceeds received in relation to the Patent Transaction.

Lastly, the Funding Agreement Amendment amended Funder’s right to participate in any recoveries related to the Patent Transaction as follows;

a.      If the initial public offering (“IPO”) of the Company closes on or before June 30, 2025, then Funder would receive:

i.       3.0x capital actually deployed under the Credit Line

ii.      15.0% of the Total Recovery After VAT payable to SIM Licensing

b.      If the IPO of the Company does not close on or before the June 30, 2025, then Funder will receive:

i.       3.0x committed capital of €1,000,000

ii.      50% of the Total Recovery After VAT payable to SIM Licensing

As of March 31, 2025, the Company determined that an amicable resolution is not likely to be reached in the near term, in part because of the significant value that Ona places on the IP and claims being asserted.

As of March 31, 2025 and December 31, 2024, the Company has withdrawn €578,694 ($624,690) and €578,694 ($599,179), respectively, in relation to the Funding Agreement, and is included in the condensed consolidated balance sheets within other long-term liabilities. A foreign transaction exchange loss of $25,511 was recorded during the three months ended March 31, 2025 and is included within general and administrative expenses on the unaudited condensed consolidated statement of operations.

As of March 31, 2025 and December 31, 2024, the Company has €421,306 ($455,685) and €421,306 ($436,221), respectively, of unused credit lines with the Funder, available for withdrawal.

Legal Matters

From time to time, the Company may become involved in litigation or other legal proceedings arising in the ordinary course of business as a result of the Company’s various IP-related monetization and enforcement activities, and in defending the Company’s rights as it relates to owned and third-party IP, and the Company’s rights to receive payment, and enforce collateral, under IP finance and IP royalty acquisition-related matters. The Company is not currently a party to any litigation or legal proceedings that, in the opinion of the Company’s management, are probable to have a material adverse effect on the business. Regardless of outcome, litigation can have an adverse impact on the Company’s business, financial condition, results of operations and prospects because of defense and settlement costs, diversion of management resources and other factors.

SIM Entertainment Litigation Fund

On February 28, 2025, a wholly-owned subsidiary of the Company, SIM Entertainment Litigation Fund LLC (“SIM Entertainment Litigation”), entered into an agreement with Sergei Bespalov & Associates (“Sourcing Agent”) pursuant to which Sourcing Agent will identify and source creative talent with meritorious legal claims against studios, production companies, streaming platforms, networks, and others, including, without limit, content creators, licensors

SAUVEGARDER INVESTMENT MANAGEMENT, INC. AND SUBSIDIARIES
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6. COMMITMENTS AND CONTINGENCIES (cont.)

and distributors. Sourcing Agent will also engage approved legal counsel and propose an assessment and budget. If SIM Entertainment Litigation approves a case, it will provide funding for the related monetization activities, including litigation. SIM Entertainment Litigation’s intention is to provide at least $5.0 million in funding for such monetization activities and enter into at least ten funding agreements in respect of such cases per year. No funding from this agreement has been provided through March 31, 2025.

SIM HXR Patent Acquisition

On January 29, 2025, SIM IP HXR LLC (“SIM HXR”), a wholly-owned subsidiary, entered into a Patent Purchase Agreement (the “HXR” Patent Purchase Agreement”), pursuant to which SIM HXR agreed to purchase 500+ patents and patent applications related to haptics and extended reality technologies for a purchase price of $30 million. The Company and/or SIM HXR will need to raise capital in addition to that of the IPO in order to close the transaction entered into by SIM HXR. There can be no assurances that the Company and/or SIM HXR will do so, or can do so, on terms that are attractive to the Company. The Patent Purchase Agreement was subsequently amended as described in Note 9. Subsequent Events, for additional information.

NOTE 7. STOCKHOLDERS’ DEFICIT

Common stock — Holders of the Company’s common stock are entitled to one vote for each share. The Company issued 16,500,000 common shares in March 2024, and the Company received $16,500 in net proceeds in May 2024. In August 2024, in relation to the Exchange Agreement, the Company issued 200,000 shares, par value of $200 worth of common stock in exchange for acquisition of SIM Licensing. The fair value of the shares was determined to be $0.35 per share at time of the transaction.

Pre-IPO Subscription Agreements

On March 18, 2025 the Company entered into subscription agreements (“Pre-IPO Subscription Agreements”) with multiple investors. The investors agreed to purchase a total of 2,520,090 shares of common stock, inclusive of the bonus shares below, for an aggregate purchase price of approximately $6,720,240. As included in the Pre-IPO Subscription Agreements, for each share of common stock purchased in relation to the Pre-IPO Subscription Agreements at $4.00 per share, the Company issued an additional one-half (1/2) share of common stock (the “Bonus Shares”). A total of 840,030 Bonus Shares were issued and are subject to a lock-up per the Bonus Share Lock-Up Agreement. The Company closed on this transaction on March 26, 2025. Inclusive in this transaction are 62,500 shares of common stock and 31,250 bonus shares, issued to investors associated with Dominari Securities LLC, who is the placement agent in the IPO, and therefore a related party.

The placement agent, at closing, (a) was paid from the Offering proceeds a total cash commission of six percent (6.0%) of the gross purchase price paid by the purchaser and the aggregate gross purchase price paid by all other purchasers (other than any investors introduced to the offering by the Company or its affiliates (the “Company Investors”) at that closing), or one percent (1.0%) of the gross Purchase Price paid by any Company Investors (the “Cash Fee”) and (b) received warrants to purchase a total number of shares of Common Stock equal to four percent (4.0%) of the number of shares of Common Stock sold in the offering at that closing (other than to Company Investors), with a term expiring five (5) years after the final closing date and an exercise price of $4.60 per share (the “Placement Agent Warrants”).

The Placement Agent Warrants are equity classified and have an exercise price of $4.60 per share (which represents 115% of the public offering price per share and accompanying Warrants), expire on March 26, 2030, and are exercisable following the closing date. The measurement of fair value of Placement Agent Warrants were determined utilizing a Black-Scholes model considering all relevant assumptions current at the date of issuance (i.e., share price of $2.68, exercise price of $4.60, term of five years, volatility of 44.80%, risk-free rate of 4.10%, and expected dividend rate of 0%). As of March 31, 2025, the Company had 100,804 total warrants outstanding.

SAUVEGARDER INVESTMENT MANAGEMENT, INC. AND SUBSIDIARIES
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7. STOCKHOLDERS’ DEFICIT (cont.)

Preferred stock — The Company is authorized to issue 50,000,000 shares of preferred stock with a par value of $0.001 per share, of which 40,000,000 shares of the authorized shares of Preferred Stock are designated “Series A Convertible Preferred Stock”. Holders of the Company’s preferred stock are entitled to cast the number of votes equal to the number of whole shares of common stock into which the preferred stock are convertible. As of March 31, 2025 and December 31, 2024, there were 25,007,141 and 25,007,141 shares of Convertible Series A Preferred stock issued and outstanding, respectively.

On March 25, 2024, the Company entered into a Securities Purchase Agreement (“First Securities Purchase Agreement”) with an investor (the “Founding Investor”). The Founding Investor purchased 11,750,000 shares of the Series A Convertible Preferred Stock, for an aggregate purchase price of approximately $11,750. The Series A Convertible Preferred Stock were issued at par value.

On June 27, 2024, the Company entered into a Securities Purchase Agreement (“Second Securities Purchase Agreement”) with multiple investors. Throughout June and September, 2024 the Company entered into securities purchase agreements with various new and existing investors. The investors agreed to purchase 9,257,141 shares of the Series A Convertible Preferred Stock, at a per share value of $0.35 per share, for an aggregate purchase price of approximately $3,240,000. The Series A Convertible Preferred Stock were issued at $0.35 per share.

As part of the Second Securities Purchase Agreement, on June 27, 2024, the Company and an investor entered into a side letter agreement to update the release of funds related to their investment under the Second Securities Purchase Agreement (the “Side Letter Agreement”). In accordance with the Side Letter the investor agreed to the release of funds as set forth below:

i.       $500,000 of the Commitment Amount at the Initial Closing.

ii.      $500,000 of the Commitment Amount upon a Qualified Filing (as defined below). “Qualified Filing” means the filing of a registration statement with the U.S. Securities and Exchange Commission with respect to (x) the initial public offering of Common Stock or other equity securities of the Company (or common stock or other equity securities of any successor entity of the Company) or (y) the initial listing of the Common Stock or other equity securities of the Company (or common stock or other equity securities of any successor entity of the Company) on the Nasdaq Stock Market, the New York Stock Exchange or another exchange or marketplace approved by the Board of Directors of the Company (or any successor entity of the Company), without a related offering of such common stock or other equity securities.

iii.     The remainder of the Commitment Amount, on the earliest of (a) the effective date of the registration statement constituting a Qualified Filing and (b) a Qualified Transaction (as defined below. “Qualified Transaction” means any merger, consolidation, reorganization, recapitalization, capital stock exchange, stock sale, asset sale or other similar transaction or business combination (or series of related transactions or related business combinations), as a result of or following which the Company’s equity securities or any equity securities received in exchange for the Company’s equity securities would be publicly traded on the Nasdaq Stock Market, the New York Exchange or another exchange or marketplace approved by the Board of Directors of the Company.

On August 27, 2024 the Side Letter Agreement between the Company and the investor was terminated. All funds previously subject to the side letter were released to the Company.

As of December 31, 2024, the investor had funded $2,900,000 to the Company. The 8,285,714 shares of Series A Convertible Preferred Stock are included in the 9,257,141 shares of the Series A Convertible Preferred Stock mentioned above in relation to the Second Securities Purchase Agreement.

On August 27, 2024, the Company entered into a second securities purchase agreement with the Founding Investor. The Founding Investor agreed to purchase an additional 4,000,000 shares of the Series A Convertible Preferred Stock, at a per share value of par value, for an aggregate purchase price of approximately $4,000. In connection with the issuance, the Company recorded a loss on issuance of the preferred shares of $1,396,000, which represents the amount by which the fair value of the Series A Convertible Preferred Stock exceeded the cash proceeds received.

SAUVEGARDER INVESTMENT MANAGEMENT, INC. AND SUBSIDIARIES
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7. STOCKHOLDERS’ DEFICIT (cont.)

The terms of the Company’s Preferred Stock and outstanding Series A Convertible Preferred Stock are noted below.

Voting

The Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Holders of Preferred Stock shall vote together with the holders of Common Stock as a single class and on an as-converted to Common Stock basis.

Dividends

No dividends on any class or series of capital stock (other than Common Stock dividends payable in Common Stock) shall be declared, paid, or set aside unless the holders of the outstanding Preferred Stock first receive a dividend. This dividend must be at least equal to the amount calculated based on the dividends declared on the Common Stock or any other class or series of capital stock, adjusted appropriately for conversions and original issue prices. If multiple classes or series of capital stock receive dividends on the same date, the Preferred Stock dividend will be based on the class or series that results in the highest dividend for the Preferred Stock.

Optional conversion

Each share of Preferred Stock is convertible, at the option of the holder thereof, at any time into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Issue Price for the series of Preferred Stock by the Conversion Price for that series of Preferred Stock in effect at the time of conversion. The “Conversion Price” for each series of Preferred Stock means the Original Issue Price per share of Series A Convertible Preferred Stock. Such series of Preferred Stock, which initial Conversion Price, and the rate at which shares of Preferred Stock may be converted into shares of Common Stock, is subject to adjustment.

Subject to limited exceptions, holders of shares of Preferred Stock will not have the right to convert any portion of their Preferred Stock if the holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of shares of the Company’s common stock outstanding immediately after giving effect to its conversion (the “Beneficial Ownership Limitation”).

Mandatory conversion

All outstanding shares of Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective conversion rate upon the earliest to occur of (a) the closing of the sale of shares of Common Stock to the public in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $50 million of gross proceeds to the Corporation and in connection with such offering the shares of Common Stock are listed for trading on the Nasdaq Stock Market, the New York Stock Exchange or another exchange or marketplace approved by the Board (a “Qualified IPO”), and (b). upon the date and time, or the occurrence of an event, specified by vote or written consent of the Requisite Holders.

Upon any mandatory conversion, the holders are subject to the Beneficial Ownership Limitation referenced above.

Liquidation

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders. Further, in the event of a Deemed Liquidation Event, the holders of shares of Preferred Stock then outstanding shall be entitled to be paid out of the consideration payable to stockholders in such Deemed Liquidation Event or out of the Available Proceeds (as defined below), as applicable, on a pari passu basis based on their respective Liquidation Amounts (as defined below) and before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the Original Issue Price plus any dividends declared but unpaid thereon.

SAUVEGARDER INVESTMENT MANAGEMENT, INC. AND SUBSIDIARIES
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8. STOCK-BASED COMPENSATION

Adoption of 2024 Equity Incentive Plan

The Company adopted its 2024 Equity Incentive Plan (the “Company LTIP”) on December 30, 2024, to provide equity-based compensation incentives in the form of options, stock appreciation rights, restricted stock, and restricted stock units, to purchase the Company’s common stock in order to attract and retain qualified personnel, directors and consultants and align their interests with those of the Company’s stockholders. Upon adoption, an aggregate of 12,500,000 shares of common stock were reserved for grant and issuance pursuant to the Equity Incentive Plan.

2024 Equity Incentive Plan Share Increase

On January 1, 2025, and pursuant to the terms of the Company LTIP, the number of shares authorized under the Company LTIP increased by 2,583,600 to a maximum of 15,083,600.

Issuance of Stock Options

On December 30, 2024, the Company’s Board of Directors approved the grant of nonqualified stock options to employees and consultants to purchase an aggregate of 8,019,864 and 1,845,000 shares of common stock, respectively, of the Company at exercise prices of $1.15, $5.00 and $10.00 per share and have either service, performance or market based vesting conditions.

During the three months ended March 31, 2025, the Company approved and granted an aggregate of 600,000 and 1,950,000 stock options to employees and consultants, respectively, of the Company. The exercise prices for these options range from $1.15 to $2.68 and have either service or performance-based vesting conditions.

Repriced Market Condition Awards

On March 19, 2025, the Company agreed to amend the exercise price with certain holders of options that vest upon achievement of specific market capitalizations over 10 years. Under the amended options, the Company agreed to amend existing exercise prices from $10.00 and $5.00, as originally set, to a lower exercise price of $8.60 and $4.60.

The company accounted for the modification under ASC 718. The change in fair value resulted in incremental compensation expense of $167,675. These unrecognized compensation costs will be recognized in full when a qualifying event satisfying the in-substance performance condition becomes probable.

A summary of the stock option activity under the Company’s 2024 Equity Incentive Plan during the three months ended March 31, 2025 and during the period from March 25, 2024 (inception) through December 31, 2024, is presented below:

The fair value of the stock options was estimated at Level 3 in the fair value hierarchy using the Black-Scholes option pricing model as well as a Monte Carlo simulation for awards that vest with market conditions. The assumptions used in calculating the fair value of stock-based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgement. The assumptions used to calculate the grant date fair value of the options granted during the three months ended March 31, 2025 are as follows:

March 31, 2025
Exercise Price	$1.15 to $2.68
Fair value of Company common stock	$1.15 to $2.68
Dividend yield	0%
Expected volatility	44.5% to 47.8%
Risk Free interest rate	4.0% to 4.4%
Expected term	5.0 to 5.4 years

SAUVEGARDER INVESTMENT MANAGEMENT, INC. AND SUBSIDIARIES
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8. STOCK-BASED COMPENSATION (cont.)

The following summarizes option activity under the Company’s stock plan for the three months ended March 31, 2025 and for the period from March 25, 2024 (inception) through December 31, 2024

	Number of Shares	Weighted Average Exercise Price	Weighted Average Grant Date Fair Value	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Outstanding at December 31, 2024	9,864,864	5.18	0.40	10.00	$—
Granted	2,465,000	2.43	1.12	9.95	—
Exercised	—	—	—	—	—
Forfeited and expired	—	—	—	—	—
Outstanding at March 31, 2025	12,329,864	$4.18	$0.54	9.59	$12,429,723

Vested and exercisable at March 31, 2025	772,442	$1.32	$0.66	9.78	$2,113,519

Stock Compensation Expense

At March 31, 2025, the total unrecognized stock compensation expense related to unvested stock option awards granted was $2,430,719, related to service based awards, which the Company expects to recognize over a weighted-average period of approximately 1.16 years. Stock compensation expense for the three months ended March 31, 2025 was $551,863 included within general and administrative expenses on the accompany unaudited condensed consolidated statement of operations. There was no stock compensation expense for the period from March 25, 2024 (inception) through March 31, 2024.

In addition, at March 31, 2025 there is $1,989,024 in unrecognized expense related to in-substance performance awards with market conditions that vest upon achievement of specific market capitalizations over 10 years. For these market awards, fifty-percent (50%) vests upon the achievement of market capitalization levels for the Company’s common stock that exceeds $250,000,000 for at least 20 days of 30 trading days, and the remaining fifty-percent (50%) vests upon the achievement market capitalization levels for the Company’s common stock that exceeds $500,000,000 for at least 20 days of 30 trading days, in all cases, subject to the grantees continued services with the Company through the date of vesting. The Company notes that since the market capitalization cannot be achieved without an IPO, this tranche is considered a market condition with in substance performance conditions and expense will be recognized upon the IPO being probable or occurring. Further, at March 31, 2025 there is an additional $1,865,129 in unrecognized expense related to performance conditions that vest upon successful completion of an IPO. The stock compensation expense for options that vest upon successful completion of an IPO will be recorded upon consummation of the IPO transaction.

NOTE 9. SUBSEQUENT EVENTS

The Company performed an evaluation of subsequent events through June 4, 2025. Other than the matters noted below, there were no known material subsequent events which affected, or could affect. The amounts or disclosures in the unaudited condensed consolidated financial statements.

Stock Option Issuances

On April 3, 2025, the Board of Directors approved and granted 150,000 stock options to a consultant of the Company. The exercise price for these options is $2.68 and the options vest upon either service or performance-based vesting conditions.

On May 1, 2025, the Board of Directors approved and granted and aggregate of 1,144,907 stock options to employees of the Company. The exercise price for these options is $4.00 and the options vest upon performance and market-based vesting conditions.

SAUVEGARDER INVESTMENT MANAGEMENT, INC. AND SUBSIDIARIES
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9. SUBSEQUENT EVENTS (cont.)

On May 6, 2025 the Board of Directors approved and granted and aggregate of 85,000 stock options to consultants of the Company. The exercise price for these options is $2.68 and the options vest upon performance-based vesting conditions.

Repriced Market Condition Awards

On May 1, 2025, the Board of Directors amended certain grants to employees of the Company to either 1) reduce the number of options granted and 2) reduce the exercise price from $4.60 to $4.00.

IP Acquisition by SIM Nixu FL IP Protection

Nixu FL IP Protection LLC (“Nixu FL”), a wholly-owned subsidiary, entered into a Patent Purchase Agreement dated April 4, 2025, pursuant to which Nixu FL agreed to purchase 34 patents related to cloud computing, virtual networking, internet protocol address management technologies for a purchase price of $4 million. This transaction closed on April 17, 2025.

Gene Pool Technologies, Inc Lending Agreement and Advisory Agreement

On May 8, 2025, a wholly-owned subsidiary of the Company, GPool IP Protection LLC (“GPool IP” or “G Pool Lender”), entered into an agreement with Gene Pool Technologies, Inc. (“Gene Pool”) pursuant to which the Lender will advance up to $10,000,000 to Gene Pool to be used for the pursuit of claims related to Gene Pool’s IP and $2,000,000, to be delivered quarterly in increments, to be used by Gene Pool for general corporate purposes. In return, the Lender has certain rights to proceeds upon successful litigation. G Pool Lender has a security interest in all of the currently owned, and thereafter acquired with any of G Pool Lender’s funds. This transaction closed on May 16, 2025.

Concurrently, on May 8, 2025, Gene Pool and SIM IP Licensing Advisors LLC, entered into an IP Advisory Agreement, whereby Gene Pool holds the rights to certain IP assets, and SIM IP Licensing Advisors LLC will provide strategic advisory services relating to the acquisition, sale, licensing, commercialization, monetization, enforcement, prosecution, and settlement with respect to claims related to intellectual property in exchange for a share of the IP monetization proceeds and other consideration.

Acquisition of IP by GL IP Protect LLC

GL IP Protect LLC (“GL IP Protect”), a wholly-owned subsidiary, entered into Patent Purchase Agreements dated May 2, 2025, pursuant to which GL IP Protect agreed to purchase 19 patents and 1 application with option to acquire another 127 patents covering video technology in exchange for a share of the IP monetization proceeds. This transaction closed on May 13, 2025.

Sergei Bespalov and Associates Arbitration Advance

SIM Entertainment Litigation Fund LLC, a wholly-owned subsidiary, entered into a Funding Agreement dated May 12, 2025, with Sergei Bespalov pursuant to which it agreed to advance $250,000 against a $14 million legal fee claim. The transaction closed on May 19, 2025.

Special Executive Bonus

On May 28, 2025, the Board of Directors of the Company approved special cash bonuses to Erich Spangenberg and David Kutcher in the amount of $250,000 each, respectively.

SIM HXR Patent Acquisition Extension

The HXR Patent Purchase Agreement was subsequently amended on May 28, 2025 to extend the closing date to May 30, 2025, and again on May 30, 2025 extending the date to May 31, 2025. On May 31, 2025, the closing date was further extended; provided, that if closing occurs after June 30, 2025 the parties will negotiate in good faith to reduce certain negative tax consequences to the seller. There can be no assurance that the Company will have adequate funding to complete this purchase in its entirety.

3,750,000 Shares of
Common stock

Up to 300,000 Representative Warrants to Purchase up to 300,000 Shares of Common Stock

Spectral IP, Inc.

____________________________

PRELIMINARY PROSPECTUS

____________________________

PACIFIC CENTURY, SECURITIES LLC	REVERE SECURITIES LLC

The date of this Prospectus is             , 2025.

[Alternate Page for Resale Prospectus]

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION DATED JULY 3, 2025

SPECTRAL IP, INC.

26,788,005 Shares of
Common Stock

This prospectus relates to 26,788,005 shares of Company Common Stock, par value $0.001 per share, of Spectral IP, Inc. that may be sold from time to time by the selling stockholders named in this prospectus (the “Selling Stockholders”) following the closing of our initial public offering, described in greater detail in the Public Offering Prospectus (defined below), which is comprised of (i) 2,179,761 shares of Company Common Stock issued in the Reorganization (defined below), (ii) up to 100,804 shares of Company Common Stock issuable upon the exercise of the placement agent warrants issued in a private placement to Dominari Securities LLC (“Dominari”) on March 26, 2025, (iii) 22,827,380 shares of Company Common Stock certain holders will receive upon the conversion of the preferred stock of Spectral IP, Inc (which were exchanged for shares of Sauvegarder IM preferred stock in the Reorganization) and (iv) 1,680,060 shares of Company Common Stock certain holders received in the Reorganization in exchange for shares of Sauvegarder IM received in the Sauvegarder Bridge Financing (defined below).

We will not receive any of the proceeds from the sale of our Company Common Stock by the Selling Stockholders.

Since there is currently no public market established for our securities, the Selling Stockholders will sell at a fixed price of $4.00 per share, the assumed offering price at which we expect to sell shares in our public offering pursuant to the registration statement of which this prospectus is a part. Once, and if, our Company Common Stock are listed on the Nasdaq Capital Market (“Nasdaq”) and there is an established market for these resale shares, the Selling Stockholders may sell the resale shares from time to time, at the market price prevailing on Nasdaq at the time of offer and sale, or at prices related to such prevailing market prices or in negotiated transactions or a combination of such methods of sale directly or through brokers.

We have applied to list our shares of Company Common Stock on Nasdaq under the symbol “SMIP”. Nasdaq might not approve such application, and if our application is not approved, the Company’s initial public offering cannot be completed and this resale offering will not proceed.

No resales of shares of Company Common Stock covered by this prospectus shall occur until the shares of Company Common Stock sold in our initial public offering begins trading on Nasdaq. The Selling Stockholders may offer and sell the shares of Company Common Stock being offered by this prospectus from time to time in public or private transactions, or both. These sales will occur at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices. The Selling Stockholders may sell shares to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders, the purchasers of the shares, or both. Any participating broker-dealers and any Selling Stockholders who are affiliates of broker-dealers may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), and any commissions or discounts given to any such broker-dealer or affiliates of a broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act. The Selling Stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute their shares of Company Common Stock. See “Plan of Distribution” for a more complete description of the ways in which the Company Common Stock may be sold.

On ______________, 2025, the registration statement under the Securities Act containing this prospectus relating to the resale offering by the Selling Stockholders and a separate prospectus relating to our initial public offering (the “Public Offering Prospectus”) was declared effective by the Securities and Exchange Commission (the “SEC”).

We are an “emerging growth company” under the federal securities laws and, as such, we have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings. See “Prospectus Summary — Implications of Being an Emerging Growth Company.”

Investing in our Company Common Stock involves a high degree of risk. Before buying any shares, you should carefully read the discussion of the material risks of investing in our Company Common Stock under the heading “Risk factors” beginning on page 17 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated __________, 2025

[Alternate Page for Resale Prospectus]

THE OFFERING

Company Common Stock offered by the Selling Stockholders:	This prospectus relates to 26,788,005 shares of Company Common Stock that may be sold from time to time by the selling stockholders named in this prospectus
Company Common Stock outstanding at commencement of the offering(1):

23,248,953 shares of Company Common Stock based on the assumed initial public offering price of $4.00 per share, which is the low end of the price range set forth on the cover page of the initial public offering prospectus filed contemporaneously with this prospectus.

Use of proceeds:	We will not receive any proceeds from the sales of outstanding shares of Company Common Stock by the selling stockholders.
Risk factors:

Investing in our Company Common Stock involves a high degree of risk. See “Risk factors” beginning on page 17 of this prospectus for a discussion of some of the factors you should carefully consider before deciding to invest in our Company Common Stock.

Trading market and symbol:

We have applied to list our Company Common Stock on the Nasdaq Capital Market under the symbol “SMIP”. We believe that upon the completion of the Company’s initial public offering, we will meet the standards for listing on The Nasdaq Capital Market. The closing of the initial public offering is contingent upon the successful listing of our Company Common Stock on the Nasdaq Capital Market. This resale offering will not proceed unless the initial public offering is closed.

____________

(1)      The number of shares of Company Common Stock outstanding at the commencement of the offering assumes the issuance by us of Company Common Stock pursuant to the initial public offering prospectus filed contemporaneously with this prospectus, is based on 23,248,953 shares of Company Common Stock outstanding as of the date of this prospectus or that may be outstanding before the commencement of the initial public offering, and excludes:

•        (i) 12,235,000 shares of our Company Common Stock underlying the awards issued under Sauvegarder IM’s 2024 Incentive Award Plan (the “2024 Plan”) and (ii) 2,848,600 shares of our Company Common Stock after this offering reserved for issuance under the 2024 Plan, in each case that will be assumed by Spectral IP as part of the Reorganization, as well as any future increases in the number of shares of Company Common Stock reserved for issuance under the 2024 Plan;

•        the exercise by the underwriters of their option to purchase up to 562,500 additional shares of our Company Common Stock from us to cover over-allotments, if any; and

•        100,804 shares of our Company Common Stock issuable upon exercise of the placement agent warrant issued by the Company to Dominari on March 26, 2025; and

•        the exercise of the Representative’s warrants to be issued upon consummation of this offering, which would be a maximum of 300,000 shares underlying such representative’s warrants assuming a total of 3,750,000 shares are issued in this offering (or a maximum of 345,000 shares if the underwriters exercise the over-allotment option in full), at an exercise price equal to 125% of the initial offering price of the Company Common Stock.

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[Alternate Page for Resale Prospectus]

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of our Company Common Stock by the Selling Stockholders. In addition, the Underwriter will not receive any compensation from the sale of the Company Common Stock by the Selling Stockholders. The Selling Stockholders will receive all of the net proceeds from the sales of the shares of our Company Common Stock offered by them pursuant to this prospectus. We have agreed to bear the expenses relating to the registration of the Company Common Stock for the Selling Stockholders.

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[Alternate Page for Resale Prospectus]

SELLING STOCKHOLDERS

On November 4, 2024, the Company entered into the Purchase Agreement with Sauvegarder IM and IPAI, pursuant to which upon closing of the Purchase Agreement, as amended, the Company issued an aggregate of 21,399,851 shares of Company Common Stock and 22,827,380 shares of preferred stock of the Company (which we refer to as the Reorganization Shares) to the Selling Stockholders in exchange for 21,399,851 shares of common stock of Sauvegarder IM and 22,827,380 shares of preferred stock of Sauvegarder IM. The Reorganization Shares were received by the legacy holders of Sauvegarder IM in exchange for shares of common stock and preferred stock of Sauvegarder IM that were issued in connection with the Sauvegarder Bridge Financing or pursuant to purchase agreements with Sauvegarder IM where such holders purchased shares of Sauvegarder IM in 2024. The Sauvegarder Bridge Financing consummated on March 26, 2025, whereby Sauvegarder IM issued 2,520,090 shares of common stock of Sauvegarder IM in a private placement under Rule 506(b) of Regulation D promulgated under the Securities Act to certain of the Selling Stockholders, and such shares were exchanged for Company Common Stock pursuant to the Reorganization. The remaining 19,085,563 shares of Common Stock of Sauvegarder IM were originally acquired by the legacy holders of Sauvegarder IM as preferred stock of Sauvegarder IM in 2024 and converted to common stock of Sauvegarder IM prior to the Reorganization. We are registering the shares of Company Common Stock in order to permit the Selling Stockholders to offer the shares for resale from time to time following the closing of the initial public offering and listing on the Nasdaq Capital Market. Except for the ownership of these securities or as otherwise disclosed below, the Selling Stockholders have not had any position, office, or other material relationship with us or any of our predecessors or affiliates within the past three years, and based on the information provided to us by the Selling Stockholders, no Selling Stockholder is a broker-dealer or an affiliate of a broker-dealer. 3,859,821 of these shares of Company Common Stock included in the Selling Stockholder table below are free from any restriction.

The following table sets forth information with respect to the number of shares of Company Common Stock beneficially owned by the Selling Stockholders named below and as adjusted to give effect to the sale of the shares of Company Common Stock offered hereby. The table lists the number of shares of Company Common Stock beneficially owned by the Selling Stockholders as of the date of this prospectus, the shares of Company Common Stock covered by this prospectus that may be disposed of by the Selling Stockholders, and the number of shares of Company Common Stock that will be beneficially owned by the Selling Stockholders assuming all of the shares of Company Common Stock covered by this prospectus are sold.

The shares of Company Common Stock beneficially owned have been determined in accordance with rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. The information in the table below is current as of the date of this prospectus. The Selling Stockholders may from time to time offer and sell pursuant to this prospectus any or all of the shares of Company Common Stock being registered. The Selling Stockholders are under no obligation to sell all or any portion of such shares of Company Common Stock nor are the Selling Stockholders obligated to sell any shares of Company Common Stock immediately upon effectiveness of this prospectus. All information with respect to share ownership has been furnished by the Selling Stockholders.

Name	Shares Beneficially Owned Prior to Offering	Percent Beneficially Owned Prior to Offering(1)		Shares to be Offered	Amount Beneficially Owned After Offering	Percent Beneficially Owned After Offering(1)
Valkyrie X LLC, Series V SIM I(2)	22,860,043	50.6%		22,170,584	689,459	1.4%
AVFunds LLC(3)	287,500	*	%	225,000	62,500	*	%
Blue Flame Investments(4)	93,750	*	%	62,500	31,250	*	%
Donald Trump Jr.(5)	293,750	*	%	62,500	231,250	*	%
George Gavalles(6)	93,750	*	%	62,500	31,250	*	%
Kesic Investments LLC(7)	93,750	*	%	62,500	31,250	*	%
Paul Mann(8)	93,750	*	%	62,500	31,250	*	%
The Steven Scopellite 2021 Irr(9)	93,750	*	%	62,500	31,250	*	%
Soo J Yu Cash Balance Plan(10)	67,500	*	%	45,000	22,500	*	%
AKAA Family LLLP(11)	37,500	*	%	25,000	12,500	*	%
Alexander Katsev(12)	37,500	*	%	25,000	12,500	*	%
Garrett Graue(13)	37,500	*	%	25,000	12,500	*	%

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Name	Shares Beneficially Owned Prior to Offering	Percent Beneficially Owned Prior to Offering(1)		Shares to be Offered	Amount Beneficially Owned After Offering	Percent Beneficially Owned After Offering(1)
Jason Boyle(14)	37,500	*	%	25,000	12,500	*	%
Justin Boyle(15)	37,500	*	%	25,000	12,500	*	%
Keith Beccia(16)	37,500	*	%	25,000	12,500	*	%
Melvin Kolb(17)	37,500	*	%	25,000	12,500	*	%
Robert Crames(18)	37,500	*	%	25,000	12,500	*	%
Simon Becker(19)	66,071	*	%	53,571	12,500	*	%
Kyle Wool & Soo Yu(20)	311,964	*	%	303,214	8,750	*	%
Kyle Wool(21)	600,000	*	%	600,000	—	—%
Atwater Consulting LLC(22)	18,750	*	%	12,500	6,250	*	%
Christopher Schraft(23)	18,750	*	%	12,500	6,250	*	%
Gavin O Bell(24)	18,750	*	%	12,500	6,250	*	%
Guilford Enterprises Limited(25)	47,321	*	%	41,071	6,250	*	%
Gustavo Perez Sanchez(26)	18,750	*	%	12,500	6,250	*	%
Jennifer Cottone and Michael Cottone(27)	47,321	*	%	41,071	6,250	*	%
Jerome A Niles(28)	18,750	*	%	12,500	6,250	*	%
Hadleigh Ford(29)	18,393	*	%	14,643	3,750	*	%
Alex Kramer(30)	9,375	*	%	6,250	3,125	*	%
Allan Evans(31)	9,375	*	%	6,250	3,125	*	%
David Ohl(32)	9,375	*	%	6,250	3,125	*	%
David T Pawloski(33)	9,375	*	%	6,250	3,125	*	%
Falcon Capital Partners, LLC(34)	9,375	*	%	6,250	3,125	*	%
Jo-Ann Lipman and Joshua Lipman(35)	9,375	*	%	6,250	3,125	*	%
Joshua Lipman(36)	71,429	*	%	71,429	—	—%
Paul Prasarn(37)	37,946	*	%	34,821	3,125	*	%
Karyn A. Schmeidler(38)	1,875	*	%	1,250	625	*	%
Vincenzo Landino(39)	1,875	*	%	1,250	625	*	%
Michele Simon(40)	1,500	*	%	1,000	500	*	%
Michele Simon – Custodian for Alexandra UTMA(41)	1,500	*	%	1,000	500	*	%
Michele Simon – Custodian for Paige Simon UTMA(42)	1,500	*	%	1,000	500	*	%
Open Neptune LLC(43)	128,571	*	%	128,571	—	—%
BM Private Client Group Inc.(44)	75,714	*	%	75,714	—	—%
Anthony Hayes(45)	71,429	*	%	71,429	—	—%
Crystalia Investments Ltd.(46)	28,571	*	%	28,571	—	—%
Jinho Yu(47)	28,571	*	%	28,571	—	—%
Ken Smythe(48)	28,571	*	%	28,571	—	—%
Quarto Investment Ltd(49)	28,571	*	%	28,571	—	—%
Andrew Marcell(50)	14,286	*	%	14,286	—	—%
Eric Newman(51)	14,286	*	%	14,286	—	—%
Importing Exporting LLC(52)	14,286	*	%	14,286	—	—%
Kenneth Greenberg(53)	14,286	*	%	14,286	—	—%
Mohsen Khorassani(54)	14,286	*	%	14,286	—	—%
Antonios Gasparis(55)	7,143	*	%	7,143	—	—%
Broad Zone Management LLC(56)	7,143	*	%	7,143	—	—%
Harry Shaw(57)	7,143	*	%	7,143	—	—%
Wilson S. Tsai(58)	7,143	*	%	7,143	—	—%
Nicholas Nathenas(59)	2,857	*	%	2,857	—	—%
Peter Chang(60)	9,375	*	%	6,250	3,125	*	%
Youngjun Youn(61)	18,750	*	%	12,500	6,250	*	%
Alt-4

Name	Shares Beneficially Owned Prior to Offering	Percent Beneficially Owned Prior to Offering(1)		Shares to be Offered	Amount Beneficially Owned After Offering	Percent Beneficially Owned After Offering(1)
Dominari Master SPV, LLC Series XIII SIM(62)	400,000	*	%	400,000	—	—%
April O’Connell(63)	18,000	*	%	12,000	6,000	*	%
Mary Tulloch(64)	9,375	*	%	6,250	3,125	*	%
Randy Chang(65)	9,375	*	%	6,250	3,125	*	%
Fred Hegner(66)	7,500	*	%	5,000	2,500	*	%
James McCarthy & Yvonne McCarthy(67)	6,375	*	%	4,250	2,125	*	%
Yvonne McCarthy(68)	3,750	*	%	2,500	1,250	*	%
Dominari Securities, LLC(69)	100,804	*	%	100,804	—	—%
Southwood Trading Partners LLC(70)	621,099	*	%	607,684	13,415	—%
James M. Spangenberg 2023 Trust(71)	310,545	*	%	303,839	6,706	—%
Christian Spangenberg 2023 Trust(72)	558,992	*	%	546,917	12,075	—%

____________

*        less than 1%

(1)      Based on shares of Company Common Stock issued and outstanding immediately after the completion of the underwritten public offering (assuming that no over-allotment option was exercised by the underwriters). As noted above, for purposes of computing percentage ownership after this offering, we have assumed that any shares of Company Common Stock being offered will be sold in this resale offering.

(2)      Includes (i) 943,377 shares of Company Common Stock (628,918 shares of which are covered by this prospectus), (ii) 21,541,666 shares of Company Common Stock issuable upon conversion of the preferred stock of the Company, and (iii) 375,000 shares of Company Common Stock issuable upon exercise (within 60 days of the date of this prospectus) of an outstanding stock option beneficially owned by Jinpyung Yoo (which are not covered by this prospectus). Valkyrie X LLC, Series V SIM I is managed by Valkyrie X Partners LLC, which is controlled by Jinpyung Yoo. Accordingly, Mr. Yoo is deemed to have beneficial ownership of Valkyrie X LLC, Series V SIM I. The business address of Valkyrie X LLC, Series V SIM I is 433 Plaza Real, Suite 275, Boca Raton, FL 33432. 22,485,043 shares of capital stock of Sauvegarder IM held by Valkyrie X LLC, Series V SIM I were purchased from a former shareholder of Sauvegarder IM on June 2, 2025, and such shares were exchanged into capital stock of the Company in connection with the Reorganization. All 21,541,666 of the shares of Company Common Stock issuable upon conversion of the preferred stock beneficially owned by Valkyrie X LLC, Series V SIM I will be subject to a lock-up agreement.

(3)      AVFunds LLC is managed by Mitchell Casper. The business address of AV Funds is 1521 Alton Rd, Ste 643, Miami FL 33139. AV Funds LLC originally acquired 187,500 (125,000 shares of which are covered by this prospectus) of its shares in the Sauvegarder Bridge Financing and 100,000 shares pursuant to a private placement of Sauvegarder IM in 2024, and such shares were exchanged for Company Common Stock pursuant to the Reorganization.

(4)      Blue Flame Investments is managed by Andrew Q Prewitt. The business address of Blue Flame Investments is 2146 Highland Avenue South, Birmingham, AL 35205. Blue Flame Investments originally acquired all of its shares in the Sauvegarder Bridge Financing, and such shares were exchanged for Company Common Stock pursuant to the Reorganization (62,500 shares of which are covered by this prospectus).

(5)      The address for Donald Trump Jr. is 494 Mariner Drive, Jupiter, FL 33477-4068. Includes (i) 93,750 shares of Company Common Stock (62,500 shares of which are covered by this prospectus) originally acquired in the Sauvegarder Bridge Financing, and which were exchanged for Company Common Stock pursuant to the Reorganization, and (ii) 200,000 shares of Company Common Stock held by the selling stockholder issuable upon the exercise of stock options, which become exercisable upon the closing of the IPO.

(6)      The address for George Gavalles is 617 White Pelican Way, Jupiter, FL 33477-4206. George Gavalles originally acquired all of his shares of Company Common Stock in the Sauvegarder Bridge Financing, and such shares were exchanged for Company Common Stock pursuant to the Reorganization (62,500 shares of which are covered by this prospectus).

(7)      Kesic Investments LLC is beneficially owned by Miroslav Kesic. The business address of Kesic Investments LLC is 200 Rittenhouse Circle, Bristol, PA 19007-1619. Kesic Investments LLC originally acquired all of its shares in the Sauvegarder Bridge Financing, and such shares were exchanged for Company Common Stock pursuant to the Reorganization (62,500 shares of which are covered by this prospectus).

(8)      The address for Paul Mann is The Old Rectory Church Lane, Suffolk IP13 6DS, United Kingdom. Paul Mann originally acquired all of his shares in the Sauvegarder Bridge Financing, and such shares were exchanged for Company Common Stock pursuant to the Reorganization (62,500 shares of which are covered by this prospectus).

(9)      The Steven Scopellite 2021 Irr is managed by Michael Canarick, Trustee. The business address of the Steven Scopellite 2021 Irr is 2550 Constance Drive, Manasquan, NJ 08736-2304. The Steven Scopellite 2021 Irr originally acquired all of its shares in the Sauvegarder Bridge Financing, and such shares were exchanged for Company Common Stock pursuant to the Reorganization (62,500 shares of which are covered by this prospectus).

Alt-5

(10)    Soo J Yu Cash Balance Plan is managed by Soo Yu, Trustee. The business address of Soo J Yu Cash Balance Plan is 25 Rady Lane, East Quogue, NY 11942-4009. Soo J Yu Cash Balance Plan originally acquired all of its shares in the Sauvegarder Bridge Financing, and such shares were exchanged for Company Common Stock pursuant to the Reorganization (45,000 shares of which are covered by this prospectus).

(11)    AKAA Family LLLP is managed by Douglas Anthony Perera Jr. The business address of AKAA Family LLLP is 150 S Pine Island Road, Ste 200, Plantation FL 33324-2695. AKAA Family LLLP originally acquired all of its shares in the Sauvegarder Bridge Financing, and such shares were exchanged for Company Common Stock pursuant to the Reorganization (25,000 shares of which are covered by this prospectus).

(12)    The address for Alex Katsev is 2679 E 66th Street, Brooklyn, NY 11234-6848. Alex Katsev originally acquired all of his shares in the Sauvegarder Bridge Financing, and such shares were exchanged for Company Common Stock pursuant to the Reorganization (25,000 shares of which are covered by this prospectus).

(13)    The address for Garrett Graue is 2290 Bay Village CT, Palm Beach Gardens, FL 33410. Garrett Graue originally acquired all of his shares in the Sauvegarder Bridge Financing, and such shares were exchanged for Company Common Stock pursuant to the Reorganization (25,000 shares of which are covered by this prospectus).

(14)    The address for Jason Boyle is 3461 North Fork Farms, Blacksburg, VA 24060. Jason Boyle originally acquired all of his shares in the Sauvegarder Bridge Financing, and such shares were exchanged for Company Common Stock pursuant to the Reorganization (25,000 shares of which are covered by this prospectus).

(15)    The address for Justin Boyle is 3461 North Fork Farms, Blacksburg, VA 24060. Justin Boyle originally acquired all of his shares in the Sauvegarder Bridge Financing, and such shares were exchanged for Company Common Stock pursuant to the Reorganization (25,000 shares of which are covered by this prospectus).

(16)    The address for Keith Beccia is 123 Holmgren Drive, Stroudsburg, PA 18360-7194. Keith Beccia originally acquired all of his shares in the Sauvegarder Bridge Financing, and such shares were exchanged for Company Common Stock pursuant to the Reorganization (25,000 shares of which are covered by this prospectus).

(17)    The address for Melvin Kolb is 28116 Panorama Hills Drive, Menifee, CA 92584. Melvin Kolb originally acquired all of his shares in the Sauvegarder Bridge Financing, and such shares were exchanged for Company Common Stock pursuant to the Reorganization (25,000 shares of which are covered by this prospectus).

(18)    The address for Robert Crames is 163 Shepard Lane, Roslyn, NY 11577. Robert Crames originally acquired all of his shares in the Sauvegarder Bridge Financing, and such shares were exchanged for Company Common Stock pursuant to the Reorganization (25,000 shares of which are covered by this prospectus).

(19)    The address for Simon Becker is 103 Jasmine Court, Franklin LKS, NJ 07417-1108. Simon Becker originally acquired 37,500 (25,000 shares of which are covered by this prospectus) his shares of Company Common Stock in the Sauvegarder Bridge Financing and 28,571 pursuant to a private placement of Sauvegarder IM in 2024, and such shares were exchanged for Company Common Stock pursuant to the Reorganization.

(20)    The address for Kyle Wool & Soo Yu is 25 Rady Lane, East Quogue, NY 11942-4009. Kyle Wool & Soo Yu beneficially own (through joint ownership) 311,964 shares of Company Common Stock, which include: (i) 26,250 issued and outstanding shares of Company Common Stock (17,500 shares of which are covered by this prospectus), and (ii) 285,714 shares of Company Common Stock that are issuable upon conversion of 285,714 shares of the Company’s preferred stock within 60 days of the date of this prospectus, that are not covered by this prospectus. 26,250 shares of Company Common Stock were originally acquired in the Sauvegarder Bridge Financing, and 285,714 shares of preferred stock were originally acquired pursuant to a private placement of Sauvegarder IM in 2024, and such shares were exchanged for Company Common Stock and preferred stock of the Company pursuant to the Reorganization.

(21)    Kyle Wool individually owns 600,000 shares of the Company Common Stock that are issuable upon conversion of 600,000 shares of the Company’s preferred stock within 60 days of this prospectus, all of which are covered by this prospectus. The preferred stock was purchased from a former shareholder of Sauvegarder IM in March 2025, and such shares were exchanged into preferred stock of the Company in connection with the Reorganization.

(22)    Atwater Consulting LLC is beneficially owned by Anthony Hayes. The business address of Atwater Consulting LLC is 3009 John Vaughan Road, Williamsburg, VA 23185-7513. Atwater Consulting LLC originally acquired all of its shares in the Sauvegarder Bridge Financing, and such shares were exchanged for Company Common Stock pursuant to the Reorganization (12,500 shares of which are covered by this prospectus).

(23)    The address for Christopher Schraft is 426 Red Hawk Drive, Jupiter, FL 33477-4204. Christopher Schraft originally acquired all of his shares in the Sauvegarder Bridge Financing, and such shares were exchanged for Company Common Stock pursuant to the Reorganization (12,500 shares of which are covered by this prospectus).

(24)    The address for Gavin O Bell is 1-9 Hayden Avenue, Royal Oak, Auckland 1023, New Zealand. Gavin Bell originally acquired all of his shares in the Sauvegarder Bridge Financing, and such shares were exchanged for Company Common Stock pursuant to the Reorganization (12,500 shares of which are covered by this prospectus).

(25)    Guilford Enterprise Limited is beneficially owned by Jinpyung Yoo. The business address of Guilford Enterprise Limited is Vistra Corp Services Centre, Tortola — Road Town WIC VG1110. Guilford Enterprise Limited originally acquired 18,750 (12,500 shares of which are covered by this prospectus) shares in the Sauvegarder Bridge Financing and 28,571 shares pursuant to a private placement of Sauvegarder IM in 2024, and such shares were exchanged for Company Common Stock pursuant to the Reorganization.

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(26)    The address for Gustavo Perez Sanchez is The Bear 103, Club De Golf La Loma, San Luis Potosi 78216, MX. Gustavo Perez Sanchez originally acquired all of his shares in the Sauvegarder Bridge Financing, and such shares were exchanged for Company Common Stock pursuant to the Reorganization (12,500 shares of which are covered by this prospectus).

(27)    The address for Jennifer Cottone and Michael Cottone is 24 Teal Drive, Fairport, NY 14450-9572. Jennifer Cottone and Michael Cottone originally acquired all of their shares in the Sauvegarder Bridge Financing, and such shares were exchanged for Company Common Stock pursuant to the Reorganization (12,500 shares of which are covered by this prospectus).

(28)    The address for Jerome A Niles is 1330 WREN CT, Blacksburg, VA 24060-8980. Jerome A Niles originally acquired all of his shares in the Sauvegarder Bridge Financing, and such shares were exchanged for Company Common Stock pursuant to the Reorganization (12,500 shares of which are covered by this prospectus).

(29)    The address for Hadleigh Ford is 111 Waratah St, Matua, Tauranga, 3110, New Zealand. Hadleigh Ford originally acquired 11,250 (7,500 shares of which are covered by this prospectus) of his shares in the Sauvegarder Bridge Financing and 7,143 shares pursuant to a private placement of Sauvegarder IM in 2024. and such shares were exchanged for Company Common Stock pursuant to the Reorganization.

(30)    The address for Alex Kramer is 1817 Juno Isles BLVD, Juno Beach, FL 33408-2420. Alex Kramer originally acquired all of his shares in the Sauvegarder Bridge Financing, and such shares were exchanged for Company Common Stock pursuant to the Reorganization (6,250 shares of which are covered by this prospectus).

(31)    The address for Allan Evans is 1511 Ave Ponce De Leon, Apt. 363, San Juan PR 00909-5028. Allan Evans originally acquired all of his shares in the Sauvegarder Bridge Financing, and such shares were exchanged for Company Common Stock pursuant to the Reorganization (6,250 shares of which are covered by this prospectus).

(32)    The address for David Ohl is 3 Ellerhausen Drive, Montville, NJ 07045-9174. David Ohl originally acquired all of his shares in the Sauvegarder Bridge Financing, and such shares were exchanged for Company Common Stock pursuant to the Reorganization (6,250 shares of which are covered by this prospectus).

(33)    The address for David T Pawloski is 53 Delmar Drive, Brick, NJ 08723-6933. David T Pawloski originally acquired all of his shares in the Sauvegarder Bridge Financing, and such shares were exchanged for Company Common Stock pursuant to the Reorganization (6,250 shares of which are covered by this prospectus).

(34)    Falcon Capital Partners, LLC is beneficially owned by Kevin Brennan. The business address of Falcon Capital Partners, LLC is 255 Executive Drive, STE 205, Plainview, NY, 11803-1707. Falcon Capital Partners, LLC originally acquired all of its shares in the Sauvegarder Bridge Financing, and such shares were exchanged for Company Common Stock pursuant to the Reorganization (6,250 shares of which are covered by this prospectus).

(35)    The address for Jo-Ann Lipman and Josh Lipman is 3 Sweetgrass Road, Westhampton, NY 11977-1417. Jo-Ann Lipman and Josh Lipman originally acquired all of their shares in the Sauvegarder Bridge Financing, and such shares were exchanged for Company Common Stock pursuant to the Reorganization (6,250 shares of which are covered by this prospectus).

(36)    The address for Joshua Lipman is 3 Sweetgrass Road, Westhampton, NY 11977-1417. Joshua Lipman originally acquired all of his independently owned shares of Company Common Stock pursuant to a private placement of Sauvegarder IM in 2024, and such shares were exchanged for Company Common Stock pursuant to the Reorganization.

(37)    The address for Paul Prasarn is 615 Owego Road, Candor, NY 13743-2012. Paul Prasarn originally acquired 9,375 (6,250 shares of which are covered by this prospectus) shares in the Sauvegarder Bridge Financing and 28,571 shares pursuant to a private placement of Sauvegarder IM in 2024, and such shares were exchanged for Company Common Stock pursuant to the Reorganization.

(38)    The address for Karyn A. Schmeidler is 31 Bible Street, Unit 1, Cos Cob CT 06807. Karyn A. Schmeidler originally acquired all of her shares in the Sauvegarder Bridge Financing, and such shares were exchanged for Company Common Stock pursuant to the Reorganization (1,250 shares of which are covered by this prospectus).

(39)    The address for Vincenzo Landino is 15 Laura Lane, North Haven, CT 06473-2423. Vincenzo Landino originally acquired all of his shares in the Sauvegarder Bridge Financing, and such shares were exchanged for Company Common Stock pursuant to the Reorganization (1,250 shares of which are covered by this prospectus).

(40)    The address for Michele Simon is 2 Wesleyan Court, Smithtown, NY 11787. Michele Simon originally acquired all of her shares in the Sauvegarder Bridge Financing, and such shares were exchanged for Company Common Stock pursuant to the Reorganization (1,000 shares of which are covered by this prospectus).

(41)    The address for Michele Simon — Custodian for Alexandra Simon UTMA is 2 Wesleyan Court, Smithtown, NY 11787. Michele Simon — Custodian for Alexandra Simon UTMA originally acquired all of its shares of Company Common Stock in the Sauvegarder Bridge Financing, and such shares were exchanged for Company Common Stock pursuant to the Reorganization (1,000 shares of which are covered by this prospectus).

(42)    The address for Michele Simon — Custodian for Paige Simon UTMA is 2 Wesleyan Court, Smithtown, NY 11787. Michele Simon — Custodian for Paige Simon UTMA originally acquired all of its shares of Company Common Stock in the Sauvegarder Bridge Financing, and such shares were exchanged for Company Common Stock pursuant to the Reorganization (1,000 shares of which are covered by this prospectus).

(43)    Open Neptune LLC is beneficially owned by Mark Fung. The business address of Open Neptune LLC is 30 Wall Street, 8th Floor, New York, NY 10005. Open Neptune LLC originally acquired all of its shares of Company Common Stock pursuant to a private placement of Sauvegarder IM in 2024, and such shares were exchanged for Company Common Stock pursuant to the Reorganization.

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(44)    BM Private Client Group Inc. is beneficially owned by Michael Schiavello and Vasilios Takos. The business address of BM Private Client Group Inc. is 960 Franklin Ave, Ste 100, Garden City, NY 11530. BM Private Client Group Inc. originally acquired all of its shares of Company Common Stock pursuant to a private placement of Sauvegarder IM in 2024, and such shares were exchanged for Company Common Stock pursuant to the Reorganization.

(45)    The address for Anthony Hayes is 3009 John Vaughan Rd, Williamsburg, VA 23185-7513. Anthony Hayes originally acquired all of his shares of Company Common Stock pursuant to a private placement of Sauvegarder IM in 2024, and such shares were exchanged for Company Common Stock pursuant to the Reorganization.

(46)    Crystalia Investments Ltd. is beneficially owned by Wendy Yap. The business address of Crystalia Investments Ltd is Morgan & Morgan Building, PO Box 958 Pasea Estate, Road Town Tortola, British Virgin Islands. Crystalia Investments Ltd. originally acquired all of its shares of Company Common Stock pursuant to a private placement of Sauvegarder IM in 2024, and such shares were exchanged for Company Common Stock pursuant to the Reorganization.

(47)    The address for Jinho Yu is 462 W 58th St, #1F, New York, NY 10019. Jinho Yu originally acquired all of his shares of Company Common Stock pursuant to a private placement of Sauvegarder IM in 2024, and such shares were exchanged for Company Common Stock pursuant to the Reorganization.

(48)    The address for Ken Smythe is 16 John Cross Rd, Bedford, NY 10549. Ken Smythe originally acquired all of his shares of Company Common Stock pursuant to a private placement of Sauvegarder IM in 2024, and such shares were exchanged for Company Common Stock pursuant to the Reorganization.

(49)    Quarto Investment Ltd is beneficially owned by George Djuhari. The business address of Quarto Investment Ltd is 11 Cuscaden Walk #04-01 Boulevard Vue, Singapore 249697, Singapore. Quarto Investment Ltd originally acquired all of its shares of Company Common Stock pursuant to a private placement of Sauvegarder IM in 2024, and such shares were exchanged for Company Common Stock pursuant to the Reorganization.

(50)    The address for Andrew Marcell is 20 Harbor Acres Rd, Sands Point, NY 11050. Andrew Marcell originally acquired all of his shares of Company Common Stock pursuant to a private placement of Sauvegarder IM in 2024, and such shares were exchanged for Company Common Stock pursuant to the Reorganization.

(51)    The address for Eric Newman is 75 Tresser Blvd, #244, Stamford, CT 06901. Eric Newman originally acquired all of his shares pursuant to a private placement of Sauvegarder IM in 2024, and such shares were exchanged for Company Common Stock pursuant to the Reorganization.

(52)    Importing Exporting LLC is beneficially owned by Josh Shipley. The business address of Importing Exporting LLC is 154 Clinton Rd, New Hartford, NY 13413-5302. Importing Exporting LLC originally acquired all of its shares pursuant to a private placement of Sauvegarder IM in 2024, and such shares were exchanged for Company Common Stock pursuant to the Reorganization.

(53)    The address for Kenneth Greenberg is 1635 White Dove Dr, Winter SPGS, FL 32708-3862. Kenneth Greenberg originally acquired all of his shares of Company Common Stock pursuant to a private placement of Sauvegarder IM in 2024, and such shares were exchanged for Company Common Stock pursuant to the Reorganization.

(54)    The address for Mohsen Khorassani is 6 Marwood Rd N, PRT Washington, NY 11050-1420. Mohsen Khorassani originally acquired all of his shares of Company Common Stock pursuant to a private placement of Sauvegarder IM in 2024, and such shares were exchanged for Company Common Stock pursuant to the Reorganization.

(55)    The address for Antonios Gasparis is 12 Knell lane, Dix Hills, NY 11746. Antonios Gasparis originally acquired all of his shares of Company Common Stock pursuant to a private placement of Sauvegarder IM in 2024, and such shares were exchanged for Company Common Stock pursuant to the Reorganization.

(56)    Broad Zone Management LLC is beneficially owned by Sam Stern. The business address of Broad Zone Management LLC is 1274 Carrol Street, Brooklyn, NY 11213. Broad Zone Management LLC originally acquired all of its shares of Company Common Stock pursuant to a private placement of Sauvegarder IM in 2024, and such shares were exchanged for Company Common Stock pursuant to the Reorganization.

(57)    The address for Harry Shaw is 422 Waterways apartments, 132 Lime Tree Bay Ave, Grand Cayman KY1 9010. Harry Shaw originally acquired all of his shares of Company Common Stock pursuant to a private placement of Sauvegarder IM in 2024, and such shares were exchanged for Company Common Stock pursuant to the Reorganization.

(58)    The address for Wilson S. Tsai is 829 Miranda Creek Court, Alamo, CA 94507. Wilson S. Tsai originally acquired all of his shares of Company Common Stock pursuant to a private placement of Sauvegarder IM in 2024, and such shares were exchanged for Company Common Stock pursuant to the Reorganization.

(59)    The address for Nicholas Nathenas is 14 Branwood Dr.; Dix Hills, NY 11746. Nicholas Nathenas originally acquired all of his shares of Company Common Stock pursuant to a private placement of Sauvegarder IM in 2024, and such shares were exchanged for Company Common Stock pursuant to the Reorganization.

(60)    The address for Peter Chang is 21 Billings PL, Brooklyn, New York 11223-2816. Peter Chang originally acquired all of his shares in the Sauvegarder Bridge Financing, and such shares were exchanged for Company Common Stock pursuant to the Reorganization (6,250 shares of which are covered by this prospectus).

(61)    The address for Youngjun Youn is 2 Pine Dr S, Roslyn, New York 11576. Youngjun Youn originally acquired all of his shares in the Sauvegarder Bridge Financing, and such shares were exchanged for Company Common Stock pursuant to the Reorganization (12,500 shares of which are covered by this prospectus).

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(62)    Dominari Master SPV, LLC Series XIII SIM is managed by Kyle Wool and Eric Newman, and they are deemed to have beneficial ownership of Dominari Master SPV, LLC Series XIII SIM. The business address of Dominari Master SPV, LLC Series XIII SIM is 725 Fifth Avenue, 23rd Floor, New York, NY 10022. Dominari Master SPV, LLC Series XIII SIM beneficially owns 400,000 shares of preferred stock as of the date of this prospectus that are convertible into Company Common Stock on a one for one basis. In November 2024, Dominari Master SPV, LLC Series XIII SIM originally acquired 400,000 shares Sauvegarder IM from Eleven Ventures LLC at $0.001 per share, and such shares were exchanged for Company Common Stock pursuant to the Reorganization.

(63)    The address for April O’Connell is 3286 W Sierra Drive, Westlake Village, CA 91362. April O’Connell originally acquired all of her shares in the Sauvegarder Bridge Financing, and such shares were exchanged for Company Common Stock pursuant to the Reorganization (12,000 shares of which are covered by this prospectus).

(64)    The address for Mary Tulloch is 303 Bay Blvd, Bayville, New Jersey 08721. Mary Tulloch originally acquired all of her shares in the Sauvegarder Bridge Financing, and such shares were exchanged for Company Common Stock pursuant to the Reorganization (6,250 shares of which are covered by this prospectus).

(65)    The address for Randy Chang is 353 Lexington Ave, #1203, New York, New York 10016. Randy Chang originally acquired all of his shares in the Sauvegarder Bridge Financing, and such shares were exchanged for Company Common Stock pursuant to the Reorganization (6,250 shares of which are covered by this prospectus).

(66)    The address for Fred Hegner is 232 Phillips Ave, So. Hackensack, New Jersey 07606. Fred Hegner originally acquired all of his shares in the Sauvegarder Bridge Financing, and such shares were exchanged for Company Common Stock pursuant to the Reorganization (5,000 shares of which are covered by this prospectus).

(67)    The address for James McCarthy & Yvonne McCarthy is 35 Vega Drive, Ronkonkoma, New York 11779. James McCarthy & Yvonne McCarthy originally acquired all of their shares in the Sauvegarder Bridge Financing, and such shares were exchanged for Company Common Stock pursuant to the Reorganization (4,250 shares of which are covered by this prospectus).

(68)    The address for Yvonne McCarthy is 35 Vega Drive, Ronkonkoma, New York 11779. Yvonne McCarthy originally acquired all of her shares in the Sauvegarder Bridge Financing, and such shares were exchanged for Company Common Stock pursuant to the Reorganization (2,500 shares of which are covered by this prospectus).

(69)    Dominari Securities LLC is managed by Soo Yu, its Chief Operating Officer, and she is deemed to have beneficial ownership of Dominari Securities LLC. The business address of Dominari Securities LLC is 725 Fifth Avenue, 23rd Floor, New York, NY 10022. The number of shares or percentage of shares owned in each column consists of or is based upon 100,804 shares of Company Common Stock issuable upon the full exercise of the placement agent warrant issued to Dominari Securities LLC by the Company on March 26, 2025.

(70)   Southwood Trading Partners LLC is managed by SDNG LLC. SDNG LLC is managed by Dean Sorrentino and he is deemed to have beneficial ownership. 621,099 shares of capital stock of Sauvegarder IM held by Southwood were purchased from a prior shareholder of Sauvegarder IM on June 2, 2025, and such shares were exchanged into Company Common Stock in connection with the Reorganization. The address for SDNG is 600 Palm Drive, Hallandale Beach, FL 33009.

(71)    The trustee of The James M. Spangenberg 2023 Trust is Marion Spangenberg and she is deemed to have beneficial ownership. 310,545 shares of capital stock of Sauvegarder IM held by The James M. Spangenberg 2023 Trust were purchased from a prior shareholder of Sauvegarder IM on June 2, 2025, and such shares were exchanged into Company Common Stock in connection with the Reorganization. The address for The James M. Spangenberg 2023 Trust is 56 rue de Boullanvilliers, Paris FR 75016.

(72)    The trustee of The Christian Spangenberg 2023 Trust is Christian Spangenberg and he is deemed to have beneficial ownership. 558,992 shares of capital stock of Sauvegarder IM held by The Christian Spangenberg 2023 Trust were purchased from a prior shareholder of Sauvegarder IM on June 2, 2025, and such shares were exchanged into Company Common Stock in connection with the Reorganization. The address for The Christian Spangenberg 2023 Trust is c/o Christian Spangenberg in Washington, DC 20050.

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[Alternate Page for Resale Prospectus]

SELLING STOCKHOLDERS PLAN OF DISTRIBUTION

We are registering the Selling Stockholder Shares to permit the resale of the Selling Stockholder Shares by the Selling Stockholders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale of the Selling Stockholder Shares. We will bear all fees and expenses incident to the registration of the Selling Stockholder Shares in the registration statement of which this prospectus forms a part.

The Selling Stockholders may sell all or a portion of the Selling Stockholder Shares beneficially owned by them and offered hereby from time to time directly or through one or more broker-dealers or agents or in the over-the-counter market at market prices prevailing at the time of sale. If the Selling Stockholder Shares are sold through broker-dealers, the Selling Stockholders will be responsible for any commissions or agent’s commissions. The Selling Stockholder Shares may be sold in one or more transactions at prevailing market prices at the time of the sale. However, the Selling Stockholders will not sell any Selling Stockholder Shares until after the closing of the underwritten primary offering. These sales may be effected in transactions, which may involve crosses or block transactions:

•        ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•        block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•        purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•        an exchange distribution in accordance with the rules of the applicable exchange;

•        privately negotiated transactions;

•        settlement of short sales;

•        in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

•        through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•        a combination of any such methods of sale; or

•        any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

The retention by the Selling Stockholder of an underwriter would constitute a material change to our plan of distribution requiring a post-effective amendment.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with Rule 2121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”); and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

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The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses incurred by us incident to the registration of the securities, but we will not receive any proceeds from the sale of our shares of Company Common Stock. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep the registration statement of which this prospectus forms a part effective for a period as shall be required to permit the investors to complete the offer and sale of their shares, unless the shares may be resold pursuant to Rule 144 promulgated under the Securities Act. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the shares of Company Common Stock for the applicable restricted period, as defined in Regulation M promulgated under the Exchange Act, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the shares of Company Common Stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

The validity of the shares of Company Common Stock covered by this prospectus will be passed upon by Reed Smith LLP, New York, New York.

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26,788,005 Shares of
Common Stock

SPECTRAL IP, INC.

_______________________

PROSPECTUS

_______________________

          , 2025

Part II
Information not required in prospectus

Item 13. Other expenses of issuance and distribution.

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of the Company Common Stock being registered. All amounts are estimates except for the Securities and Exchange Commission (“SEC”) registration fee, the Financial Industry Regulatory Authority (“FINRA”) filing fee and the Nasdaq listing fee.

Amount paid or to be paid
SEC registration fee	$24,138
FINRA filing fee	24,149
Nasdaq listing fee	81,000
Transfer agent’s fees and expenses	25,000
Printing and engraving expenses	39,693
Legal fees and expenses	725,000
Accounting fees and expenses	150,000
Miscellaneous	165,748
Total	$1,234,728

Item 14. Indemnification of directors and officers.

Chapter 8 of the TBOC provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending, or completed actions, suits, or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee, or agent to the registrant. Article 8 of the registrant’s certificate of formation provides for indemnification by the registrant of its directors, officers and employees to the fullest extent permitted by the TBOC. The registrant has entered into indemnification agreements with each of its current directors, executive officers and certain other officers to provide these directors and officers additional contractual assurances regarding the scope of the indemnification set forth in the registrant’s certificate of formation and bylaws and to provide additional procedural protections. There is no pending litigation or proceeding involving a director or executive officer of the registrant for which indemnification is sought.

Chapter 8 of the TBOC permits a corporation to provide in its certificate of formation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith that constitutes a breach of duty owed to by the person to the corporation or its stockholders, (iii) for willful or intentional misconduct in the performance of the person’s duty to the corporation or stockholders. The registrant’s certificate of formation provides for such limitation of liability.

The registrant maintains standard policies of insurance under which coverage is provided (I) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (ii) to the registrant with respect to payments that may be made by the registrant to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

The proposed form of underwriting agreement to be filed as Exhibit 1.1 to this registration statement provide for indemnification of directors and officers of the registrant by the underwriters against certain liabilities.

Item 15. Recent sales of unregistered securities

Corporate Reorganization and Bridge Financing

In connection with the Reorganization, pursuant to the Purchase Agreement entered into on November 4, 2024 (as amended), we issued 21,399,851 shares of Company Common Stock and 22,827,380 shares of preferred stock to certain holders. Additionally, Spectral AI has agreed to forfeit all shares of Spectral IP it holds other than 1,849,102, which is the value the parties attribute to the intellectual property license agreement held by Spectral IP. The shares were issued in reliance upon the exemption from the registration requirements of the Securities Act provided by Section 4(a)(2) of the Securities Act as sales by an issuer not involving any public offering. The Company believes that Section 4(a)(2) of the Securities Act will apply to the shares issued pursuant to the Reorganization since the Reorganization (i) will not involve securities offered to the public, (ii) the Company will not engage in general solicitation or advertising, (iii) the investor involved in the Reorganization are sophisticated and knowledge about the Company and Sauvegarder IM, and (iv) will involve a small number of investors.

Bridge Financing

On March 18, 2025, Sauvegarder IM entered into subscription agreements with certain accredited investors for the sale of approximately 2,520,090 shares of Sauvegarder IM, pursuant to which such investors agreed to purchase an aggregate of 1,680,060 Company Common Stock of Sauvegarder IM at a price per share of $4.00, plus an additional one-half (½) of a share of Company Common Stock for each share of Sauvegarder IM purchased (for an aggregate 840,030). Such Sauvegarder Bridge Financing closed on March 26, 2025 and such shares were issued in reliance upon the exemption from the registration requirements of the Securities Act, as set forth in Section 4(a)(2) and Rule 506(b) of Regulation D under the Securities Act. 100,804 warrants were issued to the private placement agent in connection with the Sauvegarder Bridge Financing.

Stock Options and Awards

On December 30, 2024, Sauvegarder IM approved the grant of non-qualified stock options to employees and consultants to purchase an aggregate of 8,019,864 and 1,845,000 shares of common stock of the Company at an exercise price of $1.15 per share. On May 1, 2025, Sauvegarder IM (i) approved the grant of non-qualified stock options to employees to purchase an aggregate of 1,144,907 shares of common stock of the Company at an exercise price of $4.00 per share, and (ii) terminated a grant of 35,000 shares dated February 19, 2025 to a service provider.

On March 19, 2025, Sauvegarder IM approved and granted 1,950,000 stock options to a director, employees and consultants of the Company. The exercise price for these options is $2.68 and the options vest upon achievement of performance-based conditions. As part of the Reorganization, Spectral IP will assume all of the outstanding awards of Sauvegarder IM.

Item 16. Exhibits and financial statement schedules.

(a)     Exhibits.    See the Exhibit Index attached to this registration statement, which Exhibit Index is incorporated herein by reference.

(b)    Financial Statement Schedules.    Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings.

(a)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(b)    The undersigned registrant hereby undertakes that:

(1)    For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)    For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Exhibit index

Exhibit Number	Exhibit description
1.1**	Form of Underwriting Agreement
3.1***	Certificate of Formation
3.2***	Form of Certificate of Designation of Preferred Stock
3.3***	Bylaws
4.1***	Description of Securities
4.2***	Form of Common Stock Certificate
4.3***	Form of Registration Rights Agreement, by and among the Registrant and the investors listed therein
4.4***	Common Share Purchase Warrant, by and between the Registrant and Dominari Securities LLC, dated March 26, 2025
4.5**	Form of Representative Warrant
5.1**	Opinion of Reed Smith LLP
10.1***#	2024 Incentive Award Plan
10.2***#≠	Form of Employee Stock Option Agreement (12 Month Vesting)
10.3***#≠	Form of Employee Stock Option (24 Month Vesting)
10.4***#≠	Form of Employee Performance Award Stock Option Agreement (250k Market Cap)
10.5***#≠	Form of Employee Performance Award Stock Option Agreement (500k Market Cap)
10.6***#≠	Form of Consultant Stock Option Agreement
10.7***#≠	Form of Non-employee Director Stock Option Agreement (24 Month Vesting)
10.8***#	Form of Indemnification Agreement for directors and officers
10.9***#≠	Form of Director Agreement
10.10***#	Employment Agreement, by and among Registrant and David Kutcher
10.11***#	Employment Agreement, by and among Registrant and Erich Spangenberg
10.12***	Form of Series A Preferred Stock Purchase Agreement, by and between Sauvegarder IM and an investor thereto
10.13***	Assignment of Series A Preferred Stock, by and between IP Protocol LLC and Eleven Ventures LLC, dated as of October 30, 2024.
10.14***≠	Purchase Agreement, by and between the Registrant and Sauvegarder IM, dated November 4, 2024
10.15***≠	Expense Advancement Agreement, dated August 6, 2024
10.16***	Consulting Agreement, by and between the Registrant and David Kutcher, dated June 1, 2024
10.17***	Consulting Agreement, by and between the Registrant and Erich Spangenberg, dated June 1, 2024
10.18***≠	Amendment to Stock Purchase Agreement, by and between the Registrant and Sauvegarder IM, dated March 19, 2025
10.19***≠	Security Agreement, by and between the Registrant and SIM Licensing, dated March 18, 2024
10.20***≠	Security Agreement, by and between SIM Licensing and IP Protocol LLC, dated March 19, 2024

Exhibit Number	Exhibit description
10.21***	Second Promissory Note, by and between the Registrant and SIM Licensing, dated by August 7, 2024
10.22***≠	SIM Promissory Note, by and between Sauvegarder IM and SIM Licensing, dated April 21, 2024
10.23***	SIM Licensing Note, by and between the Registrant and SIM Licensing, dated March 18, 2024
10.24***	Amendment to SIM Licensing Note, by and between the Registrant and SIM Licensing, dated October 1, 2024
10.25***	Exchange Agreement, by and between SIM Management GP LLC and Sauvegarder IM, dated August 13, 2024
10.26***≠	Patent Assignment Agreement, by and between SIM IP 2 LLC and AJOU University Industry-Academic Cooperation Foundation, dated June 20, 2024
10.27***	License Agreement, by and between Spectral AI, Inc. and SIM Tech Licensing LLC, dated May 5, 2025
10.28***≠	Second Amendment to Stock Purchase Agreement, by and between the Registrant and Sauvegarder IM, dated May 6, 2025
10.29***	First Amendment to Employment Agreement, by and among Registrant and David Kutcher
10.30***	First Amendment to Employment Agreement, by and among Registrant and Erich Spangenberg
10.31***≠	Third Amendment to Stock Purchase Agreement, by and between the Registrant and Sauvegarder IM, dated June 2, 2025
10.32***≠	Fourth Amendment to Stock Purchase Agreement, by and between the Registrant and Sauvegarder IM, dated June 3, 2025
14.1***	Form of Code of Ethics and Business Conduct
21.1***	List of Subsidiaries of the Registrant
23.1**	Consent of Independent Registered Public Accounting Firm (Spectral IP, Inc.)
23.2**	Consent of Independent Registered Public Accounting Firm (Sauvegarder Investment Management, Inc.)
23.3**	Consent of Reed Smith LLP (included in Exhibit 5.1)
24.1***	Power of Attorney (reference is made to the signature page to the Registration Statement)
99.1***	Director Nominee Consent — Geraldine Cunniffe-Conlon
99.2***	Director Nominee Consent — David Kutcher
99.3***	Director Nominee Consent — Dene Rogers
99.4***	Director Nominee Consent — Karl Robb
99.5***	Form of Audit Committee Charter
99.6***	Form of Compensation Committee Charter
99.7***	Form of Nominating and Corporate Governance Committee Charter
107**	Filing Fee Table

____________

**      Filed herewith.

***    Previously filed.

#        Indicates management contract or compensatory plan.

†        Certain portions of this document that constitute confidential information have been redacted in accordance with Regulation S-K, Item 601(b)(10).

≠       Schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company hereby undertakes to furnish supplemental copies of any of the omitted schedules and exhibits upon request by the SEC.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 3rd day of July, 2025.

Spectral IP, Inc.
By:	/s/ Erich Spangenberg
Name:	Erich Spangenberg
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Erich Spangenberg	President and Director	July 3, 2025
Erich Spangenberg	(principal executive officer and principal accounting officer)
*	Director	July 3, 2025
Richard Cotton
*	Director	July 3, 2025
Martin Mellish
*By:	/s/ Erich Spangenberg
Erich Spangenberg
Attorney-in-fact